As filed with the Securities and Exchange Commission on October 18, 2005
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

ASSET CAPITAL CORPORATION, INC.
(Exact name of Registrant as specified in its governing instruments)

7315 Wisconsin Avenue
Suite 205 East
Bethesda, Maryland 20814
(301) 656-2333
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Peter C. Minshall
Chief Executive Officer
7315 Wisconsin Avenue
Suite 205 East
Bethesda, Maryland 20814
(301) 656-2333
(301) 656-1960 (Facsimile)
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Daniel M. LeBey, Esq. Hunton & Williams LLP Riverfront Plaza, East Tower 951 E. Byrd Street Richmond, Virginia 23219-4074 (804) 788-8200 (804) 788-8218 (Facsimile)	Wayne D. Boberg, Esq. Brendan P. Head, Esq. Winston & Strawn LLP 35 West Wacker Drive Chicago, Illinois 60601-9703 (312) 558-5882 (312) 558-5700 (Facsimile)

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.     ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.     ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum Aggregate	Amount of
Title of Securities Being Registered	Offering Price(1)(2)	Registration Fee(3)

Common Stock, $0.001 par value	$75,000,000	$8,830

(1)	Includes shares that the underwriters have the option to purchase from us to cover over-allotments, if any.
(2)	Estimated based on a bona fide estimate of the maximum aggregate offering price solely for the purpose of determining the registration fee in accordance with Rule 457(o) of the Securities Act of 1933.
(3)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission has become effective. This prospectus is not an offer to sell these securities, nor is it a solicitation of an offer to buy these securities, in any jurisdiction where an offer or sale of the securities is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 18, 2005
PRELIMINARY PROSPECTUS
 Shares
Asset Capital Corporation, Inc.
Common Stock
     Asset Capital Corporation, Inc. is a self-managed Maryland corporation that focuses on opportunistically acquiring, developing, redeveloping, financing, managing and disposing of commercial real estate properties located primarily in the greater metropolitan Washington, D.C. marketplace and its surrounding areas. We invest primarily in suburban and urban office properties, and also, from time to time, in other types of properties. In addition, we originate, acquire and invest in various structured real estate instruments collateralized by properties located primarily in our target market.
     As of October     2005, we either have acquired or have entered into contracts to acquire 13 properties or structured real estate investments consisting of 19 office buildings containing an aggregate of approximately 1.2 million net rentable square feet, having a weighted average occupancy rate of 84%, and generating approximately $18.8 million of annualized base rent, based on actual monthly base rent for June 2005.
     This is our initial public offering. No public market currently exists for our common stock. We are offering                    shares of common stock, and                    shares of common stock are being offered by the selling stockholders described in this prospectus. We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.
     We currently expect the initial public offering price to be between $         and $          per share. We intend to apply to list our common stock on the Nasdaq Stock Markettm under the symbol “ACCI”.
     See “Risk Factors” beginning on page 18 of this prospectus for a discussion of risk factors relevant to an investment in our common stock.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds to us, before expenses	$	$
Proceeds to selling stockholders	$	$
     We have granted the underwriters an option to purchase up to an additional                    shares of common stock from us at the public offering price, less the underwriting discount, within 30 days after the date of this prospectus solely to cover over-allotments, if any. The underwriters are offering the shares of common stock covered by this prospectus as described in “Underwriting.”
     At our request, the underwriters have reserved up to 2% of the shares of common stock being offered by us under this prospectus for sale to our directors, officers, employees, business associates and related persons through a directed share program at the public offering price. The underwriters are offering the shares of common stock covered by this prospectus as described in “Underwriting.”
     The underwriters expect to deliver the shares of common stock on or about                   , 2005.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Friedman Billings Ramsey
The date of this prospectus is          , 2005.

SUMMARY
      This is only a summary and does not contain all of the information that you should consider before investing in shares of our common stock. You should read this entire prospectus, including “Risk Factors,” our financial statements, unaudited pro forma financial information, and related notes appearing elsewhere in this prospectus, before deciding to invest in shares of our common stock. In this prospectus, unless the context suggests otherwise, references to “our company,” “we,” “us” and “our” means Asset Capital Corporation, Inc. and its subsidiaries, including its operating partnership, Asset Capital Partners, L.P. Unless indicated otherwise, the information included in this prospectus assumes no exercise by the underwriters of the over-allotment option to purchase up to an additional                      shares of common stock and that the shares of common stock to be sold in this offering are sold at $                    , which is the midpoint of the range set forth on the front cover of this prospectus. The historical operations described in this prospectus refer to the historical operations of certain contributed assets and assumed liabilities of Asset Capital Corporation, L.L.C. and its affiliates, which we refer to collectively as our predecessor business throughout this prospectus. We have described our operations in this prospectus as if the historical operations of our predecessor business were conducted by us.
Overview
      We are a self-managed real estate company focused on opportunistically acquiring, developing, redeveloping, financing, managing and disposing of commercial real estate properties located primarily in the greater metropolitan Washington, D.C. marketplace and its surrounding areas, ranging generally from Baltimore, Maryland through Richmond and Norfolk, Virginia. We consider this area to be our target market. We were formed to continue the investment strategy employed by our management team at our predecessor business, which is to invest in commercial real estate properties and other real estate-related assets that we believe have the potential for a significant increase in operating cash flow from our hands-on management, leasing, engineering and capital improvement programs.
      We expect to regularly dispose of or recapitalize properties once they reach what we believe to be their maximum near-term value and re-deploy our equity capital into other investment opportunities that we believe have the potential for increased returns. In some cases, if we believe a property has the potential to increase significantly in value over the long-term, we may hold that property as a long-term investment. Our objective is to provide attractive returns to stockholders through growth in net asset value per share, book value per share and cash flow per share.
      Within our target market, we believe there are a significant number of commercial real estate properties valued in the $5 million to $50 million range that are undervalued due to passive ownership or lack of effective management. Based on our experience, we believe these properties generally fall below the target investment levels of large institutional investors, with the typical buyer being a less well-capitalized private investor. Based on our experience, we believe that these types of properties can increase significantly in value when our disciplined and professional property and asset management programs are applied. Consistent with our prior investment experience, we intend to acquire or make three types of investments:

•	Core-Plus Properties: Properties with stable occupancies that have below-market rents or inefficient operations. We expect to achieve higher operating cash flows and enhanced asset values from these types of properties through aggressive leasing, reductions in operating expenses and improved operations.

•	Value Added Properties: Properties with poor overall tenancy or significant vacancies and in need of capital improvements, but having attractive upside potential that may be achieved from hands-on, proactive management and leasing and modest capital improvements.

•	Structured Real Estate Investments: We have originated, acquired and invested in, and intend to originate, acquire and invest in mezzanine loans, bridge loans, preferred equity interests, joint venture interests and other structured finance instruments involving what we believe to be high-quality local real estate operators or owner-occupants. We intend to use these investments to provide us with attractive current cash flow yields and to maintain or create relationships with existing or potential future investment partners or sources of additional investment opportunities, while attempting to minimize our risk through the structure of the investments.
      Our management team, led by our founders Peter C. Minshall, Blair D. Fernau and William B. LeBlanc III, has significant experience acquiring commercial real estate properties and originating and investing in structured real estate investments while realizing attractive returns from proactive management. Our founders have substantial experience acquiring underperforming real estate properties and adding value to these properties as evidenced through their active investment in commercial real estate properties and real estate-related debt instruments for an average of approximately 18 years. Collectively, over the course of their careers, our founders have underwritten, acquired and/or managed more than $2.5 billion of commercial real estate assets, and have developed a network of industry contacts in our target market with property owners, tenants, brokers, managers, other third party service providers and institutional investors who invest in our target market that we believe will provide us with frequent opportunities to originate investments in privately negotiated transactions. Our founders formed Asset Capital Corporation, L.L.C. in 1997 to focus primarily on investing in commercial office properties and structured real estate investments in the greater metropolitan Washington, D.C. marketplace.
      As a fully-integrated real estate operating company, we attempt to increase asset value through the repositioning of underperforming real estate assets by utilizing our in-house asset and property management, engineering and capital improvement programs and through aggressive leasing strategies and enhanced tenant services. We believe that, to effectively attract and retain tenants and ensure that an investment realizes its maximum value, all aspects of the building operations must be integrated into a consolidated service company. We believe that this intensive, property-level management capability enables us to provide high quality services for all of our properties and tenants, which increases the value of our properties. Our investment committee is comprised of certain of our senior executive officers and approves all investment activities, subject to further approval by our board of directors when required, including property underwriting, acquisition and disposition.
      In June 2005 we completed a private offering of common stock and assumed property management, maintenance and engineering and purchase contracts from our predecessor business for approximately $3.4 million, all of which was paid for in shares of our common stock based on a price per share of $8.50. In July 2005 we issued additional shares to cover additional allotments from the June 2005 offering. In these offerings, we raised aggregate net proceeds of approximately $78.9 million after deducting the initial purchaser’s discount, placement fee and offering expenses. Concurrent with and subsequent to raising our initial capital in June and July 2005, we have:

•	acquired seven properties and one structured real estate investment including two contributed properties in which our predecessor business owned an interest, for a total consideration of approximately $114.2 million, of which approximately $2.6 million was paid in shares of our common stock based on a price per share of $8.50 and approximately $60.3 million was paid in cash. We assumed approximately $51.3 million of debt related to these properties.

•	entered into contracts to acquire interests in four additional properties in which our predecessor business owned an interest, and a structured real estate investment, for an aggregate consideration of approximately $42.7 million, of which approximately $4.8 million will be paid in shares of our common stock based on a price per share of $8.50 and approximately $9.3 million will be paid in cash. In connection with these properties and structured real estate investment acquisitions, we will assume approximately $28.6 million of debt related to these properties.

      We are a taxable corporation under Subchapter C of the Internal Revenue Code. Our operations are conducted by our operating partnership, Asset Capital Partners, L.P. Through our wholly-owned subsidiary, ACC GP, LLC, a Delaware limited liability company, we are the sole general partner of our operating partnership. We refer to our structure as an Up-C structure, which is similar to the umbrella partnership real estate investment trust, or UPREIT, structure that is used by many REITs. The Up-C structure allows us to acquire assets by issuing operating partnership units that allow the property owners from whom we acquire properties to defer recognizing taxable gain until we dispose of those properties.
Competitive Strengths
      We believe we enjoy significant competitive strengths, including:

•	Our Founders Have Extensive Real Estate Investment Experience in the Greater Metropolitan Washington, D.C. Area. Our founders have been actively investing in commercial real estate properties and real estate-related debt instruments for an average of approximately 18 years, and have underwritten, acquired and/or managed more than $2.5 billion of commercial real estate assets. Of this amount, more than $1.5 billion of assets were located in the greater metropolitan Washington, D.C. area. Our founders have previous experience investing in distressed debt, direct equity investments, mezzanine debt and asset redevelopment.

•	Our Primary Geographic Focus is on One of the Most Attractive and Largest Real Estate Markets in the United States. We believe our primary focus on one of the most attractive and largest real estate markets in the United States is a distinct advantage relative to investors with a broader geographic focus that have less local market knowledge and experience.

•	Organizing Our Company as a Taxable Corporation Rather than a REIT Gives Us Greater Flexibility. By organizing our company as a taxable corporation rather than as a REIT, we are able to capitalize on short-term increases in the value of our properties by disposing of or recapitalizing our properties because we are not subject to the 100% prohibited transactions tax applicable to sales of dealer property by REITs (although we will be subject to regular corporate tax). We also are able to retain our after-tax capital for acquisitions, and we have broad discretion with respect to the types of investments we can make. In addition, the Up-C structure allows us to acquire assets by issuing operating partnership units that allow property owners from whom we acquire properties to defer recognizing taxable gain until we dispose of those properties.

•	Our Founders Have Developed a Network of Industry Contacts That We Believe Will Generate Significant Investment Opportunities. Our founders have been acquiring, redeveloping, financing, managing and disposing of commercial real estate in the greater metropolitan Washington, D.C. area for an average of approximately 18 years. Through these activities, our founders have developed a network of industry contacts with the brokerage community, tenants, property owners, lenders, third-party service providers, developers and institutional investors who invest in our target market that we expect to provide us with significant investment opportunities on a privately negotiated basis.

•	We Are a Fully Integrated Real Estate Operating Company. We are a fully integrated real estate operating company with acquisition, property management, leasing, engineering and tenant services all residing within one organization and sharing common operating and tenant relationship objectives. Based on our management’s experience, we believe that operating a fully integrated business with common management and objectives will allow us to achieve growth in property level cash flows and maintain strong relationships with our tenants.

•	We Believe We Are One of the Few Well-Capitalized Washington, D.C.-based Sources of Structured Real Estate Products. We believe we are one of the few well-capitalized sources of real estate mezzanine financing and other structured real estate finance products based in the greater metropolitan Washington, D.C. area that has extensive local market knowledge. We believe this unique combination of local market knowledge and locally based financing capabilities gives us a competitive advantage over out-of-market financing sources.
Summary Risk Factors
      You should carefully consider the matters discussed in the “Risk Factors” section beginning on page 18 prior to deciding whether to invest in shares of our common stock. These risks include:

•	most of our properties are or will be located in the greater metropolitan Washington, D.C. area, making us vulnerable to changes in economic conditions in that region, including the adverse impact of decreased government spending;

•	we did not obtain current appraisals on the initial properties that were contributed or will be contributed by our predecessor business pursuant to our formation transactions, and the consideration given by us in exchange for these assets was not negotiated at arm’s length and may exceed fair market value or the value that would be determined by third-party appraisals;

•	if we are unable to complete acquisitions we have under contract in a timely fashion or at all, our results of operations could be adversely affected;

•	we may not complete the acquisitions of our properties under contract; therefore, investors may not be able to evaluate the economic merits of the investments we do make. We may be unable to invest our funds on favorable terms, or at all;

•	Asset Capital Corporation, Inc. has a limited operating history, and we may not be able to successfully operate our business or generate sufficient revenue to pay our operating expenses. Also, the operating results and financial data disclosed in this prospectus may not be useful in assessing our likely future performance;

•	we expect to experience significant growth in the future and may not be able to adapt our management and operational systems to properly integrate additional properties we may acquire without unanticipated significant disruption or expense;

•	we obtained limited representations and warranties in some of the contribution agreements for the properties that have been or will be contributed, including those to be purchased from our predecessor business, and we may have no, or may choose not to pursue, recourse against the contributors of these properties;

•	our acquisition of or investment in structured real estate instruments may subject us to substantial risks, including liability and the loss of our investment;

•	we engage in development and construction activities, which may require skills and experience we have not needed to have available to date, and the expense and time to develop or acquire these skills could have an adverse impact upon our results of operations, liquidity and financial condition;

•	our structured real estate finance origination business subjects us to the unique risks of a mezzanine lender;

•	unlike a REIT, we are subject to corporate income tax, which may reduce the amount of funds we have to invest and pay to you as dividends;

•	we may be unable to renew expiring leases, lease vacant space or re-lease space on a timely basis or on comparable or better terms, which could significantly decrease our cash flow;

•	our business could be harmed if key personnel with long-standing business relationships in the real estate industry terminate their employment with us; and

•	we may experience conflicts of interest with our founders and certain other officers relating to their ownership of common stock, long-term incentive partnership units, or LTIP units, and their ownership of properties that may compete for the same tenants as our properties.
Our Market
      We concentrate our investment activities primarily in the geographic region including Washington, D.C. and bounded by Baltimore, Maryland in the north, Richmond, Virginia in the southwest and Norfolk, Virginia in the southeast. More specifically, a substantial majority of our investments are in assets located in the greater metropolitan Washington, D.C. area, which includes Washington, D.C. and its immediate surrounding locales of northern Virginia and suburban Maryland. This metropolitan area has been characterized by population and job growth that have been consistently among the highest in the nation in recent years, and has substantially lower unemployment rates and higher median household income levels than most other major metropolitan areas in the United States. We believe that the region’s economy and the presence of the federal government make this region one of the most dynamic in the United States and provide attractive long-term growth investment opportunities for real estate investors.
      As illustrated by the following table, forecasters predict growth in the economy of the greater metropolitan Washington, D.C. area through at least 2007.
Forecast for the Greater Metropolitan Washington, D.C. Area

	2005	2006	2007

Gross Regional Product (in billions)	$311.2	$323.0	$334.6
Annual % Change	4.0%	3.8%	3.6%
Payroll Jobs Added (in thousands)*	83.0	75.0	68.5
Annual % Change in Total Payroll Jobs	2.8%	2.5%	2.2%
Unemployment Rate	2.7%	2.2%	2.0%

*	Excludes self-employed, contract and part time workers and employees for businesses established in the given year.
     Source: George Mason University Center for Regional Analysis, January 6, 2005.
     We believe that this attractive current and forecasted performance in our target market can be attributed partially to what we expect to be the continued high level of federal government spending through outsourcing, which is commonly referred to as procurement spending. According to the Center for Regional Analysis at George Mason University, federal procurement spending in the greater metropolitan Washington, D.C. area totaled approximately $50.0 billion in 2004, an 18.4% increase from federal procurement of $42.3 billion in 2003. Because of the ongoing war on terrorism and reductions in direct federal employment, we expect that federal procurement spending, especially in the areas of technology, healthcare, national defense and security, will continue to help spur economic growth in the greater metropolitan Washington, D.C. area.
      In 2004, the greater metropolitan Washington, D.C. area’s vacancy rate of 9.3% was one of the lowest of any major metropolitan area in the United States and exhibited an average office rent of $30.22 per square foot, well above the national average of $22.00 per square foot. We expect the commercial office real estate market in the greater metropolitan Washington, D.C. area to benefit from the continued economic health and vitality of the region. Jones Lang LaSalle, a leading real estate consulting, leasing and management firm, estimates the greater metropolitan Washington, D.C. area to contain approximately 318 million square feet of commercial office space as of June 30, 2005. According to Jones Lang LaSalle, the vacancy rate, including sublet space, for the area was 9.1% in June 2005.

      Additionally, the outlook through 2008, illustrated by the following table, is favorable as Jones Lang LaSalle expects the greater metropolitan Washington, D.C. area to yield average aggregate rent per square foot of $34.08 in 2008, as compared to the national average of $24.30, while maintaining an average vacancy rate ranging between 8.0% to 8.3% despite the expected addition of over 14 million square feet of commercial office space in 2006 and 2007. We believe that as existing and newly constructed space is absorbed by tenants, property owners, such as ourselves, we will begin to regain the ability to increase rents, which will help to increase our returns to our investors.
Greater Metropolitan Washington, D.C. Area

	2002	2003	2004	2005E	2006E	2007E	2008E

Vacancy Rate	11.8%	11.8%	9.3%	8.3%	8.0%	8.0%	8.2%
Gross Rental Rate (per square foot)	$30.13	$29.69	$30.22	$30.22	$32.42	$33.56	$34.08
United States

	2002	2003	2004	2005E	2006E	2007E	2008E

Vacancy Rate	16.5%	16.8%	15.4%	14.5%	13.5%	13.1%	12.7%
Gross Rental Rate (per square foot)	$23.10	$22.20	$22.00	$22.40	$22.90	$23.50	$24.30
Note: Data includes sublease space. Years 2005-2008 estimated.
Source: LaSalle Investment Management Research and Torto Wheaton Research

Current Assets and Pipeline
     Our Properties and Structured Real Estate Investment
      Our portfolio includes ownership interests in the following properties and structured real estate investment:

			Net Rentable
			Square Feet
	Ownership		as of	June 30, 2005		Annualized
Property/Location	Percentage		June 30, 2005	Occupancy		Base Rent(1)

						(In thousands)
Wholly-owned Properties
Century South, Germantown, MD	100%		21,108	77	%(3)	$268	(3)
Executive Tower, Hampton, VA	100%		134,179	90		2,004
Columbia Medical Campus, Columbia, MD(2)	100%		154,558	42		242
Frederick Medical Center, Frederick, MD	100%		32,949	51		275
Timonium Medical Center, Timonium, MD	100%		23,966	88		325
Hollymead Town Center, Charlottesville, VA(4)	100%		N/A	N/A		N/A
Commerce Center I, Greenbelt, MD	100%		123,249	98		2,844

Total/Weighted Average			490,009	74		5,958

Structured Real Estate Investment
Plaza 270, Rockville, MD(5)	51	%(6)	248,875	100		5,094	(6)

Total/Weighted Average			738,884	83%		$11,052

(1)	Calculated as actual monthly base rent for June 2005 multiplied by 12, except for Columbia Medical Campus, Frederick Medical Center and Timonium Medical Center. The amounts presented for Columbia Medical Campus, Frederick Medical Center and Timonium Medical Center are derived from monthly rents as of August 1, 2005. Leases representing approximately 5.65% of our annualized base rent are expected to expire on or after June 30, 2005 through December 31, 2005. Because annualized base rent is not derived from historical results that were accounted for in accordance with accounting principles generally accepted in the United States, historical results differ from the annualized amounts.
(2)	Consists of two medical office buildings located at 5450 and 5500 Knoll North Drive in Columbia, MD that contain 88,999 and 65,559 net rentable square feet, respectively.
(3)	Subsequent to June 30, 2005, an additional tenant has leased 4,796 square feet, bringing annualized base rent at this property to approximately $328,000 and occupancy to 100%.
(4)	The Hollymead Town Center property is a 78.09 acre parcel of land with infrastructure in place that is currently under development as a mixed use property. When complete, this property will consist of retail and residential buildings.
(5)	Plaza 270 consists of three connected buildings containing 86,000, 85,655 and 77,220 net rentable square feet, respectively.
(6)	Represents annualized base rent for 100% of the total leased square feet. Annual distributions are limited to $112,800 for our 51% ownership interest in the property.

Properties and Structured Real Estate Investment Under Contract
      We have entered into contracts to acquire ownership interests in the following properties and structured real estate investment:

	Year			Net Rentable
	Acquired by	Expected		Square Feet
	Contributing	Ownership		as of	June 30, 2005	Annualized
Property/Location	Entity	Percentage		June 30, 2005	Occupancy	Base Rent(1)

						(In thousands)
Wholly-owned Properties
Garden City Drive, Landover, MD	2002	100%		55,497	94%	$1,034
Pidgeon Hill I, Sterling, VA	1999	100%		89,831	71	1,354
Pidgeon Hill II, Sterling, VA	2004	100	%(2)	95,137	77	1,488
Pinewood Plaza, Hampton, VA	2005	100%		70,266	91	1,084

Total/ Weighted Average				310,731	81	4,960

Structured Real Estate Investment
Twelve Oaks, Rockville, MD	2001	8	%(3)	127,616	100	2,776	(4)

Total/Weighted Average				438,347	87%	$7,736

(1)	Calculated as actual monthly base rent for June 2005 multiplied by 12. Because annualized base rent is not derived from historical results that were accounted for in accordance with accounting principles generally accepted in the United States, historical results differ from the annualized amounts.
(2)	In accordance with the terms of the contribution agreement, contribution of these interests will not occur until after December 17, 2005.
(3)	In addition to the 8% Class A membership interest, we will acquire a 44% Class B membership interest in the limited liability company that owns the property. Annual distributions to the holder of the 44% Class B membership interest are currently limited to $60,000. See “Our Business and Properties— Description of Properties— Twelve Oaks, Rockville, Maryland” for additional information about these membership interests.
(4)	Represents annualized base rent for 100% of the total leased square feet, although we own substantially less than 100% of the property, as described in footnote 3 above.
     These contracts are subject to the satisfaction of certain conditions precedent to closing, and we cannot guarantee that we will complete any of these acquisitions.

Investment Pipeline
      In addition to the properties and the structured real estate investment we have under contract, our investment pipeline includes as of October 7, 2005 seven additional properties and two structured real estate investments that are under active review. The seven properties contain an aggregate of approximately 737,000 square feet for an aggregate purchase price of approximately $106 million. The two structured real estate investments total approximately $73 million and include a mezzanine loan secured by a partnership interest in an office building in our target market and a loan secured by partnership interest in a residential property to be developed in our target market which we expect would include a carried interest. Upon further due diligence, we may decide not to pursue any of these transactions, or we may not be able to complete these transactions for other reasons.

Property Management and Engineering Agreements
      We manage all aspects of our properties. The entities that own the Garden City Drive, and Twelve Oaks properties currently have property management and engineering agreements with us, and the entities that own Pidgeon Hill I and Pidgeon Hill II have property management agreements with us. Additionally, the entities that own the Garden City Drive, Pidgeon Hill I, Pidgeon Hill II and Twelve

Oaks properties pay asset management fees to us. We will continue to manage all aspects of these properties after they are contributed to us.
      We currently have asset and property management and/or engineering agreements for two properties in which we will not own an interest. Mr. Minshall wholly owns one of these properties, and Mr. Fernau owns a passive two percent interest in the other property. We expect to earn an aggregate of approximately $200,000 in fees per year under these agreements. We may enter into property management and engineering agreements with third parties in the future.
      We have an additional property management agreement with a third party on a property in which we have no ownership interest. This agreement provides for annual management fees of $35,000 and terminates on April 14, 2006 and may be automatically renewed. The agreement may be terminated upon 30 days written notice upon sale of the property or an uncured default by either party. Additionally, the agreement may be terminated by a party upon the insolvency of the other party or by either party upon 90 days notice before the end of each one year term.
Our Strategy
      Our strategy has three primary components. They are as follows:

Investment and Operating Strategy
      We invest in properties that generally meet one or more of the following investment criteria:

•	located in our target market and in other strategic geographic locations that we believe offer attractive prospects for increases in the value of our investments;

•	have an initial cost between $5 million and $50 million and undervalued, based on our management’s evaluation, due to passive ownership or lack of effective management;

•	have below-market occupancy rates or in need of capital improvements, which can create attractive upside potential that can be achieved from hands-on, proactive management and leasing and modest capital improvements;

•	have stable occupancies that have below-market rents or inefficient operations with the potential, based on our management’s evaluation, to generate higher operating cash flows and enhanced asset values through aggressive leasing, reductions in operating expenses and improved operations;

•	present the opportunity for growth in net income through intensive property management;

•	have the ability to leverage, which we believe can allow us to reduce our equity investment and to increase our returns; or

•	have a development component, which we believe can provide attractive returns through rental revenue and capital gains from dispositions.

Value Realization Strategy
      We intend to realize the value we create at our properties after implementing our investment and operating strategies by recycling capital through the use of a variety of methods, including:

•	outright sales of our properties to third parties;

•	the sale of a portion of the interests in a property we own to a joint venture with one or more institutional investors where we may retain the opportunity to earn property and asset management fees as well as certain incentive fees;

•	recapitalizations of our properties with third-party debt; and

•	recycling our capital in new investment opportunities that fit our investment criteria.

Structured Real Estate Investment Strategy
      We intend to originate, acquire and invest in mezzanine loans, bridge loans, preferred equity interests, joint venture interests and other structured investments in existing real estate assets and select development opportunities in our target market with entities that we believe to be high-quality local real estate operators or owner-occupants in pursuit of the following objectives:

•	achieving attractive, risk-adjusted returns by utilizing our expertise to identify and structure investment opportunities; and

•	forming relationships with owners of, or investors in, commercial real estate properties in which we may be able to invest and for which we may be able to provide services in the future.

Corporate Structure
      The following chart illustrates the structure of our company and the ownership interests we have or expect to have in the properties we own or have under contract as of                     2005.

(1)	Ownership percentages are shown on a fully vested basis and are based on an assumed value of $8.50 per unit, which represents the price per share of our common stock sold in our June 2005 private placement.
(2)	Our 51% ownership interest in the Plaza 270 property only entitles us to receive annual distributions of $112,800.
(3)	In addition to the 8% Class A membership interest, we will acquire a 44% Class B membership interest in the limited liability company that owns the property. Annual distributions to the holder of the 44% Class B membership interest are currently limited to $60,000. See “Our Business and Properties— Description of Properties— Twelve Oaks, Rockville, Maryland” for additional information about these membership interests.

Our Formation Transactions
      We were formed as a Maryland corporation on March 30, 2005. We issued and sold 325,835 shares of common stock to our founders and certain of our other officers for a nominal amount of consideration upon or shortly after our formation. Of these shares, 55,632 shares held by Messrs. Minshall, Fernau and LeBlanc were subsequently redeemed by us at par in connection with our equity offerings in June and July of 2005. The remaining shares are subject to forfeiture restrictions that will lapse with respect to 8.33% of each holder’s shares at the end of each fiscal quarter beginning July 1, 2005. The forfeiture restrictions will continue to lapse for so long as the holder remains employed by our company.
      In connection with our formation, we entered into contribution agreements with the members of the limited liability companies that own the Century South, Commerce Center I, Garden City Drive, Pidgeon Hill I, Pidgeon Hill II and Twelve Oaks properties pursuant to which these members agreed to contribute their membership interests to us in exchange for consideration consisting of cash, shares of our common stock or a combination of the two. Our predecessor business assigned to us property management agreements, engineering agreements and other assets when we closed our June 2005 private placement. We closed the contribution transactions with respect to Century South on August 30, 2005 and Commerce Center I on September 22, 2005.
      The aggregate consideration we issued or paid or expect to issue or pay for the above-mentioned assets including assumed debt is approximately $60.5 million, which was or will be paid in cash equal to approximately $12.5 million and shares of our common stock equal to approximately $10.8 million, based on a value per share equal to $8.50 per share, which was the price per share of the shares sold in our June 2005 private placement. We have assumed or will assume approximately $37.2 million in debt related to these transactions. In connection with the formation transactions described above, Messrs. Minshall, Fernau and LeBlanc and their affiliates have received or will receive shares of our common stock worth approximately $10 million, based on a value per share equal to $8.50 per share, which was the price per share of the shares sold in our June 2005 private placement.
Conflicts of Interest
      We acquired or have contracts to acquire six properties (Century South, Commerce Center I, Garden City Drive, Pidgeon Hill I, Pidgeon Hill II and Twelve Oaks) from our predecessor business. We did not obtain third-party appraisals on these properties, nor have we received any independent third-party valuations or fairness opinions in connection with these acquisitions. The amount of consideration to be paid by us in each of these transactions was based upon management’s estimates of the fair market value of these properties and assets and not arm’s length negotiations, and the transactions were not approved by any independent directors. In addition, certain of our senior executive officers, who had significant influence in negotiating the acquisition of some of our properties we have acquired or have under contract, had preexisting ownership interests in those properties and assets and will receive substantial economic benefits as a result of these acquisitions. These officers had the ability to influence the type and level of benefits that they received or will receive from us. It is possible that the consideration we paid or will pay for these properties may exceed their fair market value and that we could realize less value from these assets than we would have if the assets had been acquired after arm’s length negotiation or if we had obtained independent appraisals for these assets. See “Certain Relationships and Related Transactions.”
      To satisfy the investors in the entities that own the Pidgeon Hill I property, Pidgeon Hill II property and the Garden City Drive property that the acquisition of their interest in these properties would be completed in a timely manner, we have agreed to make certain penalty payments to the applicable property-owning entity if all conditions to our obligation to close the contributions have been satisfied but the transaction does not close within the time period specified in the applicable contribution agreement. For the Pidgeon Hill I property and the Garden City Drive property, the penalty payment is $100,000 per property if the acquisition of such property does not close by December 31, 2005. For the Pidgeon Hill II property, the penalty payment is $250,000 if the acquisition of that property does not close by June 30, 2006. Our founders currently own interests in the entities that own these properties, but have agreed to waive their right to receive any penalty payments.
Dividend Policy
      While we intend to retain capital to originate new investments, service our debt, make additional investments in our properties and pay our operating expenses, we intend to pay regular quarterly dividends to our stockholders in amounts to be determined and evaluated on a periodic basis by our board of directors. We cannot assure you when or whether we will pay dividends in the future.
Financing Policy
      We seek to utilize the appropriate type of debt with the appropriate term that corresponds to our investment plan for each asset we own or originate. Generally, we finance each asset on a stand alone basis with debt that we believe is appropriate for our business plan and may obtain a line of credit for other general corporate purposes, but we do not expect our total debt to exceed 75% of the total value of our assets.
Our Corporate Information
      Our offices are located at 7315 Wisconsin Avenue, Suite 205 East, Bethesda, Maryland 20814 and our telephone number is (301) 656-2333. Our internet address is www.assetcapitalcorp.com. Our internet website and the information contained therein or connected thereto does not constitute a part of this prospectus or any amendment or supplement thereto.

The Offering

Common Stock offered by us	shares(1)

Common Stock offered by selling stockholders	shares

Common Stock to be outstanding after completion of this offering and the acquisition of our properties under contract	shares(1)(2)

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $ million after deducting the underwriting discount and estimated offering fees and expenses payable by us. If the underwriters exercise in full their option to purchase up to an additional shares of our common stock to cover over-allotments, if any, our net proceeds will be approximately $ million. We will contribute the net proceeds from this offering to our operating partnership in exchange for operating partnership units. Our operating partnership expects to use the net proceeds as follows:

• approximately $40.4 million to repay outstanding mortgages on various properties which we own, including approximately $17.8 million on the Commerce Center I property which matures on October 9, 2007 and has a current interest rate of the 30-day LIBOR rate + 1.5%, approximately $12.6 million on the Executive Tower property which matures on October 9, 2007 and has a current interest rate of the 30- day LIBOR rate + 1.5% and approximately $10.0 million on the Hollymead Town Center property notes that mature on August 16, 2009 and have a current interest rate of 8%;

• approximately $2.8 million to acquire the Pidgeon Hill II property under contract;

• approximately $7.0 million for tenant improvements, leasing commissions and projected renovations to the Frederick Medical Center, Timonium Medical Center and Columbia Medical Campus properties;

• approximately $4.0 million to fund planning, legal, interest and initial development costs associated with the Hollymead Town Center property; and

• any remaining proceeds to fund our working capital needs and investments in additional office properties and related assets, including pending acquisitions that we have under consideration and for other general corporate purposes.

Pending these uses, we intend to invest the net offering proceeds in interest-bearing, short-term, marketable investment grade securities or money market accounts. Such investments may include, for example, government and government agency certificates, certificates of deposit and interest-bearing bank deposits.

Proposed Nasdaq Stock MarketTM symbol	ACCI

(1)	Excludes up to shares of common stock that may be issued by us upon exercise of the underwriters’ over-allotment option. Includes approximately shares of common stock to be sold in this offering and reserved for sale to our directors, officers, employees, business associates and related persons through a directed share program at the public offering price.

(2)	Includes common shares and 28,439 LTIP units, including: (a) 270,203 shares of restricted stock issued to the founders and certain key executives upon or shortly following the formation of our company; (b) 10,248,893 common shares issued in our June 2005 private placement; (c) 394,385 shares of our common stock issued to the founders in exchange for the assignment of certain management and engineering agreements as part of the formation transactions; (d) 246,755 and 60,776 common stock issued upon the contribution of the Commerce Center I property, which occurred on September 22, 2005, and the Century South property, which occurred on August 30, 2005, respectively; (e) 8,000 LTIP units issued to our directors; and (f) 8,824 shares of restricted shares and 20,439 LTIP units issued or to be issued to certain officers and key employees. LTIP units are a special class of partnership interests in our operating partnership that are convertible in certain circumstances into shares of our common stock. See “Management—2005 Equity Incentive Plan” for additional information regarding LTIP units. If the underwriters’ over-allotment option is exercised in full, an aggregate of shares of common stock, LTIP units and restricted stock will be outstanding upon completion of this offering.

Summary Financial and Other Data
      The following table sets forth selected historical financial and other data for Asset Capital Corporation, Inc., for the financial condition and results of operations of the limited liability companies that own the Century South, Commerce Center I, Garden City Drive, Pidgeon Hill I and Pidgeon Hill II properties and the 8% Class A membership interest and the 44% Class B membership interest in the limited liability company that owns the Twelve Oaks property (which we refer to collectively as the assets controlled by our founders), and on a pro forma basis for Asset Capital Corporation, Inc. The historical combined financial information of the assets controlled by our founders reflects the assets, liabilities and owners’ equity and results of operations of the assets to be contributed and the liabilities to be assumed by us subsequent to June 30, 2005 pursuant to the contribution and assignment agreements entered into in connection with our private placements in June 2005 and July 2005.
      Asset Capital Corporation, Inc.’s and the assets controlled by our founders’ historical combined balance sheet data as of December 31, 2004 and 2003, and combined statements of operations data for the years ended December 31, 2004, 2003 and 2002, have been derived from the historical combined financial statements audited by BDO Seidman, LLP, an independent registered public accounting firm, whose reports with respect thereto is included elsewhere in this prospectus.
      The unaudited selected pro forma financial data for Asset Capital Corporation, Inc. as of and for the year ended December 31, 2004 and as of and for the six month period ended June 30, 2005 assumes the contribution of the assets controlled by our founders and the acquisitions of the Pinewood Plaza, Executive Tower, Plaza 270, Columbia Medical Campus, Frederick Medical Center, Timonium Medical Center and Hollymead Town Center properties occurred on June 30, 2005 for the pro forma balance sheet data and as of January 1, 2004 for the pro forma statement of operations data.
      The historical combined financial data for the assets controlled by our founders included below and set forth elsewhere in this prospectus and the pro forma data for Asset Capital Corporation, Inc. are not necessarily indicative of our future performance. The pro forma data does not purport to represent our financial condition or results of operations that would actually have occurred assuming the contribution of the membership interests in the limited liability companies that own Century South, Commerce Center I, Garden City Drive, Pidgeon Hill I, Pidgeon Hill II and Twelve Oaks properties and the acquisitions of the Pinewood Plaza, Executive Tower, Plaza 270, Columbia Medical Campus, Frederick Medical Center, Timonium Medical Center and Hollymead Town Center properties had all transactions occurred on the dates indicated. You should read the following selected financial and other data together with “Our Business and Properties,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Financial Information” and the historical financial statements for the assets controlled by our founders entity and related notes appearing elsewhere in this prospectus.

	Asset Capital Corporation, Inc.							Assets Controlled by our Founders

	Pro Forma		Historical					Historical

			Six Months					Six Months
			Ended		Year Ended			Ended		Year Ended
	Six Months	Year Ended	June 30,		December 31,			June 30,		December 31,
	Ended	December 31,
	June 30, 2005	2004	2005	2004	2004	2003	2002	2005	2004	2004	2003	2002

	(In thousands, except per share amounts)
Statements of Operations Data:
Revenues:
Rental income	$	$	$—	$—	$—	$—	$—	$3,687	$2,854	$5,883	$5,859	$4,969
Operating expense reimbursements			—	—	—	—	—	151	114	249	89	123
Fee income, primarily from related parties			700	514	947	668	482	—	—	—	—	—
Other income			—	—	—	—	11	18	5	28	23	49

Total revenues			700	514	947	668	493	3,856	2,973	6,160	5,971	5,141

Expenses:
Operating and other expenses			333	238	507	333	108	1,620	1,043	2,233	2,449	1,878
General and administrative			118	90	167	174	101	—	—	—	—	—
Depreciation and amortization			—	—	—	—	—	927	480	1,024	932	765

Total operating expenses			451	328	674	507	209	2,547	1,523	3,257	3,381	2,643

Income from operations			249	186	273	161	284	1,309	1,450	2,903	2,590	2,498
Interest income			—	—	—	3	—	6	1	2	5	9
Interest expense			(5)	—	—	—	—	(1,278)	(986)	(2,064)	(2,032)	(2,109)
Equity in earnings of uncombined entity			—	—	—	—	—	64	59	118	143	131

Net income			244	186	273	164	284	101	524	959	706	529
Pro forma provision for income taxes			(95)	(72)	(106)	(64)	(110)	—	—	—	—	—

Pro forma net income	$	$	$149	$114	$167	$100	$174	$101	$524	$959	$706	$529

Net income per share— basic and diluted			$0.49	$0.47	$0.69	$0.42	$0.72

Pro forma dividends per share			$0.07	$0.59	$0.78	$0.29	$0.69

Pro forma basic and diluted earnings per share	$	$	$0.30	$0.29	$0.42	$0.25	$0.44

Pro forma weighted average common shares outstanding— basic and diluted			496	394	394	394	394

Balance Sheet Data (as of end of period):
Real estate investments, net	$		$—	$—	$—	$—	$—	$37,054	$28,542	$37,541	$25,734	$26,546
Cash and cash equivalents			69,695	67	39	55	10	1,662	1,180	2,603	1,103	1,204
Other assets, net			1,061	16	180	26	15	5,389	3,244	4,981	2,552	2,108

Total assets	$		$70,756	$83	$219	$81	$25	$44,105	$32,966	$45,125	$29,389	$29,858

Mortgage notes payable	$		$—	$—	$—	$—	$—	$36,608	$28,385	$36,459	$25,788	$26,041
Other liabilities			2,133	2	180	7	—	1,022	831	1,384	860	889

Total liabilities			2,133	2	180	7	—	37,630	29,216	37,843	26,648	26,930
Owners’ equity			68,623	81	39	74	25	6,475	3,750	7,282	2,741	2,928

Total liabilities and owners’ equity	$		$70,756	$83	$219	$81	$25	$44,105	$32,966	$45,125	$29,389	$29,858

Selected Financial Data:
Number of properties owned (end of period)	13	13	—	—	—	—	—	6	5	6	4	4

Net rentable square feet (end of period)	1,177,231	1,177,231	N/A	N/A	N/A	N/A	N/A	512,438	417,301	512,438	396,193	439,435

Adjusted pro forma net income(1)	$	$	$149	$114	$167	$100	$174	$1,028	$1,004	$1,983	$1,638	$1,294

Reconciliation of pro forma net income to adjusted net income:
Pro forma net income	$	$	$149	$114	$167	$100	$174	$101	$524	$959	$706	$529
Plus:
Depreciation and amortization			—	—	—	—	—	927	480	1,024	932	765

Adjusted pro forma net income	$	$	$149	$114	$167	$100	$174	$1,028	$1,004	$1,983	$1,638	$1,294

Adjusted pro forma net income per share— basic and diluted	$	$	$0.30	$0.29	$0.42	$0.25	$0.44

Weighted average common shares outstanding— basic and diluted			496	394	394	394	394

(1)	We believe that adjusted net income is helpful to investors as an additional measure of performance for our company because it facilitates an understanding of the operating performance of our properties without giving effect to depreciation and amortization, which assumes that the value of real estate assets diminishes ratably over time. Because real estate values have historically increased or decreased with market conditions, we believe that adjusted net income provides a more meaningful and accurate indication of our performance. We believe that adjusted net income should be reconciled with net income as presented in the financial statements. Adjusted net income should not be considered to be an alternative to net income, computed in accordance with GAAP, as an indicator of our financial performance or cash flow from operating activities, computed in accordance with GAAP, as an indicator of our liquidity, or as an indicator of funds available to satisfy our cash needs.

RISK FACTORS
      Investment in our common stock involves significant risks. Before making an investment decision, you should carefully consider the following risk factors in addition to the other information contained in this prospectus. If any of the risks discussed in this prospectus occur, our business, financial condition, liquidity and results of operations could be materially and adversely affected. If this were to happen, the price of our common stock could decline significantly, and you could lose all or part of your investment. The risk factors set forth below are not the only risks that may affect us. Additional risks and uncertainties not presently known to us, or not identified below, may also materially affect our business, financial condition, liquidity and results of operations. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Special Note Regarding Forward-Looking Information.”
Risks Related to Our Business
Most of our properties are or will be located in the greater metropolitan Washington, D.C. area, making us vulnerable to changes in economic conditions in that region, including the adverse impact of decreased government spending.
      Most of our properties and properties under contract are located in the greater metropolitan Washington, D.C. area, which exposes us to greater economic risks than if we owned properties in several geographic regions. The economic condition of the region may depend on one or more industries and, therefore, an economic downturn in one of these industry sectors may adversely affect our performance. Economic conditions in the Washington, D.C. region may significantly affect the occupancy, rental rates and value of our properties. In particular, economic conditions in our target market are directly affected by federal government spending. A decline in occupancy and rental rates may in turn significantly affect our profitability, the value of our properties, our ability to pay dividends to our stockholders and our ability to satisfy our financial obligations, including servicing our debt. Local real estate market conditions may include a large supply of competing space, and we will need to compete for tenants based on rental rates, attractiveness and location of a property, and quality of maintenance and management services. There can be no assurance that our target market will continue to grow or that economic conditions will remain favorable. If unfavorable economic conditions occur in the region, our profitability could be adversely affected.
We did not obtain current appraisals on the initial properties that were contributed or will be contributed to us pursuant to our formation transactions, and the consideration given by us in exchange for these assets was not negotiated at arm’s length and may exceed fair market value or the value that would be determined by third-party appraisals.
      We acquired or have contracts to acquire six properties (Century South, Commerce Center I, Garden City Drive, Pidgeon Hill I, Pidgeon Hill II and Twelve Oaks) pursuant to contribution agreements with our founders and other owners. We did not obtain third-party appraisals on these properties, nor have we received any independent third-party valuations or fairness opinions in connection with these acquisitions. The amount of consideration to be paid by us in each of these transactions was based upon management’s estimates of the fair market value of these properties and assets and not arm’s length negotiations, and the transactions were not approved by any independent directors. In addition, certain of our senior executive officers, who had significant influence in negotiating the acquisition of some of our properties we have acquired or have under contract, had preexisting ownership interests in those properties and assets and will receive substantial economic benefits as a result of these acquisitions. These officers had the ability to influence the type and level of benefits that they and our other executive officers received or will receive from us. It is possible that the consideration we paid or will pay for these properties may exceed their fair market value and that we could realize less value from these assets than we would have if the assets had been acquired after arm’s length negotiation or if we had obtained independent appraisals for these assets. See “Certain Relationships and Related Transactions.”

If we are unable to complete acquisitions we have under contract in a timely fashion or at all, our results of operations could be adversely affected.
      As of the date of this prospectus, we have entered into contracts to acquire properties and a structured real estate investment having an aggregate purchase price of approximately $42.7 million. Our ability to complete these acquisitions is dependent upon many factors, such as satisfaction of due diligence, resolution of structure and title matters and customary closing conditions. We may not be able to complete any or all of these acquisitions on the terms described in this prospectus, or at all. Our inability to complete these acquisitions or any portion thereof within our anticipated time frame or on the terms described in this prospectus or at all could materially adversely affect our operating results and financial condition.
If we do not complete the acquisitions of certain of our properties under contract by a certain time, we have agreed to pay cash penalties to the owners of the interests in these properties.
      To satisfy the investors in the entities that own the Pidgeon Hill I property, Pidgeon Hill II property and the Garden City Drive property that the acquisition of their interest in those properties would be completed in a timely manner, we have agreed to make certain penalty payments to the applicable property-owning entity if all conditions to our obligation to close the contributions have been satisfied but the transaction does not close within the time period specified in the applicable contribution agreement. For the Pidgeon Hill I property and the Garden City Drive property, the penalty payment is $100,000 per property if the acquisition of such property does not close by December 31, 2005. For the Pidgeon Hill II property, the penalty payment is $250,000 if the acquisition of that property does not close by June 30, 2006. Our founders currently own interests in the entities that own these properties, but have agreed to waive their right to receive their portion of any such penalty payments that may be made.
We may not complete the acquisitions of our properties or structured real estate investment we have under contract; therefore, investors may not be able to evaluate the economic merits of the investments we do make. We may be unable to invest our funds on favorable terms, or at all.
      We may not complete the acquisitions of our properties or structure real estate investment under contract. As a result, investors may not be able to evaluate the economic merits of the investments we do make. In addition, our stockholders will not have input in our investment decisions. Both of these factors will increase the uncertainty and the risk of investing in our shares.
      Until we complete investments that are consistent with our then investment criteria, we intend to invest the uncommitted funds in short-term, investment-grade securities or money market accounts. We cannot assure you that we will be able to identify properties or investments that meet our investment criteria, that we will be successful in completing any acquisition or investment opportunity that we identify or that any acquisition we do complete will generate returns in line with our expectations or at all. We may be unable to invest uncommitted funds on favorable terms, or at all, which could delay receipt by our stockholders of a return on their investment. Moreover, we will have broad authority to invest funds in any real estate investments that we may identify.
Asset Capital Corporation, Inc. has a limited operating history, and we may not be able to successfully operate our business or generate sufficient revenue to pay our operating expenses. Also, the operating results and financial data in this prospectus may not be useful in assessing our likely future performance.
      Asset Capital Corporation, Inc. was recently organized and has a limited financial and operating history on which you can evaluate our ability to successfully and profitably operate our business. We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objectives and that you could lose all or substantially all of your investment. There can be no assurance that we will be able to generate sufficient revenue from operations to pay our operating expenses and pay dividends to our stockholders.
      In addition, our future operating results and financial data may vary materially from the historical operating results and financial data as well as the pro forma operating results and financial data contained in this prospectus because of a number of factors, including substantial increases in our overhead, payment of corporate income tax, compliance with the Sarbanes-Oxley Act of 2002 and enhanced audit requirements with respect to our company and our properties, including properties we may acquire in the future. Consequently, the historical and pro forma financial statements contained in this prospectus may not be useful in assessing our likely future performance.
We expect to experience significant growth in the future and may not be able to adapt our management and operational systems to properly integrate additional properties we may acquire without unanticipated significant disruption or expense.
      As a result of the anticipated future growth of our business, we cannot assure you that we will be able to adapt our management, administrative, accounting and operational systems or hire and retain sufficient operational staff to integrate the wholly owned properties and properties under contract into our portfolio and manage any future acquisitions of additional properties without operating disruptions or unanticipated costs. Our future acquisitions will generate additional operating expenses that we will be required to pay. As we acquire additional properties, we will be subject to risks associated with managing new properties, including tenant retention and mortgage default. In addition, acquisitions may cause disruptions in our operations and divert management’s attention away from day-to-day operations, which could impair our relationships with our current tenants and employees. Our failure to successfully integrate any future property acquisitions into our portfolio could have a material adverse effect on our results of operations and financial condition.
Our acquisition of or investment in structured real estate finance instruments may subject us to substantial risks, including liability and the loss of our investment.
      We may acquire or invest in structured real estate finance instruments that will subject us to substantial risks, including, among others, the risk that the borrower will be unable to perform or will breach its obligations under the instrument. If we agree to settle our claims under an instrument in return for a transfer of real estate securing the instrument, we would have the risk that the borrower will breach the terms of the settlement and that other creditors of the borrower may claim that we acquired the real estate for less than its fair market value. If we acquire instruments that are in default, we may not acquire the status of a holder in due course, and this might have the effect of limiting our legal rights against the borrower. We may, in connection with an investment in an instrument, also be subject to claims under a variety of lender liability causes of action such as lender liability for improperly exercising control over the borrower. For example, a borrower may seek to argue that we have failed to act in a commercially reasonable manner in exercising our rights under any instruments in which we invest. We may also be subject to environmental risks as a potentially responsible party liable for environmental damage in connection with the property owned by the borrower. These risks could result in liability to us and the loss of our investment.
Our structured real estate finance origination business subjects us to the unique risks of a mezzanine lender.
      We intend to originate mezzanine loans that take the form of subordinated loans secured by second mortgages on the underlying property or loans secured by a pledge of the ownership interests of either the entity owning the property or a pledge of the ownership interests of the entity that owns the interest in the entity owning the property. Because the investment may become unsecured as a result of foreclosure by the senior lender, these types of investments involve a higher degree of risk than long-term senior mortgage loans secured by income producing real property. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our investment. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal.
      A mezzanine lender has some of the same risks as a traditional real estate lender such as lender liability. In addition, a mezzanine lender may increase these risks by pursuing remedies on default that afford greater control over the operations of the borrower, especially if the mezzanine lender exercises its authority as a managing or co-managing member. Courts have discretion to decline to enforce loan features that purport to limit or modify a mortgagor’s right to redeem real estate after a mortgage default and before foreclosure by paying off the loan, and thus some remedies specified in our mezzanine loans may be unavailable to us. In addition, a borrower may allege that being in the position to control the borrowing entity creates duties by the lender to the borrower, including fiduciary-like duties that may conflict with the lender’s actions to exercise its remedies. Finally, to be able to protect its mezzanine loan, a mezzanine lender may have to advance additional funds to cure defaults on senior loans. In such circumstances, we may incur additional costs and allocate resources that divert attention from our core operations.
We may be unable to renew expiring leases, lease vacant space or re-lease space on a timely basis or on comparable or better terms, which could significantly decrease our cash flow.
      Leases representing approximately 6% of our annualized contractual base rent at June 30, 2005 expire during the period beginning on or after June 30, 2005 and ending on December 31, 2005. Current tenants may not renew their leases upon the expiration of their terms. Alternatively, current tenants may attempt to terminate their leases prior to the expiration of their current terms. If non-renewals or terminations occur, we may not be able to locate qualified replacement tenants and, as a result, we could lose a significant source of revenue while remaining responsible for the payment of our obligations. Moreover, the terms of a renewal or new lease may be less favorable to us than the current lease terms. Additionally, we may incur significant costs to renew expiring leases or lease vacant space. Any of these factors could cause a decline in our lease revenue, which could have a negative impact on our profitability, our ability to meet our financial obligations and cash available for paying dividends to our stockholders.
Properties owned in joint ventures could be adversely affected by our lack of sole decision making authority, our reliance on our co-venturer’s financial condition and disputes between us and our co- venturers.
      Upon acquisition of our properties and structured real estate investment currently under contract, we will have investments in two joint ventures, which we categorize as structured real estate investments. We may also co-invest in the future with third parties through partnerships, joint ventures or other entities, acquire non-controlling interests in or share responsibility for managing the affairs of a property, partnership, joint venture or other entity. These investments involve risks not present with a property wholly owned by us. Risks related to these investments include:

•	one or more of our partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions (in which event we and any other remaining general partners, members or co-venturers would generally remain liable for the liabilities of the partnership, joint venture or other entity);

•	one or more of our partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals;

•	one or more of our partners or co-venturers may be in a position to take actions contrary to our instructions, requests, policies or objectives; and

•	disputes between us and our partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business.
      In addition, the joint venture agreements through which we will hold our investment in the Twelve Oaks and Plaza 270 properties contain provisions that could require us to sell our interest or the property or project at a time we do not deem favorable for financial or other reasons, including the impact of tax consequences resulting from any sale.
      Our organizational documents do not limit the amount of available funds that we may invest in partnerships, limited liability companies and other entities. The occurrence of one or more of the events described above could adversely affect our financial condition, results of operations, cash flow and the market price of shares of our common stock.
We may be impacted by our tenants’ failure to make lease payments, which could cause a significant decrease in our revenues.
      Our tenants may experience a downturn in their businesses, which may weaken their financial condition, result in their failure to make timely rental payments or their default under their leases. In particular, local economic conditions and factors affecting the industries in which our tenants operate may affect our tenants’ ability to make lease payments to us. In the event of any tenant default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment.
      We cannot assure you that our tenants will not default on their leases and fail to make rental payments to us. Moreover, we may be unable to locate a replacement tenant in a timely manner or on comparable or better terms if a tenant defaults on its lease. The loss of rental revenues from a number of our tenants and our inability to replace such tenants may adversely affect our profitability and our ability to meet our financial obligations.
Our revenue and cash available for dividends to stockholders could be materially adversely affected if any significant tenant or tenants were to become bankrupt or insolvent, or suffer a material adverse event or a downturn in their business.
      Our 10 largest tenants represent approximately 14% of the pro rata annualized contractual base rent for our wholly owned properties and properties under contract as of June 30, 2005.
      The bankruptcy or insolvency of a major tenant may adversely affect the income produced by our properties. If any tenant becomes a debtor in a case under the Bankruptcy Code, we cannot evict the tenant solely because of the bankruptcy. In addition, the bankruptcy court might authorize the tenant to reject and terminate its lease with us. Our claim against the tenant for unpaid and/or future rent would be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease, and our claim for unpaid rent would likely not be paid in full. Our revenue and cash available for dividends to you could be materially adversely affected if any of our significant tenants were to become bankrupt or insolvent or suffer a downturn in its business.

Three of our properties were previously owned by CareFirst BlueCross BlueShield, or CareFirst, a health maintenance organization, or HMO. To induce healthcare providers to lease office space in these properties, CareFirst entered into a number of leases that provided for no rent during the first year of the lease and favorable termination provisions. If we cannot renegotiate these leases or if these tenants terminate these leases, our revenue and profitability could decline.
      The Columbia Medical Campus, Frederick Medical Center and Timonium Medical Center properties were previously owned by CareFirst, an HMO. As an HMO, CareFirst sought to induce as many healthcare providers as possible to lease space in the above-mentioned properties and offered favorable lease terms to do so as part of their business model. Some of the favorable lease terms offered by CareFirst included no rent payments during the first year of the lease and termination rights with 30 to 60 days notice. Certain tenants in these properties executed leases with these favorable lease terms. We are in the process of renegotiating such leases; however, there can be no assurance that we will be able to re-lease the premises to the current tenants on favorable terms, or at all. If we are unable to renegotiate these leases, there can be no assurance that these tenants will not decide to terminate their lease pursuant to the favorable termination rights offered by CareFirst. Early lease terminations and the continuation of renting this space for no rent pursuant to the terms of these leases may have a negative effect on our revenue and profitability if we are unable to renegotiate leases for, or re-lease, the property on favorable terms, or at all.
Rising expenses associated with owning and operating real estate could reduce our results of operations and cash flow.
      Our properties will be subject to increases in real estate and other tax rates, utility costs, operating expenses, insurance costs, repair and maintenance costs, administrative expenses and potential liability for environmental conditions. Although our properties will generally be leased on terms that require tenants to pay substantially all of the expenses associated with the property, renewals of leases or future leases may not be negotiated on that basis, in which event, we will have to pay all or a portion of those costs. If we are unable to lease properties on a basis requiring the tenants to pay all or some of the expenses associated with the property, if costs rise above tenant reimbursement amounts or if tenants fail to pay required tax, utility and other impositions, we could be required to pay the balance of those costs, which could adversely affect our results of operations and cash flow.
We compete with other parties for tenants, property acquisitions and structured real estate investments, and some of these parties have greater resources than we have.
      Our business strategy contemplates expansion through acquisition and investment. The commercial real estate industry is highly competitive. At times, we compete with larger companies for the acquisition, development, leasing and financing of properties. Some of these companies are national or regional operators with greater resources than we have. Competition may make it more difficult or costly for us to make suitable investments on favorable terms in the future. Competition in a particular area also could adversely affect our ability to lease our properties or to increase or maintain rental rates.
We may not be successful in identifying suitable acquisitions that meet our criteria, which may impede our growth.
      A central part of our business strategy is expansion through acquisitions, which requires us to identify suitable acquisition candidates or investment opportunities that meet our criteria and are compatible with our growth strategy. We may not be successful in identifying suitable real estate properties or other assets that meet our acquisition criteria or in completing acquisitions or investments on satisfactory terms. Failure to identify or complete acquisitions could hinder our growth, which could in turn adversely affect our operations.

      A key component of our growth strategy is to acquire commercial properties before they are widely marketed by real estate brokers, which we refer to as privately negotiated or “off-market” transactions. We actively seek off-market acquisitions because the absence of a competitive bidding environment typically results in lower purchase prices. However, we cannot assure you that we will be successful in locating off-market acquisitions in the future, and our inability to locate and acquire additional properties at attractive prices could adversely affect our growth and ability to increase our cash flows.
Our interest in protecting and preserving the value and productivity of our real estate assets may not be aligned with the interests of our tenants, which could have an adverse affect on our business, results of operations and financial condition.
      Our tenants’ interests in maximizing current production, yield and profits from their operations on our real estate assets during the terms of their respective leases may, at times, be in conflict with our interest in protecting and preserving the value and productivity of our properties.
      These potential conflicts could result in the deterioration of the usefulness of our properties or turnover of tenants, which in either case could adversely affect the value of our properties or our cash flows.
Our tenants may conduct activities at our properties that reduce the value of our properties.
      Because we have limited control over the operations and activities of our tenants, they may conduct certain activities that damage the space they lease at our property or cause the property to be viewed in a negative light. These activities could reduce the value of the properties in which they lease space, which could reduce the value of our investment, impair our ability to repay debt on the properties or render it more difficult for us to sell the property or re-lease the space to a different tenant.
We may become subject to significant unexpected liabilities related to the properties we may acquire that are not uncovered during our due diligence process, and our properties may not meet projections.
      To the extent that we or any third parties we engage to assist us underestimate or fail to identify risks and liabilities associated with the properties that we acquire, we may incur unexpected liabilities or our properties may fail to perform in accordance with our projections. If we do not accurately assess the value of and liabilities associated with a property prior to its acquisition, we may pay a purchase price that exceeds the current net fair value of the property. As a result, material goodwill and other intangible assets would have to be recorded, which could result in significant charges in future periods. These charges, in addition to the financial impact of significant liabilities that we may assume and our overpayment for the property, could adversely affect our financial condition and results of operations, and our ability to pay dividends to our stockholders.
      As our due diligence processes may not identity all risk and liabilities associated with the properties we acquire, our investments may suffer significant adverse financial results or may fail. Furthermore, the representations and warranties we obtain from the sellers of our properties may not cover the particular issue resulting in our loss. Even if the issue resulting in our loss is associated with a breach of a representation and warranty made by the seller, we may still be unable to recover from the seller if we bring the claim after a certain period of time following the closing of the transaction if the seller is financially incapable of settling the matter or for other reasons. Pursuing an action against a seller would most likely take a long period of time, divert management’s attention and result in significant legal and other fees. A failure to reveal a liability or weakness of a targeted property and failure to recover any of our losses could materially adversely affect our financial condition, operating results and ability to pay dividends to our stockholders.

We may invest in properties in real estate markets outside our target market where we have little or no experience.
      We may make selected acquisitions or investments, or develop, properties outside our target market from time to time as appropriate opportunities arise. Our historical experience is primarily in our target market and we may not be able to operate successfully in other market areas. We may be exposed to a variety of risks if we choose to enter new markets. These risks include:

•	a lack of market knowledge, a network of commercial real estate brokers in the new markets and understanding of the local economies;

•	an inability to identify promising acquisition, investment or development opportunities;

•	an inability to hire qualified development and construction personnel; and

•	an unfamiliarity with local government and permitting procedures.
      Any of these factors could adversely affect the profitability of projects outside our target market and limit the success of our acquisition, investment and development strategy. If our acquisition, investment and development strategy is negatively affected, the profitability, growth and development of our business may be adversely affected.
We may be subject to further risks with respect to development, redevelopment and/or construction activities we undertake.
      We engage in development, redevelopment and/or construction of certain types of properties for lease or sale. We may perform these activities on properties that we now own or that we may acquire in the future. Development, redevelopment and construction involve many risks in addition to those presented by our existing business. Construction also may require skills and experience we have not needed to have available to date, and the expense and time to develop or acquire these skills could have an adverse impact upon our results of operations, liquidity and financial condition.
An uninsured loss or a loss that exceeds the insurance policies on our properties could subject us to lost capital or revenue on those properties.
      Under the terms and conditions of the leases that will be in force on our properties, tenants generally will be required to indemnify and hold us harmless from liabilities resulting from injury to persons and contamination of air, water, land or property, on or off the premises, due to activities conducted on the properties, except for claims arising from negligence or intentional misconduct by us or our agents. Additionally, tenants generally will be required, at the tenant’s expense, to obtain and keep in full force during the term of the lease, liability and property damage insurance policies issued by companies acceptable to us. These policies include liability coverage for bodily injury and property damage arising out of the ownership, use, occupancy or maintenance of the properties and all of their appurtenant areas.
      All of these policies may involve substantial deductibles and certain exclusions. Should a loss occur that is uninsured or in an amount exceeding the combined aggregate limits for the insurance policies noted above or in the event of a loss that is subject to a substantial deductible under an insurance policy, we could lose all or part of our capital invested in, and anticipated revenue from, one or more of the properties, which could adversely affect our results of operations and financial condition, and our ability to pay dividends to our stockholders.
Our business could be harmed if key personnel with long-standing business relationships in the real estate industry terminate their employment with us.
      Our success depends, to a significant extent, on the continued services of Messrs. Minshall, Fernau and LeBlanc and the other members of our executive management team and their respective relationships within the industry. If we cannot successfully maintain our existing relationships with these persons or continue to grow and cultivate new relationships, our business, financial condition and results of operations may be materially adversely affected. Although we have employment agreements with Messrs. Minshall, Fernau and LeBlanc, there is no guarantee that any of them will remain employed by us. The loss of the services of one or more members of our executive management team, particularly Messrs. Minshall, Fernau and LeBlanc, could harm our business.
Our board of directors may change our investment and operational policies and practices and enter into new lines of business without a vote of our stockholders, which limits your control of our policies and practices and may subject us to different risks.
      Our major policies, including our policies and practices with respect to investments, financing, growth and debt capitalization are determined by our board of directors. Although we have no present intention to do so, we may change these and other policies from time to time or enter into new lines of business at any time without the consent of our stockholders. Accordingly, our stockholders will have limited control over changes in our policies. These changes could result in our making investments and engaging in business activities that are different from, and possibly riskier than, the investments and businesses described in this prospectus. A change in our investment strategy or our entry into new lines of business may increase our exposure to other risks or real estate market fluctuations.
Newly developed and acquired properties may not produce the cash flow that we expect, which could adversely affect our overall financial performance.
      In deciding whether to acquire, develop or redevelop a particular property, we make assumptions regarding the expected future performance of that property. In particular, we estimate the return on our investment based on expected occupancy, rental rates, potential sale price and cash flow. If our financial projections with respect to a new property are inaccurate, and the property is unable to achieve the expected occupancy, sale price, rental rates, and/or cash flow, it may fail to perform as we expected in analyzing our investment. When we acquire a property, we often plan to reposition or redevelop that property with the goal of increasing profitability. Our estimate of the costs of repositioning or redeveloping an acquired property may prove to be inaccurate, which may result in our failure to meet our profitability goals. Additionally, we may acquire new properties that are not fully leased, and the cash flow from existing operations may be insufficient to pay the operating expenses and debt service associated with that property. We may also acquire a property for development which requires us to estimate development costs and make assumptions as to timing and amounts of cash flow. Our estimates and assumptions may prove to be inaccurate, which may result in our failure to meet our profitability goals and/or pay expenses and debt service associated with that property. Any of these factors could result in our overpayment for a property and could adversely affect our profitability, our ability to meet our financial obligations and our ability to pay dividends to stockholders.
We may be unable to borrow additional funds as needed or on favorable terms.
      Upon completion of this offering, our total debt to total assets ratio, including our pro rata share of joint venture debt, will be approximately           % based on an assumed public offering price for our common stock of $          per share, based on the mid-point of the price range on the cover of this prospectus. Our leverage levels may make it difficult to obtain additional debt financing based on our current portfolio or to refinance existing debt on favorable terms or at all. In addition, the terms of any credit facility that we may enter into may limit the amount of indebtedness that we may incur. Failure to obtain additional debt financing could impede our ability to grow and develop our business and could have an adverse effect on our investment returns.

We may assume unknown liabilities in connection with the acquisition of our properties and structured real estate investment under contract.
      We have entered into and been assigned contracts to acquire real estate, related assets and a structured real estate investment which may be subject to existing liabilities, some of which may be unknown at the time we acquire the underlying assets. Unknown liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions, claims of tenants, vendors or other persons dealing with the entities prior to our acquisition of the properties (that had not been asserted or threatened prior to these acquisitions), tax liabilities and accrued but unpaid liabilities incurred in the ordinary course of business. Our recourse with respect to such liabilities will be limited, which could adversely affect our financial condition and results of operations.
We may not receive the approvals necessary to develop or redevelop our properties in accordance with our plans, which could decrease our profitability and our ability to repay indebtedness related to that property.
      We have acquired properties for development and redevelopment and have finalized plans for the completion of those projects. Various elements of those plans may require the approval of one or more state, local or federal agencies or officials of, among other things, site plans, architectural plans and electrical plans. In addition, at various stages in the development or redevelopment process, certain inspections are required. To the extent that these approvals and inspections are not received in a timely manner or at all, we may not be able to complete these development and/or redevelopment projects or may have to modify the projects to obtain the required approvals. Failure to complete or modifying the plans for these development and/or redevelopment projects could decrease our profitability and/or our ability to repay indebtedness related to that property.
We may make errors in analyzing the credit data of certain of our current or prospective tenants.
      We expect that a portion of our properties will be leased to tenants who do not have publicly available credit ratings. For some of these tenants, we expect to prepare an internally generated credit analysis after a review of available financial data. We may misinterpret or incorrectly analyze both publicly available credit ratings and internally generated data. These mistakes may, in part, lead us to make investments we would not have otherwise made and may ultimately result in losses on one or more of our investments. In addition, a portion of one or more of our properties may be leased to, or have leases guaranteed by, companies whose credit rating is below investment grade. Any tenant failures to make lease payments when due or tenant bankruptcies could result in the termination of the tenant’s lease and, particularly in the case of a large tenant, in material losses to us and harm to our ability to pay dividends to our stockholders or otherwise operate our business.
In the event we are unable to pay dividends, the market price of our common stock would likely decline. We may also elect to retain profits for future operations which could negatively impact returns to stockholders and the market price of our common stock.
      Our ability to pay dividends may be adversely affected by the risks described in this prospectus. All dividends will be paid at the discretion of our board of directors and will depend on our earnings, our financial condition, and other factors that our board of directors may deem relevant from time to time. We cannot assure you that we will be able to pay dividends in the future. Our ability to pay dividends to our stockholders is based on many factors, including the following:

•	our ability to complete acquisitions or investments on favorable terms or at all;

•	our success in negotiating favorable lease terms; and

•	our tenants’ ability to perform under their leases.

      We also cannot assure you that we will pay dividends or that, in the event we pay dividends, the level of our dividends will increase over time or that the receipt of rental revenue in connection with future acquisitions of properties will increase our cash available for dividends to stockholders. Our board may elect to retain any profits from operations to fund future operations and growth of the business. In the event of defaults or lease terminations by our tenants, lease payments could decrease or cease, which would result in a reduction in cash available for dividends to our stockholders. In the event we are unable or elect not to pay dividends, the market price of our common stock would likely decline.
We may be unable to satisfactorily complete the evaluations and obtain the attestations required with respect to our internal controls over financial reporting.
      We have invested significant resources to document and analyze our system of internal controls over financial reporting, and we are continuing our evaluation of such internal controls versus the standards adopted by the Public Company Accounting Oversight Board. In the course of our ongoing evaluation we have identified certain areas of our internal controls requiring improvement, including the segregation of duties, and are in the process of designing enhanced processes and controls to address issues identified through this review. We believe that our efforts will allow management and our independent registered public accounting firm to complete the procedures, certification and attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 in connection with our Annual Report for the fiscal year ended December 31, 2007; however, we cannot guarantee such outcome. In the event that we are unable to complete the evaluation of our internal controls or our independent registered public accounting firm is unable to deliver an attestation, our Annual Report on Form 10-K would be defective and we may be subject to sanctions and may lose the ability to use a registration statement on Form S-3.
Risk Related to Our Organization and Structure
Unlike a REIT, we are subject to corporate income tax, which reduces the funds we have to invest and our ability to pay dividends.
      We are taxed as a regular C corporation for federal income tax purposes. As a result, our earnings are subject to “double taxation,” or taxation at both the corporate and stockholder levels. Our taxable income is subject to the federal corporate income tax, which is currently 35%. We are also subject to state and local corporate income taxes. In addition, dividends paid to our stockholders will be subject to income tax and will generally be eligible to be taxed as qualified dividend income at a maximum rate of 15%. Conversely, REITs are not generally subject to “double taxation.” A REIT is not subject to a corporate-level income tax to the extent that it currently distributes its taxable income. Although dividends paid to REIT stockholders are generally not eligible for the lower income tax rate on qualified dividend income, the earnings of a REIT that are distributed to its stockholders will be subject to less total federal income taxation than earnings of a C corporation that are distributed to its stockholders net of the corporate-level income tax. The federal, state and local income taxes we pay on our earnings will reduce the funds we have to invest and to pay to you as dividends.
We may incur a significant amount of income tax as a result of reduced depreciation deductions and future dispositions of our properties and properties under contract.
      Some of our properties and properties under contract have been or will be contributed to us in exchange for our common stock in a series of tax-deferred, “carry-over basis” transactions. Our initial tax basis in each of those properties will be equal to the contributor’s adjusted tax basis, increased by any gain recognized by the contributor in the contribution transaction. As a result, we will recognize substantially reduced depreciation deductions on some of our properties and properties under contract as compared to the deductions that we would have recognized if each of these properties and properties under contract were acquired with a basis equal to its fair market value. In addition, we will be required to pay tax on each contributor’s “built-in” gain (i.e., the difference between the contributor’s adjusted basis and the fair market value of the property at the date of the contribution) if we dispose of the contributed property in a taxable transaction. We expect that some of our properties and properties under contract will have a significant amount of built-in gain. In addition, we intend to dispose of our properties to the extent we can capitalize on short-term increases in their value. If we dispose of our contributed properties in taxable transactions, we expect to recognize a significant amount of income tax.
Unlike a REIT, we are not required to distribute our taxable income to our stockholders, and as a result you may receive less income from our shares than if we were a REIT.
      A REIT is required to distribute 90% of its taxable income each year to maintain its REIT status under the Internal Revenue Code. As a C corporation, we are not required by the Internal Revenue Code to distribute any of our earnings to you. Consequently, you may receive less income from dividends because we are organized as a C corporation rather than as a REIT.
We may experience conflicts of interest with our founders and certain other officers relating to their duties owed to both us and to the limited partners of our operating partnership, ownership of common stock, LTIP units and their ownership of properties that may compete for the same tenants as our properties.
      Our founders and certain other officers may have conflicting duties because, in their capacities as our directors and executive officers, they have a duty to us, and in our capacity as general partner of our operating partnership, they have a fiduciary duty to limited partners. These conflicts of interest could lead to decisions that are not in the best interest of stockholders. Conflicts may arise when the interests of our stockholders and the limited partners of the operating partnership diverge, particularly in circumstances in which there may be an adverse tax consequence to the limited partnership, such as upon the sale of certain properties or the repayment of indebtedness.
      We may experience conflicts of interest with several members of our senior management team who have or may become limited partners in our operating partnership through the receipt of LTIP units pursuant to our 2005 equity incentive plan. See “Management— 2005 Equity Incentive Plan.”
      Certain of our executive officers own interests in properties that will not be contributed to us. These executive officers currently intend to retain their interests in these properties. We may experience conflicts of interest with these members of our senior management team to the extent that these properties compete for the same tenants as our properties or divert their attention away from our business.
We obtained limited representations and warranties in some of the contribution agreements for the properties and the structured real estate investment that have been or will be contributed to us, including those to be purchased from our predecessor business, and we may have no, or may choose not to pursue, recourse against the contributors of these properties.
      For a number of our properties and a structured real estate investment we have acquired or have under contract, we are acquiring interests in the entities that own our properties under contract, rather than acquiring real estate assets. The contribution agreements for these entities contain limited representations and warranties. In addition, we have no assurance that any contributing party providing these limited representations or warranties, including Asset Capital Corporation, L.L.C., an entity owned by our founders, will be adequately capitalized or will continue to exist after the acquisition of our properties under contract. As a result, we will have limited or no, or may choose not to pursue, recourse against the parties, including our founders, from whom we acquired the interests in the Century South property and Commerce Center I property or are acquiring interests in the Garden City Drive, Pidgeon Hill I, Pidgeon Hill II properties and the Twelve Oaks structured real estate investment. There could be unknown liabilities with respect to the properties we acquired, properties under contract or the entities that own the properties under contract, and we may be unable to recover from the contributing parties any losses resulting from these liabilities.

Our executive officers have agreements that provide them with benefits in the event of a change in control of our company or if their employment agreements are not renewed, which could deter a change in control that could be beneficial to our stockholders.
      We have entered into employment agreements with Messrs. Minshall, Fernau, LeBlanc and Barry E. Johnson that provide them with severance benefits if their employment ends under certain circumstances following a change in control of our company or if the executive officer resigns for “good reason” as defined in the employment agreements. See “Management— Employment Agreements.” These benefits could increase the cost to a potential acquirer of our company and thereby prevent or deter a change in control of the company that might involve a premium price for shares of our common stock or otherwise be in the interests of our stockholders.
Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in stockholders’ best interests.
      Our charter authorizes us to indemnify our directors and officers for actions taken by them in those capacities to the extent permitted by Maryland law. In addition, our charter limits the liability of our directors and officers for money damages, except for liability resulting from actual receipt of an improper benefit or profit in money, property or services, or a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.
      Our bylaws require us to indemnify each director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our directors and officers. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws— Indemnification and Limitation of Directors’ and Officers’ Liability.”
Our board of directors may approve the issuance of preferred stock with terms that may discourage a third party from acquiring us.
      Our charter permits our board of directors initially to issue shares of preferred stock, issuable in one or more classes or series. Our board of directors may also classify or reclassify any unissued shares of preferred stock and establish the preferences and rights (including the right to vote, participate in earnings and to convert into shares of our common stock) of any such shares of preferred stock, which rights may be superior to those of shares of our common stock. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction in which holders of some of the outstanding shares of our common stock might receive a premium for their shares over the then current market price of our common stock. See “Description of Our Common Stock— Power to Reclassify Unissued Shares of Our Common Stock.”
Our charter contains provisions that make removal of our directors difficult, which could make it difficult for our stockholders to effect changes to our management.
      Our charter provides that a director may only be removed for cause and only upon the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. Vacancies may be filled by a vote of a majority of the remaining directors. This requirement makes it more difficult to change our management by removing and replacing directors.

Our bylaws may only be amended by our board of directors, which could limit your control of certain aspects of our corporate governance.
      Our board of directors has the sole authority to amend our bylaws. Thus, the board is able to amend the bylaws in a way that may be detrimental to your interests.
Provisions of Maryland law may limit the ability of a third party to acquire control of our company.
      Certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter impose special stockholder voting requirements on these combinations; and

•	“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all shares with respect to which any of our officers, employee directors or any persons making the control share acquisition are entitled to direct or exercise voting power in the election of directors.
      Additionally, Title 3, Subtitle 8 of the MGCL permits our board of directors when we become eligible to make the election, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to take certain actions, including classifying our board of directors, that may have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest. Our charter contains an election, effective at such time as we become eligible to make the election, that all vacancies on the Board shall be filled only by a majority of the remaining directors, even if less than a quorum.
      Our board of directors has adopted a resolution providing that we are not subject to the “business combination” provisions, and our bylaws provide that we will not be subject to the “control share” provisions of the MGCL. However, our board of directors may elect, by resolution or bylaw amendment, to make these statutes applicable to us at any time, and may do so on a retroactive basis, without stockholder approval.
Risks Related to our Common Stock
The market price of our common stock may vary substantially.
      The market price for shares of our common stock may be highly volatile and subject to wide fluctuations. Our performance, as well as government regulatory action, tax laws, interest rates and general market conditions, could have a significant impact on the future market price of our common stock. Some of the factors that could negatively affect our share price or result in fluctuations in the price of our common stock include:

•	actual or anticipated variations in our quarterly results of operations;

•	changes in our earnings estimates or publication of research reports about us or the real estate industry;

•	increases in market interest rates that may lead purchasers of common stock to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key personnel;

•	actions by institutional stockholders;

•	reaction to the sale or purchase of company stock by our executives officers;

•	changes in the economic environment in the markets where our properties are located;

•	changes in the financial ability of our key tenants to satisfy the terms of the respective lease agreements;

•	changes in tax law;

•	speculation in the press or investment community; and

•	general market, economic and political conditions.
Broad market fluctuations could negatively impact the market price of our common stock.
      The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common stock.
Future sales of shares of our common stock may depress the price of our shares.
      As of the date of this prospectus, we have                      shares of common stock outstanding. We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price of our common stock. Sales of substantial numbers of shares of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock. We may issue from time to time additional common stock or operating partnership units convertible into common stock in connection with the acquisition of properties and we may grant additional demand or piggyback registration rights in connection with these issuances. Sales of substantial amounts of common stock or the perception that these sales could occur may adversely effect the prevailing market price for our common stock.

Future offerings of debt securities, which would rank senior to our common stock upon our liquidation, and future offerings of equity securities, which would dilute the common stock holdings of our existing stockholders and may be senior to our common stock for the purposes of dividend and liquidating dividends, may adversely affect the market price of our common stock.
      In the future, we may attempt to increase our capital resources by making offerings of debt or additional offerings of equity securities. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a dividend of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, could have a preference on liquidating dividends or a preference on dividend payments or both that could limit our ability to make a dividend distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in our company.
An increase in market interest rates may have an adverse effect on the market price of our common stock.
      One of the factors that investors may consider in deciding whether to buy or sell shares of our common stock is our dividend rate as a percentage of our share price, relative to market interest rates. If market interest rates increase, prospective investors may demand a higher dividend rate on shares of our common stock or seek alternative investments paying higher dividends or interest. The market price of shares of our common stock likely will be based in part on the earnings that we derive from lease income with respect to our properties and our related dividends to our stockholders. As a result, interest rate fluctuations and capital market conditions can affect the market price of shares of our common stock. For instance, if interest rates rise without an increase in our dividend rate, the market price of shares of our common stock could decrease because potential investors may require a higher dividend yield on shares of our common stock as market rates on interest-bearing instruments, such as bonds, rise. In addition, to the extent we have variable rate debt, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting our cash flow and our ability to service our indebtedness and make dividends to our stockholders.
If you purchase shares in this offering, you will experience immediate dilution.
      We expect the public offering price of our common stock to be higher than the book value per share of our common stock immediately following the offering. Accordingly, if you purchase our common stock in this offering, you will experience immediate dilution of approximately $          in book value per share. This means that investors who purchase shares will likely pay a price per share that exceeds the book value of our assets after subtracting our liabilities.
      Moreover, to the extent that outstanding LTIP units are converted into operating partnership units and then into shares of common stock, restricted stock grants become partially or fully vested, options to purchase our shares of common stock are exercised, or options are reserved for issuance are issued and exercised, or other equity awards are granted and become vested, each person purchasing shares of common stock in this offering may experience further dilution.
Risks Related to the Real Estate Industry
Our performance and stockholder value are subject to risks associated with real estate assets and with the real estate industry.
      We derive a substantial majority of our income from the ownership and operation of commercial office properties and structured real estate investments. Our ability to pay dividends to our stockholders depends on our ability to generate revenues in excess of expenses to meet required scheduled principal payments on debt, pay required development or redevelopment costs, and meet capital expenditure requirements. Events and conditions generally applicable to owners and operators of real property that are beyond our control may decrease cash available for paying dividends and the value of our properties. These events include:

•	local oversupply, increased competition or reduction in demand for office space;

•	inability to collect rent from tenants;

•	inability to collect contractual payments from third parties involved in our structured real estate investments;

•	vacancies or our inability to rent space on favorable terms;

•	a general decline in the value of commercial real estate in our target market;

•	inability to finance property acquisitions and selective development on favorable terms or at all;

•	increased operating costs, including insurance premiums, utilities, and real estate taxes;

•	costs of complying with changes in governmental regulations;

•	inability to complete development or redevelopment projects on time and/or on budget;

•	earthquakes and other natural disasters, terrorist acts, civil disturbances or acts of war which may result in uninsured or underinsured losses;

•	the relative illiquidity of real estate investments; and

•	changing sub-market demographics.
      In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur could result in a general decline in rents or an increased incidence of defaults under existing leases, which would adversely affect our financial condition, results of operations and cash available for paying dividends to our stockholders.
Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of violence or war may affect any market on which our common stock trades, the markets in which we operate, our operations and our profitability.
      Terrorist attacks may negatively affect our operations and the market price of our common stock. These attacks or armed conflicts may directly impact the value of our properties through damage, destruction, loss of use, actual loss or increased security costs. Moreover, most of our properties are currently located in the greater metropolitan Washington, D.C. area and there may be a decrease in demand for space in the region because it is considered at risk for future terrorist attacks, and this decrease may reduce our revenues from property rentals.
The United States may enter into armed conflicts in the future. The consequences of any armed conflicts are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business.
      Any of these events could result in increased volatility in or damage to the United States and worldwide financial markets and economy. They also could result in a continuation of the current economic uncertainty in the United States or abroad. Adverse economic conditions could affect the ability of our tenants to pay rent, which could have a material adverse effect on our operating results and financial condition, and our ability to pay dividends to our stockholders, and may result in volatility in the market price for our securities.

Our insurance may not be adequate to cover losses, including those that result from earthquakes or terrorist acts.
      We carry insurance coverage on our properties of types and in amounts that we believe are in line with coverage customarily obtained by owners of similar properties. In response to the uncertainty in the insurance market following the terrorist attacks of September 11, 2001, the federal Terrorism Risk Insurance Act, or TRIA, was enacted in November 2002 to require regulated insurers to make available coverage for certified acts of terrorism (as defined by the statute) through December 31, 2005. Coverage under TRIA includes only physical damage and does not include losses due to biological, chemical or radioactive contamination. Our current property insurance coverage provides for limits on coverage per occurrence, including coverage for certified acts of terrorism. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a property, and the anticipated future revenue from the property. Nevertheless, we might remain obligated for any mortgage debt or other financial obligations related to the property. It is also possible that third-party insurance carriers will not be able to maintain reinsurance sufficient to cover any losses that may be incurred.
Our revenues and the value of our portfolio will be affected by a number of factors that affect investments in leased real estate generally.
      We are subject to the general risks of investing in leased real estate. These include the non-performance of lease obligations by tenants, improvements that will be costly or difficult to remove should it become necessary to re-rent the leased space for other uses, covenants in certain retail leases that limit the types of tenants to which available space can be rented (which may limit demand or reduce the rents realized on re-renting), rights of termination of leases due to events of casualty or condemnation affecting the leased obligations of a landlord to restore the leased premises or the property following events of casualty or condemnation. Any of these conditions could have an adverse impact on our results of operations, liquidity and financial condition.
Our real estate investments are relatively illiquid and their values may decline.
      Real estate investments are relatively illiquid. Therefore, we will be limited in our ability to reconfigure our real estate portfolio in response to economic changes. We may encounter difficulty in disposing of properties when tenants vacate either at the expiration of the applicable lease or otherwise. If we decide to sell any of our properties, our ability to sell these properties and the prices we receive on their sale will be affected by the number of potential buyers, the number of competing properties on the market and other market conditions, as well as whether the property is leased and if it is leased, the terms of the lease. As a result, we may be unable to sell our properties for an extended period of time without incurring a loss, which would adversely affect our results of operations, liquidity and financial condition.
The costs of compliance with, or liabilities under, environmental laws may adversely affect our operating results.
      Our operating expenses could be higher than anticipated due to the cost of complying with existing or future environmental laws and regulations. An owner of real property can face liability for environmental contamination created by the presence, release or discharge of hazardous substances on the property. We may face liability regardless of:

•	our lack of knowledge of the contamination;

•	the timing of the contamination;

•	the cause of the contamination; or

•	the party responsible for the contamination of the property.

      There may be environmental problems associated with our properties of which we are unaware. The Garden City Drive property has an underground gasoline tank that is used by a tenant, which could cause environmental contamination. If environmental contamination exists on our properties, we could become subject to strict, joint and several liability for the contamination by virtue of our ownership interest.
      The presence of hazardous substances on a property may adversely affect our ability to sell the property, and we may incur substantial remediation costs, thus harming our financial condition. In addition, although many of our leases generally require our tenants to operate in compliance with all applicable laws and to indemnify us against any environmental liabilities arising from a tenant’s activities on the property, we could nonetheless be subject to strict liability by virtue of our ownership interest for environmental liabilities created by our tenants, and we cannot be sure that our tenants would satisfy their indemnification obligations under the applicable sales agreement or lease. Certain leases with significant tenants do not indemnify us against environmental liabilities arising from these tenant’s activities on the property. The discovery of material environmental liabilities attached to our properties could have a material adverse effect on our results of operations and financial condition and our ability to pay dividends to our stockholders.
Our properties may contain asbestos or contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem.
      Certain of our properties were constructed when asbestos was commonly used in the construction of commercial office properties. As a result, certain of our properties, properties under contract or properties we may acquire in the future may contain asbestos. The presence of asbestos could require us to undertake a costly remediation program to contain or remove the asbestos from the affected property or cause us to adopt an operations and maintenance plan. The presence of significant amounts of asbestos could expose us to liability from our tenants, employees of our tenants and others if health concerns arise.
      When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property. The presence of significant mold could expose us to liability from our tenants, employees of our tenants and others if property damage or health concerns arise.
Compliance with the Americans with Disabilities Act and fire, safety and other regulations may require us to make unintended expenditures that adversely impact our ability to pay dividends to our stockholders.
      Under the Americans with Disabilities Act of 1990, or ADA, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. A number of additional U.S. federal, state and local laws may also require modifications to our properties or restrict certain further renovations of the properties, with respect to access thereto by disabled persons. Noncompliance with the ADA could result in the imposition of fines or an award of damages to private litigants and an order to correct any non-complying feature, which may require substantial capital expenditures. We have not conducted an audit or investigation of all of our properties to determine our compliance, and we cannot predict the ultimate cost of compliance with the ADA or other legislation. If one or more of our properties is not in compliance with the ADA or other legislation, then we would be required to incur additional costs to bring the property into compliance.
      In addition, our properties are subject to various other federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with various requirements, we might incur governmental fines or private damage awards. In addition, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated expenditures.
      If we incur substantial costs to comply with the ADA or any other legislative or regulatory requirements, our financial condition, results of operations, cash flow, market price of our common stock and our ability to satisfy our debt service obligations and to pay dividends to our stockholders could be adversely affected.
Risks Related to Our Debt Financings
Required payments of principal and interest on borrowings may leave us with insufficient cash to operate our properties or to pay the dividends to our stockholders currently contemplated and may expose us to the risk of default under our debt obligations.
      Upon the acquisition of our properties under contract and use of the net proceeds from this offering as described in “Use of Proceeds,” we expect to have approximately $           million in outstanding indebtedness, inclusive of our pro rata share of joint venture debt and joint venture assets based on an estimated price for our common stock of $          per share. We expect to incur additional debt in connection with future acquisitions of properties.
      Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

•	we may be required to use a substantial portion of our cash flow from operations to pay principal and interest, which reduces the amount available for acquisition of new office properties and to pay dividends to our stockholders;

•	we may be at a competitive disadvantage compared to our competitors that have less debt;

•	our cash flow may be insufficient to meet our required principal and interest payments;

•	we may be unable to borrow additional funds as needed or on favorable terms;

•	we may be unable to refinance our indebtedness at maturity or may find that the refinancing terms may be less favorable than the terms of our original indebtedness;

•	because a portion of our debt bears interest at variable rates, an increase in interest rates could materially increase our interest expense;

•	we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

•	we may experience increased vulnerability to economic and industry downturns, reducing our ability to respond to changing business and economic conditions;

•	we may violate restrictive covenants in our loan documents or otherwise default on our obligations, which would entitle the lenders or mortgagees to accelerate our debt obligations, collect additional fees and interest and foreclose on our properties that secure their loans and receive an assignment of lease payments; and

•	our default under any one of our mortgage loans with cross-default or cross-collateralization provisions could result in default on other indebtedness or result in the foreclosures of other properties we own.
      If any one of these events were to occur, our financial condition, results of operations, cash flow, market price of our common stock and our ability to satisfy our debt service obligations and to pay dividends to stockholders could be adversely affected. If the economic performance of any of our properties declines, our ability to make debt service payments could be adversely affected.

Our organizational documents contain no limitations on the amount of indebtedness we may incur, and our cash flow and ability to pay dividends could be adversely affected if we become highly leveraged.
      Our charter and bylaws do not limit the amount of indebtedness that we or our operating partnership may incur. In addition, we do not have a policy limiting the amount of debt that we may incur, although we do not expect our total debt-to-total assets ratio, including our pro rata share of joint venture debt, to exceed 75%.
      Accordingly, our management and board of directors have discretion to increase the amount of our outstanding debt at any time without approval by our stockholders. Upon the acquisition of our properties under contract and use of the net proceeds from this offering as described in “Use of Proceeds,” our total debt to total assets ratio, including our pro rata share of joint venture debt and joint venture assets will be approximately      % based on an estimated price for our common stock of $     per share. If we become highly leveraged, we may experience difficulty in obtaining additional financing based on our current portfolio, refinancing existing debt on favorable terms or at all or repaying our outstanding indebtedness, which could harm our financial condition. In addition, we intend to enter into a revolving credit facility. The terms of this credit facility will likely limit the amount of indebtedness that we may incur. Failure to obtain additional financing could impede our ability to grow and develop our business. Our leverage levels also may adversely affect the market value of shares of our common stock if an investment in our company is perceived to be more risky than an investment in our peers.
Mortgage debt obligations expose us to increased risk of property losses, which could harm our financial condition, cash flow and ability to satisfy our other debt obligations and pay dividends to our stockholders.
      Incurring mortgage debt increases our risk of property losses because defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and ultimately our loss of the property securing any loans for which we are in default. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds.
      We expect to have outstanding mortgage debt obligations upon the acquisition of our properties under contract, and, in the future, we may assume mortgage indebtedness in connection with a property acquisition or incur mortgage indebtedness with respect to properties that we own. Our default under any one of our mortgage debt obligations may increase the risk of our default on our other indebtedness. If this occurs, our financial condition, cash flow and ability to satisfy our other debt obligations or ability to pay dividends to our stockholders may be harmed.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus contains various “forward-looking statements.” Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. Statements regarding the following subjects may be impacted by a number of risks and uncertainties:

•	our business and investment strategy;

•	our projected results of operations;

•	completion of any pending acquisitions, including acquisition of our properties and structured real estate investment under contract and under review;

•	our ability to manage our anticipated growth;

•	our ability to obtain future financing arrangements;

•	our estimates relating to, and our ability to pay, future dividends;

•	our understanding of our competition and our ability to compete effectively;

•	commercial real estate market and industry trends in the United States, and particularly in the greater metropolitan Washington, D.C. marketplace and its surrounding areas, ranging generally from Baltimore, Maryland through Richmond and Norfolk, Virginia;

•	projected capital and operating expenditures;

•	availability and creditworthiness of current and prospective tenants;

•	interest rates; and

•	lease rates and terms.
      The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock, along with the following factors that could cause actual results to vary from our forward-looking statements:

•	the factors referenced in this prospectus, including those set forth under the sections captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business and Properties;”

•	general volatility of the capital markets;

•	changes in our business and investment strategy;

•	default by our tenants;

•	availability, terms and deployment of capital;

•	availability of qualified personnel;

•	perception of the real estate industry;

•	changes in supply and demand dynamics within the real estate industry;

•	environmental effects;

•	changes in interest rates;

•	changes in applicable laws and regulations;

•	state of the general economy and the local economy in which our properties are located; and

•	the degree and nature of our competition.
      We cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. We do not intend, and disclaim any duty or obligation, to update or revise any industry information or forward-looking statements set forth in this prospectus to reflect new information, future events or otherwise.
MARKET DATA
      Market and industry data and forecasts used in this prospectus have been obtained from independent industry sources and from research reports prepared for other purposes. We have not independently verified the data obtained from these sources, and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as other forward-looking statements in this prospectus.

CAPITALIZATION
      The following table sets forth as of June 30, 2005:

•	our unaudited capitalization on a historical basis; and

•	our pro forma capitalization as adjusted to reflect the sale of shares of our common stock in this offering at a public offering price of $ per share, which is the midpoint of the range set forth on the front cover of this prospectus, the completion of our formation transactions as described under “Summary — Our Formation Transactions” and the application of the net proceeds as described in “Use of Proceeds.”
      This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical and unaudited pro forma financial information and related notes included elsewhere in this prospectus.

	June 30, 2005

	Asset Capital	Pro Forma
	Corporation, Inc.	As Adjusted

	(In thousands)
Long-term debt	$—
Owners’ equity	—
Stockholders’ equity:
Preferred stock, $0.001 par value per share, 50,000,000 shares authorized, no shares issued and outstanding	—
Common stock, $0.001 par value per share, 200,000,000 shares authorized, 9,632,300 shares issued and outstanding, actual; shares issued and outstanding, pro forma as adjusted(1)	10
Additional paid-in capital(2)	70,657
Retained earnings	250
Deferred compensation	(2,294)

Total stockholders’ equity	68,623

Total capitalization	$68,623

(1)	Excludes (i) shares of common stock that may be issued by us upon exercise of the underwriters’ over-allotment option, (ii) up to shares of our common stock issuable upon conversion of LTIP units, (iii) the issuance of shares of our common stock as consideration for the contribution of certain properties under contract and (iv) the 55,632 shares redeemed from our founders.

(2)	The pro forma as adjusted amount includes a reduction for approximately $ in estimated offering expenses.

DILUTION
Net Tangible Book Value
      At June 30, 2005, we had a combined net tangible book value of approximately $           million, or $          per share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding.
Dilution After This Offering
      Purchasers of our common stock will experience an immediate dilution of the net tangible book value of our common stock from the initial public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the net tangible book value per share of common stock immediately after this offering and the application of the estimated net offering proceeds. After giving effect to the sale of the shares of our common stock offered by us under this prospectus at an assumed initial public offering price of $           per share and the deduction of underwriting discounts and estimated offering expenses, our pro forma net tangible book value at June 30, 2005 would have been $           million, or approximately $           per share of our common stock. This amount represents an immediate increase in net tangible book value of $           per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $           per share from an assumed public offering price of $           per share of our common stock to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share	$
Pro forma net tangible book value per share at , 2005(1)
Increase (decrease) in pro forma net tangible book value per share attributable to properties acquired after , 2005 but prior to completion of this offering
Increase (decrease) in pro forma net tangible book value per share attributable to this offering(2)
Pro forma net tangible book value per share after this offering(3)	$

Dilution in pro forma net tangible book value per share to new investors(4)	$

(1)	Pro forma net tangible book value per share of common stock before this offering is determined by dividing our net tangible book value (total tangible assets less total liabilities) at , 2005 by the number of shares of common stock outstanding prior to this offering.

(2)	After deducting underwriting discounts, commissions and other estimated expenses of this offering.

(3)	Based on the pro forma net tangible book value attributable to common stockholders of approximately $ divided by shares of our common stock to be outstanding after giving effect to this offering, LTIP units and shares of restricted stock outstanding under the 2005 equity incentive plan.

(4)	Dilution is determined by subtracting (i) pro forma net tangible book value per share of our common stock after giving effect to the acquisition of properties after , 2005 but prior to completion of this offering, this offering and the application of the net proceeds from (ii) the initial public offering price per share paid by a new investor in this offering.

Differences Between New and Existing Stockholders in Number of Shares of Common Stock and Amount Paid
      The table below summarizes, as of                , 2005 on the pro forma basis discussed above, the differences between the number of shares of common stock purchased from us, the total consideration and average price per share paid by existing stockholders, LTIP unit holders and holders of restricted stock and by the new investors purchasing common stock in this offering. We used an assumed initial public offering price of $           per share, and we have deducted estimated underwriting discounts and commissions and estimated offering expenses in our calculations.

	Shares Issued		Cash/Tangible Book Value

	Number	Percentage	Amount	Percentage	Per Share

Existing stockholders, LTIP unit holders and holders of restricted stock
New investors in this offering

Total

DIVIDEND POLICY
      While we intend to retain capital to originate new investments, service our debt, make additional investments in our properties and pay our operating expenses, we intend to pay regular quarterly dividends to our stockholders in amounts to be determined and evaluated on a periodic basis by our board of directors. We cannot assure you when or whether we will pay dividends in the future.

USE OF PROCEEDS
      We intend to use the net proceeds from this offering of approximately $      million, after deducting the underwriters’ discount and the estimated expenses we will pay in connection with this offering ($           million if the underwriters exercise in full their over-allotment option) as follows:

•	approximately $40.4 million to repay outstanding mortgages on various properties which we own, including approximately $17.8 million on the Commerce Center I property which matures on October 9, 2007 and has a current interest rate of the 30-day LIBOR rate + 1.5%, approximately $12.6 million on the Executive Tower property which matures in October 9, 2007 and has a current interest rate of the 30-day LIBOR rate + 1.5% and approximately $10.0 million on the Hollymead Town Center property notes that mature on August 16, 2009 and have a current interest rate of 8%;

•	approximately $2.8 million to acquire the Pidgeon Hill II property under contract;

•	approximately $7.0 million for tenant improvements, leasing commissions and projected renovations to the Frederick Medical Center, Timonium Medical Center and Columbia Medical Campus properties;

•	approximately $4.0 million to fund planning, legal and initial development costs associated with the Hollymead Town Center property; and

•	any remaining proceeds to fund our working capital needs and investments in additional office properties and related assets, including pending acquisitions that we have under consideration and for other general corporate purposes.
      We may incur new indebtedness for the acquisition of additional properties, payment of dividends to our stockholders and for general corporate purposes.
      Pending full deployment of the net proceeds, funds will be invested in money market accounts and marketable short-term investment grade securities. These investments are expected to provide a lower net return than we expect to achieve from our intended real estate investments.

SELLING STOCKHOLDERS
      The selling stockholders may, from time to time, offer and sell pursuant to this prospectus any or all of their shares of our common stock. When we refer to the “selling stockholders” in this prospectus, we mean those persons specifically identified in the table below, as well as the permitted transferees, pledges, donees, assignees, successors and others who later come to hold any of the selling stockholders’ interests other than through a public sale.
      The table below sets forth the name of each selling stockholder and the number of shares of our common stock that each selling stockholder may offer pursuant to this prospectus, from time to time, as of           , 2005. To our knowledge, except as noted below, none of the selling stockholders has, since our inception, any material relationship with us or any of our predecessors or affiliates other than as a result of the ownership of the shares covered by this prospectus. The information presented regarding the selling stockholders is based upon representations made by the selling stockholders to us.
      Because the selling stockholders may offer all, some or none of the shares of the common stock pursuant to this prospectus, and because there currently are no agreements, arrangements or understandings with respect to the sale of any of these shares, no definitive estimate can be given as to the amount of shares that will be held by the selling stockholders after completion of this offer. The following table has been prepared assuming that the selling stockholders sell all of the shares of our common stock beneficially owned by them that have been registered by us and do not acquire any additional shares of stock. We cannot advise you as to whether the selling stockholders will in fact sell any or all of their shares of our common stock. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.
      Information concerning the selling stockholders may change from time to time, and any changed information will be set forth in prospectus supplements or post-effective amendments, as may be appropriate.

	Shares of	Shares of	Shares of	Percentage
	Common Stock	Common	Common Stock	of Class
	Beneficially	Stock Offered	Beneficially	Beneficially
	Owned Before	by This	Owned After	Owned After
Selling Stockholders	Resale	Prospectus	Resale(1)	Resale(1)

Total

*	Holdings present less than 1% of all shares outstanding.

(1)	Assumes that each named selling stockholder sells all of the shares of our common stock it holds that is covered by this prospectus and neither acquires nor disposes of any other shares, or right to purchase other shares, of our common stock subsequent to the date as of which we obtained information regarding its holdings.

INSTITUTIONAL TRADING OF OUR COMMON STOCK
      There is no public trading market for our common stock. Shares of our common stock issued to qualified institutional buyers in connection with our recent private offering of common stock were eligible for trading in the PORTALSM Market, or PORTAL, a subsidiary of the NASDAQ Stock Market, Inc., which permits secondary sales of eligible unregistered securities to qualified institutional buyers in accordance with Rule 144A under the Securities Act. The following table shows the high and low sales prices for our common stock for each quarterly period that our common stock was eligible for trading on PORTAL:

	High Sales	Low Sales
	Price	Price

June 30, 2005 to October 7, 2005	$8.70	$8.40
      The information above regarding PORTAL prices may not be complete since we have access only to information regarding trades reported by our underwriters and not trades reported by other broker-dealers. Moreover, broker-dealers are not required to report all trades to PORTAL.
      As of October 7, 2005, we had 11,221,012 shares of our common stock issued and outstanding which were held by 16 holders of record.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA
      The following table sets forth selected historical financial and other data for Asset Capital Corporation, Inc., for the financial condition and results of operations of the limited liability companies that own the Century South, Commerce Center I, Garden City Drive, Pidgeon Hill I and Pidgeon Hill II properties and the 8% Class A membership interest and the 44% Class B membership interest in the limited liability company that owns the Twelve Oaks property (which we refer to collectively as the assets controlled by our founders), and on a pro forma basis for Asset Capital Corporation, Inc. The historical combined financial information of the assets controlled by our founders reflects the assets, liabilities and owners’ equity and results of operations of the assets to be contributed and the liabilities to be assumed by us subsequent to June 30, 2005 pursuant to the contribution and assignment agreements entered into in connection with our private placements in June 2005 and July 2005.
      Asset Capital Corporation, Inc.’s and the assets controlled by our founders’ historical combined balance sheet data as of December 31, 2004 and 2003, and combined statements of operations data for the years ended December 31, 2004, 2003 and 2002, have been derived from the historical combined financial statements audited by BDO Seidman, LLP, an independent registered public accounting firm, whose reports with respect thereto is included elsewhere in this prospectus.
      The unaudited selected pro forma financial data for Asset Capital Corporation, Inc. as of and for the year ended December 31, 2004 and as of and for the six month period ended June 30, 2005 assumes the contribution of the assets controlled by our founders and the acquisitions of the Pinewood Plaza, Executive Tower, Plaza 270, Columbia Medical Campus, Frederick Medical Center, Timonium Medical Center and Hollymead Town Center properties occurred on June 30, 2005 for the pro forma balance sheet data and as of January 1, 2004 for the pro forma statement of operations data.
      The historical combined financial data for the assets controlled by our founders included below and set forth elsewhere in this prospectus and the pro forma data for Asset Capital Corporation, Inc. are not necessarily indicative of our future performance. The pro forma data does not purport to represent our financial condition or results of operations that would actually have occurred assuming the contribution of the membership interests in the limited liability companies that own Century South, Commerce Center I, Garden City Drive, Pidgeon Hill I, Pidgeon Hill II and Twelve Oaks properties and the acquisitions of the Pinewood Plaza, Executive Tower, Plaza 270, Columbia Medical Campus, Frederick Medical Center, Timonium Medical Center and Hollymead Town Center properties had all transactions occurred on the dates indicated. You should read the following selected financial and other data together with “Our Business and Properties,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Financial Information” and the historical financial statements for the assets controlled by our founders entity and related notes appearing elsewhere in this prospectus.

	Asset Capital Corporation, Inc.									Assets Controlled by our Founders

			Historical							Historical

	Pro Forma
			Six Months							Six Months
	Six Months		Ended							Ended
	Ended	Year Ended	June 30,		Year Ended December 31,					June 30,		Year Ended December 31,
	June 30,	December 31,
	2005	2004	2005	2004	2004	2003	2002	2001	2000	2005	2004	2004	2003	2002	2001	2000

	(In thousands, except per share amounts)
Statements of Operations Data:
Revenues:
Rental income	$	$	$—	$—	$—	$—	$—	$—	$—	$3,687	$2,854	$5,883	$5,859	$4,969	$4,002	$2,201
Operating expense reimbursements			—	—	—	—	—	—	—	151	114	249	89	123	94	2
Fee income, primarily from related parties			700	514	947	668	482	326	290	—	—	—	—	—	—	—
Other income			—	—	—	—	11	27	4	18	5	28	23	49	25	22

Total revenues			700	514	947	668	493	353	294	3,856	2,973	6,160	5,971	5,141	4,121	2,225

Expenses:
Operating and other expenses			333	238	507	333	108	94	108	1,620	1,043	2,233	2,449	1,878	1,760	826
General and administrative			118	90	167	174	101	26	43	—	—	—	—	—	—	—
Depreciation and amortization			—	—	—	—	—	9	—	927	480	1,024	932	765	638	287

Total operating expenses			451	328	674	507	209	129	151	2,547	1,523	3,257	3,381	2,643	2,398	1,113

Income from operations			249	186	273	161	284	224	143	1,309	1,450	2,903	2,590	2,498	1,723	1,112
Interest income			—	—	—	3	—	—	1	6	1	2	5	9	13	15
Interest expense			(5)	—	—	—	—	—	—	(1,278)	(986)	(2,064)	(2,032)	(2,109)	(1,669)	(899)
Equity in earnings of uncombined entity			—	—	—	—	—	—	—	64	59	118	143	131	111	—

Net income			244	186	273	164	284	224	144	101	524	959	706	529	178	228
Pro forma provision for income taxes			(95)	(72)	(106)	(64)	(110)	(87)	(56)	—	—	—	—	—	—	—

Pro forma net income	$	$	$149	$114	$167	$100	$174	$137	$88	$101	$524	$959	$706	$529	$178	$228

Net income per share— basic and diluted			$0.49	$0.47	$0.69	$0.42	$0.72	$0.57	$0.37

Pro forma dividends per share			$0.07	$0.59	$0.78	$0.29	$0.69	$0.66	$0.41

Pro forma basic and diluted earnings per share	$	$	$0.30	$0.29	$0.42	$0.25	$0.44	$0.35	$0.22

Pro forma weighted average common shares outstanding— basic and diluted			496	394	394	394	394	394	394

Balance Sheet Data (as of end of period):
Real estate investments, net	$		$—	$—	$—	$—	$—	$—	$—	$37,054	$28,542	$37,541	$25,734	$26,546	$20,951	$20,761
Cash and cash equivalents			69,695	67	39	55	10	5	5	1,662	1,180	2,603	1,103	1,204	859	631
Other assets, net			1,061	16	180	26	15	7	—	5,389	3,244	4,981	2,552	2,108	1,647	1,270

Total assets	$		$70,756	$83	$219	$81	$25	$12	$5	$44,105	$32,966	$45,125	$29,389	$29,858	$23,457	$22,662

Mortgage notes payable	$		$—	$—	$—	$—	$—	$—	$—	$36,608	$28,385	$36,459	$25,788	$26,041	$20,009	$20,089
Other liabilities			2,133	2	180	7	—	—	—	1,022	831	1,384	860	889	891	274

Total liabilities			2,133	2	180	7	—	—	—	37,630	29,216	37,843	26,648	26,930	20,900	20,363
Owners’ equity			68,623	81	39	74	25	12	5	6,475	3,750	7,282	2,741	2,928	2,557	2,299

Total liabilities and owners’ equity	$		$70,756	$83	$219	$81	$25	$12	$5	$44,105	$32,966	$45,125	$29,389	$29,858	$23,457	$22,662

Selected Financial Data:
Number of properties owned (end of period)	13	13	—	—	—	—	—	—	—	6	5	6	4	4	3	2

Net rentable square feet (end of period)	1,177,231	1,177,231	N/A	N/A	N/A	N/A	N/A	N/A	N/A	512,438	417,301	512,438	396,193	439,435	340,696	213,080

Adjusted pro forma net income(1)	$	$	$149	$114	$167	$100	$174	$146	$88	$1,028	$1,004	$1,983	$1,638	$1,294	$816	$515

Reconciliation of pro forma net income to adjusted net income:
Pro forma net income	$	$	$149	$114	$167	$100	$174	$137	$88	$101	$524	$959	$706	$529	$178	$228
Plus:
Depreciation and amortization			—	—	—	—	—	9	—	927	480	1,024	932	765	638	287

Adjusted pro forma net income	$	$	$149	$114	$167	$100	$174	$146	$88	$1,028	$1,004	$1,983	$1,638	$1,294	$816	$515

Adjusted pro forma net income per share— basic and diluted	$	$	$0.30	$0.29	$0.42	$0.25	$0.44	$0.37	$0.22

Weighted average common shares outstanding— basic and diluted			496	394	394	394	394	394	394

(1)	We believe that adjusted net income is helpful to investors as an additional measure of performance for our company because it facilitates an understanding of the operating performance of our properties without giving effect to depreciation and amortization, which assumes that the value of real estate assets diminishes ratably over time. Because real estate values have historically increased or decreased with market conditions, we believe that adjusted net income provides a more meaningful and accurate indication of our performance. We believe that adjusted net income should be reconciled with net income as presented in the financial statements. Adjusted net income should not be considered to be an alternative to net income, computed in accordance with GAAP, as an indicator of our financial performance or cash flow from operating activities, computed in accordance with GAAP, as an indicator of our liquidity, or as an indicator of funds available to satisfy our cash needs.

UNAUDITED PRO FORMA FINANCIAL INFORMATION
      We were formed on March 30, 2005. On June 30, 2005, we completed a private placement of securities (the “Private Placement”). Concurrent with the Private Placement, certain property management and maintenance and engineering agreements were contributed to us. The contribution of these agreements has been reflected as a reorganization of entities under common control similar to a pooling of interests. Also concurrent with the Private Placement, we entered into contribution agreements whereby ownership interest in several commercial real estate investments (“Assets Controlled by our Founders”) will be contributed to us by our founding members and other investors.
      The following unaudited pro forma condensed statements of operations assume that the contribution of the membership interests in the limited liability companies that own the Commerce Center I, Garden City Drive, Pidgeon Hill I and Twelve Oaks properties (properties included in the Assets Controlled by our Founders) had occurred as of January 1, 2002, the contribution of the membership interests in the limited liability companies that own the Century South and Pidgeon Hill II properties (properties included in the Assets Controlled by our Founders) had occurred as of January 1, 2004 and the acquisitions of the Pinewood Plaza, Executive Tower, Plaza 270, Columbia Medical Campus, Frederick Medical Center, Timonium Medical Center and Hollymead Town Center properties as described in this prospectus had occurred as of January 1, 2004. The unaudited pro forma condensed balance sheet assumes the contribution of the limited liability companies and the contributions described above occurred as of June 30, 2005.
      The pro forma information has been prepared on the basis that the formation transactions are transactions between entities under common control. Therefore, the managing member’s share of net assets of the Assets Controlled by our Founders, received in exchange for our common shares, are recorded at the historical carrying amounts. The ownership interests of the managing member of the related properties were owned 100% by our founders.
      We caution you that the pro forma information presented in this prospectus is neither comparable to, nor representative of, the results that we expect to achieve once we commence operations. Many factors could cause our results to differ materially from this pro forma information, including, but not limited to, the following:

•	the historical businesses of Asset Capital Corporation, Inc. and Assets Controlled by our Founders are intended to be only a portion of our business in the future;

•	the financial information of Asset Capital Corporation, Inc. and Assets Controlled by our Founders is not indicative of our expected future results;

•	prior to June 30, 2005, Asset Capital Corporation, Inc. and Assets Controlled by our Founders are treated as a partnership for income tax purposes and, as a consequence, incurred no federal or state income taxes. Pro forma net income and per share data set forth below assumed that Asset Capital Corporation, Inc. and Assets Controlled by our Founders were C corporations during the periods presented;

•	the financial information related to the properties acquired is not indicative of our expected future results; and

•	factors discussed in “Risk Factors” above.
      You should read the pro forma financial information set forth below in conjunction with the financial statements and related notes of Asset Capital Corporation, Inc. and Assets Controlled by our Founders included in this prospectus and the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” You should also read “Risk Factors— Risks Related to Our Business— Asset Capital Corporation, Inc. has little operating history, and we may not be able to successfully operate our business or generate sufficient revenue to pay our operating expenses. Also, the operating results and financial data in this prospectus may not be useful in assessing our likely future performance” and “Risk Factors— Risks Related to Our Organization and Structure— The financial information and data contained in this prospectus does not comply fully with the financial disclosure requirements of the U.S. federal securities regulations applicable to registered public offerings. The omitted information may be important to investors.”

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
As of June 30, 2005

		(2)
		Assets				Purchase
	(1)	Controlled			Pro Forma	Accounting			(7)(8)
	ACC,	by our	Reorganization		Reorganized	and other			Offering
	Inc.	Founders	Adjustments		Company	Adjustments		Subtotal	Adjustments	Pro Forma

	(in thousands, except per share data)
ASSETS
Real estate investments, at cost, net	$—	$37,054	$(107	)(4)	$36,947	$9,701	(5)	$143,639
						96,991	(6)
Cash and cash equivalents	69,695	1,662	(1,214	)(3)	70,143	(12,453	) (5)	6,466
						(51,224	) (6)
Other assets	1,061	5,389	(1,291	)(3)	5,159	440	(5)	5,599

TOTAL ASSETS	$70,756	$44,105	$(2,612)		$112,249	$43,455		$155,704

LIABILITIES AND OWNERS’/ SHAREHOLDERS’ EQUITY
Mortgage notes payable	$—	$36,608	$—		$36,608	$45,767	(6)	$82,375
Other borrowings	1,000	403	(953	)(3)	450	—		450
Other liabilities	1,133	619	(123	)(3)	1,629	—		1,629
Minority interest	—	—	6,502	(4)	6,502	(6,502	) (5)	—

TOTAL LIABILITIES	2,133	37,630	5,426		45,189	39,265		84,454

Owners’ equity/retained earnings	237	6,475	(1,429	)(3)	(1,326)	(5,176	) (5)	—
			(107	)(4)		6,502	(5)
			(6,502	)(4)
Common shares	10	—	—		10	1	(5)	11
Additional paid-in capital	70,670	—	—		70,670	2,863	(5)	73,533
Deferred compensation	(2,294)	—	—		(2,294)	—		(2,294)

TOTAL OWNERS’/ SHAREHOLDERS’ EQUITY	68,623	6,475	(8,038)		67,060	4,190		71,250

TOTAL LIABILITIES AND OWNERS’/ SHAREHOLDER’S EQUITY	$70,756	$44,105	$(2,612)		$112,249	$43,455		$155,704

See accompanying notes to unaudited pro forma condensed balance sheet.

Notes to Unaudited Pro Forma Condensed Balance Sheet

(1)	Amounts reflecting the audited historical balance sheet of Asset Capital Corporation, Inc., as of June 30, 2005.

(2)	Amounts reflecting the unaudited historical combined balance sheet of the Assets Controlled by our Founders, as of June 30, 2005.

(3)	Includes amounts reflecting certain net assets, primarily cash, restricted cash and certain payables, of the Assets Controlled by our Founders which are to be distributed to owners prior to the completion of the respective formation transactions.

(4)	Includes amounts to eliminate the effects of transactions between Asset Capital Corporation, Inc. and the Assets Controlled by our Founders and to record the minority interest in net assets held by non-controlling shareholders.

(5)	Includes amounts to reflect the contribution of certain assets and membership interests of the Assets Controlled by our Founders in exchange for common shares and cash payments of approximately $12.4 million, including $437,000 cash to replace certain lender reserves, $440,000 in estimated cash balances contributed and net of $443,000 to pay certain closing costs and disposition fees. The excess of purchase price over carrying values of the non-controlling members (i.e. minority interest) on the books of the respective limited liability companies prior to contribution of $9.7 million is recorded as an increase in real estate investments. Also includes amounts to eliminate the minority interest as a result of the contributions. The analysis of purchase price allocation has not yet been completed.

(6)	Includes amounts reflecting properties acquired during the period beginning July 1, 2005 and ending on the date of this prospectus for $51.2 million in cash and the assumption of $45.8 million of debt.

(7)	Includes the net proceeds from this offering of approximately $ million, consisting of estimated gross proceeds of $ million without giving effect to any exercise of the underwriter’s option to purchase or place up to an additional shares of common stock to cover additional allotments, if any, less the underwriter’s discount of approximately $ million and other offering costs of approximately $ million, primarily comprised of attorneys’ fees, accountants’ fees and printing expenses.

(8)	Includes amounts reflecting the use of proceeds to repay mortgage loans payable of approximately $ million.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
for the Six Months Ended June 30, 2005

		(2)
		Assets			Purchase
	(1)	Controlled	(3)	Pro Forma	Accounting			(7)
	ACC,	by our	Reorganization	Reorganized	and other			Offering
	Inc.	Founders	Adjustments	Company	Adjustments		Subtotal	Adjustments	Pro Forma

	(in thousands, except per share data)
Revenues
Rental income	$—	$3,687	$—	$3,687	$2,033	(5)	$5,720
Operating expense reimbursements	—	151	—	151	37	(5)	188
Fee income, primarily from related parties	700	—	(199)	501	—		501
Other income	—	18	—	18	22	(5)	40

TOTAL REVENUES	700	3,856	(199)	4,357	2,092		6,449

Expenses
Operating and other expenses	333	1,620	(92)	1,861	1,265	(5)	3,126
General and administrative	118	—	—	118	5	(5)	505
					382	(6)
Depreciation and amortization	—	927	—	927	121	(4)	1,081
					33	(5)

Total expenses	451	2,547	(92)	2,906	1,806		4,712

Income (loss) from operations	249	1,309	(107)	1,451	286		1,737
Interest income	—	6	—	6	—		6
Interest expense	(5)	(1,278)	—	(1,283)	(181	)(5)	(1,464)
Equity in earnings of uncombined entity	—	64	—	64	—		64

Income (loss) before minority interest and income taxes	244	101	(107)	238	105		343
Minority interest	—	—	(10)	(10)	10	(4)	—

Net Income (loss)	244	101	(117)	228	115		343
Pro forma (provision for) benefit of income taxes	(95)	(39)	46	(88)	(45	) (4)(5)(6)	(133)

PRO FORMA NET INCOME (LOSS)	$149	$62	$(71)	$140	$70		$210

Net income per share — basic and diluted	$0.49

Pro forma net income per share — basic and diluted	$0.30									$(10)

Weighted average shares outstanding — basic and diluted	496

See accompanying notes to unaudited pro forma condensed statements of operations.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
for the Year Ended December 31, 2004

		(2)
		Assets			Purchase
	(1)	Controlled	(3)	Pro Forma	Accounting
	ACC,	by our	Reorganization	Reorganized	and other			Offering
	Inc.	Founders	Adjustments	Company	Adjustments		Subtotal	Adjustments	Pro Forma

	(in thousands, except per share data)
Revenues
Rental income	$—	$5,883	$—	$5,883	$3,727	(5)	$11,146
					1,536	(8)
Operating expense reimbursements	—	249	—	249	32	(5)	389
					108	(8)
Fee income, primarily from related parties	947		(363)	584	35	(5)	619
Other income	—	28	(25)	3	4	(5)	26
					19	(8)

TOTAL REVENUES	947	6,160	(388)	6,719	5,461		12,180

Expenses
Operating and other expenses	216	2,233	(364)	2,085	2,659	(5)	5,275
					531	(8)
General and administrative	458	—	—	458	10	(5)	1,233
					765	(6)
Depreciation and amortization	—	1,024	—	1,024	66	(5)	2,130
					243	(4)
					797	(8)

Total expenses	674	3,257	(364)	3,567	5,071		8,638

Income (loss) from operations	273	2,903	(24)	3,152	390		3,542
Interest income	—	2	—	2	7	(8)	9
Interest expense	—	(2,064)	—	(2,064)	(358	)(5)	(2,931)
					(509	)(8)
Equity in earnings of uncombined entity	—	118	—	118	—		118

Income (loss) before minority interest and income taxes	273	959	(24)	1,208	(470)		738
Minority interest	—	—	(781)	(781)	781	(4)	—

Net Income (loss)	273	959	(805)	427	311		738
Pro forma (provision for) benefit of income taxes	(106)	(373)	313	(166)	(120	) (4)(5)(6)	(286)

PRO FORMA NET INCOME (LOSS)	$167	$586	$(492)	$261	$191		$452

Net income per share — basic and diluted	$0.69

Pro forma net income per share — basic and diluted	$0.42									$(10)

Weighted average shares outstanding — basic and diluted	394

See accompanying notes to unaudited pro forma condensed statements of operations.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
for the year ended December 31, 2003

		(2)
		Assets		Purchase
	(1)	Controlled	(3)	Accounting
	ACC,	by our	Reorganization	and other
	Inc.	Founders	Adjustments	Adjustments		Pro Forma

	(in thousands, except per share data)
Revenues
Rental income	$—	$5,859	$—	$—		$5,859
Operating expense reimbursements	—	89	—	—		89
Fee income, primarily from related parties	668	—	(332)	—		336
Other income	—	23	—	—		23

TOTAL REVENUES	668	5,971	(332)	—		6,307

Expenses
Operating and other expenses	174	2,449	(332)	—		2,291
General and administrative	333	—	—	765	(4)	1,098
Depreciation and amortization	—	932	—	188	(6)	1,120

Total expenses	507	3,381	(332)	953		4,509

Income (loss) from operations	161	2,590	—	(953)		1,798
Interest income	3	5	—	—		8
Interest expense	—	(2,032)	—	—		(2,032)
Equity in earnings of uncombined entity	—	143	—	—		143

Net income (loss)	164	706	—	(953)		(83)
Pro forma (provision for) benefit of income taxes	(64)	(275)	—	371	(4)(6)	32

PRO FORMA NET INCOME (LOSS)	$100	$431	$—	$(582)		$(51)

Net income per share — basic and diluted	$0.42

Pro forma net income (loss) per share — basic and diluted	$0.25					$(0.05	) (11)

Weighted average shares outstanding — basic and diluted	394					1,027

See accompanying notes to unaudited pro forma condensed statements of operations.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
for the year ended December 31, 2002

		(2)
		Assets		Purchase
	(1)	Controlled	(3)	Accounting
	ACC,	by our	Reorganization	and other
	Inc.	Founders	Adjustments	Adjustments		Pro Forma

	(in thousands, except per share data)
Revenues
Rental income	$—	$4,969		$825	(9)	$5,794
Operating expense reimbursements	—	123	—	—		123
Fee income, primarily from related parties	482	—	—	—		482
Other income	11	49	—	—		60

TOTAL REVENUES	493	5,141	—	825		6,459

Expenses
Operating and other expenses	108	1,879	(174)	525	(9)	2,338
General and administrative	101	—	—	765	(6)	866
Depreciation and amortization	—	765	—	188	(4)	953
				147	(9)	147

Total expenses	209	2,644	(174)	1,625		4,304

Income (loss) from operations	284	2,497	174	(800)		2,155
Interest income	—	10	—	7	(9)	17
Interest expense	—	(2,109)	—	(509	)(9)	(2,618)
Equity in earnings of uncombined entity	—	131	—	—		131

Net income (loss)	284	529	174	(1,302)		(315)
Pro forma (provision for) benefit of income taxes	(110)	(206)	—	507	(4)(6)(9)	191

PRO FORMA NET INCOME (LOSS)	$174	$323	$174	$(795)		$(124)

Net income per share — basic and diluted	$0.72

Pro forma net income (loss) per share — basic and diluted	$0.44					$(0.12	) (11)

Weighted average shares outstanding — basic and diluted	394					1,027

See accompanying notes to unaudited pro forma condensed statements of operations.

Notes to Unaudited Pro Forma Condensed Statements of Operations

(1)	Amounts reflecting the historical results of operations of Asset Capital Corporation, Inc. for the six months ended June 30, 2005 and the years ended December 31, 2004, 2003 and 2002, as adjusted for federal and state income taxes. As limited liability companies taxed as partnerships, the entities that comprise a portion of our company were not subject to U.S. federal or state income taxes at the entity level prior to June 30, 2005. As a C Corporation we are subject to U.S. federal and state income taxes. The historical operating earnings have been adjusted to reflect taxes at a 38.9% rate, including a 35% statutory rate for U.S. federal income taxes and a 3.9% rate for state income taxes, less the related federal tax benefit.

(2)	Amounts reflecting the historical combined financial statements of the Assets Controlled by our Founders for the six months ended June 30, 2005 and the years ended December 31, 2004, 2003 and 2002, as adjusted for federal and state income taxes. As limited liability companies taxed as partnerships, the entities that comprise the Assets Controlled by our Founders are not currently subject to U.S. federal or state income taxes. The historical operating earnings have been adjusted to reflect taxes at a 38.9% rate, including a 35% statutory rate for U.S. federal income taxes and a 3.9% rate for state income taxes, less the related federal tax benefit.

(3)	Includes amounts to eliminate the effects of transactions between Asset Capital Corporation, Inc. and the Assets Controlled by our Founders for all periods presented and to record the minority interest in earnings due to non-controlling shareholders for the six months ended June 30, 2005 and the year ended December 31, 2004.

(4)	Includes amounts to reflect straight line amortization over 40 years of excess purchase price over carrying value of non-controlling membership interests in the Assets Controlled by our Founders for Commerce Center I, Garden City Drive and Pidgeon Hill I for all periods presented; amortization for Century South and Pidgeon Hill II for the year ended December 31, 2004 and the six months ended June 30, 2005; and to eliminate the minority interest as a result of the contribution.

(5)	Includes amounts reflecting the historical results of Executive Tower, Pinewood Plaza and the Maryland Medical Portfolio, (consisting of the Columbia Medical Campus, Frederick Medical Center and Timonium Medical Center properties) as reported in the respective Statements of Revenue and Certain Expenses prepared in accordance with the requirements of Regulation S-X, Rule 3-14 of the Securities and Exchange Commission. In addition, depreciation expense has been reflected based upon a 39 year life. The analysis of purchase price allocation has not yet been completed.

(6)	Includes amounts reflecting amortization of compensation expense associated with the restricted common shares and LTIP units issued or to be issued to our founders, other executive officers and key employees, assuming such grants were made on January 1st of each of the respective years presented. Compensation expense of $2.3 million is reflected as expensed ratably over the three-year vesting period.

(7)	Includes amounts reflecting interest expense and amortization of deferred financing costs relating to mortgage loans payable to be repaid from net offering proceeds.

(8)	Includes amounts reflecting annualized results of Century South, which was acquired in May 2004, and Pidgeon Hill II, which was acquired in December 2004, as though they were acquired on January 1, 2004.

(9)	Includes amounts reflecting these annualized results of the Garden City property which was acquired in October 2002, as though it was acquired on January 1, 2002.

(10)	Basic per share data assumes common shares and LTIP units were outstanding, including: (a) 270,203 shares of restricted stock issued to the founders and certain key executives upon or shortly following the formation of our company; (b) 10,248,893 common shares issued in the June 2005 private placement, including amounts sold to cover additional allotments; (c) 394,385 common shares issued to the founders in exchange for the assignment of certain management and maintenance and engineering agreements as part of the formation transactions; (d) 203,242, 246,755, 147,426 and

35,226 common shares issued upon the contribution of the Pidgeon Hill I, Commerce Center I, Garden City Drive, and Twelve Oaks properties, respectively; (e) 8,000 LTIP units issued to our directors; (f) 89,566 and 60,776 common shares issued upon the contribution of the Pidgeon Hill II and Century South properties, respectively; (g) shares of restricted stock and LTIP units issued to certain officers and key employees; and (h) shares issued in conjunction with this offering.

(11)	Basic per share data assumes 1,027,034 common shares, including: (a) 394,385 common shares issued to the founders in exchange for the assignment of certain management and maintenance and engineering agreements as part of the formation transactions and (b) 203,242, 246,755, 147,426 and 35,226 common shares issued upon the contribution of the Pidgeon Hill I, Commerce Center I, Garden City Drive, and Twelve Oaks properties, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
      The following discussion should be read in conjunction with the “Selected Financial and Other Data”; the audited combined financial statements as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002 of Asset Capital Corporation, Inc.; the unaudited financial statements as of June 30, 2005 and 2004 and for the six months ended June 30, 2005 and 2004 of Asset Capital Corporation, Inc; the audited financial statements as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002 of the assets controlled by our founders; and the unaudited financial statements as of June 30, 2005 and 2004 and for the six months ended June 30, 2005 and 2004 of the assets controlled by our founders. The financial statements for Asset Capital Corporation, Inc. reflect the financial position and results of operations of certain property management and maintenance and engineering contracts of Asset Capital Corporation, L.L.C., Asset Capital Management, LLC and ARV/ ACC Engineering LLC that were contributed to us on June 30, 2005.
      For the purposes of this section, the assets controlled by our founders are not a legal entity, but rather a combination of real estate entities under common control of the same managing member. As a result, the assets controlled by our founders are comprised of (i) the limited liability companies that own the Commerce Center I property, the Garden City Drive property, the Century South property, the Pidgeon Hill I property, and the Pidgeon Hill II property and (ii) the 8% Class A membership interest and the 44% Class B membership interest in the limited liability company that owns the Twelve Oaks property. Where appropriate, the following discussion includes analysis of the effects of the acquisition of our properties and our properties under contract. These effects are reflected in the pro forma combined financial statements located elsewhere in this prospectus. References to “we,” “us” and “our” refer to Asset Capital Corporation, Inc. or the assets controlled by our founders, as applicable.
Overview
      Asset Capital Corporation, Inc. was formed on March 30, 2005 to succeed to the commercial office property business of the contributed or to be contributed assets and the assumed or to be assumed liabilities of Asset Capital Corporation, L.L.C. and its affiliates, including the assets controlled by our founders. We focus on the acquisition, development, redevelopment, renovation, repositioning, ownership, management and operation of commercial office properties in the greater metropolitan Washington D.C. marketplace and its surrounding areas, ranging generally from Baltimore, Maryland through Richmond and Norfolk, Virginia. Our operating partnership, Asset Capital Partners, L.P., was formed on April 14, 2005. We own properties and conduct business through our operating partnership and its subsidiaries.
      On June 30, 2005 Asset Capital Corporation, Inc. assumed property management, maintenance and engineering contracts from our predecessor business. Asset Capital Corporation, Inc. has also entered into certain contribution agreements with the managing member of the respective limited liability companies which control the assets that are included in the assets controlled by our founders. The contribution of these assets is conditioned upon, among other things, obtaining the consent of existing lenders to the contribution of the asset and the assumption of the underlying debt. Upon the completion of these conditions, we expect to close on the contribution of these assets, and Asset Capital Corporation, Inc.’s operations will be restated to include the operations of the assets controlled by our founders. We have included a discussion and analysis of the financial condition and results of operations for both Asset Capital Corporation, Inc. and the assets controlled by our founders because we believe that such information is important to the understanding of the Company’s ongoing business.
      Our pro forma financial statements presented elsewhere in this prospectus reflect our acquisition of 100% of the equity interests in five of the properties included in the assets controlled by our founders; the 8% Class A membership interest in the limited liability company that owns the Twelve Oaks property and the 44% Class B membership interest in the limited liability company that owns the

Twelve Oaks property included in the assets controlled by our founders; the acquisitions of the Columbia Medical Campus, Frederick Medical Center, Timonium Medical Center, Executive Tower, Hollymead Town Center, Plaza 270 and Pinewood Plaza properties; and the other assets described above using our common stock and funds available for investment. Our pro forma financial information reflects the results of operations of acquired properties as if they were owned for an entire year. Therefore, we do not believe that our year-to-year historical information and the year-to-year historical information of the assets controlled by our founders is directly comparable to our pro forma data. In addition, our future operating results and financial data may vary materially from the historical operating results and financial data as well as the pro forma operating results and financial data contained in this prospectus because of a number of factors, including substantial increases in our overhead, payment of corporate income tax, compliance with the Sarbanes-Oxley Act of 2002, and enhanced audit requirements with respect to our company and our properties, including properties we may acquire in the future. Consequently, the historical and pro forma financial statements contained in this prospectus may not be useful in assessing our future performance.
      Following the acquisition of our properties and the completion of the structured real estate investment under contract, our property ownership interests are expected to be as summarized in the table below:

		Actual or Expected
	Net Rentable Square Feet	Ownership
Property	as of June 30, 2005	Percentage

Properties wholly-owned or under contract
Columbia Medical Campus	154,558	100%
Frederick Medical Center	32,949	100%
Timonium Medical Center	23,966	100%
Century South	21,108	100%
Commerce Center I	123,249	100%
Executive Tower	134,179	100%
Garden City Drive	55,497	100	%*
Hollymead Town Center(1)	N/A	100%
Pidgeon Hill I	89,831	100	%*
Pidgeon Hill II	95,137	100	%*
Pinewood Plaza	70,266	100	%(2)

Total properties	800,740

Structured real estate investments owned or under contract
Plaza 270	248,875	51	%(3)
Twelve Oaks	127,616	8	%(4)*

Total structured real estate investments	376,491

Total	1,177,231

*	These properties, which are included in the assets controlled by our founders, are currently under contract.

(1)	The Hollymead Town Center property is a 78.09 acre parcel of land with infrastructure in place that is currently under development as a mixed use property. When complete, this property will consist of retail and residential buildings.

(2)	This property is currently under contract.

(3)	Our 51% ownership interest in the Plaza 270 property only entitles us to receive annual distributions of $112,800.

(4)	Includes an 8% Class A membership interest and a 44% Class B membership interest in the limited liability company that owns the property. Annual distributions to the holder of the 44% Class B membership interest are currently limited to

$60,000. See “Our Business and Properties— Description of Properties— Twelve Oaks, Rockville, Maryland” for additional information about these membership interests.

     Upon completion of the acquisition of our properties and completion of the structured real estate investment under contract, we will maintain ownership interests in 11 commercial office properties and have two structured real estate investments. As of June 30, 2005, our properties and structured real estate investments owned or under contract contained 1,177,231 net rentable square feet, and these properties had a weighted average occupancy of approximately 84% and a total annualized base rent of approximately $18,788,000.
      Upon the acquisition of our properties and structured real estate investment under contract, we will have a total debt to total assets ratio of           % (inclusive of our pro rata share of joint venture debt and joint venture assets based on an estimated price for our common stock of $          per share). While our charter does not limit the amount of indebtedness we can incur, we intend to limit our debt to 75% of the value of our total assets (inclusive of our pro rata share of joint venture debt and joint venture assets based on an estimated price for our common stock of $          per share, which is the midpoint of the range set forth on the front cover of this prospectus), and upon the acquisition of our properties under contract we believe we will have significant borrowing capacity to fund future acquisitions. We believe that our financing plan will enable us to execute on our acquisition strategy as detailed in “Our Business and Properties.”
Summary of Critical Accounting Policies and Estimates
      Our discussion and analysis of our financial condition and results of operations are based upon the financial statements of Asset Capital Corporation, Inc. and the assets controlled by our founders, respectively, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. Our significant accounting policies are described in the notes to each entity’s respective financial statements. The preparation of these financial statements in conformity with GAAP requires us to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. We base these estimates, judgments and assumptions on historical experience and on various other factors that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, as described below.
      The following critical accounting policies and estimates relate to individual property-owning limited liability companies in which we own various interests. These same critical accounting policies and estimates will also impact us.

Revenue Recognition
      Rental income is recognized on a straight-line basis over the base term of the lease. The excess of rents recognized over amounts contractually due pursuant to the underlying leases are included in deferred rents receivable on our balance sheets. Contractually due but unpaid rents are included in accounts receivable on our balance sheets.
      We must make estimates related to the collectibility of our accounts receivable generated by minimum rent, deferred rent, tenant reimbursements, lease termination fees and other income. We specifically analyze accounts receivable and historical bad debts, tenant concentrations, tenant creditworthiness, and current economic trends when evaluating the adequacy of the allowance for doubtful accounts receivable. These estimates have a direct impact on our net income, because a higher bad debt allowance would result in lower net income.
      We perform various accounting, property management, leasing and other services for related entities. We recognize revenue for such services when the service is provided and earned in accordance with the related agreement.

Investments in Real Estate
      Investments in real estate are stated at cost, less accumulated depreciation. Upon acquisition of properties, we estimate the fair value of the land, building and improvements and identify intangible assets and liabilities and assumed debt in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”). Based on these estimates, we allocate the purchase price to the applicable assets and liabilities.
      In order to estimate the fair value of acquired assets and liabilities, we use methods similar to those used by independent appraisers. We also consider information gathered about each property during pre-acquisition due diligence in estimating the fair value of the tangible and intangible assets acquired. The fair value of the tangible assets of an acquired property considers the value of the property “as if-vacant.” The “as if-vacant” fair value of tangible assets are allocated to land, building, and tenant improvements, where applicable, based on relevant information obtained in connection with the acquisition of the property.
      In allocating the purchase price to identified intangible assets and liabilities, the fair value of debt is estimated by using our current borrowing rate as compared to the contractual rate of the debt assumed. The difference between the contractual amounts to be paid and the amounts estimated to be due using our current borrowing rates measured over a period equal to the remaining term of the debt is recorded as a premium or discount on the debt. The premium or discount is amortized to interest expense over the remaining term of the debt assumed. The value of above-market and below-market leases is estimated based on the present value of the difference between the contractual amounts to be paid pursuant to the in-place leases and our estimate of the market lease rates measured over a period equal to the estimated remaining term of the lease. The capitalized value of the above- or below-market lease values is amortized to rental income over the estimated remaining term of the respective leases.
      The value of “at market” leases is estimated based on the value connected with the costs avoided in originating leases and includes rent lost during the lease-up period, leasing commissions to procure tenants with leases comparable to the current leases in place, and landlord costs that are not reimbursed by tenants during the downtime period. The capitalized value of the “at market” leases is amortized as real estate amortization over the estimated weighted-average remaining lease lives of each property.
      Depreciation and amortization of tangible assets are provided on the straight-line method over the estimated useful lives of the assets. Buildings are depreciated over 39 years, which is the expected useful life of a building. Building and tenant improvements are depreciated or amortized over the term of the tenant leases or useful life of the improvement, whichever is shorter, and equipment and fixtures are depreciated over five to seven years. Expenditures for maintenance and repairs are charged to operations as incurred. Significant renovations and replacements, which improve and extend the life of the asset, are capitalized. The useful lives of amortizable intangible assets are evaluated each reporting period with any changes in estimated useful lives accounted for over the revised remaining useful life.
      Management assesses whether there are any indicators that the value of our real estate may be impaired. A property’s value may be impaired only if management’s estimate of the aggregate future cash flows to be generated by the property on an undiscounted basis are less than the carrying value of the property. If impairment has occurred, the loss will be measured as the excess of the carrying amount of the property over the fair value of the property. Our estimates of aggregate future undiscounted cash flows expected to be generated by each property are based on a number of assumptions that are subject to economic and market uncertainties, including, among others, demand for space, competition for tenants, changes in market rental rates, and costs to operate each property. As these factors are difficult to predict and are subject to future events that may alter management’s assumptions, the future cash flows estimated by management in their impairment analyses may not be achieved.

      The following items associated with the formation transactions will affect future results of operations:

•	repayment of existing debt will reduce interest expense;

•	acquisition of rental properties will increase rental revenues and depreciation and amortization and, depending on the structure of our leases, tenant recoveries and rental operations expense may also increase;

•	additional debt we incur to finance future acquisitions will increase interest expense;

•	the issuance of restricted stock, stock options, LTIPs and other forms of equity incentives will increase compensation expense included in general and administrative expenses and property operating expenses, as appropriate; and

•	additional personnel needed to expand our acquisition efforts and operate a public company and the increased legal, accounting, administrative and other costs associated with operating a public company and complying with the requirements of the Sarbanes-Oxley Act of 2002 will increase general and administrative expenses.
Office Market Trends and Outlook
      We believe that the demand for office space in our target markets is improving. Vacancy levels are declining, absorption of unoccupied space and rental rates are increasing. Development, as measured by deliveries of new office space, is modest compared to historical averages. Leasing remains competitive with rental rates and tenant improvements being highly negotiable.
      Factors that impact the demand for office space in our markets include:

•	employment growth;

•	local economic conditions;

•	capital investments by corporations;

•	federal government spending, outsourcing and procurement;

•	suburban housing growth; and

•	population growth and new development in suburban areas.
      The Greater Washington, D.C. area maintains a significant proportion of jobs related to government and government related services which we believe are difficult to outsource to internationally located employment bases. We are also encouraged by the consistently strong employment growth experienced by the Washington, D.C. area since 2002 and believe that demand for office space should grow as the level of productivity gains moderate and corporate decision makers become more confident regarding the strength of the economy. We believe that the growth in the suburban areas and bedroom communities of Frederick and Columbia, Maryland and Charlottesville, Fredericksburg and Norfolk, Virginia will continue. The housing growth and development of these areas will increase the demand for office space. We expect this improving climate will allow us to increase the rents and occupancy levels of properties within our portfolio.
Asset Capital Corporation, Inc.
Results of Operations
      The following discussion of results of the operations of Asset Capital Corporation, Inc. should be read in conjunction with our financial statements and the accompanying notes thereto. All financial data and percentages provided in this section are approximate numbers. Historical results set forth in our statements of operations and balance sheet data should not be taken as indicative of our future operations.
      The following is a discussion of our operating results for the six months ended June 30, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002.

Comparison of Six-Month Period Ended June 30, 2005 and Six Month Period Ended June 30, 2004
      Fee income, primarily from related parties. Fee income increased $186,000, or 36%, to $700,000 in 2005 from $514,000 in 2004. The increase was primarily the result of the addition of two new managed properties, Pidgeon Hill II and Plaza 270, which increased fee income approximately $138,000 and $62,000, respectively, which was offset by a one-time fee of approximately $25,000 in 2004.
      General and administrative. General and administrative expenses increased $28,000, or 31%, to $118,000 in 2005 from $90,000 in 2004 primarily as the result of the addition of one part-time administrative employee in 2005.
      Operating and other expenses. Operating and other expenses increased $95,000, or 40%, to $333,000 in 2005 from $238,000 in 2004 as a result of engineering staff added to service the new properties.
Comparison of Year Ended December 31, 2004 and December 31, 2003
      Fee income, primarily from related parties. Fee income increased $279,000, or 42%, to $947,000 in 2003 from $668,000 in 2002. The increase was primarily the result of the addition of three managed properties (Century South and two other properties that are not part of the assets controlled by our founders). Century South provided $36,000 in additional revenue, the two additional properties generated $184,000 and we earned a one-time fee of approximately $25,000 in 2004.
      Operating and other expenses. Operating and other expenses increased $174,000, or 52%, to $507,000 in 2004 from $333,000 in 2003 as a result of engineering staff added to service the new properties.
Comparison of Year Ended December 31, 2003 and December 31, 2002
      Fee income, primarily from related parties. Fee income increased $186,000, or 41%, to $668,000 in 2003 from $482,000 in 2002. The increase was primarily the result of a full year of operations for ARV/ ACC Engineering which began operations in 2002. Additional services provided to the Pidgeon Hill I, Commerce Center, Twelve Oaks and Garden City properties generated approximately $77,000, $55,000 and $42,000 and $28,000, respectively.
      General and administrative. General and administrative expenses increased $73,000, or 72%, to $174,000 in 2003 from $101,000 in 2002. The increase was primarily the result of legal expenses incurred of $18,000 with respect to a transaction that did not close, increased health and life insurance expenses and increased costs associated with a full year of operations of ARV/ ACC Engineering.
      Operating and other expenses. Operating and other expenses increased $225,000, or 208%, to $333,000 in 2003 from $108,000 in 2002 as a result of engineering staff added to service the additional properties.
Assets Controlled by Our Founders
Results of Operations
      The following discussion of results of operations of the assets controlled by our founders should be read in conjunction with the assets controlled by our founders’ combined financial statements and the accompanying notes thereto. All financial data and percentages provided in this section are approximate numbers. Historical results set forth in the assets controlled by our founders’ combined statements of operations and balance sheet data should not be taken as indicative of our future operations.
      The following is a discussion of the operating results of the assets controlled by our founders for the six months ended June 30, 2005 and 2004 and the years ended December 31, 2004, 2003 and 2002.

Comparison of Six-Month Period Ended June 30, 2005 and Six Month Period Ended June 30, 2004
      Rental income. Rental income increased $833,000, or 29%, to $3,687,000 in 2005 from $2,854,000 in 2004. The increase was primarily the result of rents received from newly acquired properties. Century South, which was acquired in May 2004, contributed $148,000 in incremental revenue in 2005 and Pidgeon Hill II, which was acquired in December 2004, contributed $728,000 in revenue in 2005. Rental revenue from Pidgeon Hill I decreased $94,000 as a result of decreased occupancy at the property, which was offset by an increase in rental revenue from Commerce Center of $86,000 as a result of slightly higher occupancy.
      Operating expense reimbursements. Operating expense reimbursements increased $37,000, or 32%, to $151,000 in 2005 from $114,000 in 2004 primarily as a result of reimbursements from Pidgeon Hill II in 2005.
      Operating and other expenses. Operating and other expenses increased $577,000, or 55%, to $1,620,000 in 2005 from $1,043,000 in 2004. Of the total increase, $375,000 and $38,000 was attributable to the Pidgeon Hill II and Century South properties, respectively; real estate taxes paid increased $25,000 due to higher property valuations at existing properties; utilities increased $36,000 in the aggregate at all properties due to higher fuel costs; operating expenses at Commerce Center increased $50,000 primarily related to parking lot repairs; and operating expenses at Pidgeon Hill I increased $27,000 primarily related to one-time repairs.
      Depreciation and amortization. Depreciation and amortization expense increased $447,000, or 93%, to $927,000 in 2005 from $480,000 in 2004 primarily as the result of newly acquired properties, Pidgeon Hill II and Century South which increased $384,000 and $52,000, respectively.
      Interest expense. Interest expense increased $292,000, or 30%, to $1,278,000 in 2005 from $986,000 in 2004 primarily as a result of debt incurred in connection with newly acquired properties, Pidgeon Hill II and Century South which increased $242,000 and $65,000, respectively.
Comparison of Year Ended December 31, 2004 and December 31, 2003
      Rental income. Rental income increased $24,000, or less than 1%, to $5,883,000 in 2004 from $5,859,000 in 2003 as a result of a relatively stable portfolio of rental properties during both periods and consistent occupancy rates at most properties. Additional rents received from the Century South property acquired in May 2004 of $189,000 were offset by a slightly higher vacancy rate at Pidgeon Hill I.
      Operating expense reimbursements. Operating expense reimbursements increased $160,000, or 180%, to $249,000 for the year ended December 31, 2004 from $89,000 for the year ended December 31, 2003. The increase resulted primarily from higher real estate taxes billed to tenants at Commerce Center I of $70,000; real estate taxes and other operating expenses billed to Garden City Drive tenants of $56,000; and expenses billed of $34,000 on net leases to Century South tenants.
      Operating and other expenses. Operating and other expenses decreased $216,000, or 9% to $2,233,000 in 2004 from $2,449,000 in 2003. Utilities expenses at properties held for the entire period decreased $17,000, or 3%, to $471,000 in 2004 from $488,000 in 2003. The decrease was achieved through utility management programs in place at rental properties. Property operating costs decreased $226,000, or 19%, to $962,000 in 2004 from $1,188,000 in 2003, which was primarily as a result of bad debt and other write-offs taken in 2003 related to the Pidgeon Hill I property of $207,000. These decreases were offset by operating costs of the Century South and Pidgeon Hill II properties of $43,000 and $13,000, respectively, which were acquired in 2004.
      Depreciation and amortization expense. Depreciation and amortization expense increased $92,000, or 10%, to $1,024,000 in 2004 from $932,000 in 2003 due to the acquisition of the Century South and Pidgeon Hill II properties.

      Interest expense. Interest expense increased $32,000, or 2%, to $2,064,000 for 2004 from $2,032,000 in 2003 as a result of additional debt assumed on the Century South property in May 2004, offset by principal amortization payments on existing debt.
Comparison of Year Ended December 31, 2003 and December 31, 2002
      Rental income. Rental income increased $890,000, or 18%, to $5,859,000 for the year ended December 31, 2003 from $4,969,000 for the year ended December 31, 2002. The increase was primarily the result of rental income earned on the Garden City Drive property that we acquired in October 2002.
      Operating expense reimbursements. Operating expense reimbursements decreased $34,000, or 28%, to $89,000 in 2003 from $123,000 for 2002 primarily as a result of management’s decision to modify the terms of all lease renewals to a higher base rent escalation and pass-through increases in real estate taxes only, as well as a decrease in operating expense recoverable at our Commerce Center I property of $28,000.
      Operating and other expenses. Operating and other expenses increased $571,000, or 30% to $2,449,000 in 2003 from $1,878,000 in 2002. Real estate taxes paid increased $69,000, or 22%, to $379,000 in 2003 from $310,000 in 2002, primarily as a result of the addition of the Garden City Drive property as well as increases at other owned properties. Utilities expenses at rental properties increased $88,000, or 22% to $488,000 in 2003 from $400,000 in 2002, primarily the result of costs incurred at the Garden City Drive property. Property operating expenses increased $316,000, or 36% to $1,188,000 in 2003 from $872,000 in 2002, primarily as a result of operating costs incurred at the Garden City Drive property of $120,000 and bad debt and other write-offs taken in 2003 related to the Pidgeon Hill I property of $207,000, offset by write-offs taken at the Commerce Center I property in 2002 of $57,000 that did not recur in 2003. In addition, management and engineering fees charged to the properties increased $61,000, primarily for fees charged to the Garden City Drive property.
      Depreciation and amortization. Depreciation and amortization expense increased $167,000, or 22%, to $932,000 for the year ended December 31, 2003 from $765,000 for the year ended December 31, 2002 as a result of depreciation and amortization associated with the Garden City Drive property.
      Interest expense. Interest expense decreased by $77,000, or 4%, to $2,032,000 for the year ended December 31, 2003 from $2,109,000 for the year ended December 31, 2002 as a result of a refinancing of the Pidgeon Hill I property in mid-2002, offset by the cost of debt assumed related to the acquisition of the Garden City Drive property.
Liquidity and Capital Resources
      As of June 30, 2005, we had approximately $69.6 million in cash and cash equivalents. Subsequent to June 30, 2005, we sold additional shares to cover additional allotments, generating net proceeds of approximately $10.6.
      Our primary sources of liquidity will be cash provided from equity offerings, mortgages obtained on owned real estate, proceeds from a credit facility we anticipate obtaining, asset sales and cash provided by operations.

Short-Term Liquidity Requirements
      Our short-term liquidity requirements consist primarily of funds necessary to pay for start-up expenses we incur as we develop our corporate infrastructure, working capital needs including costs incurred as we prepare to become a publicly traded company and operating expenses and other expenditures directly associated with our properties, including: (i) recurring maintenance and capital expenditures necessary to properly maintain our properties, (ii) interest expense and scheduled principal payments on outstanding indebtedness, (iii) capital expenditures incurred to facilitate the leasing of space at our properties, including tenant improvements and leasing commissions, (iv) general and administrative expenses, (v) salaries, and (vi) future dividends payable to our stockholders.
      Historically, we have satisfied our short-term liquidity requirements through our existing working capital and cash provided by our operations. We believe that our existing working capital and cash provided by operations will continue to be sufficient to meet our short-term liquidity requirements.
      As of June 30, 2005 we had no debt outstanding. Subsequent to June 30, 2005, we acquired seven properties and one structured real estate investment, including two contributed properties in which our predecessor business owned an interest, for a total consideration of approximately $114.2 million, of which approximately $2.6 million was paid in shares of our common stock based on a per share price of $8.50, and approximately $60.3 million was paid in cash. We assumed approximately $51.3 million of debt related to these properties. We also entered into binding contracts to acquire interests in four additional properties in which our predecessor business owned an interest and a structured real estate investment, for an aggregate consideration of approximately $42.7 million, of which approximately $4.8 million will be paid in shares of our common stock and approximately $9.3 million will be paid in cash. In connection with these property and structured real estate investment acquisitions, we will assume approximately $28.6 million of debt related to these properties.
      On September 22, 2005, we entered into a floating rate loan with a principal amount of approximately $12.6 million with a maturity date of October 9, 2007 to finance one property that we previously acquired for cash raised in the private placement. Terms of the mortgage require monthly payments of interest to be paid through October 9, 2007 based on a annual rate of 150 basis points over the 30-day LIBOR rate.
      Additionally, we have initiated discussions with several banks regarding the terms of a possible new credit facility. While we believe that we will be able to obtain a new credit facility, we cannot provide assurance as to the size or under what terms we may be able to obtain a new credit facility.
      We expect to incur maintenance expenses and capital expenditures at some of the office building properties that have tenants without triple net leases, which include such expenses as parking lot improvements, roof repairs and replacements and other non-revenue enhancing capital expenditures. We also expect to incur revenue enhancing capital expenditures such as tenant improvements and leasing commissions in connection with the leasing or re-leasing of space in our office building properties. Finally, we will incur significant additional general and administrative expenses, including payroll and benefits, as we develop the infrastructure to support a larger company and a company subject to compliance with the reporting requirements of the Securities and Exchange Commission as well as the Sarbane Oxley Act of 2002. We believe that our cash provided by operations will be sufficient to fund our maintenance expenses and capital expenditures for the next twelve months.
      A number of factors could affect our cash provided from operations, including a change in occupancy levels and leasing rates caused by changes in our tenants’ perception about the attractiveness of the property relative to competing properties; the physical deterioration of the property; competitive pressure caused by newly developed properties within the same geographic market; rent concessions offered by competitors as well as an increase in our management fees and leasing commissions. Furthermore, an economic downturn in the markets in which we operate could affect the ability of tenants to meet their rental obligations, the likelihood that tenants will renew their leases and our ability to lease the space on economically favorable terms. In the event of any tenant default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment. Our cash flow would be affected in all of these cases, and we may be required to obtain a loan and borrow money, sell assets, limit the payment of dividends, or utilize the net proceeds from this offering to meet our obligations.

Long-Term Liquidity Requirements
      Our long-term liquidity requirements consist primarily of funds necessary to pay for scheduled debt maturities, renovations, expansions and development costs at properties under contract and other non-recurring capital expenditures that need to be made periodically to our properties and the costs associated with the acquisition of properties that we pursue. Historically, we have satisfied our long-term liquidity requirements through various sources of capital, including our existing working capital, cash provided by operations, equity contributions from investors, long-term property mortgage indebtedness, sales of properties and Asset Capital Corporation, L.L.C.’s line of credit. Going forward, we will continue to be dependent on these sources except Asset Capital Corporation, L.L.C.’s line of credit, which will not be available to us, and will also look to external sources of capital to meet our long-term liquidity requirements including possible additional private and public offerings of securities. We have initiated discussions with several banks regarding the terms of a possible new credit facility as well as a fixed rate loan program. While we believe that we will be able to obtain a new credit facility and/or a fixed rate loan program, we cannot provide assurance as to the size or under what terms we may be able to obtain a new credit facility and/or a fixed rate loan program.
Off-Balance Sheet Arrangements
      We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which typically are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. We do not rely on such transactions for purposes of liquidity, capital resources or for any other purpose. Further, we have not guaranteed any obligations of unconsolidated entities, nor do we have any commitment or intent to provide funding to any such entities. Accordingly, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in these relationships.
Contractual Obligations
      The following table outlines the contractual commitments as included in the financial statements of Asset Capital Corporation, Inc. and the combined financial statements of assets controlled by our founders as of December 31, 2004:

		Less Than			More Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years

	(In thousands)
Operating Lease Obligations:
Leased space under noncancelable operating leases	$70	$47	$23	$—	$—
Long-Term Debt Obligations:
Principal and interest payments on mortgage notes payable	50,149	2,828	5,787	18,658	22,876

Total(1)	$50,219	$2,875	$5,810	$18,658	$22,876

(1)	Excludes contracts to purchase properties.
Inflation
      Most of our leases provide for fixed increases in base rent. In addition, many of our leases require the tenant to pay a portion of the increase in operating expenses, including common area maintenance, real estate taxes and insurance. The contractual rent increases and tenant expense reimbursements mitigate the adverse impact caused by inflation. To the extent tenants are not required to reimburse us for operating expenses, and the rate of inflation is higher than that used in the rent escalation calculation, we may be adversely affect by inflation.
Geographic Concentration
      Our properties and our properties under contract are generally located in the greater Washington, D.C. metropolitan marketplace and its surrounding areas, ranging generally from Baltimore, Maryland through Richmond and Norfolk, Virginia. For future acquisitions, we expect to target properties that are located in above-mentioned geographic area.
New Accounting Standards
      In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 123R, “Share-Based Payment,” or SFAS 123R, which is a revision of Statement of Financial Accounting Standard No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board Opinion 25, “Accounting for Stock Issued to Employees.” SFAS 123R focuses primarily on share-based payments for employee services, requiring these payments to be recorded using a fair value-based method. SFAS 123R is effective for periods ending after January 1, 2006. As a result, the fair value of stock options, LTIPs and certain other equity incentives granted to employees in the future will be required to be expensed. The impact that the adoption of SFAS 123R will have on our financial position has not yet been determined.
Quantitative and Qualitative Disclosures About Market Risk
      The primary market risk to which we believe we are exposed is the risk of loss arising from adverse changes in interest rates. Our exposure to interest rate risk arises from our indebtedness and our investment assets. Subsequent to the offering, the purchase of the properties under contract and our anticipated debt repayments, we anticipate the carrying value of our debt to total approximately $           million with a fair market value of approximately $           million. Changes in interest rates will change the fair market value of our fixed-rate debt but have no impact on the interest we incur or our cash flow. Based on a 1.0% increase in interest rates, the fair market value of our debt would decrease by approximately $           million. Based on a 1.0% decrease in interest rates, the fair market value of our debt would increase by approximately $           million.
      Subsequent to the public offering, the purchase of the properties and the completion of the structured real estate investment under contract and our anticipated debt repayments, we expect to have variable rate debt outstanding in the principal amount of $           million. We may also enter into a credit facility or other credit arrangements that will bear interest at a variable rate. As a result, increases in interest rates on variable rate debt would increase our interest expense, which would adversely affect net earnings and cash available for payment of our debt obligations and distributions to our stockholders. Based upon a 1.0% increase in interest rates, our interest expense would increase by approximately $           million annually. Based upon a 1% decrease in interest rates, our interest expense would decrease approximately $           million annually.
      We intend to invest our available cash in interest-bearing, short-term, marketable investment grade securities or money market accounts. Based on cash available subsequent to the offering of approximately $           million (after repayment of debt), a 1.0% decrease in the annual return on our investments would reduce our earnings and cash flow by approximately $          .

OUR BUSINESS AND PROPERTIES
Overview
      We are a Maryland corporation formed on March 30, 2005 to succeed to the commercial office property business of Asset Capital Corporation, L.L.C. and its affiliates.
      We are a self-managed real estate company focused on opportunistically acquiring, developing, redeveloping, financing, managing and disposing of commercial real estate properties located primarily in the greater metropolitan Washington, D.C. marketplace and its surrounding areas, ranging generally from Baltimore, Maryland through Richmond and Norfolk, Virginia. We consider this area to be our target market. We invest in commercial real estate properties and other real estate-related assets that we believe have the potential for a significant increase in operating cash flow from our hands-on management, leasing, engineering and capital improvement programs.
      We expect to regularly dispose of or recapitalize properties once they reach what we believe to be their maximum near-term value and re-deploy our equity capital into other investment opportunities that we believe have the potential for increased returns. In some cases, if we believe a property has the potential to increase significantly in value over the long-term, we may hold that property as a long-term investment. Our objective is to provide attractive returns to stockholders through growth in net asset value per share, book value per share and cash flow per share.
      Within our target market, we believe there are a significant number of commercial real estate properties valued in the $5 million to $50 million range that are undervalued due to passive ownership or lack of effective management. Based on our experience, these properties generally fall below the target investment levels of large institutional investors, with the typical buyer being a less well-capitalized private investor. Based on our experience, we believe that these types of properties can increase significantly in value when our more disciplined and professional property and asset management programs are applied. Consistent with our prior investment experience, we intend to acquire three types of investments:

•	Core-Plus Properties: Properties with stable occupancies that have below-market rents or inefficient operations. We expect to achieve higher operating cash flows and enhanced asset values from these types of properties through aggressive leasing, reductions in operating expenses and improved operations.

•	Value Added Properties: Properties with poor overall tenancy or significant vacancies and in need of capital improvements, but having attractive upside potential that may be achieved from hands-on, proactive management and leasing and modest capital improvements.

•	Structured Real Estate Investments: We have originated, acquired and invested in, and intend to originate, acquire and invest in mezzanine loans, bridge loans, preferred equity interests, joint venture interests and other structured finance instruments involving what we believe to be high-quality local real estate operators or owner-occupants. We intend to use these investments to provide us with attractive current cash flow yields and to maintain or create relationships with existing or potential future investment partners or sources of additional investment opportunities, while attempting to minimize our risk through the structure of the investments.
      Our management team, led by our founders Peter C. Minshall, Blair D. Fernau and William B. LeBlanc III, has significant experience acquiring commercial real estate properties and originating and investing in structured real estate investments while realizing attractive returns from proactive management. Our founders have substantial experience acquiring underperforming real estate properties and adding value to these properties, as evidenced through their active investment in commercial real estate properties and real estate-related debt instruments for an average of approximately 18 years. Collectively, over the course of their careers, our founders have underwritten, acquired and/or managed more than $2.5 billion of commercial real estate assets, and have developed a network of industry contacts in our target market with property owners, tenants, brokers, managers, other third party service providers and institutional investors who invest in our target market that we believe will provide us with frequent opportunities to originate investments in privately negotiated transactions. Our founders formed Asset Capital Corporation, L.L.C. in 1997 to focus primarily on investing in commercial office properties and structured real estate investments in the greater metropolitan Washington, D.C. marketplace.
      As a fully-integrated real estate operating company, we attempt to increase asset value through the repositioning of underperforming real estate assets by utilizing our in-house asset and property management, engineering and capital improvement programs and through aggressive leasing strategies and enhanced tenant services. We believe that, to effectively attract and retain tenants and ensure that an investment realizes its maximum value, all aspects of the building operations must be integrated into a consolidated service company. We believe that this intensive, property-level management capability enables us to provide high quality services for all of our properties and their respective tenants, which we expect will increase the value of our properties. Our investment committee is comprised of certain of our senior executive officers and approves all investment activities, including property underwriting, acquisition and disposition.
      In June 2005 we completed a private offering of common stock and assumed property management, maintenance and engineering and purchase contracts from our predecessor business for approximately $3.4 million, all of which was paid for in shares of our common stock based on a price per share of $8.50. In July 2005 we issued additional shares to cover additional allotments from the June 2005 offering. In these offerings, we raised aggregate net proceeds of approximately $78.9 million after deducting the initial purchaser’s discount, placement fee and offering expenses. Concurrent with and subsequent to raising our initial capital in June and July 2005, we have:

•	acquired seven properties and one structured real estate investment including two properties in which our predecessor business owned an interest, for a total purchase price of approximately $114.2 million, of which approximately $2.6 million was paid in shares of our common stock based on a price per share of $8.50 and approximately $60.3 million was paid in cash. We assumed approximately $51.3 million of debt related to these properties.

•	entered into contracts to acquire interests in four additional properties in which our predecessor business owned an interest, and a structured real estate investment, for an aggregate purchase price of approximately $42.7 million, of which approximately $4.8 million will be paid in shares of our common stock based on a price per share of $8.50 and approximately $9.3 million will be paid in cash. In connection with these properties and structured real estate investment acquisitions, we will assume approximately $28.6 million of debt related to these properties.
      We are a taxable corporation under Subchapter C of the Internal Revenue Code. Our operations are conducted by our operating partnership, Asset Capital Partners, L.P. Through our wholly-owned subsidiary, ACC GP, LLC, a Delaware limited liability company, we are the sole general partner of our operating partnership. We refer to our structure as an Up-C structure, which is similar to the umbrella partnership real estate investment trust, or UPREIT, structure that is used by many REITs. The Up-C structure allows us to acquire assets by issuing operating partnership units that allow the property owners from whom we acquire properties to defer recognizing taxable gain until we dispose of those properties.
Our Market

Economic Overview
      We target investment opportunities primarily located throughout the geographic region including Washington, D.C. and bounded by Baltimore, Maryland in the north, Richmond, Virginia in the southwest and Norfolk, Virginia in the southeast. However, a substantial majority of our investments are in assets located in the greater Washington, D.C. metropolitan area, which includes Washington, D.C. and its immediate surrounding locales of northern Virginia and suburban Maryland. Accordingly, the following discussion describes economic and other data that are specific to the greater Washington, D.C. metropolitan area. This area includes a stable, government oriented business base, an increasing level of federal procurement spending, a highly educated population, affluent communities and a diverse and dense economic base with a strong presence in world trade, technology, sciences and commerce. The area is served by an extensive interstate highway network, several world class airports and a well-developed public transportation system including the second largest rail transit system and the fifth largest bus network in the United States. We believe that the economy and the presence of the federal government make this region one of the most dynamic in the United States and provides attractive long-term growth investment opportunities for real estate investors.
      According to the Greater Washington Initiative’s 2005 Regional Report, the greater metropolitan Washington, D.C. area continues to demonstrate remarkable economic growth as indicated by the following:

•	Population Growth. Since the 2000 Census, the region’s population grew by almost 400,000 to approximately 5.9 million, ranking it as the 4th largest metropolitan area in the United States in 2004.

•	Job Growth. From 1999 through 2004, the greater metropolitan Washington, D.C. area was one of only six metropolitan region that achieved positive job growth, adding 314,000 new jobs during that time; the city with the next largest job growth was New York, adding 87,500 new jobs. The pace at which new jobs are created in the greater Washington, D.C. metropolitan area is also increasing with 77,100 net jobs created in 2004, as compared to 59,700 new net jobs in 2003 and 9,200 new net jobs in 2002.

•	Low Unemployment. The region’s unemployment rate remained unchanged in 2004 at 3.3%, which is substantially lower than the national average of 5.5%.

•	Affluence. The area’s 2004 median household annual income increased to $71,059 from $64,613 in 2000, a compound annual growth of greater than 3.0%. The greater metropolitan Washington, D.C. area ranked second, behind only the San Francisco/ San Jose metropolitan area, in terms of 2004 median household annual income among the largest metropolitan areas in the United States.

•	Economic Activity. Gross regional product for the greater metropolitan Washington, D.C. area increased to $313 billion in 2004, a 7.2% increase over 2003 and a 30% increase since 2000.

      In addition, the employment base in the greater metropolitan Washington, D.C. area is diverse, as illustrated by the following chart.
           Source:     Greater Washington Initiative Analysis of Bureau of Labor Statistics and Maryland Department of Labor, Licensing & Regulation data, analyzed March 2005.
      Today the federal government employs only 11% of the area’s workforce directly, a decrease from 19.8% in 1984. We believe this shift resulted, in part, from the federal government’s increased outsourcing, or procurement, of many technology, security and defense programs. The region has experienced a dramatic increase in federal procurement spending in the wake of the September 2001 terrorist attacks with the majority of this increased spending directed at the northern Virginia economy. For example, in 2004, federal procurement spending in the greater metropolitan Washington, D.C. area totaled $50 billion in 2004, for a gain of $7.8 billion or 18.4%, over 2003, which compares to a 10% increase in federal procurement outlays nationwide for the same period. An analysis of the figures above illustrates that federal procurement spending in the greater metropolitan Washington, D.C. area totals $426.0 billion over the 1980-2004 period. Although we do not expect such federal procurement spending to continue at this rate, we do believe that the federal government will continue to drive the economy in our target market to a significant extent.
      We believe much of the future growth in federal procurement spending will come from the U.S. Department of Defense as it seeks new and improved technology to aid in the war on terrorism. We expect other significant contributors to the increased procurement spending to be the General Services Administration, or GSA, the U.S. Department of Health and Human Services and the U.S. Department of Homeland Security. As noted above, the greater metropolitan Washington, D.C. area was the only major office market in the country to demonstrate positive job growth in each of 2002 and 2003, which we believe is a testament to the magnitude of federal procurement spending and its importance to the economy in our target market. We believe increased procurement spending has a “ripple” or “multiplier” effect on the economy of our target market as private companies that benefit from this increased procurement spending increase hiring and their capital investments.
      We expect the continued economic health of our target market to provide us with a significant number of attractive opportunities to acquire, redevelop, own and finance real estate assets.

Office Market Overview
      The greater metropolitan Washington, D.C. area had approximately 318 million square feet of office space as of June 30, 2005 according to Jones Lang LaSalle, a real estate services and investment management firm. As used in the “Market Overview” table below, the areas included in the greater metropolitan Washington, D.C. area are generally within a 25-mile radius of Washington, D.C., the center of the economic region. The sub-markets in the greater metropolitan Washington, D.C. area are:

•	Washington, D.C.;

•	Northern Virginia, including Arlington County, Alexandria, Fairfax County, Loudoun County and Prince William County; and

•	Suburban Maryland, including Frederick County, Montgomery County and Prince George’s County.
      The following table presents a snapshot as of June 30, 2005 of each of the three sub-markets and of the greater Washington, D.C. metropolitan area in the aggregate.
Greater Metropolitan Washington, D.C. Area Space Statistics (in thousands)(1)

			Net Absorption					Supply Factors

	2004				Year-to-
	Year-End	Year-to-Date			Date % of	2Q05 End	2Q05	2005 Estimated	2006 Estimated
	Vacancy %	Completions	2Q05	Year-to-Date	Stock	of Stock	Vacancy %	Completions	Completions

Washington, D.C. (CBD)	6.43%	2,024.1	35.4	1,074.6	1.02%	107.2	7.14%	3,805.6	4,498.1
Northern Virginia	10.84%	1,540.8	928.1	2,577.9	1.81%	142.6	10.01%	3,047.5	2,694.7
Suburban Maryland	10.31%	212.6	256.2	424.4	0.62%	68.5	10.35%	353.5	542.7
Market Totals	9.26%	3,777.5	1,219.7	4,076.9	1.30%	318.3	9.12%	7,206.6	7,735.5

(1)	All data are shown in square feet, except for percentages.
Source: Jones Lang LaSalle, Metropolitan Washington, D.C. Market Report, Second Quarter 2005.
      We believe the office market in the greater metropolitan Washington, D.C. area is among the most attractive office markets for investment in the United States. This market was characterized by low vacancy rates and high rents per square foot in 2004 as compared to other office markets in most other major metropolitan areas in the United States. The greater metropolitan Washington, D.C. area had a vacancy rate of approximately 9.3% at the end of 2004, which was well below the 2004 national average of 15.4%. The vacancy rate for the greater metropolitan Washington, D.C. area was approximately 9.1% as of June 2005, which represents one of the lowest vacancy rates in the U.S.
      As illustrated by the following table, Jones Lang LaSalle expects the greater metropolitan Washington, D.C. area to yield average aggregate rent per square foot of $34.08 in 2008, as compared to the national average of $24.30, while maintaining an average vacancy rate ranging between 8.0% to 8.3% despite the expected addition of over 14 million square feet of commercial office space in 2006 and 2007. We believe that as existing and newly constructed space is absorbed by tenants, property owners, such as ourselves, will begin to regain the ability to increase rents, which will help to increase our returns to our investors.
Greater Metropolitan Washington, D.C. Area

	2002	2003	2004	2005E	2006E	2007E	2008E

Vacancy Rate	11.8%	11.8%	9.3%	8.3%	8.0%	8.0%	8.2%
Gross Rental Rate (per square foot)	$30.13	$29.69	$30.22	$30.22	$32.42	$33.56	$34.08

United States

	2002	2003	2004	2005E	2006E	2007E	2008E

Vacancy Rate	16.5%	16.8%	15.4%	14.5%	13.5%	13.1%	12.7%
Gross Rental Rate (per square foot)	$23.10	$22.20	$22.00	$22.40	$22.90	$23.50	$24.30
Note: Data includes sublease space. Years 2005-2008 estimated.
Source: LaSalle Investment Management Research and Torto Wheaton Research
      Delta Associates, a leading real estate consulting firm, expects the greater metropolitan Washington, D.C. region to maintain this strong performance relative to these other markets through 2010 as evidenced by projected low average vacancies and attractive annualized rent growth.
Vacancy Rates in Select Metropolitan Areas

Year End 2004	Projected Average 2005 - 2010

Source: Co-Star, Delta Associates, January 2005	Source: Delta Associates, January 2005
Average Rent Per Square Foot

Year End 2004	Projected Average 2005 - 2010

Source: Co-Star, January 2005	Source: Delta Associates, January 2005
      The combination of expected attractive population and job growth is partially responsible for the positive forecasted trends in vacancy and rent growth. Additionally, Jones Lang LaSalle, expects net absorption of office space in the greater metropolitan Washington, D.C. area to continue to outpace the new office space construction through 2008, as illustrated below. According to Jones Lang LaSalle, the greater metropolitan Washington, D.C. area has experienced, and is expected to continue to experience through 2008, higher levels of new office space construction than the national average. Despite this increased supply, the greater metropolitan Washington D.C. area office market has recently demonstrated absorption rates in excess of the level of new deliveries which has led directly to the current low vacancy rates in our target market. We believe this recent performance, and expected absorption trends, are further evidence of the strength of the economy in the greater metropolitan Washington D.C. area.
Source: Jones Lang LaSalle, Metropolitan Washington, D.C. Market Report, Second Quarter 2005.
      According to the National Council of Real Estate Investment Fiduciaries, or NCREIF, the strong performance exhibited by the office market in the greater metropolitan Washington, D.C. area produced very attractive total returns to real estate investors in 2004. The table below illustrates these returns, as well as the dramatic out-performance of investments in office properties in the greater metropolitan Washington, D.C. area as compared to other major metropolitan areas, as measured by the NCREIF Office Property Return Index. This index measures the total returns earned by institutional investors investing in office properties in specified markets.

NCREIF Return Index(1)
Office Properties

Metro Area	Total Return(2)

Washington, D.C.	21.55%
Central Business District	23.21%
Suburbs	20.11%
San Francisco	15.91%
Los Angeles	15.54%
Atlanta	14.12%
National Average	13.12%
New York	13.09%
Boston	9.91%
Chicago	7.40%
Dallas	7.24%
Houston	4.26%

(1)	NCREIF compiles return based on the office portfolios of its members, which have an aggregate value of approximately $58.2 billion. The index includes both current income and capital appreciation returns.
(2)	Return based on 12-month total return for the quarter ended March 31, 2005.
Source: Delta Associates, based on data in NCREIF’s First Quarter 2005 Real Estate Performance Report.
      According to Delta Associates, rents in the greater metropolitan Washington, D.C. area have tended to exceed the national average while vacancies have been less than the national average. We believe this performance is attributable to the strong recent job and population growth and a growing regional economy that has recently benefited from a large increase in federal procurement spending. We expect that the continuation of these trends in the near future, when combined with the expected absorption of the modest levels of anticipated new deliveries of office space, should benefit owners of commercial real estate in the greater metropolitan Washington, D.C. area.

Impact of Base Realignment and Closure (“BRAC”)
      In May 2005, the Department of Defense (“DOD”) made recommendations to the BRAC Commission regarding the potential closings and realignments of certain military bases and other facilities around the world. The Commission then submitted their final list of recommended realignments and closures to the President on September 8, 2005. President Bush concurred with and sent the Commission’s list of recommended realignments and closures to Congress on September 15, 2005 for legislative review. Congress has 45 legislative days from September 15, 2005 to accept or reject the list in its entirety.
      The DOD has included on its list of proposed realignments some of its leased space in the Arlington and Alexandria, Virginia suburban markets. If the BRAC recommendations are accepted, the realignment process would likely span over a considerable period, reducing the risk of any sharp declines in rents or real estate values. We do not have any real estate investments in the Arlington or Alexandria submarkets and would not be directly affected by these potential realignments. We believe that any reductions in rents as a result of BRAC would provide us with attractive acquisition opportunities in these strong submarkets.

Our Strategy
      We seek to generate attractive, long-term, risk-adjusted investment returns for our stockholders by employing an operating model focused on the following strategies:
      Maintaining a Selective and Strategic Geographic Focus. Through the operations of Asset Capital Corporation, L.L.C., we believe our founders, who lead our executive management team, have established extensive local market knowledge and a strong reputation within our target market, which includes the greater metropolitan Washington, D.C. area, one of the largest and most attractive commercial office markets in the United States. Our founders have developed a network of industry contacts in our target market with property owners, developers, tenants, property managers, brokers and institutional investors in the markets and sub-markets in which we intend to operate. By leveraging these relationships and focusing on our target market, we believe that we will be able to successfully identify attractive acquisition opportunities and create economies of scale through the acquisition of properties in the same geographic area.
      Growing Net Income from Our Properties through Intensive Asset Management. We seek to grow net income in our portfolio by intensively managing our properties in accordance with a specific strategic plan for each property. We intend to accomplish this growth, in part, through property re-tenanting, repositioning or redevelopment, which we believe will provide us the opportunity to renew leases, or re-let space, for higher rent. We will also emphasize disciplined expense control in our property operations through the outsourcing of non-strategic property functions. We believe this structure will give us the ability to grow our portfolio of properties while maintaining strategic decision making authority over the portfolio.
      Recycling Capital as a Means to Realize Value. We intend to realize value through opportunistic dispositions, contributions to joint ventures or recapitalizations of repositioned properties. We review each of our properties on a regular basis, assessing its future potential growth against its current market value to determine the appropriate investment plan for the property.
      Originating and Purchasing Structured Real Estate Investments. We have originated, acquired and invested in, and intend to originate, acquire and invest in additional mezzanine loans, bridge loans, preferred equity interests, joint venture interests and other structured real estate investments. We believe that our management’s experience with, and knowledge of, our target market gives it an advantage in identifying these types of origination, acquisition and investment opportunities in order to provide attractive stockholder returns.

Our Investment Strategy
      We follow a disciplined approach to evaluating investment opportunities. We invest in properties that generally meet one or more of the following investment criteria:

•	located in our target market and in other strategic geographic locations that we believe offer attractive prospects for increases in the value of our investments;

•	an initial cost between $5 million and $50 million and undervalued, based on our management’s evaluation, due to passive ownership or lack of effective management;

•	below-market occupancy rates or in need of capital improvements, which can create attractive upside potential that can be achieved from hands-on, proactive management and leasing and modest capital improvements;

•	stable occupancies that have below-market rents or inefficient operations with the potential, based on our management’s evaluation, to generate higher operating cash flows and enhanced asset values through aggressive leasing, reductions in operating expenses and improved operations;

•	ability to leverage, which we believe can allow us to reduce our equity investment and to increase our returns; or

•	potential for development or redevelopment, which we believe can provide attractive returns through rental revenue and capital gains from dispositions.
      Our investment strategy is focused on the acquisition of properties that fall generally into one of the following three categories: core-plus, value-added and structured real estate investments. We may, however, invest in properties that do not fit within one of these categories, including but not limited to development opportunities. We selectively pursue development opportunities where we believe such opportunities will result in a favorable risk-adjusted return on investment. In general, we would expect to commence development primarily when we deem economic conditions to be favorable and the development site is located in what we consider a stable sub-market where demand for space currently exceeds, or is expected to exceed within the development time horizon, available space.
             Core-Plus Properties. We generally define “core-plus” office properties to be assets with stable occupancies that have below-market rents or inefficient operations. We expect to achieve higher operating cash flows and enhanced asset values through aggressive leasing, reductions in operating expenses and improved operations.
      We generally utilize one or more of the following criteria when evaluating core-plus properties:

•	significant in-place occupancies;

•	limited lease rollover exposure; or

•	attractive valuation in comparison with competing assets.
             Value-Added Properties. We generally define “value-added” office properties to be assets with poor overall tenancy or significant vacancies and in need of capital improvements, but having attractive upside potential that may be achieved from hands-on, proactive management and leasing and modest capital improvements. The additional upside associated with value-added investments generally results from identifiable characteristics of such investments, such as market inefficiencies or historically substandard management.
      We generally utilize one or more of the following criteria when evaluating value-added properties:

•	recovering sub-market fundamentals;

•	in-place rents below market with ability to re-lease at market rents during the period in which we expect to hold the property; or

•	ability to reposition the asset through pro-active leasing, redevelopment, management and/or recapitalization strategies.
             Structured Real Estate Investments. We have originated, acquired and invested in, and intend to originate, acquire and invest in additional mezzanine loans, bridge loans, preferred equity interests, joint venture interests and other structured real estate investments in existing real estate assets and select development opportunities involving what we believe to be high-quality local operators or owner-occupants.
      We generally utilize one or more of the following criteria when evaluating structured investment opportunities:

•	attractive, risk-adjusted rate of return after evaluating credit or real estate risk;

•	the condition, type and location of the underlying real estate collateral; or

•	the potential to develop or strengthen a relationship with a potential future investment partner or source of additional investment opportunities.

Underwriting Criteria
      We evaluate each potential property investment based on established underwriting criteria, including:

Building Design and Functionality

•	relative cost to build property of similar quality (replacement cost analysis);

•	physical condition and age of property;

•	functional and efficient floor plans that maximize the number of exterior offices;

•	modern systems (including life/safety) and technological adaptability;

•	on-site and nearby parking; and

•	compliant with all federal and state regulations including the Americans with Disabilities Act;

Sub-Market and Location

•	established sub-market with identified demand generators, including employment;

•	analysis of space users in the sub-market, terms of their leases and rental rates;

•	land available for new development under construction, pipeline for new projects and inventory of land available for future development in the sub-market;

•	property’s competitive position within the sub-market, which includes an evaluation of rent trends, market vacancy (including sub-let space) and historical operating performance; and

•	proximity to major transportation arteries and public transportation;

Tenant Credit Analysis

•	financial and business outlook for each tenant in relation to the tenant’s ability to meet future obligations;

•	the terms of existing leases at the property, including relationship of existing rents to current market rents and schedule of lease expirations;

•	current payment history; and

•	importance of space to a tenant’s operations;

Portfolio Analysis

•	impact of asset size, lease rollover and tenant mix on our existing portfolio; and

•	management or leasing synergies.

Our Operating Strategy
      Once we acquire a property we seek to aggressively manage the property in accordance with a strategic plan developed during pre-acquisition due diligence. Depending on the property, the strategic plan may seek to add value either through active property leasing efforts, investment in targeted capital improvement projects or the repositioning or redevelopment of certain properties. We intend to increase property level cash flows through cost efficient property operations and leasing strategies designed to capture market rental growth from the renewal of below-market leases at higher rates and/or recruitment of quality new tenants. Our management team believes it has maintained both rigorous lessee underwriting and strong tenant relationships.

      We retain third party leasing agents to lease vacant space in our properties on a property-by-property basis. We select leasing agents based on their demonstrated track record and knowledge of the sub-markets in which our properties are located. We conduct most of our own renewal leasing activities, but we engage third party leasing agents to assist us from time to time.

Our Value Realization Strategy
      In addition to enhancing our returns through intensive asset management and development, we intend to realize the value created by these activities through opportunistic dispositions or recapitalizations. In this regard, we review each of our properties on a regular basis, weighing its future potential growth against its current market value to determine the appropriate investment plan for the property. We believe this discipline will generate attractive returns for our stockholders and facilitate our ability to finance growth internally with a lower cost of capital.
      We intend to realize the value we create at our properties after implementing our investment and operating strategies using a variety of methods, including:

•	outright sales of our properties to third parties;

•	the sale of a portion of the interests in a property we own to a joint venture with one or more institutional investors where we may retain the opportunity to earn property and asset management fees as well as certain incentive fees; and

•	recapitalizations of our properties with third-party debt.
Our Competitive Strengths
      We believe we enjoy significant competitive strengths, including:

•	Our Founders Have Extensive Real Estate Investment Experience in the Greater Metropolitan Washington, D.C. Area. Our founders have been actively investing in commercial real estate properties and real estate debt instruments for an average of approximately 18 years, and have underwritten, acquired and/or managed more than $2.5 billion of commercial real estate assets. Of this amount, more than $1.5 billion of assets were located in the greater metropolitan Washington, D.C. area. Our founders have previous investment experience working with distressed debt, direct equity investments, mezzanine debt and asset redevelopment. Based in part on this extensive experience, we have developed a highly disciplined underwriting approach that we believe allows us to effectively evaluate properties.

•	Our Primary Geographic Focus is on one of the Most Attractive and Largest Real Estate Markets in the United States. We believe our primary focus on one of the most attractive and largest real estate markets in the United States is a distinct advantage relative to investors with a broader geographic focus that have less local market knowledge and experience and relative to investors focused on smaller real estate markets. We believe that the greater metropolitan Washington, D.C. marketplace and its surrounding areas should continue to provide numerous high-quality investment opportunities that meet our investment criteria and objectives. Commercial real estate properties in the greater metropolitan Washington, D.C. area consistently generate higher rents and lower vacancies than the national average. We believe our focus on this market is a distinct advantage over other commercial real estate investors.

•	Organizing Our Company as a Taxable Corporation Rather than a REIT Gives Us Greater Flexibility. By organizing our company as a taxable corporation rather than as a REIT, we are able to:

-	capitalize on short-term increases in the value of our properties by disposing of or recapitalizing our properties, because we are not subject to the 100% prohibited transaction tax applicable to sales of dealer property by REITs (although we will be subject to regular corporate tax);

-	retain our after-tax capital for acquisitions;

-	have broad discretion with respect to the types of investments we can make; and

-	acquire assets by issuing operating partnership units that allow property owners from whom we acquire properties to defer recognizing taxable gain until we dispose of those properties. We believe this is the optimal structure for the execution of our business plan.

•	Our Founders Have Developed A Network of Industry Contacts That We Believe Will Generate Significant Acquisition Opportunities. Our founders have been acquiring, redeveloping, financing, managing and disposing of commercial real estate in the greater metropolitan Washington, D.C. area for an average of approximately 18 years. Through these activities, our founders have developed a network of industry contacts with the brokerage community, tenants, property owners, lenders, third party service providers, developers and institutional investors who invest in our target market. We expect that this network of industry contacts will continue to provide us with extensive sourcing of acquisition opportunities, many of which are conducted on a privately negotiated basis.

•	We Believe We Are One of the Few Washington, D.C.-based Sources of Structured Real Estate Products. There are few competitors that are based in the greater metropolitan Washington, D.C. area that offer structured real estate products and possess extensive local market knowledge. We believe this unique combination of local knowledge and financing capabilities gives us a competitive advantage over out-of-market financing sources. We also believe that our ability to invest in structured finance opportunities may provide a source for future equity investments.

•	We are a Fully Integrated Real Estate Operating Company. We are a fully integrated real estate operating company with acquisition, property management, leasing, engineering and tenant services all residing within one organization and sharing common operating and tenant relationship objectives. Based on our management’s experience, we believe that operating a fully integrated business with common management and objectives will allow us to achieve growth in property level cash flows and maintain strong relationships with our tenants. These capabilities provide us with daily updates on the properties and allow us to respond quickly to tenant needs and requests.
Our History
      We were formed on March 30, 2005 to continue the investment strategy of Asset Capital Corporation, L.L.C. Since 1995, our founders, primarily through Asset Capital Corporation, L.L.C. and our company, have acquired, managed, advised, operated, leased, financed, rehabilitated, redeveloped or disposed of real estate-related assets in transactions totaling in excess of $220 million.
      In connection with our formation, we issued an aggregate of 230,099 shares of common stock and 11,618 LTIP units to our executive officers, directors and employees for nominal consideration.
      Also in connection with our formation, we entered into an assignment and assumption agreement with Asset Capital Corporation, L.L.C., ACM and ARV/ACC Engineering for the assignment and contribution of certain purchase, property management and engineering services agreements and other miscellaneous assets, which were assigned and contributed on June 30, 2005. We also entered into contribution agreements for the purchase of the entities that own the Century South, Commerce Center I, Garden City Drive, Pidgeon Hill I, Pidgeon Hill II and Twelve Oaks properties. Our predecessor business has since contributed the Century South and Commerce Center I properties and assigned the assets underlying the assignment and assumption agreement to us. The aggregate consideration paid or to be paid for the above-mentioned assets is approximately $60.5 million, which was or will be paid in cash equal to approximately $12.5 million and shares of our common stock equal to approximately $10.8 million, based on $8.50 per share, which was the price per share of the shares sold in our June 2005 private placement. We have assumed or will assume approximately $37.2 million in debt related to these transactions.
      On June 30, 2005, we issued 8,912,081 shares of common stock in a private offering of our common stock. These shares were issued at an offering price of $8.50 per share and net proceeds received from the offering was approximately $68.4 million. We also issued 8,000 LTIP units to members of our board of directors.
      On July 22, 2005, we issued an additional 1,336,812 shares pursuant to the exercise of the additional allotment option by the initial purchaser. The shares were issued at an offering price of $8.50 per share and net proceeds received was approximately $10.6 million.
      On July 27, 2005, we redeemed a total of 55,632 shares issued to Messrs. Minshall, Fernau, and LeBlanc.
      Since July 22, 2005, we have issued to certain of our employees or allocated for issuance a total of 8,824 restricted shares of our common stock and 8,821 LTIP units under our 2005 Equity Incentive Plan. In addition, we have acquired six additional properties for a total purchase price of approximately $           million, of which approximately $           million was paid in shares of our common stock (based on a per share price of $          ), approximately $           million was paid in cash and $           million was assumed debt.

Our Properties and Structured Real Estate Investment
      We own or have interests in a portfolio of seven properties and one structured real estate investment located in our target market containing 738,884 net rentable square feet. The following table provides summary information regarding our properties and structured real estate investment as of the date of this prospectus:

						Net
						Rentable
						Square
		Current		Year	Year	Feet as of	June 30,	Annualized
	Location/	Percentage		Built/	Acquired	June 30,	2005	Base
Property	Sub-Market	Ownership		Renovated	by Us	2005	Occupancy	Rent(1)		Primary Tenants

								(In thousands)
Wholly-owned Properties
Columbia Medical Campus(2)	Columbia, MD	100%		1982-1984	2005	154,558	42%	$242		Columbia Medical Plan; Patapsco Eye Mds, LLC
Timonium Medical Center	Timonium, MD	100%		1986	2005	23,966	88	325		Potomac Physicians, P.A.; CareFirst of Maryland, Inc.
Frederick Medical Center	Frederick, MD	100%		1996	2005	32,949	51	275		Imaging Associates of Western Maryland, L.P.; Potomac Physicians, P.A.
Century South	Germantown, MD	100%		2003	2005	21,108	77 (3)	268		Stephen Gould of Maryland, Inc.; Renal Treatment- Center
Executive Tower	Hampton, VA	100%		1974/1991	2005	134,179	90	2,004		U.S. General Service Administration; The Hampton- Newport News Community Service Board; General Dynamics Government Systems
Commerce Center I	Greenbelt, MD	100%		1987	2005	123,249	98	2,844		SGT, Inc.; ITT Industries, Inc.
Hollymead Town Center(4)	Charlottesville, VA	100%		N/A	2005	N/A	N/A	N/A		N/A

Total/Weighted Average						490,009	74	5,958

Structured Real Estate Investment
Plaza 270(5)	Rockville, MD	51	%(6)	1980-2000	2005	248,875	100	5,094	(7)	Westat, Inc.

Total/Weighted Average						738,884	83%	$11,052

(1)	Calculated as actual monthly base rent for June 2005 multiplied by 12, except for Columbia Medical Campus, Frederick Medical Center and Timonium Medical Center. The amounts presented for Columbia Medical Campus, Frederick Medical Center and Timonium Medical Center are derived from monthly rents as of August 1, 2005. Leases representing approximately 5.65% of our annualized base rent are expected to expire on or after June 30, 2005 through December 31,

2005. Because annualized base rent is not derived from historical results that were accounted for in accordance with accounting principles generally accepted in the United States, historical results differ from the annualized amounts.

(2)	Consists of two medical office buildings located at 5450 and 5500 Knoll North Drive in Columbia, MD that contain 88,999 and 65,559 net rentable square feet, respectively.
(3)	Subsequent to June 30, 2005, an additional tenant has leased 4,796 square feet, bringing annualized base rent at this property based on June 2005 actual base rent to approximately $328,000 and occupancy to 100%.
(4)	The Hollymead Town Center property is a 78.09 acre parcel of land with infrastructure in place that is currently under development as a mixed use property. When complete, this property will consist of retail and residential buildings.
(5)	Plaza 270 consists of three connected buildings containing 86,000, 85,655 and 77,220 net rentable square feet, respectively.
(6)	Our 51% ownership interest in the Plaza 270 property only entitles us to receive annual distributions of $112,800.
(7)	Represents annualized base rent for 100% of the total leased square feet. Annual distributions are limited to $112,800 for our 51% ownership interest in the property.

Properties and Structured Real Estate Investment Under Contract
      We have entered into contracts or contribution agreements to acquire the following portfolio of four commercial office properties and one structured real estate investment located in our target market containing 438,347 net rentable square feet. The following table provides summary information regarding our properties and structured real estate investment under contract as of the date of this prospectus:

						Net
						Rentable
					Year	Square
		Expected	Year		Acquired by	Feet as of	June 30,	Annualized
	Location/	Percentage	Built/		Contributing	June 30,	2005	Base
Property	Sub-Market	Ownership	Renovated		Entity	2005	Occupancy	Rent(1)		Primary Tenants

								(In thousands)
Properties

Garden City Drive	Landover, MD	100%	1980/1995	(2)	2002	55,497	94%	$1,034		United Foods & Commercial Workers, Local 400; Robert A. Ades & Associates; Associated Administrators, Inc.; Ashcraft & Gerel, LLP
Pidgeon Hill I	Sterling, VA	100%	1986- 1989	(3)	1999	89,831	71	1,354		Marymount University; ELISA/ACT Biotechnologies; Ed Anywhere, LLC
Pidgeon Hill II(4)	Sterling, VA	100%	1986/1987		2004	95,137	77	1,488		RJE Telecom, Inc.; Reston Pediatrics; The Executive Suites at Countryside; Beacon Accounting Group
Pinewood Plaza	Hampton, VA	100%	1986/2003		N/A	70,266	91	1,084		City of Hampton, VA; The Boeing Company; GSH Residential Real Estate; Northrop Grumman Systems Corp.; The Boeing Company

Total/Weighted Average						310,731	81	4,960

Structured Real Estate Investment
Twelve Oaks(5)	Rockville, MD	8%	1979- 1981/2004	(6)	2001	127,616	100	2,776	(7)	Westat, Inc.

Total/Weighted Average						438,347	87%	$7,736

(1)	Calculated as actual monthly base rent for June 2005 multiplied by 12. Leases representing approximately 8.86% of our annualized base rent are expected to expire on or after June 30, 2005 through December 31, 2005. Because annualized base rent is not derived from historical results that were accounted for in accordance with accounting principles generally accepted in the United States, historical results differ from the annualized amounts.
(2)	The Garden City Drive property was renovated in 1995.

(3)	The 10 Pidgeon Hill Drive building was built in 1986; the 14 Pidgeon Hill Drive building was built in 1989.
(4)	Contribution of these interests will not occur until after December 17, 2005.
(5)	In addition to the 8% Class A membership interest, we will acquire a 44% Class B membership interest in the limited liability company that owns the property. Annual distributions to the holder of the 44% Class B membership interest are currently limited to $60,000. See “Our Business and Properties—Description of Properties—Twelve Oaks, Rockville, Maryland” for additional information about these membership interests.
(6)	One of the three buildings comprising the Twelve Oaks property was substantially renovated in 2004.
(7)	Represents annualized base rent for 100% of the total leased square feet, although we own less than 100% of the property, as described in footnote 5.

     These contracts are subject to the satisfaction of certain conditions precedent to closing, and, while we consider these acquisitions to be probable of completion, we cannot guarantee that we will complete any of these acquisitions.
Investment Pipeline
      In addition to the properties and structured real estate investment we have under contract, our investment pipeline includes as of October 7, 2005 seven additional properties and two structured real estate investments that are under active review for investment. The seven properties contain an aggregate of approximately 737,000 square feet for an aggregate purchase price of approximately $106 million. The two structured real estate investments total approximately $73 million and include a mezzanine loan, secured by a partnership interest in an office building in our target market and a loan secured by a partnership interest in a residential property to be developed in our target market which we expect would include a carried interest. Upon further due diligence, we may decide not to pursue any of these transactions, or we may not be able to complete these transactions for other reasons.
Description of Properties

Owned Properties

Columbia Medical Campus
      The Columbia Medical Campus property consists of two buildings, built between 1982 and 1984, and contains approximately 154,558 net rentable square feet. The buildings are part of a four building group of properties described as the CareFirst portfolio and consists of tenants primarily in the medical profession. The property is well located in a suburban office park near Columbia, Maryland with convenient access to major commercial routes such as Route 175, Route 29 and Interstate 95. The property is located in our target market and is approximately equal-distance from Baltimore, Maryland and Washington, D.C.
      The buildings are of brick construction with plentiful parking and the potential to add to or expand the existing buildings. Prior to our acquisition of the property, the property had a high vacancy rate due, in part, to the business strategy of the former owner, CareFirst and its affiliates, to exit the primary care business and, hence, to vacate the portions of the property they previously occupied. The rents are at or below the current market rents for comparable properties. Competition is limited due to the high cost of construction of comparable medical office space. The majority of the buildings’ operating expenses are paid by us. From the proceeds of this offering, we expect to make $6.0 to $7.0 million in capital improvements to repair and replace the buildings’ roof, common areas and some mechanical systems. We also have planned significant leasing costs and tenant improvement costs planned for the property.

      The following table sets forth the occupancy rate and average annual rent per leased rentable square foot for the Columbia Medical Campus property as of August 1, 2005.

	Occupancy	Average Annualized Base Rent
	Rate	per Leased Square Foot(1)

August 1, 2005	42%	$3.74

(1)	Calculated as the product of the actual monthly base rent for the last month in the respective period and 12, divided by total leased square feet.
     The following tables set forth information with respect to the property’s major tenants and lease expirations, respectively, as of August 1, 2005.
Major Tenants

				Percentage
				of
				Property’s
				Total			Percentage
			Leased	Leased			of
	Principal Nature	Lease	Square	Square	Annualized		Annualized	Renewal
Name	of Business	Expiration	Feet	Feet	Base Rent		Base Rent	Option

Columbia Medical Plan	Medical	11/1/2007	33,354	51.54%	—	(1)	—	None
Patapsco Eye Mds, LLC	Medical	11/1/2005	7,990	12.35%	—	(1)	—	None

(1)	Prior to our purchase of the property, the prior owner was CareFirst BlueCross BlueShield, or CareFirst. CareFirst operated this property not as an investment property but as an HMO facility, which means that CareFirst attempted to induce as many care providers in a facility as possible. To induce these care providers to lease space in this property, they negotiated leases for certain tenants that provided that the tenants did not have to pay rent for the first year of the lease term and that these leases could be terminated with 30 to 60 days notice. As a result, we are not currently receiving rent payments from certain tenants; however, beginning on November 2, 2005, the Columbia Medical Plan lease requires annual rent payments of approximately $476,000. Part of our acquisition strategy is to convert the leases to market-rate leases. We are in the process of renegotiating all of the leases that currently provide that the tenants do not have to pay rent.
Lease Expiration Schedule

			Percentage of	Annualized	Percentage of
	Number of	Square Footage	Property’s	Base Rent of	Property’s
	Leases	of Expiring	Total Leased	Expiring	Annualized
Year of Lease Expiration	Expiring	Leases	Square Feet	Leases(1)	Base Rent(2)

2005	5	25,419	39.27%	$230,887	95.28%
2006	—	—	—	—	—
2007	6	39,302	60.73	11,428	4.72
Thereafter	—	—	—	—	—

Total	11	64,721	100.00%	$242,315	100.00%

(1)	Calculated as actual monthly base rent for August 2005 of expiring leases at the property multiplied by 12. Because annualized base rent is not derived from historical results that were accounted for in accordance with accounting principles generally accepted in the United States, historical results differ from the annualized amounts.
(2)	Calculated as the tenant’s annualized base rent of expiring leases divided by the product of the property’s actual total August 2005 base rent and 12.
     The buildings are currently free and clear of any debt; however, we are pursuing flexible mortgage debt options that will accommodate the projected improvement of the physical facilities and subsequent lease-up of the properties.

Timonium Medical Center
      The Timonium Medical Center property consists of one three-story building built in 1986, which contains approximately 23,966 net rentable square feet. The building is part of the CareFirst portfolio and consists of tenants primarily in the medical profession. The property is well located in a commercial area in Timonium, Maryland, a suburb to the north of Baltimore, Maryland. The property has a brick exterior construction and is located in a well-developed suburban area. The rents under the existing leases are at or below the current market rents for comparable properties. Competition is limited due to the high cost of construction of comparable medical office space. The majority of the operating expenses of the building are paid for by us. We do not expect to make any material capital improvements to the building’s mechanical systems or roof in the foreseeable future. However, we have planned leasing costs, tenant improvements and cosmetic common area renovations for the property, which we expect to cost less than $500,000 and will be funded from the proceeds of this offering.
      The following table sets forth the occupancy rate and average annual rent per leased rentable square foot for the Timonium Medical Center property as of August 1, 2005.

	Occupancy	Average Annualized Base Rent
	Rate	per Leased Square Foot(1)

August 1, 2005	88%	$15.38

(1)	Calculated as the product of the actual monthly base rent for the last month in the respective period and 12, divided by total leased square feet.
     The following tables set forth information with respect to the property’s major tenants and lease expirations, respectively, as of August 1, 2005.
Major Tenants

Percentage
of
				Property’s			Percentage
				Total			of
			Leased	Leased			Annualized
	Principal Nature		Square	Square	Annualized		Base		Renewal
Name	of Business	Lease Expiration	Feet	Feet	Base Rent(1)		Rent(2)		Option

Potomac Physicians, P.A.	Medical	month-to-month	5,669	26.78%	—	(3)	—	(3)	None
CareFirst of Maryland, Inc.	Medical	7/31/2010	15,497	73.22%	$325,437		100%		None

(1)	Calculated as actual monthly base rent for June 2005 multiplied by 12. Because annualized base rent is not derived from historical results that were accounted for in accordance with accounting principles generally accepted in the United States, historical results differ from the annualized amounts.
(2)	Calculated as the tenant’s annualized base rent divided by the product of the property’s actual total June 2005 base rent and 12.
(3)	Prior to our purchase of the property, the prior owner was CareFirst BlueCross BlueShield, or CareFirst. CareFirst operated this property not as an investment property but as an HMO facility, which means that CareFirst attempted to induce as many care providers in a facility as possible. To induce these care providers to lease space in this property, they negotiated leases for certain tenants that provided that the tenants did not have to pay rent for the first year of the lease term and that these leases could be terminated with 30 to 60 days notice. As a result, we are not currently receiving rent payments from certain tenants. Part of our acquisition strategy is to convert the leases to market-rate leases. We are in the process of renegotiating all of the leases that currently provide that the tenants currently do not have to pay rent.

Lease Expiration Schedule

			Percentage of	Annualized		Percentage of
	Number of	Square Footage	Property’s	Base Rent of		Property’s
	Leases	of Expiring	Total Leased	Expiring		Annualized
Year of Lease Expiration	Expiring	Leases	Square Feet	Leases(1)		Base Rent(2)

2005	1	5,669	26.78%	—	(3)	— (3)
2006	—	—	—	—		—
2007	—	—	—	—		—
2008	—	—	—	—		—
2009	—	—	—	—		—
2010	1	15,497	73.22	$325,437		100.00%
Thereafter	—	—	—	—		—

Total	2	21,166	100.00%	$325,437		100.00%

(1)	Calculated as actual monthly base rent for August 2005 of expiring leases at the property multiplied by 12. Because annualized base rent is not derived from historical results that were accounted for in accordance with accounting principles generally accepted in the United States, historical results differ from the annualized amounts.
(2)	Calculated as the tenant’s annualized base rent divided by the product of the property’s actual total August 2005 base rent and 12.
(3)	Prior to our purchase of the property, the prior owner was CareFirst BlueCross BlueShield, or CareFirst. CareFirst operated this property not as an investment property but as an HMO facility, which means that CareFirst attempted to induce as many care providers in a facility as possible. To induce these care providers to lease space in this property, they negotiated leases for certain tenants that provided that the tenants did not have to pay rent for the first year of the lease term and that these leases could be terminated with 30 to 60 days notice. As a result, we are not currently receiving rent payments from certain tenants. Part of our acquisition strategy is to convert the leases to market-rate leases. We are in the process of renegotiating all of the leases that currently provide that the tenants currently do not have to pay rent.
     The building is currently free and clear of any debt; however, we are pursuing flexible mortgage debt options that will accommodate the projected improvement of the physical facilities and subsequent lease-up of the properties.

Frederick Medical Center
      The Frederick Medical Center property consists of one two-story building built in 1996, which contains approximately 32,949 net rentable square feet. The building is part of the CareFirst portfolio and consists of tenants primarily in the medical profession. The property is well located in a commercial area of Frederick, Maryland, a fast-growing bedroom community north of the Washington, D.C. metropolitan area. The property is brick construction, has plentiful parking and the potential to add to or expand the existing building. Like the other properties in the CareFirst portfolio, there are several vacant suites, due in part to the business strategy of the former owner, CareFirst and its affiliates, to exit the primary care business and, hence, vacate portions of the property they previously occupied. The rents are at or below the current market rents for comparable properties. Competition is limited due to the high cost of construction of comparable medical office space. The majority of the building’s operating expenses are paid for by us. We do not expect to make any material capital improvements to the building’s mechanical systems or roof in the foreseeable future; however, we have planned significant leasing costs, tenant improvement and common area renovations for the property, which we expect to cost less than $500,000 and will be funded from the proceeds of this offering.

      The following table sets forth the occupancy rate and average annual rent per leased rentable square foot for the Frederick Medical Center property as of August 1, 2005.

	Occupancy	Average Annualized Base Rent
	Rate	per Leased Square Foot(1)

August 1, 2005	51%	$16.48

(1)	Calculated as the product of the actual monthly base rent for the last month in the respective period and 12, divided by total leased square feet.
     The following tables set forth information with respect to the property’s major tenants and lease expirations, respectively, as of August 1, 2005.
Major Tenants

				Percentage
				of
				Property’s
				Total			Percentage
	Principal		Leased	Leased			of
	Nature of		Square	Square	Annualized		Annualized		Renewal
Name	Business	Lease Expiration	Feet	Feet	Base Rent(1)		Base Rent(2)		Option

Imaging Associates of Western Maryland, L.P.	Medical	12/31/2007	6,275	37.56%	$141,161		51.26%		None
Potomac Physicians, P.A.	Medical	month-to-month	4,250	25.44%	—	(3)	—	(3)	None

(1)	Calculated as actual monthly base rent for August 2005 multiplied by 12. Because annualized base rent is not derived from historical results that were accounted for in accordance with accounting principles generally accepted in the United States, historical results differ from the annualized amounts.
(2)	Calculated as the tenant’s annualized base rent divided by the product of the property’s actual total August 2005 base rent and 12.
(3)	Prior to our purchase of the property, the prior owner was CareFirst BlueCross BlueShield, or CareFirst. CareFirst operated this property not as an investment property but as an HMO facility, which means that CareFirst attempted to induce as many care providers in a facility as possible. To induce these care providers to lease space in this property, they negotiated leases for certain tenants that provided that the tenants did not have to pay rent for the first year of the lease term and that these leases could be terminated with 30 to 60 days notice. As a result, we are not currently receiving rent payments from certain tenants. Part of our acquisition strategy is to convert the leases to market-rate leases. We are in the process of renegotiating all of the leases that currently provide that the tenants currently do not have to pay rent.
Lease Expiration Schedule

			Percentage of	Annualized	Percentage of
	Number of	Square Footage	Property’s	Base Rent of	Property’s
	Leases	of Expiring	Total Leased	Expiring	Annualized
Year of Lease Expiration	Expiring	Leases	Square Feet	Leases(1)	Base Rent(1)

2005	3	5,907	35.35%	$34,130	12.39%
2006	1	1,653	9.89	39,738	14.43
2007	1	6,275	37.56	141,161	51.26
2008	—	—	—	—	—
2009	—	—	—	—	—
2010	1	2,873	17.20	60,333	21.92
Thereafter	—	—	—	—	—

Total	6	16,708	100.00%	$275,362	100.00%

(1)	Calculated as actual monthly base rent for August 2005 of expiring leases at the property multiplied by 12. Because annualized base rent is not derived from historical results that were accounted for in accordance with accounting principles generally accepted in the United States, historical results differ from the annualized amounts.
(2)	Calculated as the tenant’s annualized base rent of expiring leases divided by the product of the property’s actual total August 2005 base rent and 12.

     The building is currently free and clear of any debt; however, we are pursuing flexible mortgage debt that will accommodate the projected improvement of the physical facilities and subsequent lease-up of the properties.

Century South, Germantown, Maryland.
      The Century South property, built in 2003, contains approximately 21,108 net rentable square feet. Germantown, which is located in Montgomery County, is an office sub-market that appeals to a variety of local and service-oriented tenants, as well as high-tech companies. Montgomery County is easily accessible by road and rail, and Germantown is also served by public transportation. An entity that is owned by Asset Capital Corporation, L.L.C. and a number of other individual investors acquired this property in 2004.
      The Century South property generates rental revenue that is comparable with current market rates for comparable properties. There are a small number of buildings considered comparable and most have high occupancy rates. The majority of the building’s operating expenses are paid for by us and billed back to the tenants. We have planned non-material capital improvements for the building’s mechanical and HVAC systems. We will incur leasing costs and tenant improvement costs as leases expire and either are renewed or are replaced.
      The following table sets forth the occupancy rate and average annual rent per leased rentable square foot for the Century South property as of June 30, 2005.

	Occupancy	Average Annualized Base Rent
	Rate	per Leased Square Foot(1)

June 30, 2005	77%	$16.43

(1)	Calculated as the product of the actual monthly base rent for the last month in the respective period and 12, divided by total leased square feet.
     The following tables set forth information with respect to the property’s major tenants and lease expirations, respectively, as of June 30, 2005.
Major Tenants(1)

				Percentage
				of
				Property’s
				Total		Percentage
			Leased	Leased		of
	Principal Nature	Lease	Square	Square	Annualized	Annualized	Renewal
Name	of Business	Expiration	Feet	Feet	Base Rent(2)	Base Rent(3)	Option

Stephen Gould	Packaging and printing	2/28/2013	9,024	55.32%	$151,693	56.59%	1, 5-year option
Renal Treatment Center	Medical	7/31/2013	7,288	44.68%	$116,353	43.41%	None

(1)	Since June 30, 2005, the remaining vacant space has been leased to AMI Enterprises, Inc., or AMI, a data back-up provider. The AMI lease is for 4,796 square feet, expires five years after the commencement of the lease, and provides for annual base rent of $59,952 based on the first twelve months of the lease.
(2)	Calculated as actual monthly base rent for June 2005 multiplied by 12. Because annualized base rent is not derived from historical results that were accounted for in accordance with accounting principles generally accepted in the United States, historical results differ from the annualized amounts.
(3)	Calculated as the tenant’s annualized base rent divided by the product of the property’s actual total June 2005 base rent and 12.

Lease Expiration Schedule

			Percentage of	Annualized	Percentage of
	Number of	Square Footage	Property’s	Base Rent of	Property’s
	Leases	of Expiring	Total Leased	Expiring	Annualized
Year of Lease Expiration	Expiring	Leases	Square Feet	Leases(1)	Base Rent(2)

2005	—	—	—	—	—
2006	—	—	—	—	—
2007	—	—	—	—	—
2008	—	—	—	—	—
2009	—	—	—	—	—
2010	—	—	—	—	—
2011	—	—	—	—	—
2012	—	—	—	—	—
2013	2	16,312	100.00%	$268,046	100.00%
Thereafter	—	—	—	—	—

Total	2	16,312	100.00%	$268,046	100.00%

(1)	Calculated as actual monthly base rent for June 2005 of expiring leases at the property multiplied by 12. Because annualized base rent is not derived from historical results that were accounted for in accordance with accounting principles generally accepted in the United States, historical results differ from the annualized amounts.
(2)	Calculated as the tenant’s annualized base rent of expiring leases divided by the product of the property’s actual total June 2005 base rent and 12.
     The building was subject to a mortgage loan which was prepaid upon the closing of the property acquisition.

Executive Tower, Hampton, Virginia.
      The Executive Tower property, built in 1974, contains approximately 134,179 net rentable square feet. The building is in close proximity to Langley Air Force Base and we expect its proximity to this property to result in demand for leased space in this building. In addition, the U.S. Department of Defense presence in the area is strengthened by three army bases and the Coast Guard command in Portsmouth within the Hampton Roads submarket.
      Rents for the Executive Tower property are at or below the current market rents for comparable properties. There are a small number of buildings considered comparable and most have high occupancy rates. The majority of the building’s operating expenses are paid for by us. We have planned some non-material capital improvements for the building’s mechanical and HVAC systems. We expect to incur leasing costs and tenant improvement costs as leases expire and either are renewed or are replaced.
      The following table sets forth the occupancy rate and average annual rent per leased rentable square foot for the Executive Tower property as of June 30, 2005.

	Occupancy	Average Annualized Base Rent
	Rate	per Leased Square Foot(1)

June 30, 2005	90%	$16.64

(1)	Calculated as the product of the actual monthly base rent for the last month in the respective period and 12, divided by total leased square feet.

     The following tables set forth information with respect to the property’s major tenants and lease expirations, respectively, as of June 30, 2005.
Major Tenants

				Percentage of
	Principal		Leased	Property’s		Percentage of
	Nature of	Lease	Square	Total Leased	Annualized	Annualized	Renewal
Name	Business	Expiration	Feet	Square Feet	Base Rent(1)	Base Rent(2)	Option

The Hampton-Newport News Community Service Board	Government	3/31/2009	9,231	7.66%	$154,896	7.73%	None
General Dynamics	Defense	4/30/2008	8,781	7.29%	$144,814	7.23%	None
U.S. General Service Administration	Government	10/31/2005; 9/30/2008; 10/21/2009	18,471	15.33%	$304,634	15.20%	None

(1)	Calculated as actual monthly base rent for June 2005 multiplied by 12. Because annualized base rent is not derived from historical results that were accounted for in accordance with accounting principles generally accepted in the United States, historical results differ from the annualized amounts.
(2)	Calculated as the tenant’s annualized base rent divided by the product of the property’s actual total June 2005 base rent and 12.
Lease Expiration Schedule

			Percentage of	Annualized	Percentage of
	Number of	Square Footage	Property’s	Base Rent of	Property’s
	Leases	of Expiring	Total Leased	Expiring	Annualized
Year of Lease Expiration	Expiring	Leases	Square Feet	Leases(1)	Base Rent(2)

2005	4	8,229	6.83%	$142,454	7.11%
2006	13	35,187	29.21	589,683	29.42
2007	8	13,203	10.96	220,230	10.99
2008	7	24,442	20.29	402,144	20.06
2009	7	29,573	24.55	486,567	24.28
2010	4	9,840	8.16	163,252	8.14
Thereafter	—	—	—	—	—

Total	43	120,474	100.00%	$2,004,330	100.00%

(1)	Calculated as actual monthly base rent for June 2005 of expiring leases at the property multiplied by 12. Because annualized base rent is not derived from historical results that were accounted for in accordance with accounting principles generally accepted in the United States, historical results differ from the annualized amounts.
(2)	Calculated as the tenant’s annualized base rent of expiring leases divided by the product of the property’s actual total June 2005 base rent and 12.
     The building is subject to a mortgage loan with an outstanding principal balance as of September 22, 2005 of approximately $12,640,000. The loan matures October 9, 2007 and the balance due at maturity, assuming no advance principal payments are made, will be approximately $12,640,000. The loan requires monthly payments of interest only computed at an annual rate of 150 basis points over the 30-day LIBOR rate. Prepayment of the entire loan can be made on or before March 31, 2006 without penalty. Thereafter, prepayment of the entire loan, without penalty, may not be made until May 2007 without penalty.

Hollymead Town Center
      The Hollymead Town Center is a 78-acre parcel of land with infrastructure in place that we acquired in August of 2005. This parcel represents Phase II of the 180-acre master planned lifestyle center known as the Hollymead Town Center. The recently-completed Phase I of the development includes approximately 300,000 square feet of retail space anchored by Target and Harris Teeter grocery store. Phase I contains a bank, restaurants and retail shops. We have acquired Phase II, which is planned for over 700 residential units and 350,000 square feet of retail and office space including a big-box retailer, multiplex cinema, hotel and a variety of in-line retail and restaurant pad sites. The site is located approximately eight miles north of Charlottesville on Route 29, directly adjacent to Charlottesville/ Albemarle County Airport and in close proximity to the University of Virginia Research Park and the Department of the Army National Ground Intelligence Center.
      Final site plan approval is expected by mid-2006. We expect to enter into contracts to sell large sections of the project to third-party developers who will obtain building permits and construct the physical improvements. We may also enter into joint ventures with development partners, retain portions of the project for future development or sell the site in components or in its entirety.
      The total purchase price of approximately $52.0 million consists of approximately $12.0 million cash and approximately $40.0 million in debt. We currently expect to invest $4.0 million in working capital for design, legal and development costs on the project.
      The property is subject to a series of mortgage loans with a total outstanding principal balance as of August 16, 2005 of $40.0 million. The loans mature on August 16, 2009 and require a fixed yearly payment of principal of $10.0 million on the first, second and third anniversaries of August 16, 2005, and the entire outstanding principal balance is due on the fourth anniversary. The loan bears interest at the rate of 8% per annum where one half is payable monthly and the balance is due at maturity. Principal may be prepaid at any time.

Commerce Center I, Greenbelt, Maryland.
      The Commerce Center I property, built in 1987, contains approximately 123,249 net rentable square feet. An entity that is owned by Asset Capital Corporation, L.L.C. and a number of other individual investors acquired this property in 2000.
      Rents for the Commerce Center I property are at the current market rents for comparable properties. There are several buildings considered comparable and most are well-leased. The majority of the building’s operating expenses are paid for by us and there are no capital improvements planned for the buildings mechanical and HVAC systems in the near future. We will incur leasing costs and tenant improvements as tenant leases expire and either are renewed or are replaced.
      The following table sets forth the occupancy rate and average annual rent per leased rentable square foot for the Commerce Center I property at the end of each year since acquisition and as of June 30, 2005.

	Occupancy	Average Annualized Base Rent
	Rate	per Leased Square Foot(1)

2001	98%	$22.37
2002	98%	$22.56
2003	95%	$23.36
2004	99%	$22.92
June 30, 2005	98%	$23.35

(1)	Calculated as the product of the actual monthly base rent for the last month in the respective period and 12, divided by total leased square feet; provided that the 2002 average annualized base rent per leased square foot was calculated using November 2002 actual base rent.

     The following tables set forth information with respect to the property’s major tenants and lease expirations, respectively, as of June 30, 2005.
Major Tenants

				Percentage of
				Property’s		Percentage of
	Principal Nature	Lease	Leased	Total Leased	Annualized	Annualized
Name	of Business	Expiration	Square Feet	Square Feet	Base Rent(1)	Base Rent(2)	Renewal Option

SGT, Inc.	Aerospace Engineering & IT	2/28/2009	19,472	15.99%	$372,414	15.99%	1, 5-year term
ITT Industries	Engineering & Manufacturing	5/31/2010	11,805	9.69%	$242,003	8.51%	None
Corporate Express	Office Furniture	7/31/2006	8,668	7.12%	$209,632	7.12%	1, 3-year term
First Home Mortgage	Mortgage Lending	1/31/2009	6,761	5.55%	$158,911	5.55%	None
First Horizon Home Loan Corporation	Mortgage Lending	3/31/2009	6,604	5.42%	$159,850	5.42%	None

(1)	Calculated as actual monthly base rent for June 2005 multiplied by 12. Because annualized base rent is not derived from historical results that were accounted for in accordance with accounting principles generally accepted in the United States, historical results differ from the annualized amounts.
(2)	Calculated as the tenant’s annualized base rent divided by the product of the property’s actual total June 2005 base rent and 12.
Lease Expiration Schedule

	Number		Percentage of	Annualized	Percentage of
	of	Square Footage	Property’s	Base Rent of	Property’s
	Leases	of Expiring	Total Leased	Expiring	Annualized
Year of Lease Expiration	Expiring	Leases	Square Feet	Leases(1)	Base Rent(2)

2005	3	8,148	6.69%	$216,761	7.62%
2006	5	21,860	17.95	523,989	18.43
2007	8	24,367	20.01	593,660	20.88
2008	5	17,740	14.57	476,080	16.74
2009	4	37,847	31.08	791,124	27.82
2010	1	11,805	9.70	242,003	8.51
Thereafter	—	—	—	—	—

Total	26	121,767	100.00%	$2,843,617	100.00%

(1)	Calculated as actual monthly base rent for June 2005 of expiring leases at the property multiplied by 12. Because annualized base rent is not derived from historical results that were accounted for in accordance with accounting principles generally accepted in the United States, historical results differ from the annualized amounts.
(2)	Calculated as the tenant’s annualized base rent of expiring leases divided by the product of the property’s actual total June 2005 base rent and 12.
     The building is subject to a mortgage loan with an outstanding principal balance as of September 22, 2005 of approximately $17,760,000. The loan matures October 9, 2007 and the balance due at maturity, assuming no advance principal payments are made, will be approximately 17,760,000. The loan requires monthly payments of interest only computed at an annual rate of 150 basis points over the 30-day LIBOR rate. Prepayment of the entire loan can be made on or before March 31, 2006 without penalty. Thereafter, prepayment of the entire loan, without penalty, may not be made until May 2007 without penalty.
Our Structured Real Estate Investment

Plaza 270
      The Plaza 270 property, built in 1978 and 1979 and expanded in 2003, contains approximately 248,875 net rentable square feet. The building is a multi-story office building built with dryvit exterior panels over steel frame construction. It is well located near the intersection of Interstate 270 and Route 28 north of Washington, D.C. in a well-established suburban office market close to residential communities and professional offices. Westat, Inc., which is also a minority partner in Plaza 270 Associates, LLC, is the property’s only tenant.
      Rents for the Plaza 270 property are at or below the current market rents for comparable properties. There are several buildings considered comparable and most have high occupancy rates. The building is leased to Westat under two leases (one is a net lease with Westat paying for its pro-rata share of expenses and one is a full-service lease with expenses paid for by us). We have not planned any capital improvements for the building’s mechanical and HVAC systems in the near future. An employee cafeteria will be built and funded by Westat in the near future. We entered into a sale/purchase option agreement with Westat, Inc. giving it the right to purchase our partnership interests for fair market value; provided, however, that in no case will the purchase price be (i) less than $900,000 or (ii) more than either (a) $1,050,000 if the closing occurs on or before February 28, 2006 or (b) commencing on March 1, 2006, 105% of $1,050,000 to be increased annually by the product of 105% and the previous year’s purchase price.
      The following table sets forth the occupancy rate and average annual rent per leased rentable square foot for the Plaza 270 property as of June 30, 2005.

	Occupancy	Average Annualized Base Rent
	Rate	per Leased Square Foot(1)

June 30, 2005	100%	$20.47

(1)	Calculated as the product of the actual monthly base rent for the last month in the respective period and 12, divided by total leased square feet.
     The following tables set forth information with respect to the property’s major tenants and lease expirations, respectively, as of June 30, 2005.
Major Tenants

				Percentage of
	Principal		Leased	Property’s		Percentage of
	Nature of	Lease	Square	Total Leased	Annualized	Annualized
Name	Business	Expiration	Feet	Square Feet	Base Rent(1)	Base Rent(2)	Renewal Option

Westat, Inc.	Research	2007	171,655	68.97%	$2,942,400	57.76%	3, 59-month terms
Westat, Inc.	Research	2009	77,220	31.03%	$2,151,700	42.24%	rolling 1-year term

(1)	Calculated as actual monthly base rent for June 2005 multiplied by 12. Because annualized base rent is not derived from historical results that were accounted for in accordance with accounting principles generally accepted in the United States, historical results differ from the annualized amounts.
(2)	Calculated as the tenant’s annualized base rent divided by the product of the property’s actual total June 2005 base rent and 12.

Lease Expiration Schedule

			Percentage of	Annualized	Percentage of
	Number of	Square Footage	Property’s	Base Rent of	Property’s
	Leases	of Expiring	Total Leased	Expiring	Annualized
Year of Lease Expiration	Expiring	Leases	Square Feet	Leases(1)	Base Rent(2)

2005	—	—	—	—	—
2006	—	—	—	—	—
2007	1	171,655	68.97%	$2,942,400	57.76%
2008	—	—	—	—	—
2009	1	77,220	31.03	2,151,700	42.24
Thereafter	—	—	—	—	—

Total	2	248,875	100.00%	$5,094,100	100.00%

(1)	Calculated as actual monthly base rent for June 2005 of expiring leases at the property multiplied by 12. Because annualized base rent is not derived from historical results that were accounted for in accordance with accounting principles generally accepted in the United States, historical results differ from the annualized amounts.
(2)	Calculated as the tenant’s annualized base rent of expiring leases divided by the product of the property’s actual total June 2005 base rent and 12.
     The building is subject to a mortgage loan with an outstanding principal balance as of August 2005 of approximately $8,400,000. The loan matures on September 1, 2018 and at the time will be fully paid off assuming all principal and interest payments have been timely made, and requires a fixed $82,628 monthly payment of principal and interest, with interest computed at an annual rate of 7.07% until September 2008 at which time the lender may reset the interest rate. The loan permits prepayment of the entire outstanding amount at any time upon payment of a prepayment premium.

Properties Under Contract

Garden City Drive, Landover, Maryland.
      The Garden City Drive property, built in 1980, contains approximately 55,497 net rentable square feet. The building is in close proximity to Interstate 95 and Route 50 and is located across the street from the New Carrollton Train Station, serviced by Metrorail, Amtrak and MARC. An entity that is owned by Asset Capital Corporation, L.L.C. and a number of other individual and entity investors acquired the property in 2002.
      Rents for the Garden City Drive property are at the current market rents for comparable properties. There are several buildings considered comparable and most have high occupancy rates. The majority of the building’s operating expenses are paid for by us. We have not planned to make any material capital improvements to the buildings mechanical and HVAC systems in the near future. We expect to incur leasing costs and tenant improvements as tenant leases expire and either are renewed or are replaced.

      The following table sets forth the occupancy rate and average annual rent per leased rentable square foot for the Garden City property at the end of each year since acquisition and as of June 30, 2005.

	Occupancy	Average Annualized Base Rent
	Rate	per Leased Square Foot(1)

2002	91%	$19.44
2003	91%	$20.04
2004	94%	$19.66
June 30, 2005	94%	$19.84

(1)	Calculated as the product of the actual monthly base rent for the last month in the respective period and 12, divided by total leased square feet.
     The following tables set forth information with respect to the property’s major tenants and lease expirations, respectively, as of June 30, 2005.
Major Tenants

				Percentage of
			Leased	Property’s		Percentage of
	Principal Nature	Lease	Square	Total Leased	Annualized	Annualized	Renewal
Name	of Business	Expiration	Feet	Square Feet	Base Rent(1)	Base Rent(2)	Option

United Foods & Commercial Workers, Local 400	Labor union	9/30/2014	17,450	33.50%	$325,599	31.50%	2, 5-year terms
Robert A. Ades & Associates, PC	Legal	12/31/2012	6,560	12.59%	$134,494	13.01%	2, 5-year terms
Associated Administrators, Inc.	Employee benefit	9/30/2012	6,452	12.38%	$150,588	14.57%	2, 5-year terms
Ashcraft & Gerel, LLP	Legal	9/30/2012	6,344	12.18%	$141,503	13.69%	2, 5-year terms

(1)	Calculated as actual monthly base rent for June 2005 multiplied by 12. Because annualized base rent is not derived from historical results that were accounted for in accordance with accounting principles generally accepted in the United States, historical results differ from the annualized amounts.
(2)	Calculated as the tenant’s annualized base rent divided by the product of the property’s actual total June 2005 base rent and 12.

Lease Expiration Schedule

			Percentage of	Annualized	Percentage of
	Number of	Square Footage	Property’s	Base Rent of	Property’s
	Leases	of Expiring	Total Leased	Expiring	Annualized
Year of Lease Expiration	Expiring	Leases	Square Feet	Leases(1)	Base Rent(2)

2005(3)	1	3,255	6.25%	$34,532	3.34%
2006	—	—	—	—	—
2007	3	3,377	6.48	62,264	6.02
2008	2	3,784	7.26	72,117	6.98
2009	—	—	—	—	—
2010	1	3,102	5.95	69,109	6.69
2011	—	—	—	—	—
2012	4	21,129	40.56	470,049	45.47
2013	—	—	—	—	—
2014	1	17,450	33.50	325,599	31.50
Thereafter	—	—	—	—	—

Total	12	52,097	100.00%	$1,033,670	100.00%

(1)	Calculated as actual monthly base rent for June 2005 of expiring leases at the property multiplied by 12. Because annualized base rent is not derived from historical results that were accounted for in accordance with accounting principles generally accepted in the United States, historical results differ from the annualized amounts.
(2)	Calculated as the tenant’s annualized base rent of expiring leases divided by the product of the property’s actual total June 2005 base rent and 12.
(3)	Union Leader Printing is on a month-to-month lease.
     The building is subject to a mortgage loan with an outstanding principal balance as of June 30, 2005 of approximately $4,922,000. The loan matures October 11, 2009 and the balance to be due at maturity assuming no advance principal payments have been made will be approximately $4,396,000. The loan requires a fixed $29,762 monthly payment of principal and interest, with interest computed at an annual rate of 5.75%. While prepayment of the loan is restricted until three months prior to the maturity of the loan, the project may be released from the lien of the mortgage via defeasance after the later of two years and one day after any securitization conduit acquires the loan or the fourth anniversary of the loan closing.

Pidgeon Hill I, Sterling, Virginia.
      The Pidgeon Hill I property consists of two office buildings built in 1986 and 1989 containing a total of approximately 89,831 net rentable square feet. Both of the Pidgeon Hill I buildings are located within the Countryside Commercial Center in Sterling, Virginia. The Pidgeon Hill I property is located less than one mile from Route 28 and approximately seven miles from Dulles International Airport. Many amenities are located in the area, including day care, restaurants and a movie theatre. An entity that is owned by Asset Capital Corporation, L.L.C. and a number of other individual and entity investors acquired the property in 1999.
      Rents for the Pidgeon Hill I property are at the current market rents for comparable properties. There are few buildings considered comparable and most have high occupancy rates. There are limited competitors that offer medical suites similar to Pidgeon Hill I at competitive rental rates. The majority of the building’s operating expenses are paid for by us, however, tenants pay increases over base-year operating expenses and real estate taxes. We have not planned to make any material capital improvements to the building’s mechanical and HVAC systems in the near future. We expect to incur leasing costs and tenant improvements as tenant leases expire and either are renewed or are replaced.

      The following table sets forth the occupancy rate and average annual rent per leased rentable square foot for the Pidgeon Hill I property at the end of each year since 2001 and as of June 30, 2005.

	Occupancy	Average Annualized Base Rent
	Rate	per Leased Square Foot(1)

2001	89%	$21.16
2002	95%	$21.39
2003	98%	$21.61
2004	87%	$21.74
June 30, 2005	71%	$21.24

(1)	Calculated as the product of the actual monthly base rent for the last month in the respective period and 12, divided by total leased square feet.
     The following tables set forth information with respect to the property’s major tenants and lease expirations, respectively, as of June 30, 2005.
Major Tenants

				Percentage of
			Leased	Property’s		Percentage of
	Principal Nature	Lease	Square	Total Leased	Annualized	Annualized	Renewal
Name	of Business	Expiration	Feet	Square Feet	Base Rent(1)	Base Rent(2)	Option

Marymount University	Education	6/30/2006	11,170	17.51%	$276,463	20.41%	None
ELISA/ ACT Biotechnologies, LLC	Bio-technology	Month-to- Month	8,091	12.69%	$141,593	10.96%	None
Ed Anywhere, LLC	Education	6/30/2008	5,047	7.91%	$93,571	6.91%	None

(1)	Calculated as actual monthly base rent for June 2005 multiplied by 12. Because annualized base rent is not derived from historical results that were accounted for in accordance with accounting principles generally accepted in the United States, historical results differ from the annualized amounts.
(2)	Calculated as the tenant’s annualized base rent divided by the product of the property’s actual total June 2005 base rent and 12.
Lease Expiration Schedule

			Percentage of	Annualized	Percentage of
	Number of	Square Footage	Property’s	Base Rent of	Property’s
	Leases	of Expiring	Total Leased	Expiring	Annualized
Year of Lease Expiration	Expiring	Leases	Square Feet	Leases(1)	Base Rent(2)

2005	5	17,590	27.58%	$399,184	29.48%
2006	4	17,856	28.00	369,591	27.29
2007	2	6,703	10.51	130,348	9.62
2008	2	6,325	9.92	119,898	8.85
2009	4	10,109	15.85	219,110	16.18
2010	2	1,519	2.38	33,418	2.46
2011	1	850	1.33	18,700	1.38
2012	—	—	—	—	—
2013	1	2,823	4.43	64,045	4.74
Thereafter	—	—	—	—	—

Total	21	63,775	100.00%	$1,354,294	100.00%

(1)	Calculated as actual monthly base rent for June 2005 of expiring leases at the property multiplied by 12. Because annualized base rent is not derived from historical results that were accounted for in accordance with accounting principles generally accepted in the United States, historical results differ from the annualized amounts.
(2)	Calculated as the tenant’s annualized base rent of expiring leases divided by the product of the property’s actual total June 2005 base rent and 12.
     The building is subject to a mortgage loan with an outstanding principal balance as of June 30, 2005 of approximately $9,112,000. The loan matures May 11, 2009 and the balance to be due at maturity assuming no advance principal payments have been made will be approximately $8,660,000. The loan requires a fixed $62,918 monthly payment of principal and interest, with interest computed at an annual rate of 7.06%. While prepayment of the loan is restricted until the three-month period prior to the maturity of the loan, the property may be released from the lien of the mortgage via defeasance upon the later of April 30, 2006 or two years and one day after any securitization conduit acquires the loan.

Pidgeon Hill II, Sterling, Virginia.
      The Pidgeon Hill II property consists of two office buildings built in 1986 and 1987 containing a total of approximately 95,137 net rentable square feet. The Pidgeon Hill II property enjoys a similar advantageous location to that of the Pidgeon Hill I property. An entity that is owned by Asset Capital Corporation, L.L.C. and a number of other individual and entity investors acquired the properties in 2004.
      Rents for the Pidgeon Hill II property are generally below the current market rents for comparable properties. There are few buildings considered comparable and most have high occupancy rates. There are limited competitors that offer medical suites similar to this property at competitive rates. The majority of the building’s operating expenses are paid for by us, however, tenants pay increases over base-year operating expenses and real estate taxes. We have planned to make capital improvements to renovate the property’s common areas at a cost of approximately $100,000 to $200,000. We expect to spend additional amounts for tenant improvements and leasing commissions as the project is leased up and occupancy increases.
      The following table sets forth the occupancy rate and average annual rent per leased rentable square foot for the Pidgeon Hill II property at the end of each year since acquisition and as of June 30, 2005.

	Occupancy	Average Annualized Base Rent
	Rate	per Leased Square Foot(1)

2004	65%	$20.31
June 30, 2005	77%	$20.38

(1)	Calculated as the product of the actual monthly base rent for the last month in the respective period and 12, divided by total leased square feet.

     The following tables set forth information with respect to the property’s major tenants and lease expirations, respectively, as of June 30, 2005.
Major Tenants

				Percentage of
	Principal		Leased	Property’s		Percentage of
	Nature of	Lease	Square	Total Leased	Annualized	Annualized	Renewal
Name	Business	Expiration	Feet	Square Feet	Base Rent(1)	Base Rent(2)	Option

RJE Telecom, Inc.	Telecom	4/30/2007	7,150	9.79%	$125,125	8.41%	2, 1-year terms
Reston Pediatrics	Healthcare	12/31/2008	6,116	8.37%	$139,274	9.36%	1, 5-year term
The Executive Suites at Countryside, Inc.	Short-term office leasing	1/31/2009	5,846	8.01%	$114,406	7.69%	None
Beacon Accounting Group LLC	Accounting	1/31/2010	3,255	4.46%	$58,590	3.94%	None

(1)	Calculated as actual monthly base rent for June 2005 multiplied by 12. Because annualized base rent is not derived from historical results that were accounted for in accordance with accounting principles generally accepted in the United States, historical results differ from the annualized amounts.

(2)	Calculated as the tenant’s annualized base rent divided by the product of the property’s actual total June 2005 base rent and 12.
Lease Expiration Schedule

			Percentage of	Annualized	Percentage of
	Number of	Square Footage	Property’s	Base Rent of	Property’s
	Leases	of Expiring	Total Leased	Expiring	Annualized
Year of Lease Expiration	Expiring	Leases	Square Feet	Leases(1)	Base Rent(2)

2005	5	7,453	10.21%	$170,801	11.48%
2006	6	8,118	11.12	196,316	13.19
2007	8	15,909	21.78	294,085	19.76
2008	4	10,009	13.71	228,941	15.39
2009	6	16,521	22.61	316,696	21.28
2010	5	12,728	17.43	232,574	15.63
2011	—	—	—	—	—
2012	1	2,290	3.14	48,589	3.27
Thereafter	—	—	—	—	—

Total	35	73,028	100.00%	$1,488,002	100.00%

(1)	Calculated as actual monthly base rent for June 2005 of expiring leases at the property multiplied by 12. Because annualized base rent is not derived from historical results that were accounted for in accordance with accounting principles generally accepted in the United States, historical results differ from the annualized amounts.

(2)	Calculated as the tenant’s annualized base rent of expiring leases divided by the product of the property’s actual total June 2005 base rent and 12.
     The buildings are subject to a mortgage loan with an outstanding principal balance as of June 30, 2005 of approximately $8,500,000. The loan matures on January 11, 2015, and the balance to be due at maturity assuming no advance principal payments have been made will be approximately $7,683,000. The loan currently requires a monthly interest-only payment that varies, depending on the number of days in a given month, with an interest rate computed at an annual rate of 5.66%. Starting in 2007, monthly payments will no longer be interest-only and will be $47,385. While prepayment of the loan is restricted until four months prior to the maturity of the loan, the property may be released from the lien of the mortgage via defeasance upon the earlier of December 17, 2008 or two years after the loan is acquired by any securitization conduit.

Pinewood Plaza, Hampton, Virginia.
      The Pinewood Plaza property consists of one office building built in 1987, containing a total of approximately 70,266 net rentable square feet. The building is located roughly one mile from our Executive Tower property and enjoys the same benefits associated with its proximity to Langley Air Force Base.
      The rents are generally at or below the current market rents for comparable properties. There are a few buildings considered comparable and most have high occupancy rates. The majority of the building’s operating expenses are paid for by us. Tenants pay increases over base year operating expenses and real estate taxes. We do not plan to make any material capital improvements to the building’s mechanical and HVAC systems in the near future. We expect to incur leasing costs and tenant improvements as tenant leases expire and either are renewed or are replaced.
      The following table sets forth the occupancy rate and average annual rent per leased rentable square foot for the Pinewood Plaza as of June 30, 2005.

	Occupancy	Average Annualized Base Rent
	Rate	per Leased Square Foot(1)

June 30, 2005	91%	$16.94

(1)	Calculated as the product of the actual monthly base rent for the last month in the respective period and 12, divided by total leased square feet.
Major Tenants

				Percentage of
	Principal		Leased	Property’s		Percentage of
	Nature of	Lease	Square	Total Leased	Annualized	Annualized	Renewal
Name	Business	Expiration	Feet	Square Feet	Base Rent(1)	Base Rent(2)	Option

GSH Residential Real Estate	Real Estate	2/29/2008	8,661	13.54%	$146,977	13.56%	None
City of Hampton, VA	Government	6/30/2007	7,622	11.92%	$136,510	12.60%	None
The Boeing Company	Aerospace	5/31/2008	5,774	9.03%	$98,158	9.06%	None
Northrop Grumman Systems Corp.	Defense	9/30/2006	5,698	8.91%	$110,541	10.20%	None

(1)	Calculated as actual monthly base rent for June 2005 multiplied by 12. Because annualized base rent is not derived from historical results that were accounted for in accordance with accounting principles generally accepted in the United States, historical results differ from the annualized amounts.

(2)	Calculated as the tenant’s annualized base rent divided by the product of the property’s actual total June 2005 base rent and 12.

Lease Expiration Schedule

			Percentage of	Annualized	Percentage of
	Number of	Square Footage	Property’s	Base Rent of	Property’s
	Leases	of Expiring	Total Leased	Expiring	Annualized
Year of Lease Expiration	Expiring	Leases	Square Feet	Leases(1)	Base Rent(2)

2005	2	4,739	7.41%	$80,755	7.45%
2006	4	14,269	22.31	251,745	23.23
2007	6	12,339	19.29	212,879	19.64
2008	5	24,393	38.14	428,227	39.52
2009	—	—	—	—	—
2010	1	5,726	8.95	71,391	6.59
2011	1	2,494	3.90	38,657	3.57
2012	—	—	—	—	—
Thereafter	—	—	—	—	—

Total	19	63,960	100.00%	$1,083,654	100.00%

(1)	Calculated as actual monthly base rent for June 2005 of expiring leases at the property multiplied by 12. Because annualized base rent is not derived from historical results that were accounted for in accordance with accounting principles generally accepted in the United States, historical results differ from the annualized amounts.

(2)	Calculated as the tenant’s annualized base rent of expiring leases divided by the product of the property’s actual total June 2005 base rent and 12.
     The building is subject to a mortgage loan with an outstanding principal balance of approximately $5,767,000. The loan matures on July 11, 2014 and currently requires a monthly interest-only payment that varies, depending on the number of days in a given month, with a fixed interest rate computed at an annual rate of 6.20%. Starting on July 12, 2006, monthly payments will no longer be interest-only and will be $35,321. While prepayment of the loan is restricted, the property may be released from the lien of the mortgage via defeasance upon the earlier of June 24, 2008 or two years after the loan is acquired by any securitization conduit.

Structured Real Estate Investment Under Contract

Twelve Oaks, Rockville, Maryland.
      The Twelve Oaks properties, built between 1979 and 1981, are three office buildings containing a total of approximately 127,616 net rentable square feet. This property is well located near the intersection of Interstate 270 and Route 28 north of Washington, D.C. in a well-established suburban office market close to residential communities and professional offices. Westat, Inc., which is also a minority member in Twelve Oaks Investment LLC, the entity that owns the property, is the property’s only tenant. Asset Capital Corporation, L.L.C. is the majority member of Twelve Oaks Investment LLC.
      The rents are at or below the current market rents for comparable properties. There are several buildings considered comparable and most have high occupancy rates. We are responsible for paying the majority of the operating expenses at the property. We have not planned to make any capital improvements to the building’s mechanical and HVAC systems in the near future.
      Asset Capital Corporation, L.L.C. holds an 8% Class A membership interest and a 44% Class B membership interest in Twelve Oaks Investment, LLC. The 8% Class A membership interest entitles the holder to an 8% interest in distributions from, or proceeds upon the sale of, the entity, and an 8% vote in any actions entitled to be taken by the members of the entity. Asset Capital Corporation, L.L.C. is only entitled to annual cash distributions of 12% of Asset Capital Corporation, L.L.C.’s net cash investment, which distributions currently equal $60,000 with respect to its 44% Class B membership interest, paid in monthly installments. The 8% Class A membership interest is subject to a put/call agreement whereby the holder of the 8% Class A membership interest may put that interest to the

Class C member for fair market value, and the Class C member may call the interest from the 8% Class A member for fair market value plus a premium. The 44% Class B membership interest is also subject to a Sale/ Purchase Option Agreement with the Class C member whereby the Class C member has the right to purchase the 44% Class B membership interest and Asset Capital Corporation, L.L.C. has the right to sell the 44% Class B membership interest to the Class C member. The purchase price set forth in the agreement is fair market value, but may be no greater than $700,000 and no less than $450,000. At the time of this offering, we consider the fair market value of the partnership interest to be substantially greater than $700,000. The holder of the 44% Class B membership interest has a 44% vote in any actions entitled to be taken by the members of the entity. Finally, the 48% Class C membership interest, which is held by Westat, Inc., entitles the holder to a 92% interest in distributions from (after the $60,000 annual distribution), or proceeds upon the sale of, the entity, and a 48% vote in any actions entitled to be taken by the members of the entity.
      The following table sets forth the occupancy rate and average annual rent per leased rentable square foot for the Twelve Oaks property at the end of each year since acquisition and as of June 30, 2005.

	Occupancy	Average Annualized Base Rent
	Rate	per Leased Square Foot(1)

2001	99%	$19.78
2002	99%	$20.64
2003	99%	$21.43
2004	99%	$21.80
June 30, 2005	99%	$21.75

(1)	Calculated as the product of the actual monthly base rent for the last month in the respective period and 12, divided by total leased square feet.
     The following tables set forth information with respect to the property’s major tenants and lease expirations, respectively.
Major Tenants

				Percentage
				of
				Property’s		Percentage
				Total		of	Pro Rata
	Principal		Leased	Leased	Annualized	Annualized	Annualized
	Nature of	Lease	Square	Square	Base	Base	Base
Name	Business	Expiration	Feet	Feet	Rent(1)	Rent(2)	Rent(3)	Renewal Option

Westat, Inc.	Research	6/30/2013	44,991	35.38%	$881,808	31.77%	$70,545	4, 59-month terms
Westat, Inc.	Research	6/30/2012	41,460	32.60%	$951,097	34.26%	$76,088	4, 59-month terms
Westat, Inc.	Research	6/30/2007	28,253	22.22%	$704,761	25.39%	$56,381	4, 59-month terms
Westat, Inc.	Research	12/31/2010	12,464	9.80%	$238,119	8.58%	$19,050	4, 59-month terms

(1)	Calculated as actual monthly base rent for June 2005 multiplied by 12. Because annualized base rent is not derived from historical results that were accounted for in accordance with accounting principles generally accepted in the United States, historical results differ from the annualized amounts.

(2)	Calculated as the tenant’s annualized base rent divided by the product of the property’s actual total June 2005 base rent and 12.

(3)	Calculated as annualized base rent multiplied by our economic ownership interest in the property. Does not include the current annual $60,000 payment received pursuant to the 44% Class B membership interest.

Lease Expiration Schedule

			Percentage of	Annualized	Percentage of
	Number of	Square Footage	Property’s	Base Rent of	Property’s
	Leases	of Expiring	Total Leased	Expiring	Annualized
Year of Lease Expiration	Expiring	Leases	Square Feet	Leases(1)	Base Rent(2)

2005	—	—	—	—	—
2006	—	—	—	—	—
2007	1	28,253	22.22%	$704,761	25.39%
2008	—	—		—	—
2009	—	—		—	—
2010	1	12,464	9.80	238,119	8.58
2011	—	—	—	—	—
2012	1	41,460	32.60	951,097	34.26
2013	1	44,991	35.38	881,808	31.77
Thereafter	—	—	—	—	—

Total	4	127,168	100.00%	$2,775,785	100.00%

(1)	Calculated as actual monthly base rent for June 2005 of expiring leases at the property multiplied by 12. Because annualized base rent is not derived from historical results that were accounted for in accordance with accounting principles generally accepted in the United States, historical results differ from the annualized amounts.

(2)	Calculated as the tenant’s annualized base rent of expiring leases divided by the product of the property’s actual total June 2005 base rent and 12.
     The building is subject to a mortgage loan with an outstanding principal balance as of June 30, 2005 of approximately $12,479,000. The loan matures on March 1, 2011 with the balance to be due at maturity assuming no advance principal payments have been made will be approximately $11,477,000. The loan requires a fixed $90,631 monthly payment of principal and interest, with interest computed at an annual rate of 7.47%. While prepayment of the loan is restricted until September 1, 2010, the property may be released from the lien of the mortgage via defeasance upon the later of February 26, 2004 or two years after the loan is acquired by any securitization conduit.

Tenants
      Our portfolio is currently leased to more than 100 tenants, many of which are nationally recognized firms and government contractors. The following table sets forth information regarding the 10 largest tenants in our portfolio based on annualized base rent for June 2005.

Top Ten Tenants in Our Portfolio

					Percentage of
					Our Initial
					Portfolio’s
	Number		Percentage of	Pro Rata	Pro Rata
	of	Total Leased	Total Leased	Annualized	Annualized
Tenant	Properties	Square Feet	Square Feet	Base Rent(1)	Base Rent(2)

Westat, Inc.	6	376,043	31.94%	$222,063	1.18%
SGT, Inc.	1	19,472	1.65	372,414	1.98
United Food & Commercial Workers, Local 400	1	17,450	1.48	325,599	1.73
CareFirst of Maryland, Inc.(3)	3	24,195	2.06	385,770	2.05
Marymount University	1	11,170	0.95	276,463	1.47
ITT Industries	1	11,805	1.00	242,003	1.29
U.S. General Service Administration	1	18,471	1.57	304,634	1.62
Corporate Express	1	8,668	0.74	209,632	1.12
Laboratory Corporation of America	2	6,889	0.59	177,548	0.94
First Horizon Home Loan Corporation	1	6,604	0.56	159,850	0.85

Total		500,767	42.54%	$2,675,976	14.24%

(1)	Calculated as the ownership interest in the properties multiplied by the aggregate June 2005 annualized base rent derived from each tenant with the exception of CareFirst, which is based on August 2005 annualized base rent. We will own 100% of the interests in each of the properties with the exception of the Twelve Oaks property and the Plaza 270 property, both of which Westat, Inc. is the sole tenant. We will own an 8% Class A membership interest and a 44% Class B membership interest in Twelve Oaks Investment LLC. The 8% Class A membership interest will entitle us to 8% of base rent for the Twelve Oaks property as reflected in this table. The annual distributions we will receive of 12% of our net cash investment, which distributions currently equal $60,000 per year from our 44% Class B membership interest, are not reflected in the table above. We will own a 51% partnership interest in Plaza 270 Associates L.P. which entitles us only to receive annual distributions of $112,800, which is not reflected in the table above.

(2)	Calculated as the percentage of our pro rata share of the annualized base rent in relation to the total annualized base rent of the properties multiplied by our aggregate ownership interest in the properties upon the acquisition of our properties under contract.

(3)	Based on base rent for August 2005.

Lease Expirations
      The following table sets forth a summary schedule of the lease expirations for leases in place as of June 30, 2005 for each property except Columbia Medical Campus, Frederick Medical Center and Timonium Medical Center, which are based on leases in place as of August 1, 2005, for each of the ten full and partial calendar years beginning June 30, 2005 at the properties we have acquired or have under contract. The information set forth in the table assumes that tenants exercise no renewal options or early termination rights.

					Percentage of	Portfolio
	Number of	Square Footage	Percentage of	Portfolio	Portfolio	Annualized Base
	Leases	of Expiring	Total Leased	Annualized	Annualized	Rent Per Leased
Year of Lease Expiration	Expiring	Leases	Square Feet	Base Rent(1)	Base Rent	Square Foot

2005	27	86,409	8.73%	$1,309,504	6.97%	$15.15
2006	33	98,943	9.99	1,971,063	10.49	19.92
2007	44	321,383	32.46	5,313,218	28.29	16.53
2008	24	86,693	8.76	1,727,408	9.19	19.93
2009	22	171,270	17.30	3,965,194	21.10	23.15
2010	17	75,554	7.63	1,435,636	7.64	19.00
2011	2	3,344	0.34	57,357	0.31	17.15
2012	6	64,879	6.55	1,469,735	7.82	22.65
2013	4	64,126	6.48	1,213,900	6.46	18.93
2014	1	17,450	1.76	325,599	1.73	18.66
Thereafter	—	—	—	—	—	—

Total/ Weighted Average	180	990,051	100.00%	$18,788,614	100.00%	$18.98

(1)	Calculated as actual monthly base rent for June 2005 multiplied by 12 with the exception of annualized base rent for leases related to our Columbia Medical Campus, Frederick Medical Center and Timonium Medical Center properties which are based on rent for August 2005. Amounts include 100% of the annualized base rent of the properties underlying our Twelve Oaks and Plaza 270 structured real estate investments.
Tax and Depreciation
      The following table reflects certain tax-related information for our properties and structured real estate investments owned and under contract:

			Property Tax	Real Estate		Depreciation
	Federal Tax		Rate 2005	Tax 2005	Depreciation	Life
Property	Basis		Estimated(2)	Estimated	Method	(Years)(3)

Columbia Medical Campus	$15,188,000		$20.62	$213,000	Straight-line	5-39
Frederick Medical Center	$4,405,000		$19.57	$87,900	Straight-line	5-39
Timonium Medical Center	$3,407,000		$12.47	$33,800	Straight-line	5-39
Century South	$1,502,000	(1)	$11.41	$29,400	Straight-line	5-39
Commerce Center I	$12,034,000	(1)	$18.35	$251,000	Straight-line	5-39
Executive Tower	$15,400,000		$12.50	$146,400	Straight-line	5-39
Garden City Drive	$5,800,000	(1)	$14.51	$82,000	Straight-line	5-39
Hollymead Town Center	$12,000,000		$7.40	$40,700	N/A	N/A
Pidgeon Hill I	$7,749,000	(1)	$13.08	$142,000	Straight-line	5-39
Pidgeon Hill II	$10,231,000	(1)	$13.08	$147,000	Straight-line	5-39
Pinewood Plaza	$8,528,000		$12.50	$81,000	Straight-line	5-39
Plaza 270	$940,000		$13.10	$343,700	Straight-line	5-39

(1)	Represents estimated net tax basis as of June 30, 2005.
(2)	Per $1,000 of assessed value.
(3)	Represents depreciation life in years currently used.

     Our tax basis in each of our properties will generally equal the adjusted tax basis of the contributors in such property, increased by the amount of gain, if any, recognized by the contributors in the contribution transactions with respect to such property. The amount of gain recognized by the contributors will depend on a number of factors. To the extent any equity interests held by a contributor are acquired solely for cash, our tax basis in the initial property attributable to that equity interest generally will be equal to the total consideration paid for that interest.
      Upon the acquisition or our properties under contract, we will determine the tax basis of the acquired assets and will determine the most appropriate depreciation life and method of depreciation for the respective assets.
Property Management and Engineering Agreements
      We manage all aspects of our properties. The entities that own the Garden City Drive and Twelve Oaks properties currently have property management and engineering agreements with us, and the entities that own Pidgeon Hill I and Pidgeon Hill II have property management agreements with us. Additionally, the entities that own the Garden City Drive, Pidgeon Hill I, Pidgeon Hill II and Twelve Oaks properties pay asset management fees to us. We will continue to manage all aspects of these properties after we acquire them.
      We are a party to a third party asset and property management agreement with Landover Metro LLC, or Landover Metro, to manage a warehouse facility that Landover Metro owns for annual asset and property management fees of approximately $22,200. This agreement terminates on July 9, 2011 and will be automatically renewed. The agreement may be terminated by either party upon 30 days written notice. Landover Metro is not affiliated with Asset Capital Corporation, L.L.C. or us. Mr. Fernau owns a passive two percent interest in Landover Metro.
      We have an additional property management agreement with a third party on a property in which we have no ownership interest. This agreement provides for annual management fees of $35,000 and terminates on April 14, 2006 and will be automatically renewed. The agreement may be terminated upon 30 days written notice upon sale of the property or an uncured default by either party. Additionally, the agreement may be terminated by a party upon the insolvency of the other party or by either party upon 90 days notice before the end of each one year term.
      We also have an additional property management agreement for a property that is wholly owned by Mr. Minshall. This agreement provides for annual management fees of $12,000 and terminates on June 30, 2006 and will be automatically renewed.
      We also have an engineering agreement for a property that is wholly owned by Mr. Minshall to provide engineering services for this property. Fees paid pursuant to this agreement are approximately $168,000 for 2005. This agreement terminates on December 31, 2005 and will be automatically renewed. The agreement may be terminated by either party upon 30 days written notice. Mr. Minshall intends to grant us a right of first refusal to purchase this property. We expect this right of first refusal will extend for approximately five years, with the remainder of the terms to be negotiated.
Environmental Matters
      Under various federal, state and local environmental laws and regulations, a current or previous owner, operator or tenant of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases or threats of releases at such property, and may be held liable to a government entity or to third parties for property damage and for investigation, clean up and monitoring costs incurred by such parties in connection with the actual or threatened contamination. Such laws typically impose clean up responsibility and liability without regard to fault, or whether or not the owner, operator or tenant knew of or caused the presence of the contamination. The liability under such laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable may obtain contributions from other identified, solvent, responsible parties for their fair share toward these costs. These costs may be substantial, and can exceed the value of the property. The presence of contamination, or the failure to properly remediate contamination, on such property may adversely affect the ability of the owner, operator or tenant to sell or rent such property or to borrow using such property as collateral, and may adversely impact our investment on a property.
      Federal regulations require building owners and those exercising control over a building’s management to identify and warn, via signs and labels, of potential hazards posed by workplace exposure to installed asbestos-containing materials and potentially asbestos-containing materials in their building. The regulations also set forth employee training, record keeping and due diligence requirements pertaining to asbestos-containing materials and potentially asbestos-containing materials. Significant fines can be assessed for violation of these regulations. Building owners and those exercising control over a building’s management may be subject to an increased risk of personal injury lawsuits by workers and others exposed to asbestos-containing materials and potentially asbestos-containing materials as a result of the regulations. The regulations may affect the value of a building containing asbestos-containing materials and potentially asbestos-containing materials in which we have invested. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and/or disposal of asbestos-containing materials and potentially asbestos-containing materials when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws, as well as common law tort doctrines, may impose liability for improper handling or a release to the environment of asbestos-containing materials and potentially asbestos-containing materials and may provide for fines to, and for third parties to seek recovery from, owners or operators of real properties for personal injury or improper work exposure associated with asbestos-containing materials and potentially asbestos-containing materials.
      Prior to closing any property acquisition, if appropriate, we attempt to obtain such environmental assessments as we may deem prudent in order to attempt to identify potential environmental concerns at such properties. These assessments are carried out in accordance with an appropriate level of due diligence and generally may include a physical site inspection, a review of relevant federal, state and local environmental and health agency database records, one or more interviews with appropriate site-related personnel, review of the property’s chain of title and review of historic aerial photographs. We may also conduct limited subsurface investigations and test for substances of concern where the results of the first phase of the environmental assessments or other information indicates possible contamination or where our consultants recommend such procedures.
      We believe that our properties are in compliance in all material respects with all federal and state regulations regarding hazardous or toxic substances, including asbestos, and other environmental matters. We have not been notified by any governmental authority of any material noncompliance, liability or claim relating to hazardous or toxic substances, including asbestos, or other environmental matters in connection with any of our properties.
Competition
      We compete with REITs, other public and private real estate companies, public and private investment firms, private real estate investors and lenders in acquiring properties and in originating, acquiring and investing in structured finance instruments. Many of these entities have greater resources than us or other competitive advantages. We also face significant competition in leasing or subleasing available properties to prospective tenants.

Insurance
      Our properties are covered by comprehensive liability, casualty, flood and rental loss insurance. We believe that the policy specifications and insured limits are appropriate given the relative risk of loss, the cost of the coverage and industry practice, and that our properties will be covered adequately by insurance. Our properties also are covered by terrorism insurance.
Employees
      We employed 24 full-time employees as of the date of this prospectus. We believe that our relations with our employees are good and none are represented by collective-bargaining agreements.
Legal Proceedings
      We are not involved in any litigation other than routine litigation arising in the ordinary course of business, including challenging property taxes, or that we expect to be covered by insurance.

MANAGEMENT
Directors and Senior Officers
      Our board of directors consists of seven individuals. Our board of directors has determined that four of these directors satisfy the listing standards for independence of the New York Stock Exchange, or NYSE and the Nasdaq Stock Markettm, or Nasdaq. Our directors will serve one year terms and hold office until their successors are elected and qualified. Certain information regarding our directors, and senior officers is set forth below:

Name	Age	Position

Peter C. Minshall	52	Chairman and Chief Executive Officer
Blair D. Fernau	39	Vice Chairman and Chief Investment Officer
William B. LeBlanc III	38	Director, President and Chief Operating Officer
Barry E. Johnson	40	Chief Financial Officer, Treasurer and Secretary
Elizabeth A. Haight	40	Vice President and Controller
William P. Ciorletti	49	Director
Brian K. Fields	45	Director
William T. Gordon III	52	Director
Robert S. Smith	46	Director
      The following are biographical summaries of the experience of our directors and senior officers.
      Peter C. Minshall. Mr. Minshall has been our Chief Executive Officer since April 20, 2005 and Chairman of our Board of Directors since March 30, 2005. Prior to forming Asset Capital Corporation, L.L.C. in 1997, Mr. Minshall was a principal of and managed a real estate investment company named Asset Resolution Ventures, L.L.C. from 1995 to 1997 and was a portfolio manager for J.E. Robert Companies, or JER, a diversified commercial real estate company based in Vienna, Virginia, from 1992 to 1995 where he was responsible for acquisition, management and disposition of several large commercial real estate portfolios valued in excess of $300 million. Before joining JER, from 1987 to 1991, Mr. Minshall was Vice President and Manager of the Financial Services Group for Cushman & Wakefield, a diversified commercial real estate investment and services firm, in Washington, D.C., where his group completed an aggregate of approximately $250 million in commercial real estate debt and equity transactions. Prior to joining Cushman & Wakefield, Mr. Minshall was a Vice President at LaSalle Partners, where he established the Washington, D.C. office in 1979 to provide corporate real estate services. Mr. Minshall also served as a full-time real estate consultant with Riggs National Bank in Washington, D.C. from 1991 to 1992 and as a manager with Hyatt Hotel Corporation from 1975 to 1979. Mr. Minshall graduated from the University of Denver in 1975 with a Bachelor of Science in Business Administration and attended the Executive MBA program at George Washington University from 1993 to 1994. Mr. Minshall is a member of the Urban Land Institute, the Pension Real Estate Association, the International Council of Shopping Centers and the National Association of Industrial and Office Properties.
      Blair D. Fernau. Mr. Fernau has been our Chief Investment Officer and Vice Chairman of the Board since April 20, 2005 and has been a member of our board of directors since March 30, 2005. Mr. Fernau joined Asset Capital Corporation, L.L.C. as a principal in 1998. Prior to joining Asset Capital Corporation, L.L.C., from 1996 to 1998, Mr. Fernau was an acquisitions manager specializing in bulk real estate portfolios and single asset acquisitions for JER. Mr. Fernau managed the underwriting, due-diligence and acquisition process for over $1 billion in real estate for institutional capital partners and JER’s own equity fund. Prior to his experience in acquisitions, from 1993 to 1994, Mr. Fernau was an asset manager specializing in problem loan and property work-outs for JER. Before joining JER, from 1990 to 1993, Mr. Fernau was active in the liquidation of a foreclosed real estate portfolio for Perpetual Savings Bank, at the time the largest savings bank in Virginia, in conjunction with the

Resolution Trust Corporation. Mr. Fernau began his real estate career and completed a training program at the Principal Financial Group as a mortgage lender. Mr. Fernau graduated from the University of Nebraska-Lincoln with a B.S. in Finance/ Math in 1988 and graduated from George Washington University with an M.B.A. in 1992, both with honors.
      William B. LeBlanc III. Mr. LeBlanc has been our Chief Operating Officer since April 20, 2005 and has been our President and a member of our board of directors since March 30, 2005. Mr. LeBlanc joined Asset Capital Corporation, L.L.C. as a principal in 1998. Prior to joining Asset Capital Corporation, L.L.C., from 1994 to 1998, Mr. LeBlanc was an asset manager with JER in Vienna, Virginia. Mr. LeBlanc’s responsibilities at JER included operating oversight, monthly reporting and disposition for a mixed portfolio of value added real estate and loan assets. Mr. LeBlanc also performed due diligence for acquisitions on both single assets and portfolios and completed problem loan work-outs. Prior to joining JER, from 1992 to 1994, Mr. LeBlanc worked in a real estate consulting/valuation capacity for Joseph J. Blake & Associates valuing real estate portfolios for institutional clients. Before joining Blake, Mr. LeBlanc worked as a nationwide consultant for McCay Golf Course Companies on resort and golf course valuation, development and management. Mr. LeBlanc graduated from Rollins College in Winter Park, Florida with a Bachelor of Arts in Economics in 1991. Mr. LeBlanc is a member of The Real Estate Group of Washington, D.C.
      Barry E. Johnson. Mr. Johnson has been our Chief Financial Officer, Treasurer and Secretary since April 26, 2005. Prior to joining us, he was the Chief Financial Officer at Thayer Capital Partners, a Washington, D.C.-based private equity firm, for the past seven years. Thayer Capital currently sponsors three private equity investment funds with approximately $1.4 billion of committed capital. At Thayer Capital, Mr. Johnson was responsible for financial management, reporting and systems; investor relations; and corporate compliance and legal matters. Prior to his work at Thayer Capital, Mr. Johnson was the Director of Accounting at Choice Hotels International where he was responsible for public company reporting, accounting management and financial systems. He also served as the Controller of a regional law firm and a furniture retailer. Mr. Johnson began his career at Price Waterhouse in their Comprehensive Professional Services Department working with emerging growth companies. He received his Masters in Business Administration, Finance, from Loyola College in Maryland and his Bachelor of Science degree, cum laude, Accounting, from the University of Maryland at College Park, and is a Certified Public Accountant (inactive).
      Elizabeth A. Haight. Ms. Haight has been our Vice President and Controller since September 8, 2005. Prior to joining us, from 2002 to 2005, Ms. Haight worked for Digex, Incorporated, a publicly traded managed hosting business and then MCI, Inc. after Digex was taken private by MCI. At Digex, her responsibilities as Vice President of Finance and Controller included reporting, general accounting, and financial planning and analysis. From 1997 to 2001, Ms. Haight held several positions with Pathnet, Inc., a broadband telecommunications provider, including Director of Corporate Development and Director of Finance and Investor Relations. She received her Masters in Business Administration from the University of North Carolina— Chapel Hill and her Bachelor of Arts, Economics, from Duke University.

Directors
      William P. Ciorletti. Mr. Ciorletti has been a member of our board of directors since June 30, 2005. Mr. Ciorletti was senior vice president and chief financial officer of Provident Senior Living Trust, a real estate investment trust from its formation in March 2004, until Provident merged with Ventas, Inc. in June 2005. Provident commenced operations in August 2004 upon completing a $430 million private placement and acquired approximately $1 billion in assets in the fourth quarter of 2004. From September 2002 to March 2004, Mr. Ciorletti served as senior vice president and chief financial officer of American Financial Realty Trust, or AFRT, a publicly-held real estate investment trust formed to acquire and operate properties leased to regulated financial institutions in the United States. During his tenure with AFRT, AFRT completed an $800 million initial public offering in June

2003, a $400 million private placement in September 2002 and acquired over 600 properties with a net asset value in excess of $1.8 billion. From April 1998 to September 2002, Mr. Ciorletti was chief financial officer of American Financial Resource Group, Inc., or AFRG, the predecessor to AFRT, where he was president of AFRG’s operating companies and was active in the merger and acquisition activity of all AFRG affiliates. From August 1982 to January 1992, Mr. Ciorletti served as president and chief executive officer of Central Atlantic Distributors, Inc., an engineering and commercial building equipment distributor, until he sold the company in 1992. From January 1992 to 1995, he was employed by the company that acquired Central Atlantic Distributors, and from 1995 to April 1998, he was involved with restructurings and acquisitions for various companies. Mr. Ciorletti began his career with Touche Ross & Co., an international accounting and consulting firm. Mr. Ciorletti is a certified public accountant with over 25 years of experience in financial and operational management. Mr. Ciorletti graduated from LaSalle University in 1978 with a B.S., magna cum laude, in business administration.
      Brian K. Fields. Mr. Fields has been a member of our board of directors since June 30, 2005. Mr. Fields was the Chief Financial Officer of CarrAmerica Realty Corporation, a national, publicly traded, real-estate investment trust focused on commercial office properties with its headquarters located in Washington, D.C. from 1995 to 1999. Working with CarrAmerica since its inception, Mr. Fields oversaw all financial aspects of CarrAmerica during a period of rapid growth, and he was involved with the structuring and issuance of equity and debt securities including CarrAmerica’s initial public offering. Mr. Fields was a member of CarrAmerica’s Operating and Investment Committees, and was a director of several corporate subsidiaries. Prior to his appointment as Chief Financial Officer at CarrAmerica, Mr. Fields was the Controller of CarrAmerica from 1993 to 1995 and the Controller of The Oliver Carr Company, the predecessor to CarrAmerica, from 1990 to 1993. Prior to his employment with The Oliver Carr Company, Mr. Fields was a Senior Manager with Peat Marwick, the predecessor firm to KPMG, from 1982 to 1990. At Peat Marwick, Mr. Fields managed audit and accounting engagement responsibilities for real estate, high technology, and small business clients. Most recently, Mr. Fields served as the Chief Financial Officer of Customcity.com, Inc., a startup company which provided online sales of promotional products, from 2000 to 2003. Mr. Fields graduated from Virginia Polytechnic Institute and State University with a Bachelor of Science in Accounting, and is a Certified Public Accountant.
      William T. Gordon III. Mr. Gordon has been a member of our board of directors since June 30, 2005. Mr. Gordon was the President of RoadRunner, LLC, an Internet service provider owned by Time Warner, AT&T, Advance Newhouse, Compaq and Microsoft, from February 2000 until the venture was dissolved in April 2001 as a result of AOL’s acquisition of Time Warner, and was Senior Vice President and Chief Financial Officer from June 1999 to February 2000. Prior to RoadRunner, Mr. Gordon was Executive Vice President of Finance and Chief Financial Officer of BET Holdings, Inc., a media company, from July 1993 to October 1998. BET Holdings, Inc. was publicly traded on the NYSE until July 1998 when it was taken private by its two largest shareholders. As BET’s CFO, Mr. Gordon was responsible for its public reporting requirements to the SEC and was instrumental in securing a $625 million credit facility to finance the buyout of BET’s public shareholders. Prior to his tenure at BET Holdings, Mr. Gordon joined Price Waterhouse, a predecessor entity of Price WaterhouseCoopers, in July 1975 where he was a partner from July 1987 to June 1993. During his career with Price Waterhouse, Mr. Gordon’s clients were primarily in the real estate and media industries. Mr. Gordon’s real estate clients at Price Waterhouse included Washington Real Estate Investment Trust (NYSE:WRIT) where he served as senior audit manager and then Audit Partner from 1985-1992. Mr. Gordon’s media clients included Gannett Co., Inc. (NYSE:GCI) where he served as senior audit manager and then Audit Partner from 1985-1992. Since 2001, Mr. Gordon has pursued various personal investments, primarily commercial and residential real estate. Mr. Gordon graduated with honors from the University of Florida with a Bachelor of Science in Accounting in 1975, and is a Certified Public Accountant.

      Robert S. Smith. Mr. Smith has been a member of our board of directors since June 30, 2005. Mr. Smith is a principal of Sherier Capital LLC, a business advisory firm that he founded in early 2005. He was previously Chief Operating Officer and Executive Vice President of Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR), a publicly held investment bank, from 1999 to 2004. He was instrumental in growing FBR from a privately-held securities boutique to a national investment bank. He played important roles in FBR’s 1997 initial public offering, the creation of its affiliated mortgage REIT, FBR Asset Investment Corporation, the public listing of FBR Asset in 1999, and the merger of FBR Group and FBR Asset in 2003. Before joining FBR as its General Counsel, Mr. Smith was an attorney with McGuireWoods LLP from 1986 to 1996. He was previously a lawyer in Edinburgh, Scotland. Mr. Smith was born and raised in Scotland and received his undergraduate degree and graduate diploma in legal practice from the University of Edinburgh in Scotland. He moved to the United States in 1985, and earned a graduate law degree (LL.M.) from the University of Virginia in 1986. From 1992 to 1996, Mr. Smith was an adjunct part-time faculty member at the University of Maryland University College Graduate School of Management and Technology. Mr. Smith currently serves on the Boards of the Woods Academy in Bethesda, Maryland and the Washington Performing Arts Society, and is a member of the Leadership Washington Class of 2005.
Board Committees
      Our board of directors has appointed an audit committee, a compensation committee, a nominating and corporate governance committee and an investment committee. Each of these committees, other than the investment committee, has three directors and will be composed exclusively of independent directors, as required by and defined in the rules, regulations and listing qualifications of the Nasdaq.
      Our board of directors may from time to time establish other committees to facilitate the management of our company.

Audit Committee
      The audit committee is responsible for engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. Mr. Gordon chairs our audit committee and serves as our audit committee financial expert as that term is defined by the SEC. Mr. Fields and Mr. Ciorletti have been appointed as members of the audit committee. Each of the members of the audit committee will meet the financial literacy requirements of the Nasdaq.

Compensation Committee
      The compensation committee reviews and approves the compensation and benefits of our executive officers, administers and makes recommendations to our board of directors regarding our compensation and stock incentive plans, produces an annual report on executive compensation for inclusion in our proxy statement and publishes an annual committee report for our stockholders. Mr. Ciorletti has been designated as chair, and Mr. Fields and Mr. Gordon have been appointed as members, of the compensation committee.

Nominating and Corporate Governance Committee
      The nominating and corporate governance committee develops and recommends to our board of directors a set of corporate governance principles, adopts a code of ethics, adopts policies with respect to conflicts of interest, monitors our compliance with corporate governance requirements of state and federal law and the rules and regulations of the Nasdaq, establishes investment criteria for prospective members of our board of directors, conducts candidate searches and interviews, oversees and evaluates our board of directors and management, evaluates from time to time the appropriate size and composition of our board of directors and recommends, as appropriate, increases, decreases and changes in the composition of our board of directors and formally proposes the slate of directors to be elected at each annual meeting of our stockholders. Mr. Smith has been designated as chair, and Mr. Fields and Mr. Gordon have been appointed as members of the nominating and corporate governance committee.

Investment Committee
      The investment committee reviews and has authority to approve investments and depositions up to $15 million of our equity and up to $50 million total cost and oversees our investment portfolio holdings and related compliance with our investment policies. The investment committee will meet as frequently as necessary in order for us to achieve our investment objectives. Our investment committee consists of Messrs. Minshall, Fernau and LeBlanc.

Compensation Committee Interlocks and Insider Participation
      We believe that the members of the compensation committee of our board of directors will be independent directors. None of these directors, or any of our executive officers, serves as a member of a board or any compensation committee of any entity that has one or more executive officers serving as a member of our board.
Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents
      Our organizational documents limit the personal liability of our directors and officers to us and our stockholders for monetary damages to the fullest extent permitted under current Maryland law. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Indemnification and Limitation of Directors’ and Officers’ Liability.” We have obtained a directors’ and officers’ liability insurance policy. We expect to enter into indemnification agreements with each of our directors.
Board Compensation
      Each member of our board of directors who is not an employee of our company will be entitled to receive annual compensation for service as a director as follows. Each non-employee director will be paid an annual fee of $20,000 and a fee of $1,000 for each board of directors meeting attended in person and a fee of $500 for each board of directors meeting attended telephonically. The chairman of our audit committee will be paid an annual fee of $7,500 and the chairmen of our compensation and nominating and corporate governance committees will each be paid an annual fee of $5,000. Board committee members will each be paid a fee of $1,000 for committee meetings attended in person and a fee of $500 for committee meeting attended telephonically, in each case only for meetings held on dates different from the dates on which board of directors meetings are held. If committee meetings are attended on the same day as a board meeting, we will pay only one meeting fee per day. Our non-employee directors will be eligible to receive awards under our equity incentive plan. Our non-employee directors have received an award of 2,000 LTIP units pursuant to our 2005 equity incentive plan. These LTIP units will vest at a rate of one-third of the number of LTIP units granted per year beginning on the first anniversary of the date of the grant, assuming a director is continuing in his service as a director of our company at such date. Directors who are employees of our company will not receive any compensation for their services as directors. Each member of our board of directors will be reimbursed for reasonable out-of-pocket expenses associated with service on our behalf and with attendance at or participation in board meetings or committee meetings, including reasonable travel expenses. Our directors also will be provided insurance policy coverage under our directors’ and officers’ insurance commensurate with industry standards.
      Our board of directors (or a duly formed committee thereof) may revise our non-employee directors’ compensation in its discretion.

Executive Compensation
      Because we were only recently organized, meaningful executive compensation information is not available for prior periods. The following table sets forth the annual base salary and other compensation expected to be paid for the year ended December 31, 2005 to our Chief Executive Officer and our other executive officers. Such executive officers are referred to herein collectively as the “named executive officers.”
Summary Compensation Table

	Annual Compensation				Long-Term Compensation

		Base	Bonus	Other Annual
Name and Principal Position	Year	Salary(1)	Range	Compensation(2)	LTIP Unit Awards

Peter C. Minshall	2005	$325,000	0- 100%	$24,534	—
Chairman of the Board and
Chief Executive Officer
Blair D. Fernau	2005	$325,000	0- 100%	$15,890	—
Vice Chairman and
Chief Investment Officer
William B. LeBlanc, III	2005	$325,000	0- 100%	$15,498	—
President and
Chief Operating Officer
Barry E. Johnson	2005	$225,000	0- 100%	$14,712	7,647
Chief Financial Officer,
Treasurer and Secretary

(1)	Amounts given are annualized for the year ending December 31, 2005, based on employment agreements with respect to Messrs. Minshall, Fernau, LeBlanc and Johnson that were entered into on June 30, 2005.

(2)	Includes the estimated annual cost of life and long-term disability benefits provided in accordance with the executive’s employment agreement. Additionally, Messrs. Minshall, Fernau, LeBlanc and Johnson receive monthly automobile allowances of $833.
Long-Term Incentive Plan Table

Performance
	Number of	Or Other	Estimated Future Payouts Under
	Shares, Units	Period Until	Non-Stock Price-Based Plans
	Or Other	Maturation
Name and Principal Position	Rights	or Payout	Threshold	Target	Maximum

Barry E. Johnson,	7,647 LTIP Units (1)	3 years	7,647 shares	7,647 shares	7,647 shares
Chief Financial Officer
Secretary & Treasurer

(1)	LTIP units are issued under the 2005 Equity Incentive Plan and vest quarterly over a period of three years. Other than period of service, there are no other performance-related or other conditions to payout. Each LTIP unit is convertible into one share of common stock.
Employment Agreements
      We have entered into written employment agreements with certain of our executive officers. Pursuant to the agreements, Messrs. Minshall, Fernau, LeBlanc and Johnson have agreed to serve, respectively, as (1) our Chairman of the Board and Chief Executive Officer, (2) our Vice Chairman and Chief Investment Officer, (3) our President and Chief Operating Officer, and (4) our Chief Financial Officer, Treasurer and Secretary. The employment agreements require the executives to devote substantially all of their business attention and time to our affairs.

      The employment agreements with Messrs. Minshall, Fernau, LeBlanc and Johnson are for three-year terms; provided, however, that the terms are automatically extended at the end of each term for additional one-year periods unless, not later than three months prior to the termination of the then existing term, either party provides written notice to the other party of its intent not to further extend the term. The employment agreements provide for (1) an initial annual base salary of $325,000, $325,000, $325,000, and $225,000 to each of Messrs. Minshall, Fernau, LeBlanc and Johnson, respectively, and (2) bonuses up to 100% of the executive’s annual base salary, with actual bonus amounts to be determined by our compensation committee in its discretion or in accordance with any annual performance bonus plan approved by the compensation committee.
      The employment agreements with Messrs. Minshall, Fernau and LeBlanc provide that these individuals will defer receiving payment of any bonus for 2005 to the extent necessary to enable us to operate within an operating budget to be approved by our board of directors for the remainder of 2005.
      Upon the termination of an executive officer’s employment, either by us for “cause” (as described below) or by the executive officer without “good reason” (as described below) during the term of his employment agreement, such executive officer will be entitled to receive his annual base salary, bonus and other benefits accrued through the date of termination of the executive officer’s employment.
      Under the terms of the employment agreements, “cause” generally means, with respect to each executive officer, (i) the commission of, and indictment for or formal admission to, a felony, a crime of moral turpitude, dishonesty, breach of trust, fraud, misappropriation, embezzlement or unethical business conduct, or any crime involving our company; (ii) continued willful misconduct, willful or gross neglect in the performance of his duties under the employment agreement and failure to remedy such misconduct or neglect within a specified time period determined by the board of directors; (iii) the continued failure to materially adhere to the clear directions of our board of directors, to adhere to our policies and practices or to devote substantially all of his business time and efforts to our company and our subsidiaries and failure to cure such failure to adhere; (iv) the continued failure to substantially perform the duties assigned to the executive officer by our board of directors, and failure to cure such failure to perform; (v) the material breach of any of the non-competition provisions of the employment agreement and failure to cure such breach; or (vi) the material and willful breach of the terms and provisions of the employment agreement and failure to cure such breach.
      As defined under the employment agreement, the term “good reason” generally means, unless consented to by the executive officer, (i) the material reduction of the executive officer’s title, authority, duties and responsibilities or the assignment to the executive officer of duties materially inconsistent with the executive officer’s position or positions with our company; (ii) a reduction in annual salary of the executive officer; (iii) the relocation of the executive officer’s office to more than 50 miles from Bethesda, Maryland; or (iv) our breach of any material provision of the employment agreement with such executive officer.
      Upon the termination of an executive officer’s employment either by us without “cause” or by the executive officer for “good reason,” the executive officer will be entitled under his employment agreement to the following severance payments and benefits:

•	annual base salary, bonus and other benefits accrued throughout the date of termination;

•	lump-sum cash payment equal to 2.99 multiplied by the sum of (1) the executive officer’s then-current annual base salary; and (2) the average bonus paid to the executive officer during the two years preceding termination; provided that, if the executive officer has been employed for less than two years, the bonus amount in clause (2) will be the bonus paid for the prior year and, if the executive officer has been employed for less than one year, the bonus amount in clause (2) will be 100% of the executive’s annual base salary;

•	for one year after termination of employment, continuing coverage under the group health plans the executive would have received under his employment agreement, as would have applied in the absence of such termination; and

•	full vesting of, or termination of any forfeiture restrictions with respect to, all outstanding equity-based incentive awards or other equity held by the executive officer.
      In the event of any notice of non-renewal of the employment agreement by us, the executive officer will be entitled under his employment agreement to the same payments and benefits as if terminated other than for cause, except that the executive officer’s lump-sum cash payment will equal the sum of (1) the executive officer’s then-current annual base salary; and (2) the maximum bonus payable to the executive officer for the fiscal year in which the termination occurs.
      Under the employment agreements of Messrs. Minshall, Fernau, LeBlanc and Johnson, we have agreed to make an additional tax gross-up payment equal to the excise tax imposed on “excess parachute payments” (excluding any “gross-up” payments) under Section 4999 of the Internal Revenue Code.
      Each employment agreement also contains non-competition provisions that continue for a one-year period after termination of employment. Each employment agreement permits the executive officer to retain interests in, and manage, specified existing real property investments of such executive officer and includes certain other exceptions to the non-competition provisions. In addition, each employment agreement contains confidentiality and non-solicitation provisions.
2005 Equity Incentive Plan
      We have adopted a 2005 equity incentive plan. The purpose of the 2005 equity incentive plan is to provide us with the flexibility to use stock options and other awards as part of an overall compensation package to provide compensation to attract and retain qualified personnel. Key employees, directors, officers, advisors, consultants and other personnel of ours, our subsidiaries, our affiliates and other persons expected to provide significant services to us or our subsidiaries may be granted stock options, stock awards, performance shares, dividend equivalent rights and other equity-based awards (including interests in our operating partnership) under the 2005 equity incentive plan. The total number of shares available under the 2005 equity incentive plan will be increased by an amount equal to 3.0% of the number of shares we issue and sell in an initial public offering.

Administration
      The 2005 equity incentive plan is administered by our compensation committee. The compensation committee, upon and after such time as it is covered in Section 16 of the Exchange Act, consists of at least two individuals each of whom is intended to be a nonemployee director under Rule 16b-3 as promulgated by the SEC and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code, generally qualify as outside directors for purposes of Section 162(m) of the Internal Revenue Code. However, no action taken by the compensation committee will be invalidated because any or all of the members of the compensation committee fails to satisfy the nonemployee director or outside director requirements of the prior sentence. The compensation committee, appointed by our board of directors, has the full authority to administer and interpret the 2005 equity incentive plan, to authorize the granting of awards, to determine the eligibility of key employees, directors, officers, advisors, consultants and other personnel of ours, our subsidiaries, our affiliates and other persons expected to provide significant services to us or our subsidiaries to receive an award, to determine the number of shares of common stock to be covered by each award, to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the 2005 equity incentive plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the 2005 equity incentive plan or the administration or interpretation thereof. In connection with this authority, the compensation committee may establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. During any period of time in which we do not have a compensation committee as set forth under “—Board Committees— Compensation Committee,” the 2005 equity incentive plan is administered by our board of directors or another committee appointed by the board of directors. References below to the compensation committee include a reference to the board of directors or another committee appointed by the board of directors for those periods in which the board of directors or such other committee appointed by the board of directors is acting.

Eligibility and Types of Awards
      Key employees, directors, officers, advisors, consultants or other personnel of ours, our subsidiaries, our affiliates and other persons expected to provide significant services to us or our subsidiaries may be granted stock options, stock appreciation rights, stock awards, performance shares, dividend equivalent rights and other equity-based awards (including interests in our operating partnership) under the 2005 equity incentive plan. Eligibility for awards under the 2005 equity incentive plan is determined by the compensation committee.

Available Shares
      All shares of our common stock currently available for awards under the 2005 equity incentive plan have been issued or allocated for issuance, and there are no additional shares available for issuance. However, the total number of shares available under the 2005 equity incentive plan will be increased by an amount equal to 3.0% of the number of shares we issue and sell in an initial public offering. Any common stock withheld or surrendered by plan participants in connection with the payment of an option exercise price or in connection with tax withholding will not count towards the share limitation and will be available for issuance under the 2005 equity incentive plan. If an option or other award granted under the 2005 equity incentive plan expires or terminates, the shares subject to any portion of the award that expires or terminates without having been exercised or paid (whether in common stock or cash), as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our board of directors, no new award may be granted under the 2005 equity incentive plan after the tenth anniversary of the date that such plan was initially approved by our board of directors.

Awards Under the 2005 Equity Incentive Plan
      Stock Options. The terms of specific options, including whether options shall constitute “incentive stock options” for purposes of Section 422 of the Internal Revenue Code, shall be determined by the compensation committee. The exercise price of an option shall be determined by the compensation committee and reflected in the applicable award agreement. The exercise price with respect to incentive stock options may not be lower than 100%, or 110% in the case of an incentive stock option granted to a more than 10% stockholder, of the fair market value of our common stock on the date of grant. Each option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed ten years from the date of grant, or five years in the case of an incentive stock option granted to a more than 10% stockholder. Options will be exercisable at such times and subject to such terms as determined by the compensation committee.
      Stock Awards. A stock award is an award of common stock that is subject to restrictions on transferability and such other restrictions, if any, as the compensation committee may impose at the date of grant. Stock awards may be subject to vesting schedules as determined by the compensation committee. Any restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the compensation committee may determine. Except to the extent provided under the award agreement relating to the stock award, a participant will have all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the shares covered by the stock award. Although dividends are paid on all shares covered by stock awards, whether or not vested, at the same rate and on the same date as our common stock, the award agreement may prohibit holders of stock awards from transferring such shares until they vest.
      Performance Shares. Performance shares will vest as provided in the applicable award agreement. A performance share represents a right to receive the fair market value of a share of our common stock, or, if provided by the compensation committee, the right to receive the fair market value of a share of our common stock in excess of a base value established by the compensation committee at the time of grant. Performance shares may be settled in cash or by transfer of common stock (as may be elected by the participant or the compensation committee or as provided by the compensation committee at the time of grant). The compensation committee may, in its discretion and under certain circumstances, permit a participant to receive as settlement of the performance shares installments over a period not to exceed ten years. In addition, the compensation committee may establish a program under which dividends with respect to performance shares may be deferred for additional periods as set forth in the preceding sentence.
      Dividend Equivalent Rights. A dividend equivalent right is a right to receive (or have credited) the equivalent value of dividends declared on common stock otherwise subject to an award. The compensation committee may provide that amounts payable with respect to dividend equivalent rights shall be converted into cash or additional common stock. The compensation committee will establish all other limitations and conditions of awards of dividend equivalent rights as it deems appropriate.
      Other Equity-Based Awards. Our 2005 equity incentive plan authorizes the granting of other awards which may be based upon the common stock (including the grant of securities convertible into common stock and stock appreciation rights) and interests in our operating partnership, including LTIP units, and subject to terms and conditions established at the time of grant.
      LTIP units are a special class of partnership interests in our operating partnership. Each LTIP unit awarded will be deemed equivalent to an award of one share of common stock under the 2005 equity incentive plan, reducing availability for other equity awards on a one-for-one basis. We will not receive a tax deduction for the value of any LTIP units granted to our employees. The vesting period for any LTIP units, if any, will be determined at the time of issuance. LTIP units, whether vested or not, will receive the same quarterly per unit profit distributions as units of our operating partnership, which profit distribution will generally equal per share taxable dividends on our shares of common stock. This treatment with respect to quarterly distributions is similar to the expected treatment of our stock awards, which will generally receive full dividends whether vested or not. Initially, LTIP units will not have full parity with operating partnership units with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of operating partnership unit holders. Upon equalization of the capital accounts of the holders of LTIP units with the other holders of operating partnership units, the LTIP units will achieve full parity with operating partnership units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of operating partnership units at any time, and thereafter enjoy all the rights of operating partnership units. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that an executive will realize for a given number of vested LTIP units will be less than the value of an equal number of our shares of common stock.

Adjustments in General; Certain Change in Control Provisions
      In the event of certain corporate reorganizations or other events, the compensation committee may make certain adjustments, in its discretion, to the manner in which the 2005 equity incentive plan operates (including, for example, to the number of shares available under the plan), and may otherwise take actions which, in its judgment, are necessary to preserve the rights of plan participants. Upon a change in control (as defined in the plan), the compensation committee generally may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control. In addition, restrictions and conditions on each stock award shall automatically lapse and the settlement date for all performance shares shall be the date of such change in control.

Amendment and Termination
      Our board of directors may generally amend and terminate the 2005 incentive plan as it deems advisable, except in certain respects regarding outstanding awards or the provisions restricting cash rights described above. In addition, the 2005 equity incentive plan may not be amended without stockholder approval if the absence of such approval would cause the 2005 equity incentive plan to fail to comply with any applicable legal requirement or applicable exchange or similar rule.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Due to the assignment of certain agreements to us and upon the acquisition of our properties and our properties under contract, our directors and certain members of our executive management have received and will receive material financial and other benefits, as shown below. For a more detailed discussion of these benefits see “Management.”
Properties and Structured Real Estate Investments
      Asset Capital Corporation, L.L.C. has contributed or will contribute its membership interests in the entities that own the Century South, Commerce Center I, Garden City Drive, Pidgeon Hill I and Pidgeon Hill II properties and the Twelve Oaks structured real estate investment in exchange for shares of our common stock. Messrs. Minshall, Fernau and LeBlanc and certain of their family members and affiliates have contributed or will contribute their membership interests in the entities that own some of our properties under contract to us in exchange for shares of our common stock. Additionally, Messrs. Minshall, Fernau and LeBlanc have caused their affiliates to assign to us management and engineering service agreements and certain other assets in exchange for shares of our common stock. The consideration that has been or will be issued or paid to members of our management team for contribution of their interests in these properties is described below:

Value of
Shares of
Common Stock
Name	Received(1)

Peter C. Minshall(2)	$5,134,035
Blair D. Fernau	$2,489,953
William B. LeBlanc, III	$2,408,182

(1)	Based on the offering price of $8.50 per share.
(2)	Includes shares of common stock issued to members of Mr. Minshall’s immediate family.
     By contributing interests in the entities owning some of our properties that have been contributed to us and some of the properties and the structured real estate investment that will be contributed to us and contributing and assigning the other assets to us in exchange for shares of our common stock, each of these contributors was able, and will be able, to defer any taxable gain that they otherwise would have recognized upon the transfer of these properties and assets.
      Our executive officers, some of whom will beneficially own shares of our common stock, negotiated the consideration to be paid for some of the properties under contract with unaffiliated third parties. At least one of our executive officers has an interest in a number of our properties under contract. As a result, these executive officers had a conflict of interest in negotiating the consideration to be paid and the other terms of the contributions and acquisitions. We have not obtained any recent third-party appraisals of the Century South, Commerce Center I, Garden City Drive, Pidgeon Hill I and Pidgeon Hill II properties and the Twelve Oaks structured real estate investment, or any other independent third-party valuations or fairness opinions. As a result, the consideration to be paid or to be paid by us for these properties and the structured real estate investment may exceed their fair market value.
      As of June 30, 2005, our founders have funded an aggregate of $450,000 in deposits for the assets we have under contract from Asset Capital Corporation, L.L.C.’s line of credit. Subsequent to the completion of our recent private offering of common stock, we reimbursed our founders for these deposits, which will be credited against the amount of consideration we will pay or have paid for these assets under contract, and the line of credit was repaid. As described above, Messrs. Minshall, Fernau and LeBlanc wholly own Asset Capital Corporation, L.L.C., and personally guarantee, along with their spouses, this line of credit. Messrs. Minshall, Fernau and LeBlanc have also personally guaranteed the mortgage loans for the Garden City Drive, Pidgeon Hill I, Pidgeon Hill II properties and the Twelve Oaks structured real estate investment. These personal guarantees are triggered only upon the occurrence of certain events such as fraud, material misrepresentation and environmental contamination and will be terminated when these mortgage loans are either assigned to us or paid off.
      Because Asset Capital Corporation, L.L.C. arranged for and structured investment opportunities for others in connection with its investment in some of our properties under contract, Asset Capital Corporation, L.L.C. has contractual rights to receive disposition fees upon the sale of certain of these properties. As a result, we will pay Asset Capital Corporation, L.L.C., on behalf of entities contributed to us, an aggregate of approximately $193,500 in exchange for a reduction of the applicable purchase prices we will pay for the contributed entities.
Grants of LTIP Units to Non-Employee Directors
      We have issued 2,000 LTIP units pursuant to our 2005 equity incentive plan to each of our directors who is not an employee as partial compensation for serving as a director. Although distributions will be paid on all LTIP units, whether or not vested, at the same rate and on the same date as on the shares of our common stock, these holders will be prohibited from selling such shares until they vest. All of the LTIP units will vest at a rate of one-third the number of LTIP units granted per year beginning on the first anniversary of the date of the grant, assuming a director is continuing in his service as a director of our company at such date.
Founders Shares
      Upon or shortly after our formation, we issued 325,835 shares of our common stock as founders shares for nominal consideration to certain of our executive officers. We have redeemed 55,632 of these shares from our founders, Messrs. Minshall, Fernau and LeBlanc. The redemption price was equal to the same nominal consideration that they paid for the shares when they were first issued. Since this redemption, each of Messrs. Minshall, Fernau, LeBlanc, Johnson and Kenneth M. Houle, our vice president, now hold 68,123 shares, 68,123 shares, 68,123 shares, 43,334 shares, and 22,500 shares, respectively. Additionally, we have issued 7,647 LTIP units to Mr. Johnson and 3,971 LTIP units to Mr. Houle pursuant to our 2005 equity incentive plan. These shares and LTIP units are subject to forfeiture restrictions that will lapse with respect to 8.33% of each holder’s shares at the end of each fiscal quarter since the completion of our recent private offering of common stock. The forfeiture restrictions will continue to lapse for so long as the holder remains employed by our company.
Certain Business Relationships
      We have reimbursed Asset Capital Corporation, L.L.C. approximately $144,000 for certain costs and expenses, including accounting and other third-party expenses incurred by Asset Capital Corporation, L.L.C. in connection with our organization and our recent private offering of common stock.
      We are a party to an asset and property management agreement with Landover Metro to manage a warehouse facility that Landover Metro owns for annual asset and property management fees of approximately $22,200. Landover Metro is not affiliated with Asset Capital Corporation, L.L.C. However, Mr. Fernau owns a passive two percent interest in Landover Metro. Landover Metro paid ACM asset and property management fees of $20,351 during the year ended December 31, 2004. This agreement will expire on July 9, 2011.
      We are also a party to an engineering agreement and a management agreement for a property that is wholly owned by Mr. Minshall to provide engineering services for that property. Fees paid pursuant to the engineering agreement are approximately $168,000 for 2005. The engineering agreement terminates on December 31, 2005 and will be automatically renewed. The engineering agreement may be terminated by either party upon 30 days written notice. Fees payable under the management agreement dated June 30, 2005 are $1,000 per month. The management agreement terminates on June 30, 2006 and will be automatically renewed. Mr. Minshall intends to grant us a right of first refusal to purchase this property. We expect this right of first refusal will extend for approximately five years, with the remainder of the terms to be negotiated.
Employment Agreements and Other Arrangements
      Messrs. Minshall, Fernau, LeBlanc and Johnson each have entered into an employment agreement with our company having a term of three years. However, the terms will automatically extend for successive one-year periods unless, not later than three months prior to the termination of the then-existing term, either party provides written notice to the other party of its intent not to further extend the agreement. The employment agreements provide for an annual base salary, eligibility for annual bonuses and participation in all of the employee benefit plans and arrangements made available by us to our similarly situated officers. See “Management—Employment Agreements.”
      In December 2004, Asset Capital Corporation, L.L.C. made loans to Messrs. Minshall, Fernau, and LeBlanc totaling $150,000 to provide deposits for the acquisition of two of the properties under contract. The loans were repaid in January 2005.
Registration Rights
      As holders of LTIP units and common stock, certain of our directors and officers received registration rights with respect to the LTIP units and shares of common stock acquired by them in connection with the acquisition of some of our properties under contract and in our recent private offering of common stock. See “Description of Our Common Stock—Registration Rights.”

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES
      The following is a discussion of our policies with respect to investments, financing and certain other activities. These policies may be amended and revised from time to time at the discretion of our board of directors without notice to or a vote of our stockholders. We cannot assure you that any of our investment objectives will be obtained.
Investment Policies
          Investments in Real Estate or Related Assets
      We focus on opportunistically acquiring, developing, redeveloping, financing, managing and disposing of commercial real estate properties, primarily in suburban and urban office properties. We also, from time to time, intend to invest in other types of properties. Our executive officers will identify and negotiate acquisition opportunities.
      We may also participate with third parties in property ownership, through joint ventures or other types of co-ownership. These types of investments may permit us to own interests in larger assets without unduly restricting our diversification and, therefore, provide us with flexibility in structuring our portfolio.
      We conduct substantially all of our investment activities through our operating partnership and our other affiliates. Our principal business objective is to provide attractive returns to stockholders through growth in net asset value per share, book value per share and cash flow per share.
      There are no limitations on the amount or percentage of our total assets that we may invest in any one property. Additionally, we have not established limits on the concentration of our investments in any one location or type of property. We currently expect to incur additional debt in connection with future acquisitions of real estate. Additional criteria with respect to our office property investments are described in “Our Business and Properties— Our Strategy.”
      It is not our policy to acquire properties primarily for possible capital gains or primarily for income. We, however, generally intend to invest in properties with opportunities for near term prospects for improved cash flow and for longer-term capital appreciation.
          Structured Real Estate Investments
      We originated, acquired and invested in, and intend to originate, acquire and invest in additional various structured real estate instruments collateralized by properties located primarily in our target market, and we do not have a policy limiting our ability to acquire loans secured by properties or to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value we receive for the property sold.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers
      In general, we do not engage in any significant investment activities with other entities. However, we may acquire the securities of other issuers in connection with acquisitions of indirect interests in properties (normally general or limited partnership interests in special purpose partnerships owning properties). We may in the future acquire some, all or substantially all of the securities or assets of other companies, real estate investment trusts or similar entities where that investment would be consistent with our investment policies. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act of 1940, as amended, or the 1940 Act, and we intend to divest securities before any such registration would be required.
      We have not engaged in and do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.
Financing Policies
      We do not have a policy limiting the amount of debt that we may incur, although we intend to limit our total debt to 75% of our total assets. Accordingly, our management and board of directors have discretion to increase the amount of our outstanding debt at any time. Upon the acquisition of our properties under contract, our total debt to total assets ratio, including our pro-rata share of joint venture debt and joint venture assets based on an estimated price for our common stock of $          per share, will be approximately           %.
      We consider a number of factors when evaluating our level of indebtedness and making financing decisions, including, among others, the following:

•	overall level of consolidated indebtedness;

•	timing of debt and lease maturities;

•	provisions that require recourse and cross-collateralization;

•	corporate financial ratios, including debt service coverage and debt to assets; and

•	the overall ratio of fixed and variable-rate debt.
      We also consider the impact of individual property financings on our corporate financial structure. Among the factors we will consider are:

•	the interest rate on the proposed financing;

•	the extent to which the financing affects the flexibility with which we can manage our properties;

•	prepayment penalties and restrictions on refinancing;

•	our long-term objectives with respect to the property;

•	our target investment return;

•	the terms of the existing property leases;

•	the creditworthiness of tenants leasing the property;

•	the estimated market value of the property upon refinancing; and

•	the ability of particular properties, and our company as a whole, to generate cash flow to cover expected debt service.
      Our indebtedness may be recourse, non-recourse or cross-collateralized. If the indebtedness is recourse, our general assets may be attached by the lender to satisfy the indebtedness. If the indebtedness is non-recourse, the lender may satisfy the debt only from the particular property collateralizing the indebtedness. In addition, we may invest in properties subject to existing loans secured by mortgages or similar liens on the properties. We may use the proceeds from any borrowings to refinance existing indebtedness, to finance acquisitions or the redevelopment of existing properties or for general working capital. We may incur indebtedness for other purposes when, in our opinion, it is advisable.

Disposition Policy
      Subject to the terms of our limited liability company agreements, we consider disposing of properties if our management determines that a sale of a property would be in our best interests based on the price being offered for the property, the historical and anticipated operating performance of the property, the tax consequences of the sale, the opportunities for us to reinvest the sale proceeds and other factors and circumstances surrounding the proposed sale.
Equity Capital Policies
      Subject to applicable law, our board of directors has the power, without further stockholder approval, to issue additional shares of authorized common stock and preferred stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property or other assets. Existing stockholders will have no preemptive right to additional stock issued in any offering, and any offering might cause a dilution of their investment. We may in the future issue common stock in connection with acquisitions. We also may acquire property in exchange for operating partnership units.
      Our board of directors may cause the issuance of authorized preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. Additionally, preferred stock could have dividend, voting, liquidation and other rights and preferences that are senior to those of our common stock.
      We may, under certain circumstances, purchase common stock in the open market or in private transactions with our stockholders, if those purchases are approved by our board of directors. Our board of directors has no current intention of causing us to repurchase any stock, and any action would only be taken in conformity with applicable federal and state laws.
      In the future, we may institute a dividend reinvestment plan, or DRIP, which would allow our stockholders to acquire additional common stock by automatically reinvesting their cash dividends. Stock would be acquired pursuant to the plan at a price equal to the then prevailing market price, without payment of brokerage commissions or service charges. Stockholders who do not participate in the plan will continue to receive cash dividends as declared.
Conflicts of Interest Policies
      Our board of directors has adopted a Code of Business Conduct and Ethics that contains a policy prohibiting conflicts of interest between our officers, employees and directors on the one hand, and our company on the other hand, except where our board of directors waives the conflict. Any waiver of our conflict of interest policy will be disclosed to our stockholders in accordance with SEC requirements. However, we cannot assure you that these policies will be successful in eliminating the influence of these conflicts.
      Our conflict of interest policy states that a conflict of interest exists when a person’s private interest is not aligned or interferes or appears not to be aligned or to interfere, in any way, with our company’s interest. The policy prohibits us, absent the approval of a majority of the disinterested directors, from entering into agreements, transactions or business relationships, or otherwise taking actions that involve conflicts of interest. For example, under this policy, we will not, among other things:

•	acquire from or sell to any of our directors, officers or employees, any entity in which any of our directors, officers or employees has an interest of more than 5%, or to any affiliate of any of the foregoing, including family members of any of our directors, officers or employees, any assets or other property;

•	make any loan to or borrow from any of our directors, officers or employees, any entity in which any of our directors, officers or employees has an interest of more than 5%, or to any affiliate of any of the foregoing, including family members of any of our directors, officers or employees;

•	engage in any other transaction with any of our directors, officers or employees, any entity in which any of our directors, officers or employees has an interest of more than 5%, or with any affiliate of any of the foregoing, including family members of any of our directors, officers or employees; or

•	permit any of our directors or officers to make recommendations regarding or to approve compensation decisions that will personally benefit such directors or officers or their family members.
      The MGCL provides that a contract or other transaction between a corporation and any of that corporation’s directors and any other entity in which that director is also a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the fact that the director was present at the meeting at which the contract or transaction is approved or the fact that the director’s vote was counted in favor of the contract or transaction, if:

•	the fact of the common directorship or interest is disclosed to the board or a committee of the board, and the board or that committee authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed to stockholders entitled to vote on the contract or transaction, and the contract or transaction is approved by a majority of the votes cast by the stockholders entitled to vote on the matter, other than votes of shares owned of record or beneficially by the interested director, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to the corporation at the time it is authorized, ratified or approved.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
      Our board of directors has adopted corporate governance guidelines and a code of business conduct and ethics, including a conflicts of interest policy, that complies with the requirements of the Nasdaq listing standards and the regulations of the SEC.
Policies with Respect to Other Activities
      We may, but do not presently intend to, make investments other than as previously described. For example, we have authority to offer shares of our common and preferred stock or other equity or debt securities in exchange for property and, although we have no present intention to do so, to repurchase or otherwise re-acquire shares of our common stock or other equity or debt securities in exchange for property. We may offer additional operating partnership units in exchange for property, and, although we have not made loans to third parties, we may in the future make loans to third parties. As described under “Asset Capital Partners, L.P.,” we expect to issue shares of our common stock to holders of operating partnership units upon exercise of their respective redemption rights, although we will have the right to pay cash in lieu of issuing common stock. See “Description of Our Common Stock— Power to Issue Additional Shares of Our Common Stock and Preferred Stock.” We intend to make investments in such a way that we will not be treated as an “investment company” under the 1940 Act.
      We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent accountants and with quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.
      Our policies with respect to such activities may be reviewed and modified from time to time by our board of directors without notice to or the vote of the stockholders.

PRINCIPAL STOCKHOLDERS
      The following table presents information as of September 23, 2005 regarding the ownership of our common stock following the acquisition of our properties under contract, with respect to:

•	each of our directors;

•	each of our executive officers;

•	each person known to us as of the date of this prospectus who is or will be the beneficial owner of more than five percent of our outstanding common stock; and

•	all directors and executive officers as a group.
      Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment powers.

	Common Shares
	Owned on a
	Fully Diluted Basis(1)

Name and Address(2)	Number	Percentage

Directors and Executive Officers:
Peter C. Minshall	526,782	4.69	%(3)
Blair D. Fernau	243,514	2.17	(3)
William B. LeBlanc, III	211,933	1.89	(3)
Barry E. Johnson	53,922	*
William P. Ciorletti	2,000	*
Brian K. Fields	2,000	*
William T. Gordon III	2,000	*
Robert S. Smith	2,000	*

All directors and executive officers as a group	1,044,151	9.29%

Greater than 5% Holders:
Friedman, Billings, Ramsey Group, Inc.(4)	948,766	8.44%

*	Represents less than 1% of the number of shares of common stock outstanding on a fully diluted basis upon completion of this offering.

(1)	Assumes 11,240,630 of our common shares outstanding on a fully diluted basis, including 19,618 LTIPs which we assume will be fully vested, will achieve parity with our operating partnership units and will be converted into shares of our common stock one a one-for-one basis.
(2)	The address for each of our directors and named executive officers is c/o Asset Capital Corporation, Inc., 7315 Wisconsin Avenue, Suite 205 East, Bethesda, Maryland 20814.
(3)	Excludes shares to be issued upon the contribution of certain assets that are part of the formation transactions.
(4)	These shares of common stock are owned by Friedman, Billings, Ramsey Group, Inc., the parent company of Friedman, Billings, Ramsey & Co., Inc., or FBR, and/or one or more of its subsidiaries FBR has advised us that these shares were purchased by FBR for investment purposes only, and FBR does not have, and disclaims, any intention to control us. Friedman, Billings, Ramsey Group, Inc.’s address is 1001 Nineteenth Street North, 18th Floor, Arlington, Virginia 22209.

DESCRIPTION OF OUR COMMON STOCK
      The following summary of the material terms of the stock of our company does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law, our charter and bylaws. See “Where You Can Find More Information.”
General
      Our charter provides that we may issue up to 200,000,000 shares of our common stock, $0.001 par value per share, and 50,000,000 shares of preferred stock, $0.001 par value per share. Our charter does not authorize our board of directors to increase the aggregate number of authorized shares but does authorize our board to increase the number of shares of any class or series without stockholder approval. 11,240,630 shares of our common stock are issued and outstanding on a fully diluted basis, including 19,618 LTIPs, which we assume will be fully vested, and will achieve parity with our operating partnership units and will be converted into shares of our common stock on a one-for-one basis and no shares of preferred stock have been issued. Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.
Common Stock
      All shares of our common stock that are currently issued and outstanding have been duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock out of assets legally available therefor if, as and when authorized by our board of directors and declared by us, and the holders of our common stock are entitled to share ratably in the assets of our company legally available for dividend to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company.
      Except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of such shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.
      Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Shares of our common stock will have equal dividend, liquidation and other rights.
      Under the Maryland General Corporation Law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that these matters may be approved by a majority of all of the votes entitled to be cast on the matter. Also, because many of our operating assets are held by our subsidiaries, these subsidiaries may be able to sell all or substantially all of their assets or merge with another entity without the approval of our stockholders.
Power to Reclassify Unissued Shares of Our Stock
      Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common or preferred stock into other classes or series of stock. Prior to issuance of classified or reclassified shares of each class or series, our board of directors is required by Maryland law and by our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board could authorize the issuance of shares of common or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. No shares of our preferred stock are presently outstanding, and we have no present plans to issue any preferred stock.
Power to Issue Additional Shares of Our Common Stock and Preferred Stock
      We believe that the power of our board of directors to issue additional authorized but unissued shares of our common or preferred stock and to classify or reclassify unissued shares of our common or preferred stock and thereafter to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, and the common stock, will be available for issuance without further action by the company’s stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the company’s securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.
Transfer Agent and Registrar
      The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.
Registration Rights
      The persons who purchased shares of our common stock in our recent private offering of common stock, recipients of our common stock pursuant to the acquisition of some of our properties under contract and our founders who received founders shares are entitled to the benefits of a registration statement rights agreement. Pursuant to this agreement, we agreed for the benefit of holders of our common stock that we would, at our expense, file with the SEC no later than 90 days after the completion of our recent private offering of common stock either:

•	a registration statement providing for the initial public offering, or IPO, of our common stock, in which the holders of shares of our common stock sold in the recent private offering of common stock, issued in connection with the acquisition of some our properties under contract and sold as founders shares will have the right to participate as selling stockholders subject to customary underwriter cut-back rights and other customary terms and obligations; or

•	a resale shelf registration statement providing for the resale of shares of our common stock from time to time by the holders of shares of our common stock sold in the recent private offering of common stock, issued in connection with the acquisition of some our properties under contract and sold as founders shares.
      In addition, we agreed to use our commercially reasonable efforts to cause the registration statement to become effective under the Securities Act as soon as practicable after the filing; provided that, if an IPO registration statement had been filed prior to the filing of a shelf registration statement, we would use our best efforts to cause the shelf registration statement to become effective no later than 60 days after the completion of the initial public offering.
      If we have not filed either the IPO registration statement or a shelf registration statement with the SEC by September 28, 2005, other than as a result of the SEC being unable to accept filings, then our executive officers shall forfeit and deliver to us 0.5% of all founders shares and awards granted to the executive officers by us pursuant to our 2005 equity incentive plan or other equity incentive plan for each business day after September 28, 2005 that the shelf registration statement has not been filed. Such penalties shall not become effective for a period of 20 days following September 28, 2005, during which time we may file a registration statement and cure any failure thereunder.
      Notwithstanding the foregoing, we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods,” if a majority of the independent directors of our board, in good faith, determines that the suspension is in compliance with the terms of the registration rights agreement entered into between us and FBR, it is in our best interest to suspend the use of the registration statement, and:

•	the representative of the underwriters of an underwritten offering of primary shares by us has advised us that the sale of shares of our common stock under the registration statement would have a material adverse effect on our primary offering;

•	a majority of our board, including at least two of our independent directors, in good faith, determines that (A) the offer or sale of any shares of our common stock would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or other material transaction involving us, (B) after the advice of counsel, the sale of the shares covered by the registration statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law; or (C) either (x) we have a bona fide business purposes for preserving the confidentiality of the proposed transaction, (y) disclosure would have a material adverse effect on us or our ability to consummate the proposed transaction, or (z) the proposed transaction renders us unable to comply with SEC requirements, in each case under circumstances that would make it impractical or inadvisable to cause the registration statement to become effective or to promptly amend or supplement the registration statement on a post-effective basis; or

•	a majority of our board, including at least two of our independent directors, determines in good faith, upon the advice of counsel, that we are required by law, rule or regulation to supplement the registration statement or file a post-effective amendment to the registration statement in order to incorporate information into the registration statement for the purpose of (1) including in the registration statement any prospectus required under Section 10(a)(3) of the Securities Act; (2) reflecting in the prospectus included in the registration statement any facts or events arising after the effective date of the registration statement (or the most-recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth in the prospectus; or (3) including in the prospectus included in the registration statement any material information with respect to the plan of distribution not disclosed in the registration statement or any material change to such information.
      The cumulative blackout periods in any 12 month period may not exceed an aggregate of 90 days, and furthermore may not occur more than six separate times in any rolling 24 month period. Upon the occurrence of a blackout we will use our commercially reasonable efforts to cause the registration statement to become effective or take all action necessary to promptly permit resumed use of the registration statement, as soon as possible.
      A holder that sells our common stock pursuant to a registration statement generally will be required to be named as a selling stockholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification rights and obligations). In addition, each holder of our common stock may be required to deliver information to be used in connection with the registration statement in order to have such holder’s common stock included in the registration statement and to benefit from the provisions of the next paragraph.
      Each common stock certificate will contain a legend to the effect that the shares of common stock evidenced by certificates are subject and entitled to the obligations and benefits of the registration rights agreement. In that regard, each holder thereof, by its acceptance of a common stock certificate, will be deemed to have agreed to be bound by the provisions of the registration rights agreement. In addition, each holder will be deemed to have agreed that, upon receipt of notice of the occurrence of any event which makes a statement in the prospectus, which is part of the registration statement, untrue in any material respect or which requires the making of any changes in such prospectus in order to make the statements therein not misleading, or of certain other events specified in the registration rights agreement, the holder will suspend the sale of our common stock pursuant to the prospectus until we have amended or supplemented the prospectus to correct the misstatement or omission and have furnished copies of the amended or supplemented prospectus to the holder or we have given notice that the sale of the common stock may be resumed.
      We have agreed to use our commercially reasonable efforts to list or include our common stock on the New York Stock Exchange or the Nasdaq Stock Market, if we meet the criteria for listing on such exchange or market, and thereafter to maintain the listing or inclusion on such exchange or market.
      We will bear certain expenses incident to our registration obligations upon exercise of these registration rights, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any brokers’ or underwriters’ discounts or commissions or transfer taxes relating to sale of shares of our common stock. We will agree to indemnify each holder, and any underwriter for such holder, or a person who controls any such holder or underwriter, and each of their respective officers, directors, partners, members, managers, employees, representatives and agents arising out of or in connection with any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus or any omission or alleged omission of a material fact required to be stated in any registration statement or prospectus or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each selling stockholder will in turn agree to indemnify us for federal or state securities law violations that occur in reliance upon written information it provides to us for inclusion in the registration statement.
      Upon an underwritten offering pursuant to a registration statement filed in accordance with the registration rights agreement, holders of shares of our common stock sold in the recent private offering of common stock but not our employees or affiliates agree to the extent requested by us or an underwriter of our securities, not to sell or otherwise transfer or dispose of any remaining shares of our common stock sold in the recent private offering of common stock or any other securities exchangeable for our common stock (other than under such registration statement) during a lock-up period (not to exceed 30 days prior to and 60 days following the effective date of that registration statement). In addition, Messrs. Minshall, Fernau, LeBlanc, Johnson and Houle, Asset Capital Corporation L.L.C., ACM and ARV/ ACC Engineering agree to the extent requested by us or an underwriter of our securities, not to sell or otherwise transfer or dispose of any founders shares, any remaining shares of our common stock sold in the recent private offering of our common stock or any other securities exchangeable for our common stock (other than under such registration statement) during a lock-up period (not to exceed 30 days prior to and 180 days following the effective date of the registration statement).
      Holders of LTIP units also will be entitled to registration rights as described in “Asset Capital Partners, L.P.— Resale Registration Statement for the Limited Partners of Our Operating Partnership.”
      The summary herein of certain provisions of the registration rights agreements does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the registrations rights agreement filed with the SEC as an exhibit to the registration statement of which the prospectus forms a part.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS
      The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws.
Our Board of Directors
      Our bylaws and charter provide that the number of directors of our company may be established by our board of directors but may not be fewer than the minimum number permitted under the MGCL, nor more than 15. Except as may be provided by our board of directors in setting the terms of any class or series of stock, any vacancy may be filled by our board of directors, at any regular meeting or at any special meeting called for that purpose, only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.
      Pursuant to our charter, each of our directors is elected by our common stockholders entitled to vote to serve until the next annual meeting and until his or her successor is duly elected and qualified. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a plurality of the shares of our common stock entitled to vote will be able to elect all of our directors.
Removal of Directors
      Our charter provides that a director may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes of common stockholders entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacancies on our board of directors, precludes stockholders from (1) removing incumbent directors except upon a substantial affirmative vote and (2) filling the vacancies created by such removal with their own nominees.
Business Combinations
      Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e., any person who beneficially owns 10% or more of the voting power of the corporation’s shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

      These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations between us and any person. As a result, our affiliates may be able to enter into business combinations with us that may not be in the best interests of our stockholders without compliance by our company with the supermajority vote requirements and other provisions of the statute. Our board of directors may later resolve to opt back into the provisions of the business combination act without stockholder approval.
      The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Control Share Acquisitions
      The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting of stockholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third, (B) one-third or more but less than a majority or (C) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.
      A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
      If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
      The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.
      Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8
      Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.
      Pursuant to Subtitle 8, when we become eligible to make the election, we have elected in our charter that vacancies on our board will be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast on the matter for the removal of any director from the board, which removal shall be allowed only for cause and (2) vest in the board the exclusive power to fix the number of directorships. Our bylaws require, unless called by our chairman of the board, Chief Executive Officer or the board, the request of holders of not less than a majority of all votes entitled to be cast at the meeting to call a special meeting.
Amendment to Our Charter and Bylaws
      Our charter may be amended only with the approval of our board of directors and the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.
      Our board of directors has the exclusive power to adopt, alter or appeal any provision of our bylaws and to make new bylaws.
Dissolution of Our Company
      The dissolution of our company must be approved by a majority of our entire board of directors and the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.
Advance Notice of Director Nominations and New Business
      Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record both at the time of giving the notice required of stockholders under our bylaws and at the time of the meeting, who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.
      With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who was a stockholder of record both at the time of giving the notice required of stockholders under our bylaws and at the time of the meeting, who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.
Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws
      Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote requirements and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if we were to opt-in to the classified board provision of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.
Indemnification and Limitation of Directors’ and Officers’ Liability
      The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision which eliminates that liability to the maximum extent permitted by Maryland law.
      The MGCL requires a corporation (unless its charter provides otherwise, which our company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
      However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received unless, in either case, a court orders indemnification and then only for expenses.
      In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

      Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.
      Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.
      The partnership agreement provides that we, as general partner through our wholly-owned subsidiary, a Delaware limited liability company, and our officers and directors are indemnified to the fullest extent permitted by law. See “Asset Capital Partners, L.P.— Management Liability and Indemnification.”
      Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ASSET CAPITAL PARTNERS, L.P.
      The following is a summary of the material terms of the first amended and restated agreement of limited partnership for our operating partnership. See “Where You Can Find More Information.” All references to the “general partner” refer to us acting as the general partner of Asset Capital Partners, L.P. through our wholly-owned subsidiary, ACC GP, LLC.
General; Management
      Our operating partnership is a Delaware limited partnership that was formed in April 2005. Through our wholly-owned subsidiary, ACC GP, LLC, a Delaware limited liability company, we are the sole general partner of our operating partnership. Pursuant to the partnership agreement through our subsidiary’s role as the sole general partner of the operating partnership, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause the partnership to enter into certain major transactions, such as a merger of our operating partnership or a sale of substantially all of the assets of our operating partnership. In general, we may amend the partnership agreement without the consent of the limited partners. However, any amendment to the partnership agreement that would (i) affect the redemption rights or the conversion ratio for an operating partnership unit into a share of common stock, (ii) affect the rights of the limited partners to receive distributions, (iii) affect the allocations of profit and loss to the limited partners, (iv) impose an obligation on limited partners to make additional capital contributions or (v) amend the amendment provisions requires the consent of limited partners (other than us or any of our subsidiaries) holding more than 50% of the operating partnership units held by all limited partners.
      The limited partners of our operating partnership expressly acknowledge that, as general partner of our operating partnership, through our wholly-owned subsidiary ACC GP, LLC, we are acting for the benefit of the operating partnership, the limited partners and our stockholders, collectively. We are under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions.
Management Liability and Indemnification
      The general partner of our operating partnership and its officers are not liable to our operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, so long as it acted in good faith. The partnership agreement provides for indemnification of us, any of our directors and both our officers or employees and those of the operating partnership and other persons as we may designate from and against all losses, claims, damages, liabilities, expenses, fines, settlements and other amounts incurred in connection with any actions relating to the operations of our operating partnership, as set forth in the partnership agreement (subject to the exceptions described below under “— Fiduciary Responsibilities”).
Fiduciary Responsibilities
      Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with our best interests. At the same time, the general partner of our operating partnership has fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, through our subsidiary’s role as the general partner, to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our company.
      If in the future we wish to sell or refinance real property contributed by our operating partnership in return for limited partnership units, the partners who contributed the property may recognize tax on any built-in gain that existed at the time the property was contributed to us. In addition, a sale of all or substantially all of our assets, or a merger or other business combination transaction, that we undertake in the future could result in adverse tax consequences to the limited partners of our operating partnership that are disproportionate to the tax consequences of the transaction to us or our stockholders. As a result, it is possible under certain circumstances that we could be required to obtain the consent of the limited partners of our operating partnership in order to proceed with one of the foregoing transactions. If we are unable to obtain the consent of our limited partners, we may be unable to proceed with the transaction even if our board of directors and our senior management team believe the transaction is in the best interests of our company and our stockholders.
      The partnership agreement expressly limits our liability by providing that we and our officers and directors are not liable or accountable in damages to our operating partnership, the limited partners or assignees for errors in judgment or mistakes of fact or law or of any act or omission if we or the director or officer acted in good faith. In addition, our operating partnership is required to indemnify us, the general partner, our directors and both our officers and employees and those of the operating partnership, to the fullest extent permitted by applicable law, against any and all losses, claims, damages, liabilities, expenses, judgments, fines and other actions incurred by us or the other persons in connection with any actions relating to the operations of our operating partnership, provided that our operating partnership will not indemnify for willful misconduct or a knowing violation of the law or any transaction for which the person received an improper personal benefit in violation or breach of any provision of the partnership agreement.
Distribution
      The partnership agreement provides that the partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the partnership’s property in connection with the liquidation of the partnership) on a quarterly (or, at our election, more or less frequent) basis, in amounts determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interest in the partnership.
      Upon liquidation of the partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.
Allocations of Net Income and Net Loss
      Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership as of the end of the year. An allocation of a share of net income or net loss is generally treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Net income and net loss are generally allocated to the partners in accordance with their respective percentage interests at the end of each fiscal year. However, upon the occurrence of certain specified events, our operating partnership will revalue its assets and any net increase in valuation will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of operating partnership unit holders. See “Management— 2005 Equity Incentive Plan— Awards Under the 2005 Equity Incentive Plan— Other Equity-Based Awards.” The partnership agreement also contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. For income tax purposes under the Internal Revenue Code and the Treasury Regulations, each operating partnership item of income, gain, loss and deduction is generally allocated among the limited partners of our operating partnership in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to the partnership agreement. However, it is not currently anticipated that revaluations attributable to the issuance of LTIP units will result in any current tax allocations.

Redemption Rights
      After the first anniversary of becoming a holder of operating partnership units, each limited partner of our operating partnership and certain transferees will have the right, subject to the terms and conditions set forth in the partnership agreement, to require our operating partnership to redeem all or a portion of the operating partnership units held by the party in exchange for cash in an amount equal to the value of their operating partnership units or, at our option, shares of common stock on a one-for-one basis, subject to antidilution adjustments provided in the partnership agreement and subject to the restrictions on the ownership of our common stock imposed under our charter and the transfer restrictions and other limitations thereof. It is our current intention to exercise this right in connection with any redemption of operating partnership units. Each limited partner may effect a redemption of operating partnership units only twice each calendar year, unless otherwise permitted by us, in our sole and absolute discretion, and may not effect a redemption for less than 1,000 operating partnership units unless such lesser amount is the limited partner’s entire holding.
Transferability of Operating Partnership Units
      In general, the general partner may not voluntarily withdraw from our operating partnership or transfer all or a portion of its interest in our operating partnership subject to certain limited exceptions including consent of the holders of a majority of limited partnership interests. With certain limited exceptions, the limited partners may not transfer their interests in our operating partnership, in whole or in part, without our written consent, which consent may be withheld in our sole discretion.
Issuance of Our Stock
      Pursuant to the partnership agreement, upon the issuance of our stock other than in connection with a redemption of operating partnership units, we will generally be obligated to contribute or cause to be contributed the cash proceeds or other consideration received from the issuance to our operating partnership in exchange for, in the case of common stock, operating partnership units, or in the case of an issuance of preferred stock, preferred operating partnership units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the preferred stock.
Tax Matters
      Pursuant to the partnership agreement, the general partner is the tax matters partner of our operating partnership. Accordingly, through our role as the general partner of our operating partnership through our wholly-owned Delaware limited liability company subsidiary, we have the authority to handle or cause to be handled tax audits and to make or cause to be made tax elections under the Internal Revenue Code on behalf of our operating partnership.
Term
      The term of the operating partnership commenced on April 14, 2005 and will continue perpetually. However, the operating partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following:

•	the general partner’s bankruptcy, judicial dissolution, death, removal or withdrawal (unless a majority-in-interest of the remaining limited partners agree to continue the partnership and to the appointment of a successor general partner);

•	the passage of 90 days after the sale or other disposition of all or substantially all of the operating partnership’s assets;

•	redemption of all operating partnership units held by the limited partners; or

•	an election by the general partner in its capacity as the sole general partner of our operating partnership.
Resale Registration Statement for the Limited Partners of Our Operating Partnership
      Subject to certain conditions, we must prepare a registration statement to be filed with the SEC to register the resale by the limited partners of our operating partnership holding operating partnership units of any of our securities issued to the limited partners upon a redemption of their operating partnership units. The registration statement must be filed no later than 60 days following the date when we first become eligible to use a registration statement on Form S-3, and we must use our commercially reasonable efforts to have it declared effective as soon thereafter as is practicable. Generally, we will not become eligible to use Form S-3 for the resale of our securities received by the limited partners of our operating partnership upon redemption of their operating partnership units until (1) we have been subject to the periodic reporting requirements of Section 13 of the Exchange Act for a period of 12 consecutive months and have timely filed all required reports with the SEC during that period and (2) our securities are listed and registered on a national securities exchange or quoted on the automated quotation system of a national securities association. We will use all reasonable efforts to keep any shelf registration statement effective until the second anniversary of the date on which the registration statement becomes effective. We will have the right, in our sole discretion, based on valid business purposes, to delay the filing or amendment of the shelf registration statement prior to its effectiveness or, if effective, to suspend its effectiveness for a reasonable length of time and from time to time, provided that the aggregate number of days in all delay periods occurring in any period of 12 consecutive months shall not exceed 105 days.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
General
      This section summarizes the current material federal income tax consequences to our company and to our stockholders. Because this section is a general summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the limited extent discussed in “Taxation of Tax-Exempt Stockholders”), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the limited extent discussed in “Taxation of Non-U.S. Stockholders”).
      The statements in this section are based on the current federal income tax laws. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.
      This section is not a substitute for careful tax planning. Prospective investors are urged to consult their own tax advisors regarding the specific federal, state, foreign and other tax consequences to them, in light of their own particular circumstances, of the purchase, ownership and disposition of our common stock and the effect of potential changes in applicable tax laws.
Taxation of Our Company
      We are treated as a taxable C corporation under the Internal Revenue Code. As such, the income and losses from operations and net capital gains, including our company’s distributive share of income, gains and losses from partnerships in which it has interests, including our operating partnership, is taxable to our company at applicable corporate income tax rates is not taxable to our stockholders.
      Some of our properties under contract will be contributed to us in exchange for our common stock in a series of tax-deferred, “carry-over basis” transactions. The contributors will generally not recognize gain in the transaction, except to the extent of the cash received by the contributor. Our initial tax basis in each of these properties will be equal to the contributor’s adjusted tax basis, increased by any gain recognized by the contributor in the contribution transaction. As a result, we will recognize substantially reduced depreciation deductions on these properties as compared to the deductions that we would recognize if each of those properties were acquired with a basis equal to its fair market value. In addition, we will be required to pay tax on each contributor’s “built-in” gain (i.e., the difference between the contributor’s adjusted basis and the fair market value of the property at the date of the contribution) if we dispose of the contributed property in a taxable transaction. We expect that some of our properties under contract will have a significant amount of built-in gain. If we dispose of our contributed properties in taxable transactions, we expect to recognize a significant amount of income tax.
Taxation of Taxable U.S. Stockholders
      The term “U.S. stockholder” means a holder of shares of our common stock, that, for federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation under federal income tax laws created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to federal income tax purposes regardless of its source; or

•	a trust that is subject to the primary supervision of a court and the control of one or more U.S. persons, or a trust that has validly elected to be treated as a domestic trust under applicable Treasury regulations.
      If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our common stock by the partnership.
          Dividends
      A taxable U.S. stockholder will be required to take into account as dividends any distributions made out of our current or accumulated earnings and profits. A U.S. stockholder that is a taxable corporation generally should qualify for the dividends received deduction if the requisite holding period is satisfied. A U.S. stockholder that is taxed as an individual generally should qualify for capital gains treatment for qualified dividends if the requisite holding periods are satisfied and the stockholder does not elect to treat the dividends as investment income for purposes of the investment interest limitations.
      A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s common stock. Instead, the distribution will reduce the adjusted basis of the shares, and any amount in excess of both our current and accumulated earnings and profits and the adjusted basis will be treated as capital gain, long-term if the shares have been held for more than one year, provided the shares are a capital asset in the hands of the U.S. stockholder.
      Taxable distributions from the company and gain from the disposition of common stock will not be treated as passive activity income; stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, gain from the disposition of common stock generally will be treated as investment income for purposes of the investment interest limitations. Dividend distributions also will be treated as investment income for the purpose of electing stockholders who forgo capital gains treatment for these dividends.
          Disposition of Common Stock
      In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis. A stockholder’s adjusted tax basis generally will equal the U.S. stockholder’s acquisition cost. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of common stock may be disallowed if the U.S. stockholder purchases other common stock within 30 days before or after the disposition.
          Information Reporting Requirements and Backup Withholding
      We will report to our stockholders and to the Internal Revenue Service, or IRS, the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the U.S. stockholder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.
      A U.S. stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. stockholder’s income tax liability.
Taxation of Tax-Exempt Stockholders
      Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, referred to as pension trusts, generally are exempt from federal income taxation. However, they are subject to taxation on their “unrelated business taxable income.” Although many investments in real estate generate unrelated business taxable income, dividend distributions from a taxable C corporation, such as the company, to a tax-exempt entity do not constitute unrelated business taxable income so long as the tax-exempt entity does not otherwise use our common stock in an unrelated trade or business. Consequently, amounts we distribute to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income it received from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules.
Taxation of Non-U.S. Stockholders
      The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of common stock, including any reporting requirements.
          Dividends
      The dividends on our common stock paid to a non-U.S. stockholder generally will be subject to withholding of federal income tax at a 30% rate on the gross amount of the dividend or such lower rate as may be provided by an applicable income tax treaty. In addition, because we will likely be a “United States real property holding corporation” (see “— Disposition of Common Stock” below), we will be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we generally intend to withhold at a rate of 30% (or lower rate as specified in an applicable income tax treaty) on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30% (or lower rate as specified in an applicable income tax treaty).
      Dividends that are effectively connected with a non-U.S. stockholder’s conduct of a trade or business in the United States or (if certain tax treaties apply) are attributable to a permanent establishment or fixed base in the United States, known as “U.S. trade or business income,” are generally not subject to the 30% withholding tax if the non-U.S. stockholder files the appropriate IRS form with the payor. However, such U.S. trade or business income, net of specified deductions and credits, generally is taxed at the same graduated rates as applicable to U.S. persons. Any U.S. trade or business income received by a non-U.S. stockholder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as specified by an applicable income tax treaty.
      A non-U.S. stockholder who claims the benefit of an applicable income tax treaty generally will be required to satisfy applicable certification and other requirements prior to the distribution date. In general, non-U.S. stockholders must provide the withholding agent with a properly executed IRS Form W-8BEN claiming an exemption from or reduction in withholding under an applicable income tax treaty. Applicable Treasury regulations provide alternative methods for satisfying this requirement. Under these Treasury regulations, in the case of common stock held by a foreign intermediary (other than a “qualified intermediary”) or a foreign partnership (other than a “withholding foreign partnership”), the foregoing intermediary or partnership, as the case may be, generally must provide an IRS Form W-8IMY and attach thereto an appropriate certification by each beneficial owner or partner. Non-U.S. Stockholders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.
      A non-U.S. stockholder that is eligible for a reduced rate of U.S. federal withholding tax or other exclusion from withholding under an income tax treaty but that did not timely provide required certifications or other requirements, or that has received a distribution subject to withholding in excess of the amount properly treated as a dividend, may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
          Disposition of Common Stock
      Under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, any person who acquires a “United States real property interest,” as described below, from a non-U.S. person must deduct and withhold a tax equal to 10% of the amount realized by the non-U.S. transferor. In addition, a non-U.S. person who disposes of a United States real property interest generally is required to recognize gain or loss in the same manner as a U.S. person.
      Stock in a “United States real property holding corporation” is generally treated as a United States real property interest. A corporation is a United States real property holding corporation if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are a United States real property holding corporation. As a result, a non-U.S. stockholder will be taxed on a disposition of our common stock at capital gains rates applicable to U.S. persons, subject to applicable alternative minimum tax.
      If our common stock is treated as being regularly traded on an established securities market, the FIRPTA tax on dispositions described above would not apply to any non-U.S. stockholder who, directly and indirectly, at all times during the shorter of the five-year period preceding the date of the disposition or the non-U.S. stockholder’s holding period, held 5% or less of our common stock.
      If we are not a United Stated real property holding corporation, a non-U.S. stockholder generally will not be subject to U.S. federal income tax (or withholding thereof) in respect of gain recognized on a disposition of our common stock unless:

•	the gain is U.S. trade or business income and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. stockholder, in which case (i) the non-U.S. stockholder that is an individual will be subject to tax on any gain from the disposition under regular graduated U.S. federal income tax rates and (ii) a non-U.S. stockholder that is a corporation will be subject to tax on the gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the 30% branch profits tax; or

•	the non-U.S. stockholder that is an individual who is present in the United States for more than 182 days in the taxable year of the disposition and meets certain other requirements, in which case the non-U.S. stockholder will be subject to a flat 30% tax on any gain derived from the disposition which may be offset by U.S. source capital losses (even though such non-U.S. stockholder is not considered a resident of the United States).
          Information Reporting and Backup Withholding Tax
      We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to that holder and the tax withheld with respect to those dividends. Copies of the information returns reporting those dividends and the amount of tax withheld may also be made available to the tax authorities in the country in which the non-U.S. stockholder is a resident under the provisions of an applicable treaty.
      U.S. federal backup withholding, currently at a 28% rate, generally will not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder if the holder has provided the required certification that the holder is not a U.S. person (usually satisfied by providing an IRS Form W-8BEN) or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.
      Proceeds from the disposition of shares of common stock paid to or through the U.S. office of a broker generally will be subject to backup withholding and information reporting unless the non-U.S. stockholder certifies that it is not a U.S. person under penalties of perjury (usually on an IRS Form W-8BEN) or otherwise establishes an exemption. Payments of the proceeds from a disposition or a redemption effected outside the United States by or through a non-U.S. broker generally will not be subject to information reporting or backup withholding. However, information reporting, but generally not backup withholding, will apply to such a payment if the broker has certain connections with the United States unless the broker has documentary evidence in its records that the beneficial owner thereof is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.
      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. stockholder that result in an overpayment of taxes generally will be refunded, or credited against the holder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.
      Non-U.S. stockholders should consult their own tax advisors regarding application of information reporting and backup withholding in their particular circumstance and the availability of, and procedure for obtaining, an exemption from information reporting and backup withholding under current Treasury regulations.

UNDERWRITING
      We are offering our common stock described in this prospectus through a number of underwriters. Friedman, Billings, Ramsey & Co., Inc. is acting as the representative of the underwriters. Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to the underwriters and each of the underwriters has severally agreed to purchase from us, on a firm commitment basis, the number of shares of common stock listed next to its name in the following table

Underwriters	Number of Shares

Friedman, Billings, Ramsey & Co., Inc.
Total

      The underwriting agreement provides that the obligations of the underwriters to purchase and accept delivery of our common stock offered by this prospectus are subject to approval by their counsel of legal matters and to other conditions contained in the underwriting agreement including, among other items, the receipt of legal opinions from counsel, the receipt of comfort letters from our current auditors, the absence of any material adverse changes affecting us or our business and the absence of any objections from the National Association of Securities Dealers Inc., or NASD, with respect to the fairness and reasonableness of the underwriting terms. The underwriters are obligated to take and pay for all of the common stock offered, other than those covered by the over-allotment option described below, if any of the shares of common stock are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, in the event that the purchase commitments of the defaulting underwriters represent more than 10% of the total number shares of common stock offered by this prospectus, the underwriting agreement may be terminated.
      The underwriters will initially offer the shares to the public at the price specified on the cover page of this prospectus. The underwriters may allow to selected dealers a concession of not more than $           per share. The underwriters may also allow, and any dealers may reallow, a concession of not more than $           per share to selected other dealers. If all the shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms.
      We have granted the underwriters an option, exercisable in one or more installments for 30 days after the date of this prospectus, to purchase up to                     additional shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discount set forth on the cover page of this prospectus.
      The following table shows the amount per share and total underwriting discount we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase up to           additional shares to cover over-allotments.

	No Exercise	Full Exercise

Underwriting discounts and commissions paid by us
Underwriting discounts and commissions paid by selling stockholders
      We estimate that the total expenses of this offering to be paid by us, not including the underwriting discount, will be approximately $
      On March 10, 2005, we entered into an engagement letter agreement with Friedman, Billings, Ramsey & Co., Inc. pursuant to which Friedman Billings Ramsey agreed to act as financial advisor and lead underwriter and bookrunner for this offering. We have also agreed to reimburse the underwriters for certain expenses in connection with this offering, up to a cap of $250,000.

      At our request, the underwriters have reserved up to 2% of the shares of common stock offered by this prospectus for sale, at the initial public offering price, to our directors, officers, employees, business associates and related persons associated with us who express an interest in purchasing these shares of common stock in this offering at the initial public offering price through a directed share program. If demand for directed shares exceeds the available shares, our management will allocate shares in its sole discretion. Any purchases of these reserved shares by these persons will reduce the number of shares available for sale to the general public in the offering. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. Any reserved shares not purchased by these persons will be offered by the underwriters to the general public on the same terms as the other shares offered in this offering. Friedman, Billings, Ramsey & Co. has agreed to manage the directed share program. All sales of shares pursuant to the directed share program will be made as part of the underwritten offer at the public offering price set forth on the cover page of this prospectus.
      Any directed shares purchased by our directors or executive officers will be subject to the lock-up arrangements discussed below. Directed shares purchased by other parties will not be subject to a lock-up arrangement.
      We have agreed that during the period ending 180 days after the date of this prospectus, we will not, without the prior written consent of Friedman, Billings, Ramsey & Co.:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer, directly or indirectly, any of our equity securities or any securities convertible into or exercisable or exchangeable for our equity securities, or

•	enter into any swap or other arrangement that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any of our equity securities, except for the shares of our common stock that are issued under our 2005 equity incentive plan and the shares of our common stock, our operating partnership units or other equity securities of our company or our operating partnership issued as consideration in connection with the acquisition of property by our company.
      Each of our directors and Messrs. Minshall, Fernau, LeBlanc, Johnson and Houle and Asset Capital Corporation, L.L.C., ACM and ARV/ACC Engineering have agreed that during the period ending 180 days after the date of this prospectus, they will not, without the prior written consent of Friedman, Billings, Ramsey & Co.:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer, directly or indirectly, any of our equity securities or any securities convertible into or exercisable or exchangeable for our equity securities, or

•	enter into any swap or other arrangement that transfers, in while or in part, directly or indirectly, any of the economic consequences of ownership of any of our equity securities.
      The restricted period described above is subject to extension such that, in the event that either (1) during the last 17 days of the restricted period we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period following the last day of the restricted period, the “lock-up” restrictions described above will continue to apply until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or material event, unless Friedman, Billings, Ramsey & Co. waives such extension in writing.
      Subject to applicable securities laws, each of our directors, Messrs. Minshall, Fernau, LeBlanc, Johnson and Houle and Asset Capital Corporation, L.L.C., ACM and ARV/ACC Engineering may

transfer its shares of our common stock: (i) as a bona fide gift or gifts, provided that the donees agree to be bound by the same restrictions; (ii) to any trust for the direct or indirect benefit of the stockholder or the immediate family of the stockholder, provided that the trustee agrees to be bound by the same restrictions; (iii) as a distribution to its stockholders, partners or members, provided that such stockholders, partners or members agree to be bound by the same restrictions; (iv) as required under any of our benefit plans or our bylaws; (v) as collateral for any loan, provided that the lender agrees to be bound by the same restrictions; (vi) with respect to sales of securities acquired in the open market, but not those securities acquired in connection with the formation transactions, after the completion of this offering; or (vii) to an executor or heir in the event of the death of the stockholder, provided that the executor or heir agrees to be bound by the same restrictions. In addition, the restrictions described above do not apply to the exercise of any options or other convertible securities granted under any of our 2005 equity incentive plan.
      In addition, except for any shares sold in this offering, the holders of our common stock that are beneficiaries of the registration rights agreement and not our employees or affiliates will not be able to sell shares of our common stock for a period of up to 30 days prior to or 60 days following the date of this prospectus. See “Description of Our Common Stock — Registration Rights.”
      We will indemnify the underwriters against various liabilities, including liabilities under the Securities Act of 1933, as amended. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.
      We intend to apply for listing of our common stock on the Nasdaq under the symbol “ACCI.” In order to meet the requirements for listing on the Nasdaq, the underwriters will undertake to sell round lots of 100 shares or more to a minimum of 400 beneficial owners.
      In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;

•	short sales;

•	syndicate covering transactions;

•	imposition of penalty bids; and

•	purchases of cover positions created by short sales.
      Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Stabilizing transactions may include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of common stock than it is required to purchase in this offering, and purchasing common stock from us or in the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.
      The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares pursuant to the over-allotment option.
      A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, the underwriters will purchase shares in the open market to cover the position.

      The underwriters also may impose a penalty bid on selling group members. This means that if the underwriters purchase shares in the open market in stabilizing transactions or to cover short sales, the underwriters can require the selling group members that sold those shares as part of this offering to repay the selling concession received by them.
      As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq Stock MarketTM, in the over-the-counter market or otherwise.
      The lead underwriter has advised us that the underwriters do not confirm sales to accounts over which they exercise discretionary authority.
      Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations among us and the underwriters. The primary factors to be considered in determining the initial public offering price include:

•	the economic conditions in and future prospects for the industry in which we compete;

•	our past and present operating performance and financial condition;

•	our prospects for future earnings;

•	an assessment of our management;

•	the present state of our development;

•	the prevailing conditions of the equity securities markets at the time of this offering; and

•	current market valuations of publicly traded companies considered comparable to our company.
      The underwriters or their affiliates may provide us with certain commercial banking, financial advisory and investment banking services in the future, for which they would receive customary compensation.
      A prospectus in electronic format may be available on the Internet sites of or through other online services maintained by the underwriters and selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or the selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.
      Other than the prospectus in electronic format, the information on the underwriters’ or any selling group member’s web site and any information contained in any other web site maintained by the underwriters or any selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

LEGAL MATTERS
      Certain legal matters in connection with this offering will be passed upon for us by Hunton & Williams LLP. Certain legal matters in connection with this offering will be passed upon for FBR by Winston & Strawn LLP. Hunton & Williams LLP provides legal services to FBR from time to time.
EXPERTS
      The financial statements of Asset Capital Corporation, Inc., the financial statements of Assets Controlled by our Founders, the financial statement of Executive Tower, the financial statement of Maryland Medical Office Portfolio, the financial statement of Pinewood Plaza and the financial statement of Pidgeon Hill II included in this prospectus have been audited by BDO Seidman, LLP, independent registered public accounting firm, to the extent and for the periods set forth in their reports appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of common stock to be offered by the selling stockholders, from time to time, pursuant to the registration statement of which this prospectus is a part. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of common stock to be offered by the selling stockholders, from time to time, pursuant to the registration statement of which this prospectus is a part, reference is made to the registration statement, including exhibits and schedules to the registration statement. Copes of the registration statement, including exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F. Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our SEC filings, including our registration statement, as also available to you on the SEC’s website at www.sec.gov.
      As a result of this offering, we will become subject to the information and reporting requirements of the Securities and Exchange Act, and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

Report of Independent Registered Public Accounting Firm
To Asset Capital Corporation, Inc.
Bethesda, Maryland
      We have audited the accompanying balance sheets of Asset Capital Corporation, Inc. as of December 31, 2004 and 2003 and the related statements of operations, stockholders’ equity and cash flows for each of the three years in the period ending December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Asset Capital Corporation, Inc. as of December 31, 2004 and 2003 and the results of its operations and cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP
April 2, 2005

ASSET CAPITAL CORPORATION, INC.
BALANCE SHEETS

		December 31,
	June 30,
	2005	2004	2003

	(Unaudited)
	(in thousands)
ASSETS
Cash and cash equivalents	$69,695	$39	$55
Accounts receivable	40	—	—
Due from affiliates	550	150	—
Prepaid expenses and other assets	471	30	26

TOTAL ASSETS	$70,756	$219	$81

LIABILITIES
Line of credit	$1,000	$150	$—
Accounts payable	—	30	7
Accrued offering expenses	1,133	—	—

TOTAL LIABILITIES	2,133	180	7

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—	—
Common stock, $0.001 par value per share, 200,000,000 shares authorized and 9,632,300 shares issued and outstanding at June 30, 2005 (unaudited), no shares authorized, issued or outstanding at December 31, 2004 and 2003, 394,385 shares recognized as outstanding at December 31, 2004 and 2003	10	13	13
Additional paid-in capital	70,670	—	—
Retained earnings	237	26	61
Deferred compensation	(2,294)	—	—

TOTAL STOCKHOLDERS’ EQUITY	68,623	39	74

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$70,756	$219	$81

See accompanying notes to financial statements.

ASSET CAPITAL CORPORATION, INC.
STATEMENTS OF OPERATIONS

	Six Months
	Ended		Year Ended
	June 30,		December 31,

	2005	2004	2004	2003	2002

	(Unaudited)
	(in thousands, except per share amounts)
Revenue:
Fee income, primarily from related parties	$700	$514	$947	$668	$482
Other income	—	—	—	—	11

Total revenue	700	514	947	668	493

Expenses:
General and administrative	118	90	167	174	101
Compensation	297	238	458	333	108
Other expenses	36	—	49	—	—

Total expenses	451	328	674	507	209

Income from operations	249	186	273	161	284
Interest income	—	—	—	3	—
Interest expense	(5)	—	—	—	—

Net income	244	186	273	164	284

Pro forma income taxes	(95)	(72)	(106)	(64)	(110)

Pro forma net income	$149	$114	$167	$100	$174

Per share data:
Net income per share — basic and diluted	$0.49	$0.47	$0.69	$0.42	$0.72

Pro forma net income per share — basic and diluted	$0.30	$0.29	$0.42	$0.25	$0.44

Weighted average shares outstanding — basic and diluted	496	394	394	394	394

See accompanying notes to financial statements.

ASSET CAPITAL CORPORATION, INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY
Years Ended December 31, 2004, 2003 and 2002
and the Six Months Ended June 30, 2005

	Common Stock		Additional
			Paid-in	Retained	Owners’	Deferred
	Shares	$	Capital	Earnings	Equity	Compensation	Total

	(in thousands, except share and per share amounts)
Balance, January 1, 2002	—	$—	$—	$—	$12	$—	$12
Capital contributions, prior to reorganization	—	—	1	—	—	—	1
Shares issued in exchange for owners’ equity	394,385	—	12	—	(12)	—	—
Distributions	—	—	—	(272)	—	—	(272)
Net income	—	—	—	284	—	—	284

Balance, December 31, 2002	394,385	—	13	12	—	—	25
Distributions	—	—	—	(115)	—	—	(115)
Net income	—	—	—	164	—	—	164

Balance December 31, 2003	394,385	—	13	61	—	—	74
Distributions	—	—	—	(308)	—	—	(308)
Net income	—	—	—	273	—	—	273

Balance, December 31, 2004	394,385	—	13	26	—	—	39
Issuance of restricted stock	270,203	—	2,294	—	—	(2,294)	—
Net proceeds from issuance of common stock	8,967,712	10	68,363	—	—	—	68,373
Distributions	—	—	—	(33)	—	—	(33)
Net income	—	—	—	244	—	—	244

Balance, June 30, 2005 (unaudited)	9,632,300	$10	$70,670	$237	$—	$(2,294)	$68,623

See accompanying notes to financial statements.

ASSET CAPITAL CORPORATION, INC.
STATEMENTS OF CASH FLOWS

	Six Months
	Ended June 30,		Year Ended December 31,

	2005	2004	2004	2003	2002

	(Unaudited)
	(In thousands)
Cash flows from operating activities
Net income	$244	$186	$273	$164	$284
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in operating assets and liabilities:
Increase in accounts receivable	(40)	—	—	—	—
(Increase) decrease in prepaid expenses and other assets	(441)	10	(4)	(11)	(8)
Increase (decrease) in accounts payable and accrued expenses	1,103	(5)	23	7	—

Net cash provided by operating activities	866	191	292	160	276

Cash flows from investing activities:
Advances to affiliates	(550)	—	(150)	—	—
Repayment of amounts due from affiliates	150	—	—	—	—

Net cash used in investing activities	(400)	—	(150)	—	—

Cash flows from financing activities:
Net proceeds from the issuance of common stock	68,373	—	—	—	—
Capital contributions	—	54	—	—	1
Distributions	(33)	(233)	(308)	(115)	(272)
Proceeds from line of credit borrowings	1,000	—	150	—	—
Repayment of line of credit borrowings	(150)	—	—	—	—

Net cash provided by (used in) financing activities	69,190	(179)	(158)	(115)	(271)

Increase (decrease) in cash and cash equivalents	69,656	12	(16)	45	5
Cash and cash equivalents, beginning of period	39	55	55	10	5

Cash and cash equivalents, end of period	$69,695	$67	$39	$55	$10

Supplemental disclosures of non cash investing and financing activities:
Cash interest paid	$5	$—	$—	$—	$—

See accompanying notes to financial statements.

ASSET CAPITAL CORPORATION, INC.
NOTES TO FINANCIAL STATEMENTS

(1)	Description of Business
      Asset Capital Corporation, Inc. (the “Company”) was formed as a Maryland Corporation on March 30, 2005. The Company, through the Operating Partnership, intends to focus on opportunistically acquiring, developing, redeveloping, financing, managing and disposing of commercial real estate properties located primarily in the greater metropolitan Washington, D.C. marketplace and its surrounding areas. The Company will also provide real estate facility management and advisory services through subsidiaries of the Operating Partnership to third parties and to joint ventures in which the Operating Partnership is invested.
      On June 23, 2005, the Company entered into certain contribution agreements whereby ownership interests in several commercial real estate investments would be contributed to the Company by its founding members and other investors, (collectively with the Agreement Contributions, the “Formation Transactions”). On June 30, 2005, the Company completed a private placement of securities (the “Private Placement”) and contributed a portion of the proceeds for limited partnership interests in Asset Capital Partners, L.P., (the “Operating Partnership”), a Delaware limited partnership.
      In accordance with a registration rights agreement, the shareholders have registration rights, and the Company agreed to use its commercially reasonable efforts to file either an IPO registration statement or a resale shelf registration no later than September 28, 2005, which is 90 days after completing its Private Placement. Penalties apply to executive officers and certain members of the Company if a registration is not completed within 20 days following the aforementioned 90 day period.
      Concurrent with the completion of the Private Placement, certain property management and maintenance and engineering agreements were contributed to the Company (the “Agreement Contributions”) in exchange for the issuance of 394,385 shares of the Company’s common stock.

(2)	Significant Accounting Policies

Basis of Presentation
      The financial statements of the Company reflect a contribution of the property management and maintenance and engineering agreements contributed to the Company on June 30, 2005. This combination has been reflected as a reorganization of entities under common control accounted for in a manner similar to a pooling of interests (see Note 1). As a result, all periods presented have been retroactively restated.
      Capital contributions, distributions, and profits and losses are allocated in accordance with the terms of the applicable agreements. All significant intercompany transactions and balances have been eliminated in combination.
      The balance sheet as of June 30, 2005, the statements of operations and statements of cash flows for the six months ended June 30, 2005 and 2004 and the statement of stockholders’ equity for the six months ended June 30, 2005 and the related disclosures in the notes to the financial statements have been prepared by us, without audit. In our opinion, all adjustments, which include normal recurring adjustments necessary to present the financial position, results of operations, changes in stockholders’ equity and cash flows at June 30, 2005 and for the six months ended June 30, 2005 and 2004 have been included.
      Unless otherwise indicated, all dollar references except per share amounts are in thousands.

Cash and Cash Equivalents
      The Company considers cash in banks, repurchase agreements, commercial paper and deposits with financial institutions with maturities of three months or less to be cash and cash equivalents.

ASSET CAPITAL CORPORATION, INC.
NOTES TO FINANCIAL STATEMENTS—(Continued)

Use of Estimates
      The preparation of the financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition
      The Company performs various accounting, property management, leasing and other services for related entities. The Company recognizes revenue for such services when the service is provided and earned in accordance with the related agreement.

Income Taxes
      The operations were contributed by limited liability companies that were not taxed at the entity level for federal income tax purposes. Owners’ allocable share of taxable income or loss are reportable on their income tax returns. As of June 30, 2005, the Company was taxed as a C-corporation. A pro forma provision for income taxes at 39% has been reflected in the accompanying statements of operations due to the reorganization of the Company.
      The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Earnings per Share
      Basic net income per share is computed using net income divided by the weighted average number of common shares outstanding. Diluted earnings per share includes the dilutive effect of outstanding LTIP units computed using the treasury stock method.

(3)	Line of Credit
      During 2004, the Company obtained a $500 bank line of credit. Borrowings under the line of credit bear interest at prime plus ..75% and are personally guaranteed by the founders or certain executive officers of the Company. The line matures in August 2005.

(4)	Stockholders’ Equity
      On June 30, 2005, the Company completed a Private Placement of its securities selling a total of 8,912,081 shares for gross proceeds of approximately $75,357. Stock issuance costs of approximately $6,984 have been deducted from the proceeds of the offering.

(5)	Deferred Compensation
      A total of 325,835 restricted shares of common stock were issued to certain executive officers at or shortly after the formation of the Company. The shares were issued at a purchase price of $0.001 per share. The restricted shares vest quarterly over a three year period, and compensation expense will be recorded ratably over the three year vesting period. Deferred compensation is shown as a separate component of stockholders’ equity in the balance sheet and is calculated as the difference between the price of the Company’s stock at the time of the private placement of $8.50 per share and the issuance price of $0.001 per share. On July 27, 2005, the Company redeemed 55,632 of those shares. The

ASSET CAPITAL CORPORATION, INC.
NOTES TO FINANCIAL STATEMENTS—(Continued)
deferred compensation balance as of June 30, 2005 of $2,294 has been adjusted for the redemption of shares.

(6)	Leasing Arrangements
      The Company leases office space under the terms of a noncancelable operating lease. Rent expense was approximately $41, $32, and $32 during the years ended December 31, 2004, 2003, and 2002, respectively, and $25 and $25 during the six months ended June 30, 2005 and 2004, respectively. Minimum lease commitments as of December 31, 2004, were as follows:

2005	$47
2006	23

Total	$70

      In August 2005 the Company entered into an agreement to lease certain office space for the period August 2005 through June 2006. The terms of the lease require lease payments of $4 for the term of the lease.

(7)	Fair Value
      Management, using available market information and appropriate valuation methodologies, determined the following disclosures of estimated fair value. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.
      Cash and cash equivalents and amounts due from related parties are carried at cost which reasonably approximates their fair value due to the short term maturity of these items.
      The carrying value of the line of credit approximates fair value as the interest rate on the line of credit approximates current interest rates in the capital markets.

(8)	Transactions with Related Parties
      The Company provides property management and maintenance services to companies in which certain of its executive officers have ownership interests. Fee income from the related companies was approximately $466, $332 and $309 during the years ended December 31, 2004, 2003 and 2002, respectively. Fee income from the related companies was approximately $357 and $183 during the years six months ended June 30, 2005 and 2004, respectively.
      The Company also provides maintenance services to companies in which certain of its executive officers have ownership interests. Maintenance fees paid by the related companies were $482, $193 and $11 during the years ended December 31, 2004, 2003 and 2002, respectively. Maintenance fees paid by the related companies were $303 and $242 during the years six months ended June 30, 2005 and 2004, respectively.
      The Company shared an employee and office space with a company owned by a member. Costs were allocated among the entities based upon estimated usage. Amounts allocated to the Company were $42, $35 and $32 for the years ended December 31, 2004, 2003 and 2002, respectively and $23 and $20 for the six months ended June 30, 2005 and 2004, respectively.

ASSET CAPITAL CORPORATION, INC.
NOTES TO FINANCIAL STATEMENTS—(Continued)
      In December 2004, the Company made loans to certain of its executive officers amounting to $150. The loans were repaid in January 2005. In June 2005 the Company made loans to certain of its executive officers amounting to $550 which were repaid on July 1, 2005.

(9)	Commitments and Contingencies
      As described in note 1, the Company entered into certain contribution agreements to acquire several commercial real estate investments in the Formation Transactions. Completion of the contributions is subject to certain conditions including consents to the transfers from existing lenders. Upon completion of the contributions, the Company and the Operating Partnership will be required to issue common stock, valued at $8.50 per share, the fair value at the date of the Formation Transactions, and make cash payments to the current owners and for closing costs and to assume debt in approximately the following amounts:

	Cash to be
	Paid to
	Investors	Value of
	and	Common Stock	Debt to be
Property	Closing Costs	to be Issued	Assumed

Century South	$1,043	$517	$2,700
Commerce Center I	$4,987	$2,097	$11,365
Garden City Drive	$2,188	$1,253	$4,937
Pidgeon Hill Drive	$1,392	$1,728	$9,121
Second Pidgeon	$2,840	$761	$8,500
Twelve Oaks	$—	$1,100	$401
      These contributions will be recognized on the financial statements of the Company as a reorganization of companies under common control similar to a pooling of interests. The portion of the properties contributed that were owned by the managing member will be recorded on their historical basis. The portion of the properties owned by the non-controlling members will be recorded in accordance with the purchase method in accordance with SFAS 141, Business Combinations.
      If the contributions occur, the Company will be required to pay Asset Capital Corporation, L.L.C. cash disposition fees of approximately $194.
      The Company is not involved in any litigation other than routine litigation arising in the ordinary course of business or that we expect to be covered by insurance.

(10)	Subsequent Events
          Contribution of Properties
      On August 30, 2005, the Operating Partnership closed on the contribution of Century South, an office building located in Gaithersburg, Maryland. In consideration for the contribution, the Company issued 60,776 shares of its common stock to certain of the former owners, paid approximately $1.1 million in cash and assumed debt in the principal amount of approximately $2.7 million. Approximately $4.3 million has been allocated to land and building on a preliminary basis. The Company has not completed the allocation of purchase price.
      On September 22, 2005, the Operating Partnership closed on the contribution of Commerce Center I, an office building located in Greenbelt, Maryland. In consideration of the contribution, the Company issued 246,755 shares of its common stock to certain of the former owners, paid approximately $5.0 million in cash, paid a premium of approximately $3.4 million to release the property from the

ASSET CAPITAL CORPORATION, INC.
NOTES TO FINANCIAL STATEMENTS—(Continued)
original debt and refinanced the property with approximately $17.8 million in new debt. Approximately $18.5 million has been allocated to land and building on a preliminary basis. The Company has not completed the allocation of purchase price.
          Acquisitions
      On July 7, 2005, the Operating Partnership purchased a commercial office building located in Hampton, Virginia for approximately $15.4 million in cash, which has been allocated to land and building on a preliminary basis. The Company has not completed the allocation of purchase price.
      On July 23, 2005, the Operating Partnership purchased a portfolio of medical office buildings with two buildings in Columbia, Maryland, one building in Timonium, Maryland and one building in Frederick, Maryland for approximately $23.7 million in cash which has been allocated to land and building on a preliminary basis. The Company has not completed the allocation of purchase price.
      On August 5, 2005, the Operating Partnership purchased a parcel of land for a mixed use development project in Charlottesville, Virginia for approximately $12.2 million in cash plus the assumption debt totaling $40.0 million. Approximately $52 million of the purchase price has been allocated to land. The Company has not completed the allocation of purchase price.
      On August 25, 2005, the Operating Partnership acquired a 51% interest in Plaza 270 Investment LLC for $940 in cash.
      On August 30, 2005, the Operating Partnership made an investment of approximately $1.0 million in a partnership that controls a group of three office buildings in Rockville, Maryland which has been allocated to land and building on a preliminary basis. The Company has not completed the allocation of purchase price.
          Other
      On July 22, 2005, the underwriter exercised its right to sell an additional 1,336,812 shares, and the Company received net proceeds of approximately $10.6 million.
      On July 27, 2005, the Company redeemed a total of 55,632 shares from its executive officers at their original issue price of $0.001 per share.
      In August 2005, the line of credit agreement was amended to increase the size of the line of credit to approximately $1 million and to extend its maturity to October 2005.
      On September 22, 2005, the Operating Partnership, through a partnership that controls the Executive Tower office building in Hampton, Virginia, entered into a fixed rate mortgage on the property in the principal amount of approximately $12.6 million.

Report of Independent Registered Public Accounting Firm
To Asset Capital Corporation, LLC
Bethesda, Maryland
      We have audited the accompanying combined balance sheets of Assets Controlled by our Founders as of December 31, 2004 and 2003 and the related statements of operations, owner’s equity and cash flows for each of the three years ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Assets Controlled by our Founders as of December 31, 2004 and 2003 and the results of their operations and cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP
April 2, 2005

ASSETS CONTROLLED BY OUR FOUNDERS
COMBINED BALANCE SHEETS

	June 30,	December 31,

	2005	2004	2003

	(Unaudited)
	(In thousands)
ASSETS
Real estate investments, at cost
Land	$6,420	$6,420	$3,958
Building and improvements	33,504	33,504	23,552
Tenant improvements	852	782	545

	40,776	40,706	28,055
Less: Accumulated depreciation and amortization	(3,722)	(3,165)	(2,321)

Real estate investments	37,054	37,541	25,734

Cash and cash equivalents	1,662	2,603	1,103
Restricted cash	1,514	883	476
Accounts receivable, net	154	59	16
Deferred rents receivable	809	801	668
Prepaid expenses and other assets	86	268	224
Investment in uncombined entity	646	613	602
Deferred leasing costs, net of accumulated amortization	391	260	242
Deferred financing costs, net of accumulated amortization	473	518	324
Intangible assets, net of accumulated amortization	1,316	1,579	—

TOTAL ASSETS	$44,105	$45,125	$29,389

LIABILITIES
Mortgage notes payable	$36,608	$36,459	$25,788
Other long term debt	403	410	440
Accounts payable	21	396	16
Accrued expenses and other liabilities	57	85	5
Deferred revenue	44	39	47
Tenant security deposits	497	454	352

TOTAL LIABILITIES	37,630	37,843	26,648

OWNERS’ EQUITY	6,475	7,282	2,741

TOTAL LIABILITIES AND OWNERS’ EQUITY	$44,105	$45,125	$29,389

See accompanying notes to combined financial statements.

ASSETS CONTROLLED BY OUR FOUNDERS
COMBINED STATEMENTS OF OPERATIONS

	Six Months Ended
	June 30,		Year Ended December 31,

	2005	2004	2004	2003	2002

	(Unaudited)
	(In thousands)
Revenues:
Rental income	$3,687	$2,854	$5,883	$5,859	$4,969
Operating expense reimbursements	151	114	249	89	123
Other income	18	5	28	23	49

Total revenues	3,856	2,973	6,160	5,971	5,141

Expenses:
Real estate taxes	303	195	430	379	310
Utilities	357	220	471	488	400
Property operating expenses	729	455	962	1,188	872
Other expenses	16	7	23	61	24
Property management fees	215	166	347	333	272
Depreciation and amortization	927	480	1,024	932	765

Total expenses	2,547	1,523	3,257	3,381	2,643

Income from operations	1,309	1,450	2,903	2,590	2,498
Interest income	6	1	2	5	9
Interest expense	(1,278)	(986)	(2,064)	(2,032)	(2,109)

Income before equity in earnings of uncombined entity	37	465	841	563	398
Equity in earnings of uncombined entity	64	59	118	143	131

Net income	$101	$524	$959	$706	$529

See accompanying notes to combined financial statements.

ASSETS CONTROLLED BY OUR FOUNDERS
COMBINED STATEMENTS OF OWNERS’ EQUITY
Years Ended December 31, 2004, 2003 and 2002
and the Six Months Ended June 30, 2005 (unaudited)

(In thousands)
Balance, January 1, 2002	$2,557
Capital contributions	1,151
Distributions	(1,309)
Net income	529

Balance, December 31, 2002	2,928
Distributions	(893)
Net income	706

Balance, December 31, 2003	2,741
Capital contributions, net of fees	4,171
Distributions	(589)
Net income	959

Balance, December 31, 2004	7,282
Distributions	(908)
Net income	101

Balance, June 30, 2005 (unaudited)	$6,475

See accompanying notes to combined financial statements.

ASSETS CONTROLLED BY OUR FOUNDERS
COMBINED STATEMENTS OF CASH FLOWS

	Six Months
	Ended June 30,		Year Ended December 31,

	2005	2004	2004	2003	2002

	(Unaudited)
	(In thousands)
Cash flows from operating activities
Net income	$101	$524	$959	$706	$529
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of uncombined entity	(64)	(59)	(118)	(143)	(131)
Depreciation	557	406	841	807	669
Amortization of deferred leasing costs	66	46	92	71	65
Amortization of deferred financing costs	45	27	63	54	31
Amortization of intangibles	259	1	28	—	—
Bad debt expense	24	—	—	115	53
Net loss on disposal of fixed assets	—	—	—	81	—
Changes in operating assets and liabilities:
Increase in restricted cash/ escrow accounts	(631)	(235)	(407)	(159)	(225)
Increase in accounts receivable, net	(119)	(128)	(43)	(110)	(8)
Increase in deferred rents receivable	(8)	(33)	(133)	(206)	(256)
Decrease (increase) in prepaid expenses and other assets	182	144	(44)	(17)	(40)
(Decrease) increase in accounts payable	(375)	(4)	380	(15)	22
(Decrease) increase in accrued expenses and other liabilities	(28)	6	80	(5)	6
Increase (decrease) in tenant security deposits	43	8	102	1	(17)
Increase (decrease) in deferred revenue	5	(24)	(8)	20	17

Net cash provided by operating activities	57	679	1,792	1,200	715

Cash flows from investing activities:
Capital expenditures	(70)	(715)	(187)	(77)	(192)
Payments for acquisition of real estate properties		—	(2,959)	—	—
Payments for deferred leasing costs	(193)	(56)	(153)	(121)	146
Distributions from investment in uncombined entities	31	39	107	106	122

Net cash (used in) provided by investing activities	(232)	(732)	(3,192)	(92)	76

Cash flows from financing activities:
Capital contributions	—	819	4,171	—	1,151
Distributions	(908)	(333)	(589)	(893)	(1,309)
Proceeds from mortgage notes	300	—	—	—	—
Repayment of mortgage notes payable	(151)	(283)	(433)	(253)	(25)
Other long-term debt repayments, net	(7)	(15)	(30)	(30)	(30)
Payments for deferred financing costs	—	(58)	(219)	(33)	(233)

Net cash (used in) provided by financing activities	(766)	130	2,900	(1,209)	(446)

(Decrease) increase in cash and cash equivalents	(941)	77	1,500	(101)	345
Cash and cash equivalents, beginning of period	2,603	1,103	1,103	1,204	859

Cash and cash equivalents, end of period	$1,662	$1,180	$2,603	$1,103	$1,204

Supplemental disclosures of non cash investing and financing activities:
Debt assumed in acquisition of real estate properties and intangibles assets	$—	$2,880	$11,080	$—	$6,100

Cash interest paid	$1,278	$986	$2,064	$2,032	$2,109

See accompanying notes to combined financial statements.

ASSETS CONTROLLED BY OUR FOUNDERS
NOTES TO COMBINED FINANCIAL STATEMENTS

(1)	Description of Business
      Assets Controlled by our Founders (the “Company”) consists of the Properties (as defined below) to be contributed to Asset Capital Corporation, Inc., which was formed on March 30, 2005 to continue the investment strategy of its founders. The Company is engaged in the business of owning, leasing and acquiring office properties in the metropolitan region of Washington, D.C.
      The accompanying combined financial statements include limited liability companies that are under common control of the same managing member as follows (collectively, the “Properties”):

Entity	Property Location

Commerce Center I L.L.C.	Greenbelt, MD
Garden City Drive Investors, LLC	New Carrollton, MD
Century South Investors, LLC	Germantown, MD
Pidgeon Hill Drive, LLC	Sterling, VA
Second Pidgeon, LLC	Sterling, VA
      For the investment in the uncombined entity accounted for on the equity method, the Company records its investment at cost and adjusts the investment account for its share of the entity’s income or loss and for cash distributions and contributions (see Note 3).

Private Placement
      Shortly following the consummation of a private placement offering of Asset Capital Corporation, Inc. common stock (the “Offering”), Asset Capital Corporation, Inc. (“ACC, Inc.”) and a newly formed limited partnership, Asset Capital Partners, L.P. (“Operating Partnership”) and members of the affiliated limited liability companies of Assets Controlled by our Founders (collectively, the “Participants”), will engage in certain formation transactions (the “Formation Transactions”). The Formation Transactions are designed to (i) enable ACC, Inc. to raise the necessary capital to acquire the Properties, repay certain mortgage debt relating thereto and pay other indebtedness, (ii) enable ACC, Inc. to acquire real estate properties, (iii) fund costs, capital expenditures, and working capital, (iv) provide a vehicle for future acquisitions, and (v) preserve certain tax advantages for certain Participants.
      The Offering was completed on June 30, 2005, and ACC, Inc. sold 8,912,081 shares of common stock generating gross proceeds of approximately $75.0 million. On July 22, 2005 the Company sold an additional 1,336,812 shares of common stock generating gross proceeds of approximately $11.4 million.

(2)	Significant Accounting Policies

Principles of Combination
      The Company is not a legal entity, but rather a group of real estate properties under common control, and an interest in an entity accounted for on the equity method (see Note 3), that are organized as limited liability companies. The operations of the properties are included in the financial statements from the date of acquisition by the Company.
      Capital contributions, distributions, and profits and losses are allocated in accordance with the terms of the applicable agreements. All significant intercompany transactions and balances have been eliminated in combination.

ASSETS CONTROLLED BY OUR FOUNDERS
NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Basis of Presentation
      The combined balance sheet as of June 30, 2005, the combined statements of operations and combined statements of cash flows for the six months ended June 30, 2005 and 2004, the combined statement of owners’ equity for the six months ended June 30, 2005 and related disclosures in the notes to the combined financial statements have been prepared by us, without audit. In our opinion, all adjustments, which include only normal recurring adjustments necessary to fairly present the financial position, results of operations, changes in owners’ equity and cash flows at June 30, 2005 and for the six months ended June 30, 2005 and 2004 have been included.
      Unless otherwise indicated, all dollar references are in thousands.
          Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents
      The Company considers cash in banks and deposits with financial institutions with maturities of three months or less to be cash and cash equivalents.

Real Estate—Investments
      Real estate—Investments (“Real Estate”) are stated at cost, less accumulated depreciation. Upon acquisition of properties, we estimate the fair value of the land, building and improvements and identify intangible assets and liabilities and assumed debt in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”). Based on these estimates, we allocate the purchase price to the applicable assets and liabilities.
      In order to estimate the fair value of acquired assets and liabilities, we use methods similar to those used by independent appraisers. The Company also considers information gathered about each property during the pre-acquisition due diligence in estimating the fair value of the tangible and intangible assets acquired. The fair value of the tangible assets of an acquired property considers the value of the property as “if-vacant”. The “if-vacant” fair value of tangible assets are allocated to land, building, and tenant improvements, where applicable, based on relevant information obtained in connection with the acquisition of the property.
      In allocating the purchase price to identified intangible assets and liabilities, the fair value of debt is estimated by using the Company’s current borrowing rate as compared to the contractual rate of the debt assumed. The difference between the contractual amounts to be paid and the amounts estimated to be due using the Company’s current borrowing rates measured over a period equal to the remaining term of the debt is recorded as a premium or discount on the debt. The premium or discount is amortized to interest expense over the remaining term of the debt assumed. The value of above-market and below-market leases is estimated based on the present value of the difference between the contractual amounts to be paid pursuant to the in-place leases and the Company’s estimate of the market lease rates measured over a period equal to the estimated remaining term of the lease. The capitalized value of the above or below-market lease values is amortized to rental income over the estimated remaining term of the respective leases.

ASSETS CONTROLLED BY OUR FOUNDERS
NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)
      The value of “at market” leases is estimated based on the value connected with the costs avoided in originating leases and includes rent lost during the lease-up period, leasing commissions to procure tenants with leases comparable to the current leases in place, and landlord costs that are not reimbursed by tenants during the downtime period. The capitalized value of the “at market” leases is amortized as real estate amortization over the estimated weighted-average remaining lease lives of each property.
      Depreciation and amortization of tangible assets are provided on the straight-line method over the estimated useful lives of the assets. Buildings are depreciated over 40 years which is the expected useful life of a building, building and tenant improvements are depreciated or amortized over the term of the tenant leases or useful life of the improvement, whichever is shorter, and equipment and fixtures are depreciated over five to seven years. Expenditures for maintenance and repairs are charged to operations as incurred. Significant renovations and replacements, which improve and extend the life of the asset, are capitalized. The useful lives of amortizable intangible assets are evaluated each reporting period with any changes in estimated useful lives accounted for over the revised remaining useful life.
      Management assesses whether there are any indicators that the value of the Company’s Real Estate may be impaired. A property’s value may be impaired only if management’s estimate of the aggregate future cash flows, on an undiscounted basis to be generated by the property are less than the carrying value of the property. If impairment has occurred, the loss shall be measured as the excess of the carrying amount of the property over the fair value of the property. The Company’s estimates of aggregate future cash flows expected to be generated by each property are based on a number of assumptions that are subject to economic and market uncertainties, including, among others, demand for space, competition for tenants, changes in market rental rates, and costs to operate each property. As these factors are difficult to predict and are subject to future events that may alter management’s assumptions, the future cash flows estimated by management in their impairment analyses may not be achieved.

Revenue Recognition
      Rental income is recognized on a straight-line basis over the term of the lease. The excess of rents recognized over amounts contractually due pursuant to the underlying leases are included in deferred rents receivable on the accompanying combined balance sheets. For the years ended December 31, 2004, 2003 and 2002, rental revenue recognized in excess of payments amounted to $271, $206, and $191, respectively. For the six months ended June 30, 2005 and 2004, rental revenue recognized in excess of payments amounted to $49, and $(12), respectively. Contractually due but unpaid rents are included in accounts receivable on the accompanying combined balance sheets.

Deferred Leasing Costs
      Deferred leasing costs consist of fees and direct costs incurred to initiate and renew operating leases and are amortized on a straight-line basis over the initial lease term or renewal period as appropriate.

Deferred Financing Costs
      Deferred financing costs are amortized on the straight line method, which approximates the interest method, over the terms of the respective agreements. Unamortized deferred financing costs are expensed when the associated debt is refinanced before maturity.

ASSETS CONTROLLED BY OUR FOUNDERS
NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)
          Income Taxes
      The limited liability companies in the Company are not tax-paying entities for Federal income tax purposes, and, accordingly, no provision or credit has been made in the accompanying financial statements for Federal income taxes. Owners’ allocable shares of taxable income or loss are reportable on their income tax returns.
          Credit Risk
      Management of the Company performs on-going credit evaluation of its tenants and requires certain tenants to provide security deposits. Although the Company’s buildings are all located in the greater metropolitan Washington, D.C. area, the tenants operate in various industries and there is no dependence upon any single tenant.
      Bad debt expense amounted to $115 and $53 during the years ended December 31, 2003 and 2002, respectively, and is included in property operating expenses expense in the accompanying combined statement of operations. No bad debt expense was recorded during the year ended December 31, 2004 and during the six months ended June 30, 2004. Bad debt expense of $24 was recorded during the six months ended June 30, 2005.

(3)	Investment in Uncombined Entity
      The Company has a 8% Class A Membership Interest and a 44% Class B Membership Interest in Twelve Oaks Investment, LLC, (Twelve Oaks), a Delaware limited liability company which owns a commercial real estate property. The Company is the managing member of Twelve Oaks. The Company received property management and maintenance fees from Twelve Oaks amounting to $364, $159 and $117 during the years ended December 31, 2004, 2003 and 2002, respectively, and $153 and $219 during the six months ended June 30 2005 and 2004, respectively.
      The 8% Class A Membership Interest is subject to a put/call agreement whereby the holder of the 8% Class A Membership Interest may put that interest to the Class C member for fair market value, and the Class C member may call the interest from the Class A member for fair market value plus a premium. The 44% Class B Membership Interest is also subject to a Sale/Purchase Option Agreement with the Class C member whereby the Class C member has the right to purchase the 44% Class B Membership Interest and the Company has the right to sell the 44% Class B Membership Interest to the Class C member. The purchase price set forth in the agreement is fair market value but may be no greater than $700 and no less than $400.

ASSETS CONTROLLED BY OUR FOUNDERS
NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)
      Condensed financial statements of Twelve Oaks Investments, LLC are as follows:
CONDENSED BALANCE SHEETS

	December 31,

	2004	2003

Commercial real estate property, net	$15,969	$15,283
Accrued rent	418	281
Cash and cash equivalents, including restricted cash of $105 and $93 at December 31, 2004 and 2003, respectively	592	1,396
Deferred costs and other assets	704	272

Total assets	$17,683	$17,232

Mortgages and accrued interest payable	$12,552	$12,682
Accounts payable and other liabilities	2,132	1,611

Total liabilities	14,684	14,293

Members’ equity	2,999	2,939

Total liabilities and members’ equity	$17,683	$17,232

CONDENSED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2004	2003	2002

Rental revenue and escalations	$2,978	$2,836	$3,014
Other revenue	6	10	14

Total revenue	2,984	2,846	3,028

Interest	959	965	974
Depreciation and amortization	343	331	322
Operating and other expenses	1,030	926	813

Total expenses	2,332	2,222	2,109

Income before outside members’ interest	652	624	919
Less: other members’ share of income	534	481	788

Income allocated to the Company	$118	$143	$131

(4)	Acquisitions
      During 2004, the Company acquired two office properties for total consideration of approximately $10.4 million and $3.4 million, respectively. These properties were included in the results of operations beginning in May 2004 and December 2004, respectively. The purchase price for each of these

ASSETS CONTROLLED BY OUR FOUNDERS
NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)
acquisitions was allocated to the individual properties based on the relative fair value of the assets acquired, as follows:

Land	$2,462
Buildings	9,765
Lease intangibles	1,601
Other assets	61

Total assets	13,889
Mortgage notes payable	(10,930)

Net investment	$2,959

      Pro forma information as though the acquisitions had occurred as of January 1, 2003, is as follows:

	2004	2003

Total revenues	$7,808	$8,104

Net income	$1,551	$959

      The Company amortizes its lease intangibles over the average remaining lease terms. Amortization expense for lease intangibles was $37 in 2004 and $265 for the six months ended June 30, 2005, respectively. Amortization of the lease intangibles is projected to be approximately $530 annually for 2005 through 2008, approximately $87 in 2009 and approximately $60 in 2010 and 2011.

ASSETS CONTROLLED BY OUR FOUNDERS
NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(5)	Indebtedness

Mortgage Notes Payable
      Following is a summary of mortgage notes payable:

		December 31,
	June 30,
	2005	2004	2003

	(Unaudited)
Mortgage note payable, secured by an office property. Principal and interest at 8.23% are payable in monthly installments of $88,296. The loan matures in December 2010	$11,347	$11,406	$11,507
Mortgage note payable, secured by an office property. Principal and interest at 7.06% are payable in monthly installments of $62,918. The loan matures in May 2009	9,112	9,165	9,258
Mortgage note payable, secured by an office property. Principal and interest at 5.75% are payable in monthly installments of $29,762. The loan matures in October 2009	4,922	4,958	5,023
Mortgage note payable, secured by an office property. Monthly payments of interest only at 5.66% are payable through January 2007, at which time the loan converts to 30-year amortization. The loan matures in February 2015	8,500	8,200	—
Mortgage note payable, secured by an office property. Monthly payments of interest only at prime plus 0.5% are payable through May 2005, at which time the loan converts to 25-year amortization. The loan matures in May 2011 and is personally guaranteed by members of the Company	2,727	2,730	—

Total mortgage notes payable	$36,608	$36,459	$25,788

Other Long-Term Debt
      Other long-term debt consists of a $500 promissory note that bears interest at the bank’s prime rate of interest plus 1% and matures in July, 2005. Principal of $8 plus interest is payable monthly. The loan is secured by the Company’s investment in Twelve Oaks Investments, LLC (Note 3), and personally guaranteed by the members of the Company. The note was amended in August, 2005 to extend the maturity date to October, 2005.
      Principal payments due on the mortgage note payable and other long-term debt as of December 31, 2004 are as follows:

		Other
	Mortgage	Long-Term
	Notes Payable	Debt	Total

2005	$315	$410	$725
2006	356	—	356
2007	493	—	493
2008	528	—	528
2009	13,673	—	13,673
Thereafter	21,094	—	21,094

Total	$36,459	$410	$36,869

ASSETS CONTROLLED BY OUR FOUNDERS
NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(6)	Fair Value
      Management, using available market information and appropriate valuation methodologies, determined the following disclosures of estimated fair value. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.
      Cash and cash equivalents, restricted cash and receivables are carried at cost that approximate fair value due to the short term nature of the items. Variable rate mortgages are carried at amounts, which reasonably approximate their fair values.
      Estimated fair value is based on anticipated settlements in connection with the Company’s formation, interest rates and other related factors currently available to the Company for issuance of debt with similar terms and remaining maturities. As of December 31, 2004, the fair value of the Company’s debt exceeded its carrying value by approximately $2.0 million.
      Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 2004. Although management is not aware of any factors that would significantly affect the reasonable fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and current estimates of fair value may differ significantly from the amounts presented herein.

(7)	Owners’ Equity
      The accompanying combined financial statements include the total of members’ equity for limited liability corporations which own the related properties and are each controlled by the same managing member. The limited members have only certain limited voting rights. The combined owner’s equity balance is increased for capital contributions made by the owners and any net income of the Company and is reduced for distributions made to the owners and any losses of the Company.
      The various operating agreements of the Combined Entities contain provisions for the allocation of profits, losses and proceeds from capital transactions, which have been allocated in accordance with the respective agreements. Such amounts are generally allocated in accordance with the owners’ respective percentage interests.

(8)	Leasing Arrangements
      The Company’s properties are leased and subleased to tenants under operating leases with expiration dates extending to the year 2015. Future minimum rentals under noncancelable operating leases, excluding tenant reimbursements of operating expenses as of December 31, 2004 are as follows:

2005	$6,941
2006	5,690
2007	4,483
2008	3,694
2009	2,190
Thereafter	5,023

Total	$28,021

ASSETS CONTROLLED BY OUR FOUNDERS
NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

(9)	Transactions with Related Parties
      ACC, Inc., an uncombined affiliate of the Company, provides property management and maintenance services to companies in which its members have ownership interests. The Company paid property management fees to ACC, Inc. of approximately $234, $190 and $163 during the years ended December 31, 2004, 2003 and 2002, respectively, and approximately $254 and $118 during the years six months ended June 30, 2005 and 2004, respectively. The Company paid maintenance fees to ACC, Inc. of approximately $154, $144 and $11 during the years ended December 31, 2004, 2003 and 2002, respectively, and approximately $72 and $91 during the years six months ended June 30, 2005 and 2004, respectively.

(10)	Contingencies
      The Company is not involved in any litigation other than routine litigation arising in the ordinary course of business, including challenging property taxes, or that we expect to be covered by insurance.

Report of Independent Registered Public Accounting Firm
To Asset Capital Corporation, Inc.
Bethesda, Maryland
      We have audited the accompanying statement of revenue and certain expenses of Executive Tower for the year ended December 31, 2004. The statement of revenue and certain expenses is the responsibility of management. Our responsibility is to express an opinion on the financial statement based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulation of the Securities and Exchange Commission (for inclusion in the Form S-11 of Asset Capital Corporation, Inc.) as described in Note 1 and is not intended to be a complete presentation of the Executive Tower revenues and expenses.
      In our opinion, the financial statement referred to above presents fairly in all material respects, the revenues and certain expenses described in Note 1 of Executive Tower for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP
September 16, 2005

EXECUTIVE TOWER
STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	Six Months Ended	Year Ended
	June 30, 2005	December 31, 2004

	(unaudited)
REVENUES
Rental income	$1,049,973	$2,175,256
Operating expense reimbursements	37,493	31,778
Other income	15,080	34,631

Total revenues	1,102,546	2,241,665

CERTAIN EXPENSES
Real estate taxes	73,220	145,657
Utilities	130,714	283,392
Property operating expenses	115,568	240,503
General and administrative	1,718	3,447
Amortization of lease costs	33,115	66,231

Total expenses	354,335	739,230

REVENUES IN EXCESS OF CERTAIN EXPENSES	$748,211	$1,502,435

See accompanying notes to statements of revenues and certain expenses.

EXECUTIVE TOWER
NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

(1)	Organization and Formation
      On July 7, 2005 Asset Capital Partners, L.P. (“ACP”) acquired the Executive Tower building (“Executive Tower” or the “Property”) through its wholly-owned subsidiary, ACC Executive Tower LLC (the “Partnership”). The Property is located at 2101 Executive Drive, Hampton, Virginia. The purchase price for the Property was $14.9 million. The Property was built in 1974 and renovated in 1991 and contains approximately 134,179 of net rentable square feet as of June 30, 2005. Executive Tower’s operations consist of leasing office space to various commercial tenants.

(2)	Summary of Significant Accounting Policies

Basis of Accounting
      The statements of revenues and certain expenses have been prepared in accordance with the requirements of Regulation S-X, Rule 3-14 of the Securities and Exchange Commission (“SEC”) which requires certain information with respect to real estate operations acquired or to be acquired to be included with certain filings with the SEC. The historical summary includes the historical gross income and direct operating expenses of the Property, exclusive of the following significant expenses which may not be comparable to the proposed future operations:
      a)     Management and asset management fees; and
      b)     Depreciation.
In addition, the historical financial statement has been adjusted for the following:
      a)     Amortization of certain deferred charges; and
      b)     Straight-line rent calculations.
      The statements of revenues and certain expenses for the six months ended June 30, 2005 and the related disclosures in the notes to statements of revenues and certain expenses have been prepared without audit. The statements for the six months ended June 30, 2005 and the twelve months ended December 31, 2004 reflects all adjustments, which are, in the opinion of management, necessary for a fair presentation of the operating results for the periods presented.

Use of Estimates
      The preparation of statements of revenue and certain expenses in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition
      Rental income is recognized on a straight-line basis over the base term of the lease. The majority of leases provide for reimbursement to the Partnership of the tenant’s share of operating expenses, insurance and real estate taxes.

(3)	Rental Income
      The Partnership leases space to various national and local companies. As of December 31, 2004, 44 tenants lease approximately 92% of the gross leasable square footage of the Property.

      The leases included scheduled base rent increases over their respective terms. Rental income includes $15,936 for the year ended December 31, 2004 and $8,326 for the six months ended June 30, 2005 representing the excess of base rental income on a straight-line basis over amounts currently due pursuant to the lease agreements.
      Future minimum rentals under the noncancellable terms of tenants’ operating leases excluding tenant reimbursement of operating expenses, insurance and real estate taxes as of December 31, 2004 for each of the next five years are as follows:

Year	Amount(1)

2005	$186,232
2006	$690,176
2007	$219,444
2008	$479,955
2009	$471,396
Thereafter	$45,098

(1)	Calculated as actual monthly base rent for December 2004 multiplied by 12. Because annualized rent is not derived from historical results that were accounted for in accordance with accounting principles generally accepted in the United States, historical results differ from the annualized results.

(4)	Mortgage
      The building is subject to a floating rate loan with an outstanding principal balance as of September 22, 2005 of $12,640,000 and a maturity date of October 9, 2007. Terms of the mortgage require monthly payments of interest be paid through October 9, 2007 based on an annual rate of 150 basis points over the 30-day LIBOR rate.

Report of Independent Registered Public Accounting Firm
To Asset Capital Corporation, Inc.
Bethesda, Maryland
      We have audited the accompanying statement of revenue and certain expenses of Maryland Medical Office Portfolio for the year ended December 31, 2004. The statement of revenue and certain expenses is the responsibility of management. Our responsibility is to express an opinion on the financial statement based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulation of the Securities and Exchange Commission (for inclusion in the Form S-11 of Asset Capital Corporation, Inc.) as described in Note 1 and is not intended to be a complete presentation of the Maryland Medical Office Portfolio revenues and expenses.
      In our opinion, the financial statement referred to above presents fairly in all material respects, the revenues and certain expenses described in Note 1 of Maryland Medical Center Office Portfolio for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP
September 16, 2005

MARYLAND MEDICAL OFFICE PORTFOLIO
STATEMENTS OF REVENUE AND CERTAIN EXPENSES

	Six Months Ended	Year Ended
	June 30, 2005	December 31, 2004

	(unaudited)
REVENUE
Rental income	$455,784	$518,593

CERTAIN EXPENSES
Real estate taxes	147,811	294,608
Utilities	208,769	465,665
Property operating expenses	417,780	818,451

Total expenses	774,360	1,578,724

CERTAIN EXPENSES IN EXCESS OF REVENUE	$(318,576)	$(1,060,131)

See accompanying notes to statements of revenue and certain expenses.

MARYLAND MEDICAL OFFICE PORTFOLIO
NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

(1)	Organization and Formation
      On July 29, 2005, Asset Capital Partners, L.P. (“ACP”) acquired the Maryland Medical Office Portfolio (“Maryland Medical” or the “Property”) through its wholly-owned subsidiaries ACC Columbia Medical Campus LLC, ACC Frederick Medical Center LLC and ACC Timonium LLC (collectively, the “Partnership”). The Property is located 5450 and 5500 Knoll North Drive, Columbia, Maryland; 110 Baughman’s Lane, Frederick, Maryland; and 2205 York Road, Timonium, Maryland, respectively. The purchase price for the Property was approximately $23.7 million. The Knoll Drive buildings were built between 1982 and 1984, the Baughman’s Lane building was built in 1996 and the York Road building was built in 1986. The Property contains approximately 211,473 of net rentable square feet as of June 30, 2005. Maryland Medical’s operations consist of leasing office space to various commercial tenants.

(2)	Summary of Significant Accounting Policies

Basis of Accounting
      The statements of revenues and certain expenses have been prepared in accordance with the requirements of Regulation S-X, Rule 3-14 of the Securities and Exchange Commission (“SEC”) which requires certain information with respect to real estate operations acquired or to be acquired to be included with certain filings with the SEC. The historical summary includes the historical gross income and direct operating expenses of the Property, exclusive of the following significant expenses which may not be comparable to the proposed future operations:
      a)     Depreciation.
      In addition, the historical financial statement has been adjusted for the following:
      a)     Straight-line rent calculations.
      The statements of revenues and certain expenses for the six months ended June 30, 2005 and the related disclosures in the notes to statements of revenues and certain expenses have been prepared without audit. The statements for the six months ended June 30, 2005 and the twelve months ended December 31, 2004 reflects all adjustments, which are, in the opinion of management, necessary for a fair presentation of the operating results for the periods presented.

Use of Estimates
      The preparation of statements of revenue and certain expenses in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition
      Rental income is recognized on a straight-line basis over the base term of the lease. The majority of leases provide for reimbursement to the Partnership of the tenant’s share of operating expenses, insurance and real estate taxes.

(3)	Rental Income
      The Partnership leases space to various national and local companies. As of December 31, 2004, 19 tenants lease approximately 49.8% of the gross leasable square footage of the Property. Two of those tenants represented 33% and 27%, respectively, of the rental revenue as of December 31, 2004.

      The leases included scheduled base rent increases over their respective terms. Rental income includes $64,387 for the year ended December 31, 2004 and $187,795 for the six months ended June 30, 2005 representing the excess of base rental income on a straight-line basis over amounts currently due pursuant to the lease agreements.
      Future minimum rentals under the noncancellable terms of tenants’ operating leases excluding tenant reimbursement of operating expenses, insurance and real estate taxes as of December 31, 2004 for each of the next five years are as follows:

Year	Amount(1)

2005	$265,017
2006	$39,738
2007	$152,589
2008	$—
2009	$—
Thereafter	$—

(1)	Calculated as actual monthly base rent for December 2005 multiplied by 12. Because annualized rent is not derived from historical results that were accounted for in accordance with accounting principles generally accepted in the United States, historical results differ from the annualized results.

Report of Independent Registered Public Accountant
To Asset Capital Corporation, Inc.
Bethesda, Maryland
      We have audited the accompanying statement of revenue and certain expenses of Pinewood Plaza for the year ended December 31, 2004. The statement of revenue and certain expenses is the responsibility of management. Our responsibility is to express an opinion on the financial statement based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulation of the Securities and Exchange Commission (for inclusion in the Form S-11 of Asset Capital Corporation, Inc.) as described in Note 1 and is not intended to be a complete presentation of the Pinewood Plaza revenues and expenses.
      In our opinion, the financial statement referred to above presents fairly in all material respects, the revenues and certain expenses described in Note 1 of Pinewood Plaza for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP
September 16, 2005

PINEWOOD PLAZA
STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	Six Months Ended	Year Ended
	June 30, 2005	December 31, 2004

	(unaudited)
REVENUES
Rental income	$527,189	$1,033,034
Other income	6,770	3,603

Total revenues	533,959	1,036,637

CERTAIN EXPENSES
Real estate taxes	43,798	87,504
Utilities	25,461	82,409
Property operating expenses	101,594	239,811
General and administrative	2,984	6,548
Interest Expense	180,763	357,554

Total expenses	354,600	773,826

REVENUES IN EXCESS OF CERTAIN EXPENSES	$179,359	$262,811

See accompanying notes to statements of revenues and certain expenses.

PINEWOOD PLAZA
NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

(1)	Organization and Formation
      On August 12, 2005 Asset Capital Partners, L.P. (“ACP”) entered into a purchase and sale contract to acquire the Pinewood Plaza office building (“Pinewood” or the “Property”). ACP intends to purchase Pinewood through its wholly-owned subsidiary ACC Pinewood LLC (the “Partnership”). The Property is located at 1919 Commerce Drive, Hampton, Virginia. The contracted purchase price for the Property is approximately $8.5 million plus the buyer’s share of closing costs. The Property was built in 1986 and renovated in 2003 and contains 70,766 of net rentable square feet as of June 30, 2005. The Property’s operations consist of leasing office space to various commercial tenants.

(2)	Summary of Significant Accounting Policies

Basis of Accounting
      The statements of revenues and certain expenses have been prepared in accordance with the requirements of Regulation S-X, Rule 3-14 of the Securities and Exchange Commission (“SEC”) which requires certain information with respect to real estate operations acquired or to be acquired to be included with certain filings with the SEC. The historical summary includes the historical gross income and direct operating expenses of the Property, exclusive of the following significant expenses which may not be comparable to the proposed future operations:
      a)     Management and asset management fees;
      b)     Non-assumable interest expense;
      c)     Amortization of certain deferred charges;
      d)     Depreciation; and
      e)     Certain general and administrative expenses.
      In addition, the historical financial statement has been adjusted for the following:
      a)     Amortization of expected loan costs;
      b)     Straight-line rent calculations; and
      c)     Actual property operating costs.
      The statements of revenues and certain expenses for the six months ended June 30, 2005 and the related disclosures in the notes to statements of revenues and certain expenses have been prepared without audit. The statements for the six months ended June 30, 2005 and the twelve months ended December 31, 2004 reflects all adjustments, which are, in the opinion of management, necessary for a fair presentation of the operating results for the periods presented.

Use of Estimates
      The preparation of statements of revenue and certain expenses in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition
      Rental income is recognized on a straight-line basis over the base term of the lease. The majority of leases provide for reimbursement to the lessor of the tenant’s share of operating expenses, insurance and real estate taxes.

(3)	Rental Income
      The Property leases space to various national and local companies. As of December 31, 2004, 20 tenants lease approximately 91% of the gross leasable square footage of the Property.
      The leases included scheduled base rent increases over their respective terms. Rental income includes an increase of $1,621 for the year ended December 31, 2004 and a decrease of $8,206 for the six months ended June 30, 2005 of base rental income on a straight-line basis over amounts currently due pursuant to the lease agreements.
      Future minimum rentals under the noncancellable terms of tenants’ operating leases excluding tenant reimbursement of operating expenses, insurance and real estate taxes as of December 31, 2004 for each of the next five years are as follows:

Year	Amount(1)

2005	$97,079
2006	$251,745
2007	$199,023
2008	$428,227
2009	—
Thereafter	$110,048

(1)	Calculated as actual monthly base rent for December 2004 multiplied by 12. Because annualized rent is not derived from historical results that were accounted for in accordance with accounting principles generally accepted in the United States, historical results differ from the annualized results.

Report of Independent Registered Public Accounting Firm
To Asset Capital Corporation, Inc.
Bethesda, Maryland
      We have audited the accompanying statement of revenue and certain expenses of Pidgeon Hill II for the nine months ended September 30, 2005. The statement of revenue and certain expenses is the responsibility of management. Our responsibility is to express an opinion on the financial statement based on our audit.
      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Form S-11 of Asset Capital Corporation, Inc.) as described in Note 1 and is not intended to be a complete presentation of the Pidgeon Hill II revenues and expenses.
      In our opinion, the financial statement referred to above presents fairly in all material respects, the revenues and certain expenses described in Note 1 of Pidgeon Hill II for the nine months ended September 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP
October 10, 2005

PIDGEON HILL II
STATEMENT OF REVENUES AND CERTAIN EXPENSES
For the Nine Months Ended September 30, 2005

REVENUES
Rental income	$1,110,804
Operating expense reimbursements	65,933
Other income	11,948
Interest expense	6,449

Total revenues	1,195,134

CERTAIN EXPENSES
Real estate taxes	104,662
Utilities	129,183
Property operating expenses	155,829
Interest expense	364,834

Total expenses	754,508

REVENUES IN EXCESS OF CERTAIN EXPENSES	$440,626

See accompanying notes to statement of revenues and certain expenses

PIDGEON HILL II
NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

(1)	Organization and Formation
      On June 30, 2005 Asset Capital Corporation, Inc. (the “Company”), as part of its Formation Transactions, entered into certain contribution agreements to acquire 100% of the membership interests in Second Pidgeon LLC (“Second Pidgeon”), a single-purpose LLC that owns the Pidgeon Hill II office buildings (“Pidgeon Hill II” or the “Property”). In consideration for the contribution, the Company will pay cash to existing owners of approximately $2.84 million, issue common stock to existing owners having a value of approximately $761,000 and assume debt in the principal amount of approximately $8.5 million. The Company will not complete the contribution until after December 17, 2005. Upon contribution, the Company will contribute its interest in Second Pidgeon to its wholly-owned operating partnership, Asset Capital Partners, L.P., (the “Partnership”.)
      In December 2004, Second Pidgeon acquired the Pidgeon Hill II. The Property consists of two office buildings located at 2 and 6 Pidgeon Hill Drive, Sterling, Virginia. The two buildings were built in 1986 and 1987, respectively, and together contain approximately 95,137 of net rentable square feet as of June 30, 2005. Pidgeon Hill II’s operations consist of leasing office space to various commercial tenants.

(2)	Summary of Significant Accounting Policies

Basis of Accounting
      The Partnership’s statement of revenues and certain expenses have been prepared in accordance with the requirements of Regulation S-X, Rule 3-14 of the Securities and Exchange Commission (“SEC”) which requires certain information with respect to real estate operations acquired or to be acquired to be included with certain filings with the SEC. The historical summary includes the historical gross income and direct operating expenses of the Property, exclusive of the following significant expenses which may not be comparable to the proposed future operations:
      a)     Certain general and administrative fees;
      b)     Management and asset management fees; and
      c)     Depreciation and amortization.
In addition, the historical financial statement has been adjusted for the following:
      a)     Straight-line rent calculations.
      The statement for the nine months ended September 30, 2005 reflects all adjustments, which are, in the opinion of management, necessary for a fair presentation of the operating results for the period presented.

Use of Estimates
      The preparation of a statement of revenue and certain expenses in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition
      Rental income is recognized on a straight-line basis over the base term of the lease. The majority of leases provide for reimbursement to the Partnership of the tenant’s share of operating expenses, insurance and real estate taxes.

(3)	Rental Revenues
      The Partnership leases space to various national and local companies. As of September 30, 2005, 34 tenants lease approximately 75.5% of the gross leasable square footage of the Property.
      The leases included scheduled base rent increases over their respective terms. Rental income includes $3,904 for the nine months ended September 30, 2005 representing the excess of base rental income on a straight-line basis over amounts currently due pursuant to the lease agreements.
      Future minimum rentals under the noncancellable terms of tenants’ operating leases excluding tenant reimbursement of operating expenses, insurance and real estate taxes as of September 30, 2005 for each of the next five years are as follows:

Year	Amount(1)

2006	$197,299
2007	$295,577
2008	$224,546
2009	$311,361
2010	$232,574
Thereafter	$48,589

(1)	Calculated as actual monthly base rent for September 2005 multiplied by 12. Because annualized rent is not derived from historical results that were accounted for in accordance with accounting principles generally accepted in the United States, historical results differ from the annualized results.

(4)	Mortgage
      The Property is currently subject to a mortgage loan that the Partnership expects to assume upon contribution of the Property to it by the Company. The current mortgage loan had an outstanding principal balance as of September 30, 2005 of approximately $8,500,000. The loan matures January 11, 2015 and currently requires a monthly interest-only payment that varies, depending on the number of days in a given month, with an interest rate computed at an annual rate of 5.66% at September 30, 2005. Starting in 2007, monthly payments will no longer be interest-only and will be $47,385. While prepayment of the loan is restricted, the property may be released from the lien of the mortgage via defeasance upon the earlier of December 17, 2008 or two years after the loan is acquired by any securitization conduit.

No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this prospectus in connection with the offering made by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us, the selling stockholders or any of the underwriters. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of our securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of our company since the date hereof.

Until                 , 2005 (25 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

             Shares
Asset Capital Corporation, Inc.
Common Stock

PROSPECTUS

Friedman Billings Ramsey
                    , 2005

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
Item 31.     Other Expenses of Issuance and Distribution.
      The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Registrant.

Securities and Exchange Commission registration fee		$8,830
NASD filing fee		8,000
Nasdaq Stock Market Listing Fees		*
Printing and engraving fees		*
Transfer agent and registrar fees		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing and mailing fees		*
Miscellaneous		*

Total	$	*

*	To be filed by amendment.
      All expenses, except the Securities and Exchange Commission registration fee and the NASD filing fee, are estimated.
Item 32.     Sales to Special Parties.
      See the response to Item 33 below.
Item 33.     Recent Sales of Unregistered Securities.
      On March 30, 2005, in connection with the incorporation of Asset Capital Corporation, Inc. (the “Company”), the Company issued 86,667 shares of common stock, $0.001 par value per share (the “Common Stock”) to Peter C. Minshall for $86.67. Such issuance was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(2) thereof.
      On March 30, 2005, in connection with the incorporation of Company, the Company issued 86,667 shares of Common Stock to Blair D. Fernau for $86.67. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.
      On March 30, 2005, in connection with the incorporation of Company, the Company issued 86,667 shares of Common Stock to William B. LeBlanc III for $86.67. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.
      On April 20, 2005, in connection with the incorporation of Company, the Company issued 43,334 shares of Common Stock, to Barry E. Johnson for $43.33. Such issuance was exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) thereof.
      On March 30, 2005, in connection with the incorporation of Company, the Company issued 22,500 shares of Common Stock to Kenneth M. Houle for $22.50. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.
      On June 30, 2005, the Company issued 394,385 common shares to Messrs. Minshall, Fernau and LeBlanc in exchange for the assignment of certain management and engineering agreements in connection with the formation of the Company. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

      On June 30, 2005, the Company sold 6,158,192 shares of its Common Stock to Friedman, Billings, Ramsey & Co., Inc. (the “Initial Purchaser”). The Company issued these shares of Common Stock to the Initial Purchaser in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act. The Initial Purchaser paid the Company a purchase price of $7.905 per share for these shares of Common Stock, for total gross proceeds to the Company of $48,680,507.76. The Initial Purchaser resold all of these shares of Common Stock to (i) Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A under the Securities Act and (ii) investors outside the United States in reliance on the exemption from the registration requirements of the Securities Act provided by Regulation S under the Securities Act. The offering price per share of Common Stock to Qualified Institutional Buyers under Rule 144A and non-United States persons under Regulation S was $8.50 per share for gross proceeds of $52,344,632.00 and the aggregate initial purchaser’s discount was $3,664,124.24.
      On June 30, 2005, the Company sold 2,753,889 shares of its Common Stock in a concurrent private placement to “accredited investors” (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act, with the Initial Purchaser acting as placement agent. All of these shares were sold for a purchase price of $8.50 per share for gross proceeds of $23,408,056.50. The placement agent received a commission of $0.595 per share with respect to 2,661,460 of these shares of Common Stock. No commission was paid with respect to 92,429 of the shares sold to accredited investors. The net proceeds to the Company from the private placement of these shares was $21,824,487.80 and total commissions paid to the placement agents was $1,583,568.70.
      On July 22, 2005, the Company sold 600,265 shares of its Common Stock to the Initial Purchaser. The Company issued these shares of Common Stock to the Initial Purchaser in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act. The Initial Purchaser paid the Company a purchase price of $7.905 per share for these shares of Common Stock, for net proceeds to the Company of $4,745,094.83. The Initial Purchaser resold all of these shares of Common Stock to Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A under the Securities Act. The offering price per share of Common Stock to Qualified Institutional Buyers under Rule 144A was $8.50 per share for gross proceeds of $5,102,252.50 and the aggregate initial purchaser’s discount was $357,157.67.
      On July 22, 2005, the Company sold 736,547 shares of its Common Stock in a concurrent private placement to “accredited investors” (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act, with the Initial Purchaser acting as placement agent. All of these shares were sold for a purchase price of $8.50 per share for gross proceeds of $6,260,649.50. The placement agent received a commission of $0.595 per share with respect to these shares of Common Stock. The net proceeds to the Company from the private placement of these shares was $438,245.47 and total commissions paid to the placement agents was $5,822,404.03.
      On July 27, 2005, the Company redeemed an aggregate of 55,632 shares of common stock that was issued to Messrs. Mirshall, Fernau & LeBlanc on March 30, 2005.
      On June 30, 2005, the Company issued 7,647 LTIP units to Barry E. Johnson and 3,971 LTIP units to Kenneth M. Houle pursuant to the Company’s 2005 equity incentive plan. On June 30, 2005, the Company issued 8,000 LTIP units to its non-employee directors as partial compensation for serving as a director pursuant to the Company’s 2005 equity incentive plan. All such issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. For a more detailed description of the Company’s 2005 equity incentive plan, see “Management — 2005 Equity Incentive Plan” in this Registration Statement.

      On August 30, 2005, the Company issued 60,776 shares of its common stock in connection with the contribution of the Century South property. On September 22, 2005, the Company issued 246,755 shares of its common stock in connection with the contribution of the Commerce Center I property. All such issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.
Item 34.     Indemnification of Directors and Officers.
      Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision which limits the liability of our directors and officers to the maximum extent permitted by Maryland law.
      Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.
      Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.
      Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in such capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty,

•	the director or officer actually received an improper personal benefit in money, property or services, or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

      A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation, and

•	a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
Item 35.     Treatment of Proceeds from Stock Being Registered.
      None of the proceeds will be credited to an account other than the appropriate capital share account.
Item 36.     Financial Statements, Schedules and Exhibits.
      (a)     Financial Statements. See page F-1 for an index of the financial statements included in the Registration Statement.
      (b)     Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit			Description of Document

1	.1*	—	Form of Underwriting Agreement
3	.1*	—	Articles of Amendment and Restatement of Asset Capital Corporation, Inc.
3	.2*	—	Bylaws of Asset Capital Corporation, Inc.
4	.1*	—	Form of Certificate for Common Stock for Asset Capital Corporation, Inc.
4	.2*	—	Registration Rights Agreement among Friedman, Billings, Ramsey & Co., Inc., Asset Capital Corporation, Inc., Peter C. Minshall, Blair D. Fernau, William B. LeBlanc III, Barry E. Johnson and Kenneth M. Houle for the benefit of certain holders of the common stock of Asset Capital Corporation, Inc., dated as of June 30, 2005
5	.1*	—	Opinion of Hunton & Williams LLP as to legality of the securities covered by this Registration Statement
8	.1*	—	Opinion of Hunton & Williams LLP regarding tax matters
10	.1*	—	First Amended and Restated Agreement of Limited Partnership of Asset Capital Partners, L.P.
10	.2*†	—	2005 Equity Incentive Plan
10	.3*†	—	Employment Agreement between Asset Capital Corporation, Inc. and Peter C. Minshall, dated June 30, 2005
10	.4*†	—	Employment Agreement between Asset Capital Corporation, Inc. and Blair D. Fernau, dated June 30, 2005
10	.5*†	—	Employment Agreement between Asset Capital Corporation, Inc. and William B. LeBlanc III, dated June 30, 2005
10	.6*†	—	Employment Agreement between Asset Capital Corporation, Inc. and Barry E. Johnson, dated June 30, 2005
10	.7*†	—	Form of LTIP Award Agreement
10	.8*	—	Contribution Agreement, dated June 23, 2005, by and among the members of Century South Investors LLC, Asset Capital Corporation, L.L.C. and Asset Capital Corporation, Inc.

Exhibit			Description of Document

10	.9*	—	Contribution Agreement, dated June 23, 2005, by and among the members of Commerce Center I L.L.C., ACC II LLC, and Asset Capital Corporation, Inc.
10	.10*	—	Contribution Agreement, dated June 23, 2005, by and among the members of Garden City Drive Investors LLC, Asset Capital Corporation, L.L.C. and Asset Capital Corporation, Inc.
10	.11*	—	Contribution Agreement, dated June 21, 2005, by and between Leo Halpert and Asset Capital Corporation, Inc.
10	.12*	—	Contribution Agreement, dated June 23, 2005, by and among the members of Pidgeon Hill Drive LLC, Asset Capital Corporation, L.L.C. and Asset Capital Corporation, Inc.
10	.13*	—	Contribution Agreement, dated June 23, 2005, by and among the members of Second Pidgeon LLC, Asset Capital Corporation, L.L.C. and Asset Capital Corporation, Inc.
10	.14*	—	Contribution Agreement, dated June 23, 2005, by and between Asset Capital Corporation, L.L.C. and Asset Capital Corporation, Inc.
10	.15*	—	Assignment and Assumption Agreement, dated June 23, 2005, by and among Asset Capital Corporation, Inc. and Asset Capital Corporation, L.L.C. and Asset Capital Management, LLC and ARV/ACC Engineering, LLC
10	.16*	—	Assignment and Assumption of Partnership Interest Sale/Purchase Option Agreement (Class C Interests), dated May 27, 2005, by and between Westat, Inc. and Asset Capital Corporation, L.L.C.
10	.17*	—	Assignment and Assumption of Partnership Interest Sale/Purchase Option Agreement (Class B Interests), dated May 27, 2005, by and between Westat, Inc. and Asset Capital Corporation, L.L.C.
10	.18*	—	Agreement of Purchase and Sale, dated August 12, 2005, by and between Asset Capital Partners, L.P. and Pinewood Plaza Associates, LLC
10	.19*	—	Agreement of Purchase and Sale, dated July 29, 2005, by and between Carefirst Bluechoice, Inc. and ACC Columbia Medical Campus LLC
10	.20*	—	Agreement of Purchase and Sale, dated July 29, 2005, by and between Carefirst Bluechoice, Inc. and ACC Frederick Medical Campus LLC
10	.21*	—	Agreement of Purchase and Sale, dated July 29, 2005, by and between Timonium Office Building Limited Partnership and ACC Timonium LLC
10	.22*	—	Agreement of Purchase and Sale, dated August 16, 2005, by and between M. Clifton McClure and Robert M. Callaghan, as trustees of the NYC Land Trust, D. Michael Atkins and Robert M. Callaghan, trustees of the Sixty-four-616 Land Trust, M. Clifton McClure and Robert M. Callaghan, trustees of the One Ninth Land Trust, and S-V Associates, as the record owners, Wendell W. Wood, as the beneficial owner, HM Acquisition Group, LLC and HM Capital Group, LLC and HM Capital Group, LLC
21	.1*	—	List of Subsidiaries of Asset Capital Corporation, Inc.
23	.1*	—	Consent of Hunton & Williams LLP (included in Exhibit 5.1)
23.2		—	Consent of BDO Seidman, LLP
24.1		—	Power of Attorney (included on Signature Page)

*	To be filed by amendment.

†	Compensatory plan or arrangement.
Item 37.     Undertakings.
      (a)     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
      (b)     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (c)     The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be a part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES AND POWERS OF ATTORNEY
      Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bethesda, Maryland on October 17, 2005.

ASSET CAPITAL CORPORATION, INC.

By:	/s/ Peter C. Minshall

Name: Peter C. Minshall
Title: Chief Executive Officer
Power of Attorney
      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Peter C. Minshall, Blair D. Fernau and Barry E. Johnson and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter C. Minshall Peter C. Minshall	Chairman and Chief Executive Officer	October 17, 2005

/s/ Blair D. Fernau Blair D. Fernau	Vice Chairman and Chief Investment Officer	October 17, 2005

/s/ William B. LeBlanc III William B. LeBlanc III	Director, President and Chief Operating Officer	October 17, 2005

/s/ Barry E. Johnson Barry E. Johnson	Chief Financial Officer, Treasurer and Secretary	October 17, 2005

Signature	Title	Date

/s/ William P. Ciorletti William P. Ciorletti	Director	October 13, 2005

/s/ Brian K. Fields Brian K. Fields	Director	October 17, 2005

/s/ William T. Gordon III William T. Gordon III	Director	October 17, 2005

/s/ Robert S. Smith Robert S. Smith	Director	October 17, 2005

EXHIBIT INDEX

Exhibit		Description of Document

1	.1*	—	Form of Underwriting Agreement
3	.1*	—	Articles of Amendment and Restatement of Asset Capital Corporation, Inc.
3	.2*	—	Bylaws of Asset Capital Corporation, Inc.
4	.1*	—	Form of Certificate for Common Stock for Asset Capital Corporation, Inc.
4	.2*	—	Registration Rights Agreement among Friedman, Billings, Ramsey & Co., Inc., Asset Capital Corporation, Inc., Peter C. Minshall, Blair D. Fernau, William B. LeBlanc III, Barry E. Johnson and Kenneth M. Houle for the benefit of certain holders of the common stock of Asset Capital Corporation, Inc., dated as of June 30, 2005
5	.1*	—	Opinion of Hunton & Williams LLP as to legality of the securities covered by this Registration Statement
8	.1*	—	Opinion of Hunton & Williams LLP regarding tax matters
10	.1*	—	First Amended and Restated Agreement of Limited Partnership of Asset Capital Partners, L.P.
10	.2*†	—	2005 Equity Incentive Plan
10	.3*†	—	Employment Agreement between Asset Capital Corporation, Inc. and Peter C. Minshall, dated June 30, 2005
10	.4*†	—	Employment Agreement between Asset Capital Corporation, Inc. and Blair D. Fernau, dated June 30, 2005
10	.5*†	—	Employment Agreement between Asset Capital Corporation, Inc. and William B. LeBlanc III, dated June 30, 2005
10	.6*†	—	Employment Agreement between Asset Capital Corporation, Inc. and Barry E. Johnson, dated June 30, 2005
10	.7*†	—	Form of LTIP Award Agreement
10	.8*	—	Contribution Agreement, dated June 23, 2005, by and among the members of Century South Investors LLC, Asset Capital Corporation, L.L.C. and Asset Capital Corporation, Inc.
10	.9*	—	Contribution Agreement, dated June 23, 2005, by and among the members of Commerce Center I L.L.C., ACC II LLC, and Asset Capital Corporation, Inc.
10	.10*	—	Contribution Agreement, dated June 23, 2005, by and among the members of Garden City Drive Investors LLC, Asset Capital Corporation, L.L.C. and Asset Capital Corporation, Inc.
10	.11*	—	Contribution Agreement, dated June 21, 2005, by and between Leo Halpert and Asset Capital Corporation, Inc.
10	.12*	—	Contribution Agreement, dated June 23, 2005, by and among the members of Pidgeon Hill Drive LLC, Asset Capital Corporation, L.L.C. and Asset Capital Corporation, Inc.
10	.13*	—	Contribution Agreement, dated June 23, 2005, by and among the members of Second Pidgeon LLC, Asset Capital Corporation, L.L.C. and Asset Capital Corporation, Inc.
10	.14*	—	Contribution Agreement, dated June 23, 2005, by and between Asset Capital Corporation, L.L.C. and Asset Capital Corporation, Inc.
10	.15*	—	Assignment and Assumption Agreement, dated June 23, 2005, by and among Asset Capital Corporation, Inc. and Asset Capital Corporation, L.L.C. and Asset Capital Management, LLC and ARV/ACC Engineering, LLC
10	.16*	—	Assignment and Assumption of Partnership Interest Sale/Purchase Option Agreement (Class C Interests), dated May 27, 2005, by and between Westat, Inc. and Asset Capital Corporation, L.L.C.
10	.17*	—	Assignment and Assumption of Partnership Interest Sale/Purchase Option Agreement (Class B Interests), dated May 27, 2005, by and between Westat, Inc. and Asset Capital Corporation, L.L.C.
10	.18*	—	Agreement of Purchase and Sale, dated August 12, 2005, by and between Asset Capital Partners, L.P. and Pinewood Plaza Associates, LLC
10	.19*	—	Agreement of Purchase and Sale, dated July 29, 2005, by and between Carefirst Bluechoice, Inc. and ACC Columbia Medical Campus LLC

Exhibit		Description of Document

10	.20*	—	Agreement of Purchase and Sale, dated July 29, 2005, by and between Carefirst Bluechoice, Inc. and ACC Frederick Medical Campus LLC
10	.21*	—	Agreement of Purchase and Sale, dated July 29, 2005, by and between Timonium Office Building Limited Partnership and ACC Timonium LLC
10	.22*	—	Agreement of Purchase and Sale, dated August 16, 2005, by and between M. Clifton McClure and Robert M. Callaghan, as trustees of the NYC Land Trust, D. Michael Atkins and Robert M. Callaghan, trustees of the Sixty-four-616 Land Trust, M. Clifton McClure and Robert M. Callaghan, trustees of the One Ninth Land Trust, and S-V Associates, as the record owners, Wendell W. Wood, as the beneficial owner, HM Acquisition Group, LLC and HM Capital Group, LLC and HM Capital Group, LLC
21	.1*	—	List of Subsidiaries of Asset Capital Corporation, Inc.
23	.1*	—	Consent of Hunton & Williams LLP (included in Exhibit 5.1)
23.2		—	Consent of BDO Seidman, LLP
24.1		—	Power of Attorney (included on Signature Page)

*	To be filed by amendment.

†	Compensatory plan or arrangement.